      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 7, 1999



                                                      REGISTRATION NO. 333-79383

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            ASCENT PEDIATRICS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             2834                            04-3047405
   (STATE OR OTHER JURISDICTION       (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                       187 BALLARDVALE STREET, SUITE B125
                              WILMINGTON, MA 01887
                                 (978) 658-2500
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                  ALAN R. FOX
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            ASCENT PEDIATRICS, INC.
                       187 BALLARDVALE STREET, SUITE B125
                              WILMINGTON, MA 01887
                                 (978) 658-2500
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                    COPY TO:

                             DAVID E. REDLICK, ESQ.
                            PHILIP P. ROSSETTI, ESQ.
                               HALE AND DORR LLP
                                60 STATE STREET
                                BOSTON, MA 02109
                                 (617) 526-6000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As promptly as practicable after this Registration Statement becomes effective and certain other conditions under the merger agreement are met or waived.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering. [ ]   ____________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. [ ]   ____________

                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         PROXY STATEMENT/PROSPECTUS OF
                                      LOGO

                      ANNUAL MEETING OF STOCKHOLDERS TO BE
                    HELD AT THE OFFICES OF HALE AND DORR LLP
                   60 STATE STREET, BOSTON, MASSACHUSETTS AT

                    10:00 A.M., LOCAL TIME, ON JULY 7, 1999


Dear Ascent Stockholder:

     You are invited to attend the annual meeting of our stockholders where you will be asked to vote on proposals relating to the strategic alliance with Alpharma Inc. and Alpharma USPD Inc. which we announced in February 1999.

     As part of the strategic alliance, Alpharma has agreed to loan us up to $40.0 million from time to time, and we have agreed to assign to Alpharma a call option, exercisable in 2002, to purchase all of the Ascent common stock then issued and outstanding at a price to be determined by a formula based on our 2001 earnings. In order to subject your stock to the call option, we have formed a subsidiary and entered into a merger agreement with it which provides that the subsidiary will merge with and into us and that each share of Ascent common stock owned by you will be converted into a depositary share evidencing one share of Ascent common stock subject to the call option and represented by a depositary receipt.

     In addition, as a condition to the strategic alliance, we entered into a second amendment to the Securities Purchase Agreement dated as of May 13, 1998 between Ascent and the purchasers named in the agreement. Under the second amendment, the purchasers to the May 1998 securities purchase agreement have agreed to consents and waivers approving the strategic alliance, amendments to covenants in the May 1998 securities purchase agreement to conform to the covenants agreed to with Alpharma, subordination provisions which subordinate our indebtedness to the purchasers to our proposed indebtedness to Alpharma and other matters requested by us. In order to induce the purchasers to agree to the second amendment, we agreed, subject to stockholder approval, to reduce the exercise price of warrants to purchase an aggregate of 2,116,958 shares of Ascent common stock issued under the May 1998 securities purchase agreement from $4.75 per share to $3.00 per share, to sell and issue to the holders of these warrants an aggregate of 300,000 shares of Ascent common stock at a price of $3.00 per share and to sell and issue to an affiliate of some of these holders 150,000 shares of Ascent common stock in lieu of the payment of financial advisory fees.

     Because the consummation of the strategic alliance is subject to stockholder approval of the merger agreement (including the related agreements attached as exhibits) and the transactions contemplated by these agreements and to the effectiveness of the second amendment, we are seeking your approval at the annual meeting of (a) the merger agreement (including the related agreements attached as exhibits) and the transactions contemplated by these agreements and
(b) the reduction in the exercise price of the common stock warrants issued under the May 1998 securities purchase agreement and the sale and issuance of Ascent common stock to the holders of these warrants and one of their affiliates (all of which is a condition to the effectiveness of the second amendment).

     Your board of directors has unanimously approved the strategic alliance, the merger agreement (including the related agreements attached as exhibits) and the transactions contemplated by these agreements and the transactions contemplated by the second amendment and has unanimously determined that they are fair to you and in your best interests. After careful consideration, your board of directors unanimously recommends that you vote "FOR" the merger proposal and the other proposals submitted for your consideration at the annual meeting. Directors, executive officers and certain of their affiliates holding shares of Ascent Common Stock and Ascent Series G preferred stock representing approximately 39% of the votes represented by the shares of Ascent Common Stock and Ascent Series G preferred stock entitled to vote at the annual meeting, have agreed to vote their shares in favor of the merger agreement (including the related agreements attached as exhibits) and the transactions contemplated by these agreements.

     Ascent common stock is traded on the Nasdaq National Market under the symbol "ASCT". We have applied to have the depositary shares to be issued to you in the merger listed on the Nasdaq National Market. However, The Nasdaq Stock Market, Inc. has advised us that the depositary shares do not satisfy the listing requirements for either the Nasdaq National Market or the Nasdaq SmallCap Market and that it will not list the depositary shares on the Nasdaq National Market or the Nasdaq SmallCap Market. Although we intend to appeal The Nasdaq Stock Market's determination not to list the depositary shares on the Nasdaq National Market or the Nasdaq SmallCap Market, there can be no assurance that our appeal will be successful and that The Nasdaq Stock Market, Inc. will agree that the depositary shares may be listed on the Nasdaq National Market or the Nasdaq SmallCap Market. If our appeal is not successful, the depositary shares will trade on the OTC Bulletin Board.


     This proxy statement/prospectus gives you detailed information about the specific matters to be voted on at the annual meeting. You should read this document carefully. Please also refer to the section which we have entitled:
"Where You Can Find More Information" on page 129 for additional information about us on file with the Securities and Exchange Commission. BE SURE TO READ THE "RISK FACTORS" BEGINNING ON PAGE 15.


                                              Alan R. Fox, President
                                              Ascent Pediatrics, Inc.

     Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved the depositary shares to be issued in the merger or the Ascent common stock to be evidenced by the depositary shares, or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


     This proxy statement/prospectus is dated June 8, 1999, and was first mailed to stockholders on or about June 11, 1999.

                            ASCENT PEDIATRICS, INC.
                       187 BALLARDVALE STREET, SUITE B125
                        WILMINGTON, MASSACHUSETTS 01887

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                            TO BE HELD JULY 7, 1999


To the stockholders of Ascent Pediatrics, Inc.:


     This is to notify you that the annual meeting of stockholders of Ascent Pediatrics, Inc. will be held on Wednesday, July 7, 1999 at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, commencing at 10:00 a.m., local time, for the purpose of considering and voting upon the following matters:


     1. To approve and adopt an Agreement and Plan of Merger (including the related agreements attached as exhibits) dated as of February 16, 1999 by and between Ascent and Bird Merger Corporation, a wholly owned subsidiary of Ascent, and the transactions contemplated by these agreements. The merger agreement provides that Bird Merger Corporation will merge with and into Ascent and that you will receive one depositary share for each share of Ascent common stock that you own representing one share of Ascent common stock subject to a call option and evidenced by a depositary receipt.

     2. To approve the reduction in the exercise price from $4.75 per share to $3.00 per share of warrants to purchase an aggregate of 2,116,958 shares of Ascent common stock issued under the Securities Purchase Agreement dated as of May 13, 1998 by and among Ascent and the purchasers named therein, the sale and issuance to the holders of these warrants of an aggregate of 300,000 shares of Ascent common stock at a price of $3.00 per share and the issuance to an affiliate of some of these holders of 150,000 shares of Ascent common stock in lieu of the payment of certain financial advisory fees, as contemplated by the Second Amendment dated as of February 16, 1999 to the Securities Purchase Agreement dated as of May 13, 1998 by and among Ascent and the purchasers named in the agreement and a related amendment to a Financial Services Fee Agreement dated as of May 13, 1998.

     3.  To elect three Class II directors for the ensuing three years.

     4.  To approve the adoption of our 1999 Stock Incentive Plan.

     5. To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the current fiscal year.

     6. To transact such other business as may properly be brought before the annual meeting or any adjournments of the annual meeting.

     We have no knowledge of any other business to be transacted at the annual meeting.

     We have fixed the close of business on Wednesday, June 2, 1999 as the record date for the determination of stockholders who are entitled to notice of and to vote at the annual meeting and any adjournments of the annual meeting.

                                              By order of the Board of
                                              Directors,

                                              Alan R. Fox
                                              President


June 11, 1999

                      HOW YOU CAN OBTAIN MORE INFORMATION

     This proxy statement/prospectus incorporates important business and financial information that is not included in or delivered with this document. You may request a copy of this information at no cost, by writing or telephoning us at the following address:

                            Ascent Pediatrics, Inc.
                       187 Ballardvale Street, Suite B125
                        Wilmington, Massachusetts 01887
                              Attention: Secretary
                           Telephone: (978) 658-2500


     To obtain timely delivery, you must make this request no later than five business days before July 7, 1999, the date of the annual meeting.

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT VOTING..........................     vi
SUMMARY.....................................................      1
  General...................................................      1
  The Annual Meeting of Stockholders........................      1
     When and Where the Annual Meeting Will Be Held.........      1
     Purpose of the Annual Meeting..........................      2
     Recommendations of Our Board of Directors..............      2
     Record Date; Votes Required............................      2
  The Strategic Alliance....................................      3
     General................................................      3
     Reasons for the Strategic Alliance.....................      4
     Opinion of Our Financial Advisor.......................      4
     The Master Agreement...................................      4
     The Merger Agreement...................................      6
     The Depositary Agreement...............................      6
     The Loan Agreement.....................................      7
     Federal Income Tax Consequences of the Merger..........      9
     Federal Securities Laws Consequences...................      9
     Appraisal Rights.......................................     10
  Amendment to May 1998 Warrants and Sale and Issuance of
                    Shares of Ascent Common Stock...........     10
     General................................................     10
     Warrants and Sale and Issuance of Ascent Common
      Stock.................................................     11
  Election of Directors.....................................     11
  Adoption of 1999 Stock Incentive Plan.....................     11
  Ratification of Selection of Independent Auditors.........     11
SUMMARY FINANCIAL INFORMATION...............................     12
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  STATEMENTS................................................     14
RISK FACTORS................................................     15
  Risks of the Strategic Alliance...........................     15
     The Call Option Could Limit the Value of Our Stock.....     15
     Alpharma May Not Exercise the Call Option or Close the
      Exercise of the Call Option...........................     15
     The Call Option May Deter Third Parties From Entering
      Into Agreements With Us...............................     15
     Ascent Depositary Shares May Be Traded on the OTC
      Bulletin Board, Which Could Decrease Their
      Liquidity.............................................     16
  Risks of Our Business.....................................     16
     The FDA May Not Approve the Marketing and Sale of
      Orapred Syrup.........................................     16
     The FDA May Not Approve the Marketing and Sale of
      Primsol Trimethoprim Solution.........................     17

     The FDA May Not Approve the Marketing and Sale of
      Feverall Controlled Release Sprinkles.................     17
     There is Uncertainty as to the Market Acceptance of Our
      Technology and Products...............................     17
     We Have Not Been Profitable............................     17
     We May Require Additional Funding and Our Loan
      Agreement with Alpharma Restricts Our Ability To Do
      So....................................................     18
     We Are At An Early Stage of Development................     18
     We Are Subject to Technological Uncertainty in Our
      Development Efforts...................................     19
     We Have Only Limited Sales and Marketing Experience....     19
     We Face Significant Competition in the Pediatric
      Pharmaceutical Industry...............................     19
     We May Be Unsuccessful with Our Clinical Trials........     19
     We May Not Obtain or Maintain Regulatory Approvals.....     20
     We Are Dependent On Third Party Manufacturers..........     20
     We Are Dependent Upon Sole Source Suppliers for our
      Products..............................................     21
     We Intend to Pursue Strategic Acquisitions Which May Be
      Difficult to Integrate................................     21
     Our Success Depends on Obtaining Patents...............     22
     We May Become Involved in Proceedings Relating to
      Intellectual Property Rights..........................     22
     Our Patent Licenses are Subject to Termination.........     22
     Our Business Could Be Adversely Affected If We Cannot
      Adequately Protect Our Proprietary Know-How...........     23
     The Pricing of Our Products is Subject to Downward
      Pressures.............................................     23
     We Are Exposed to Potential Product Liability Claims...     23
     We Have Limited Product Liability Coverage and We May
      Not Be Able to Obtain It in the Future................     23
     We Are Dependent on a Few Key Employees with Knowledge
      of the Pediatric Pharmaceutical Industry..............     23
     We Need to Attract and Retain Highly Skilled Personnel
      with Knowledge of Developing and Manufacturing
      Pediatric Pharmaceuticals.............................     24
     Our Promotion Arrangements Depend on the Support of Our
      Collaborators.........................................     24
     We Are Dependent Upon a Third Party Distributor........     24
     Uncertainty of Healthcare Reform Measures..............     24
MARKET PRICE AND DIVIDEND INFORMATION.......................     25
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING.............     27
  When and Where the Annual Meeting Will Be Held............     27
  Adjournment of the Annual Meeting.........................     27
  Matters to Be Considered at the Annual Meeting............     27
  Recommendation of Our Board of Directors..................     27
  Quorum....................................................     27
  Stockholders Entitled to Vote; Votes Required.............     28

  Voting of Proxies.........................................     29
  Revocation of Proxies.....................................     29
  Solicitation of Proxies...................................     29
  Stockholder Proposals for the 2000 Annual Meeting.........     30
PROPOSAL 1 -- THE MERGER....................................     31
  The Strategic Alliance....................................     31
     Background of the Strategic Alliance...................     31
     Reasons for the Strategic Alliance.....................     33
     Opinion of Our Financial Advisor.......................     34
     Federal Income Tax Consequences of the Merger..........     38
     Federal Securities Laws Consequences...................     40
     Description of Our Capital Stock.......................     41
     Transfer Agent and Registrar...........................     43
     Dissenting Stockholders' Appraisal Rights..............     43
  The Master Agreement......................................     45
     General................................................     45
     Closing................................................     45
     Representations and Warranties.........................     45
     Covenants..............................................     46
     Conditions to the Strategic Alliance Transactions
      (including the merger)................................     47
     Termination of the Master Agreement; Termination Fee...     49
  The Merger Agreement......................................     49
     Structure of the Merger................................     49
     Merger Consideration...................................     49
     Exchange of Stock Certificates; Issuance of Depositary
      Receipts..............................................     50
     Treatment of Convertible Securities, Warrants and
      Options...............................................     50
     Certificate of Incorporation and By-Laws...............     51
  The Depositary Agreement..................................     51
     General................................................     51
     Call Option............................................     52
     Rights of a Holder of Depository Shares................     55
     Amendment and Termination of the Depositary
      Agreement.............................................     56
     Other Provisions.......................................     56
  The Loan Agreement........................................     56
     Loans..................................................     56
     Loan Mechanics.........................................     57
     Payment of Interest and Principal......................     57
     Representations and Warranties.........................     58
     Conditions to Loans....................................     58
     Our Board of Directors.................................     59
     Affirmative Covenants..................................     60

     Negative Covenants......................................................................         60
     Default.................................................................................         63
     Conversion Rights.......................................................................         64
     Subordination...........................................................................         64
     Registration Rights.....................................................................         65
     Guaranty................................................................................         65
THE COMPANIES................................................................................         66
  Ascent.....................................................................................         66
     Strategy................................................................................         66
     Technologies............................................................................         68
     Products and Products Under Development.................................................         69
     Product Development.....................................................................         76
     Sales and Marketing.....................................................................         77
     Manufacturing and Distribution..........................................................         78
     Competition.............................................................................         79
     License and Marketing Agreements........................................................         80
     Patents, Trade Secrets, Licenses and Trademarks.........................................         81
     Government Regulation...................................................................         82
     Employees...............................................................................         86
     Facilities..............................................................................         86
     Legal Proceedings.......................................................................         86
     Selected Financial Data.................................................................         87
     Management's Discussion and Analysis of Financial Condition and Results of Operations...         89
  Alpharma...................................................................................         98
PROPOSAL 2 -- AMENDMENT TO MAY 1998 WARRANTS AND SALE AND ISSUANCE OF SHARES OF ASCENT COMMON
  STOCK......................................................................................         99
  General....................................................................................         99
  Warrants...................................................................................        100
  Sale and Issuance of Ascent Common Stock...................................................        100
  Reasons for the Amendment to the Warrants and the Sale and Issuance of Ascent Common
     Stock...................................................................................        101
  Closing....................................................................................        101
  Interests of Certain Persons...............................................................        101
PROPOSAL 3 -- ELECTION OF DIRECTORS..........................................................        103
  General....................................................................................        103
  Board of Directors and Committee Meetings..................................................        107
  Compensation of Directors..................................................................        107
  Compensation of Executive Officers.........................................................        109
     General.................................................................................        109
       Summary Compensation Table............................................................        109

       Option Grants in Last Fiscal Year....................    110
       Fiscal Year-End Option Values........................    112
       Employment Agreement.................................    112
       Compensation Committee Report on Executive
        Compensation........................................    112
       Repricing of Options.................................    115
       Compensation Committee Report on Repricing of
        Options.............................................    115
       Compensation Committee Interlocks and Insider
        Participation.......................................    116
       Certain Relationships and Related Transactions.......    116
       Stock Performance Graph..............................    119
  Security Ownership of Certain Beneficial Owners and
     Management.............................................    120
     Section 16(a) Beneficial Ownership Reporting
      Compliance............................................    124
PROPOSAL 4 -- 1999 STOCK INCENTIVE PLAN.....................    125
  General...................................................    125
  Description of Awards.....................................    125
  Eligibility to Receive Awards.............................    126
  Administration............................................    126
  Amendment or Termination..................................    126
  Federal Income Tax Consequences...........................    127
PROPOSAL 5 -- SELECTION OF INDEPENDENT AUDITORS.............    129
WHERE YOU CAN FIND MORE INFORMATION.........................    129
LEGAL OPINIONS..............................................    130
EXPERTS.....................................................    130
FINANCIAL STATEMENTS........................................    F-1
ANNEX A -- AGREEMENT AND PLAN OF MERGER.....................    A-1
  Exhibit A -- Master Agreement.............................   A-10
  Exhibit B -- Depositary Agreement.........................   A-37
  Exhibit C -- Certificate of Merger........................   A-74
ANNEX B -- LOAN AGREEMENT...................................    B-1
ANNEX C -- FAIRNESS OPINION OF ADAMS, HARKNESS & HILL,
  INC.......................................................    C-1
ANNEX D -- 1999 STOCK INCENTIVE PLAN........................    D-1
ANNEX E -- DELAWARE DISSENTERS' STATUTE.....................    E-1

                       QUESTIONS AND ANSWERS ABOUT VOTING

Q:  WHAT DO I NEED TO DO NOW?

A: After you have carefully read this proxy statement/prospectus, please mail your signed proxy card in the enclosed postage-prepaid return envelope as soon as possible, so that your shares may be represented at the annual meeting. In addition, you may attend the annual meeting in person and vote, whether or not you have signed and mailed your proxy card.

Q:  WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A: Just send in a later-dated, signed proxy card before the annual meeting or attend the annual meeting in person and vote. You may revoke any proxy by written notice to our Secretary prior to the annual meeting.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares, following the directions provided by your broker on how to vote. If you do not instruct your broker to vote your shares, they will not be voted on the proposed merger or the other proposals.

Q:  WHOM SHOULD I CALL WITH QUESTIONS?

A: You should call our Vice President of Finance, John G. Bernardi, at (978) 658-2500.

                                    SUMMARY


     This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you in order to understand the strategic alliance. For a more complete description of the merger, the amendment of certain warrants and the issuance of Ascent common stock to the holders of such warrants and an affiliate of certain of such holders and the other proposals to be voted on at the annual meeting, you should read carefully this entire document and the documents to which we have referred you, including the Annexes attached to this proxy statement/ prospectus. See "Where You Can Find More Information" (page 129).


GENERAL

THE COMPANIES (PAGE 66)

Ascent Pediatrics, Inc.
187 Ballardvale Street, Suite B125
Wilmington, Massachusetts 01887
(978) 658-2500

     We are engaged in the development and marketing of pharmaceuticals for use in the treatment of common pediatric illnesses. Our strategy is to address unmet medical needs of children through the development of products that are specifically formulated for use by children and are based on commonly-prescribed off-patent pharmaceuticals. We seek to improve upon these pharmaceuticals by making them easier to administer to children and reformulating them to reduce the risk of side effects.

Alpharma USPD Inc.
7205 Windsor Blvd.
Baltimore, Maryland 21244
(410) 298-1000

Alpharma Inc.
One Executive Drive
Fort Lee, New Jersey 07024
(201) 947-7774

     Alpharma USPD Inc. is a subsidiary of Alpharma Inc., a multinational pharmaceutical company that develops, manufactures and markets specialty human pharmaceutical and animal health products. References in this document to Alpharma mean Alpharma USPD Inc. Alpharma develops, manufactures and markets specialty generic prescription and over-the-counter pharmaceutical for human use. Alpharma manufactures and/or markets approximately 170 generic products, primarily in liquid, cream, ointment and suppository dosage forms. These products are sold in over 300 product presentations under the "Alpharma", "Barre" or "NMC" labels and private labels.

THE ANNUAL MEETING OF STOCKHOLDERS

WHEN AND WHERE THE ANNUAL MEETING WILL BE HELD


     Our annual meeting of stockholders will be held on Wednesday, July 7, 1999 at 10:00 a.m., local time, at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109.

PURPOSE OF THE ANNUAL MEETING

     The annual meeting is being held to consider and vote upon the following matters:

     - a proposal to approve the merger agreement (including the related agreements attached as exhibits) and the transactions contemplated by these agreements;

     - a proposal to approve the reduction in the exercise price of warrants to purchase an aggregate of 2,116,958 shares of Ascent common stock from $4.75 per share to $3.00 per share, the sale and issuance to the holders of the warrants of an aggregate of 300,000 shares of Ascent common stock at a price of $3.00 per share and the issuance of 150,000 shares of Ascent common stock to an affiliate of some of these holders in lieu of the payment of certain financial advisory fees, as contemplated by the second amendment to the May 1998 securities purchase agreement and a related amendment to a financial services fee agreement;

     - a proposal to elect three Class II directors for the ensuing three years;

     - a proposal to approve the adoption of our 1999 Stock Incentive Plan;

     - a proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the current fiscal year; and

     - such other business as may properly be brought before the annual meeting or any adjournment of the annual meeting.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

     Our board of directors has unanimously approved the merger agreement (including the related agreements attached as exhibits) and the transactions contemplated by these agreements and each of the other proposals described in this proxy statement/prospectus, and recommends that you vote "FOR" approval of each proposal.

RECORD DATE; VOTES REQUIRED

     Only holders of record of shares of Ascent common stock and Ascent Series G preferred stock as of the close of business on June 2, 1999 are entitled to vote at the annual meeting. On June 2, 1999, an aggregate of 7,026,445 shares of Ascent common stock and 7,000 shares of Ascent Series G preferred stock (issued under the May 1998 securities purchase agreement) were outstanding and entitled to vote.

     Holders of Ascent common stock are entitled to one vote per share. Holders of Ascent Series G preferred stock are entitled to one vote for each share of Ascent common stock issuable as of the date of the vote upon conversion of the Ascent Series G preferred stock then outstanding (currently, 210.5 votes per share of Series G Preferred Stock). On all matters submitted to the record holders of shares of Ascent common stock, such holders and the record holders of shares of Ascent Series G preferred stock will vote together as one class. In addition, the record holders of shares of Ascent Series G preferred stock will vote separately as a class on the merger proposal.

     The following votes of shares entitled to vote at the annual meeting are required to approve the respective proposal:

     - MERGER AGREEMENT (INCLUDING THE RELATED AGREEMENTS ATTACHED AS EXHIBITS) -- the affirmative vote of the holders of a majority of the votes represented by the outstanding shares of Ascent common stock and Ascent Series G preferred stock voting together and the holders of at least 80% of the Ascent Series G preferred stock entitled to vote at the annual meeting;

     - REDUCTION IN WARRANT EXERCISE PRICE AND SALE AND ISSUANCE OF ADDITIONAL SHARES OF ASCENT COMMON STOCK -- the affirmative vote of the holders of a majority of the votes cast by the holders of the outstanding shares of Ascent common stock and Ascent Series G preferred stock voting together;

     - ELECTION OF CLASS II DIRECTORS -- the affirmative vote of the holders of a plurality of the votes cast by the holders of the outstanding shares of Ascent common stock and Ascent Series G preferred stock voting together;

     - 1999 STOCK INCENTIVE PLAN -- the affirmative vote of the holders of a majority of the votes represented by the shares of Ascent common stock and Ascent Series G preferred stock present or represented by proxy and voting on the matter voting together; and

     - RATIFICATION OF INDEPENDENT AUDITORS -- the affirmative vote of the holders of a majority of the votes represented by the shares of Ascent common stock and Ascent Series G preferred stock present or represented by proxy and voting on the matter voting together.

     As of the record date, our directors, executive officers and certain of their affiliates, owning shares of Ascent common stock and Ascent Series G preferred stock representing approximately 39.1% of the votes represented by the shares of Ascent common stock and Ascent Series G preferred stock outstanding and entitled to vote at the annual meeting, have agreed to vote all of their respective shares in favor of the approval of the merger agreement (including the related agreements attached as exhibits) and the transactions contemplated by these agreements.

THE STRATEGIC ALLIANCE

GENERAL

     The strategic alliance with Alpharma contemplates a number of transactions including:

     - A MERGER WITH BIRD MERGER CORPORATION, A WHOLLY OWNED SUBSIDIARY OF ASCENT. If the merger is consummated, you will receive one depositary share for each share of Ascent common stock that you own. Each depositary share will evidence one share of Ascent common stock following the merger, will be represented by a depositary receipt and will be subject to a call option in our favor to purchase the Ascent common stock evidenced by the depositary share;

     - A LOAN AGREEMENT WITH ALPHARMA. Under the loan agreement, Alpharma will loan us up to $40.0 million from time to time, $12.0 million of which may be used for general corporate purposes and $28.0 million of which may only be used for specified projects intended to enhance our growth; and

     - THE ASSIGNMENT OF OUR CALL OPTION TO ALPHARMA. This assignment will occur following the consummation of the merger and is a condition to the closing of the transactions contemplated by the strategic alliance agreements, including Alpharma's agreement to loan us up to $40.0 million.

     The terms of the strategic alliance are set forth in the master agreement between us and Alpharma, the merger agreement between us and Bird Merger Corporation, the loan agreement between us and Alpharma and the depositary agreement between us, Alpharma and State Street Bank and Trust Company, as depositary.

REASONS FOR THE STRATEGIC ALLIANCE

     We believe that the strategic alliance represents a very favorable strategic opportunity for us, which may provide the following benefits:

     - the infusion of immediate capital in the form of debt on favorable terms under the loan agreement which we can use to fund expected operating losses into 2000;

     - the availability of additional capital in the form of debt on favorable terms under the loan agreement which we can use to pursue opportunities to enhance our growth through other strategic alliances, company acquisitions, product acquisitions and additional research and development projects;

     - the continuation of the ability of our existing stockholders to participate in our anticipated future growth because the exercise price for the call option is determined by an earnings-based formula; and

     - the access to Alpharma's significant product development and manufacturing expertise in topical and liquid pharmaceuticals.

OPINION OF OUR FINANCIAL ADVISOR

     On February 16, 1999, Adams, Harkness & Hill, Inc. delivered its written opinion to our board of directors that, as of such date, based on and subject to the matters stated in the opinion, the terms of the strategic alliance as a whole are fair, from a financial point of view, to Ascent and the holders of Ascent common stock. The full text of the fairness opinion is attached to this proxy statement/prospectus as Annex C and is incorporated in this proxy statement/prospectus by reference.

     We urge you to read the full text of the fairness opinion. The fairness opinion was provided for the information of our board of directors and is not an opinion to you as to how you should vote on the merger agreement (including the related agreements attached as exhibits) and the transactions contemplated by these agreements.

THE MASTER AGREEMENT

     GENERAL. The master agreement provides that following the approval by our stockholders of the merger agreement (including the related agreements attached as exhibits) and the transactions contemplated by these agreements and the satisfaction or waiver of other conditions, Bird Merger Corporation will be merged with and into us, we will transfer the call option to Alpharma and we and Alpharma will take or become obligated to take the other actions contemplated by the strategic alliance.

     CONDITIONS. Our obligation to consummate the merger and assign the call option to Alpharma and our and Alpharma's obligation to effect the other transactions contemplated by the master agreement are subject to the satisfaction or waiver of several conditions, including the following:

     - our stockholders must approve the merger agreement (including the related agreements attached as exhibits) and the transactions contemplated by these agreements;

     - the second amendment to the May 1998 securities purchase agreement must be in full force and effect, and the reduction in warrant exercise price and the sale and issuance of shares contemplated by the second amendment must have been approved by our stockholders;

     - we are not in default under any indebtedness in excess of $200,000 or which results in indebtedness in excess of $200,000 becoming due and payable prior to its due date;

     - since September 30, 1998, no event will have occurred which has had a material adverse effect with respect to our business, properties, assets, net worth, financial condition, results of operations or future prospects;

     - the number of shares as to which appraisal rights have been asserted (if available) will not exceed 5% of the number of shares of our voting capital stock then outstanding;

     - a designee of Alpharma will have been elected to our board of directors; and

     - other customary conditions, including obtaining all requisite consents or waivers, accuracy of representations and warranties and no adverse legal proceedings.

     ALPHARMA STANDSTILL AGREEMENT; VOTING AGREEMENT. Alpharma and Alpharma Inc. have agreed that they will not acquire, in the aggregate, voting capital stock (or securities convertible into or exercisable for voting capital stock) which represents more than 40% of the aggregate voting power of all classes of our voting capital stock that are then outstanding or then issuable upon conversion or exercise of our convertible securities, rights, options and warrants then outstanding (which percentage will be calculated based on the assumption that the note held by Alpharma has been converted into 5,614,035 shares of the Ascent common stock). Alpharma and Alpharma Inc. have also agreed that they will not take certain other actions relating to control of Ascent such as soliciting shareholder proxies in connection with director elections or otherwise proposing any business combination with us.

     Alpharma and Alpharma Inc. have also agreed that, in any election of directors and in any other vote to be taken by our stockholders during the next seven years (whether taken at an annual or special meeting of stockholders or by written action), Alpharma Inc. and Alpharma will vote any depositary shares or other Ascent voting capital stock which they hold, in the same manner and in the same proportion as the votes cast by the other holders of depositary shares or such other voting capital stock.

     TERMINATION PRIOR TO CONSUMMATION OF THE MERGER; TERMINATION FEE. The master agreement, and in effect the merger agreement and the strategic alliance, will terminate if the merger is not consummated by September 30, 1999.

     Alpharma may terminate the master agreement if our board of directors withdraws its recommendation of the merger or our stockholders fail to approve the merger agreement (including the related agreements attached as exhibits) and the transactions contemplated by these agreements. We may terminate the master agreement if our board of directors withdraws its recommendation of the merger and the transactions contemplated thereby in accordance with the exercise of its fiduciary duties. If the master agreement is terminated by either us or Alpharma under these circumstances, we will be required to pay Alpharma a $1.2 million cash termination fee within 10 business days after termination.

THE MERGER AGREEMENT

     WHAT ASCENT STOCKHOLDERS WILL RECEIVE IN THE MERGER. As a result of the merger, each holder of Ascent common stock, other than holders of Ascent common stock who perfect their rights of appraisal under Section 262 of the Delaware General Corporation Law statute (if such rights are available), will receive one depositary share for each share of Ascent common stock they own. Each depositary share will evidence one share of Ascent common stock, subject to a call option in our favor to purchase all of the Ascent common stock evidenced by the depositary shares and will be represented by a depositary receipt. We will assign this call option to Alpharma immediately following the merger.

     WHAT EACH HOLDER OF CONVERTIBLE SECURITIES, WARRANTS OR OPTIONS OF ASCENT WILL RECEIVE IN THE MERGER. As a result of the merger, each convertible security, warrant or option of Ascent, whether or not then vested, convertible or exercisable will (when vested, convertible or exercisable) become convertible into or exercisable for a number of depositary shares equal to the number of shares of Ascent common stock issuable upon conversion or exercise of the convertible security, warrant or option.

THE DEPOSITARY AGREEMENT

     ASSIGNMENT. We have agreed to assign our call option to purchase all of the Ascent common stock held by the depositary to Alpharma immediately following the effective time of the merger. Consequently, Alpharma will have the right, but not the obligation, to purchase all of the Ascent common stock held by the depositary.

     EXERCISE. Alpharma may exercise the call option at any time during the 20-day period following our delivery to Alpharma of our audited financial statements for the 2001 fiscal year and a statement from us stating the call option exercise price and the manner in which it was calculated. This 20-day period may be extended to resolve any dispute relating to the calculation of the call option exercise price.

     EXERCISE PRICE. The call option exercise price, for each share of Ascent common stock, is determined by dividing:

     - the greater of:

        - $140.0 million and

        - the sum of (i) the product of (a) 12.2 and (b) Ascent's 2001 pre-tax operating income adjusted to exclude any research and development expenses in excess of $1.5 million, certain interest and dividends in respect of the note issued to Alpharma under the loan agreement and the securities issued under the May 1998 securities purchase agreement and other specified items and (ii) the aggregate exercise price of all options and warrants of Ascent issued by us after December 31, 1998 and either (x) exercised prior to the closing of the exercise of the call option or (y) outstanding as of the date immediately preceding the closing of the exercise of the call option, by

     - the sum of (i) the number of shares of Ascent common stock outstanding as of the date immediately preceding the closing of the exercise of the call option, and (ii) the number of shares of Ascent common stock issuable upon the exercise or conversion of any options, warrants, rights or convertible securities of Ascent outstanding as of the date immediately preceding the closing of the exercise of the call option (excluding the shares issuable upon conversion of the note issued to Alpharma pursuant to the loan agreement).

     If the call option exercise price is determined to be less than $11.76 per share (subject to adjustment), the call option exercise price for each share of Ascent common stock held by our stockholders will be reduced so that certain of our securityholders can receive either $11.76 per share or the original call option exercise price per share as required by our agreements with these securityholders.

     CLOSING OF EXERCISE OF CALL OPTION. The closing of the exercise of the call option will occur within 10 to 15 business days following exercise, subject to there being no provision of law or governmental or court order which prohibits the closing and all antitrust approvals being obtained, either of which could delay the closing.

     TERMINATION OF CALL OPTION. Alpharma's call option will terminate if Alpharma (a) does not exercise the call option within the specified period, (b) terminates the call option following exercise because a material adverse event has occurred with respect to Ascent, (c) has exercised the call option, but due to a failure to satisfy closing conditions, the closing is not held within up to 180 days after the date on which the closing was originally scheduled or (d) refuses to make a loan to us under the loan agreement unless it refuses our requested loan because the proposed use of proceeds of the loan did not meet the requirements under the loan agreement.

     DEPOSITARY SHARES. Each depositary share evidences an interest in one share of Ascent common stock held by the depositary, subject to the call option. Prior to the closing of the exercise of the call option or the termination or expiration of the call option, each holder of a depositary share will generally be entitled to all the rights it would have if it held directly the share of Ascent common stock the depositary share evidences. If the call option is exercised, upon the closing of the exercise of the call option, each holder of a depositary share will be entitled to receive the applicable exercise price for each share of Ascent common stock evidenced by the depositary share, without interest. If the call option is terminated or expires, each holder of a depositary share will be entitled to receive the share of Ascent common stock evidenced by the depositary share, together with any declared and unpaid dividends. The depositary shares will be represented by depositary receipts in substantially the form of Exhibit A to the depositary agreement.

THE LOAN AGREEMENT

     LOANS. Alpharma will make loans to us in an aggregate principal amount of up to $40.0 million from time to time prior to December 31, 2001. On February 19, 1999, we borrowed $4.0 million from Alpharma. We may borrow up to an additional $36.0 million on or after the closing of the merger as follows:

     - up to an additional $8.0 million for general corporate purposes;

     - up to an additional $8.0 million in order to (a) acquire all of the stock or assets of a company, (b) acquire a product or product line or the right to sell a product or product line or (c) support a research and development project; and

     - up to an additional $20.0 million in order to (a) acquire all of the stock or assets of a company that meets specified criteria, (b) acquire a product or product line or the right to sell a product or product line that meets specified criteria or (c) support a research and development project.

     CONDITIONS TO LOANS. Alpharma will not be obligated to make any loan to us (beyond the $4.0 million loaned on February 19, 1999) unless several conditions are met, including:

     - our not having a negative stockholders' equity (treating the debt outstanding under securities issued under the May 1998 securities purchase agreement as stockholders equity for this purpose);

     - no occurrence of an event which would make it reasonably probable that our adjusted operating income for the 2001 fiscal year will be less than $10.0 million; and

     - Alpharma being reasonably satisfied that the proceeds of the requested loan will be used in the manner required under the loan agreement.

     PAYMENT OF PRINCIPAL AND INTEREST. The note evidencing the amounts borrowed by us bears interest at a rate of 7.5% per annum. Interest is due and payable quarterly, in arrears on the last day of each calendar quarter. If the call option terminates or expires, we do not otherwise prepay the principal amount of the note outstanding and Alpharma does not otherwise convert the note, we will repay the outstanding principal amount under the note over a 15 month period commencing March 30, 2004 and ending June 30, 2005.

     PREPAYMENT. On or before June 30, 2001, we may repay all or a portion of the outstanding principal amount under the note. We may reborrow any repaid amounts on or before December 31, 2001. At any time after the expiration or termination of the call option and on or before December 31, 2002, we may prepay all of the outstanding principal amount under the note, together with any accrued and unpaid interest, if we also pay a conversion termination fee equal to 25% of the principal amount of the note outstanding as of December 31, 2001. Following a change in control of Ascent, Alpharma may require Ascent to repay all outstanding principal and interest under the note. We may not otherwise prepay the note.

     CONVERSION. Alpharma may convert all or a portion of the then outstanding principal amount of the note into Ascent common stock on one occasion after a change in control of Ascent and at any time after December 31, 2002 at a conversion price of $7.125 per share (subject to adjustment). After January 1, 2003 and on or before February 28, 2003, Alpharma may cause Ascent to borrow all remaining amounts available under the loan agreement (increasing the principal amount of the note to $40.0 million), but only if Alpharma converts all of the principal amount of the note into Ascent common stock within three business days after the increase.

     COVENANTS. We have agreed that Alpharma will be entitled to designate one nominee for election to our board of directors and that it will have information and inspection rights. We have also agreed that we will not take certain actions without the prior consent of Alpharma, including the following:

     - incur research and development expenses of more than $7.5 million in the 2001 fiscal year;

     - create, incur, permit to exist or become liable with respect to borrowed money indebtedness with certain exceptions, including (a) our existing indebtedness, (b) up to $50.0 million of borrowed money indebtedness for the purpose of acquiring a company or product which acquisition meets specified criteria or funding research and development and (c) certain indebtedness that is convertible into Ascent common stock for the purpose of acquiring of a company or product which acquisition meets specified criteria or funding research and development;

     - sell, convey or lease all or a substantial portion of our assets;

     - acquire all or a substantial portion of the assets or stock of any person other than in a transaction that meets specified criteria; and

     - issue or become obligated to issue shares of capital stock or securities convertible into capital stock other than Ascent common stock or rights, warrants or options to purchase Ascent common stock.

     SUBORDINATION. The Series G purchasers, who purchased shares of Series G preferred stock, warrants and notes under the May 1998 securities purchase agreement, and Alpharma have agreed, among other things, that:

     - the indebtedness evidenced by the note held by Alpharma and by the notes held by the Series G purchasers, including the notes issuable upon exchange of shares of Ascent Series G preferred stock, will be subordinated in right of payment to the prior payment in full of senior indebtedness (as defined below under "Proposal 1 -- The Loan
       Agreement -- Subordination" on page 64); and

     - the indebtedness evidenced by the notes held by the Series G purchasers, including the notes issuable upon exchange of shares of Ascent Series G preferred stock, will be subordinated in right of payment to the note held by Alpharma to the extent that we have a stockholders' deficit as reflected on our monthly balance sheet and will otherwise have rights to payment equal to the note held by Alpharma.

     REGISTRATION RIGHTS. On or after the first date on which Alpharma may convert the note into Ascent common stock, Alpharma may (a) on one occasion, demand that we register the shares issuable upon conversion of the note, to the extent the shares have an aggregate value of at least $5.0 million, and (b) include such shares in any registration statement we file with the Securities and Exchange Commission, subject to some limitations including a customary underwriter cutback.

     ALPHARMA GUARANTY. Alpharma Inc., the parent of Alpharma, has irrevocably and unconditionally guaranteed to us Alpharma's performance of and compliance with all covenants, agreements, obligations, terms and conditions under the loan agreement and the other agreements entered into with us in connection with the strategic alliance.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     For federal income tax purposes, each share exchanged by you in the merger should be considered to have been exchanged in a "recapitalization" of Ascent within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended. You will not recognize any gain or loss with respect to the share considered to have been exchanged in the recapitalization for a depositary share.

FEDERAL SECURITIES LAWS CONSEQUENCES

     The issuance of depositary shares in the merger has been registered under the Securities Act. The depositary shares of Ascent issued in the merger may be traded freely and without restriction by those Ascent stockholders not deemed to be "affiliates" of Ascent as that term is defined under the Securities Act. Any transfer of depositary shares by any affiliate of Ascent would be restricted.

APPRAISAL RIGHTS

     You will have the right to obtain a cash payment for the "fair value" of your shares (excluding any element of value arising from the accomplishment or expectation of the merger), if:

     - appraisal rights are available under Section 262 of the Delaware General Corporation Law statute;

     - you are a holder of record of Ascent common stock or Ascent Series G preferred stock who does not vote in favor of the merger proposal; and

     - you deliver a demand for appraisal prior to the vote at the annual meeting on the merger.

In order to exercise these rights, you must comply with each of the procedural requirements of Section 262, a description of which is provided in "Proposal
1 -- The Merger Agreement -- Dissenting Stockholders' Appraisal Rights" and the full text of which is attached to this proxy statement/prospectus as Annex E. You should read Section 262 in its entirety. The "fair value" of a share would be determined in judicial proceedings, the results of which cannot be predicted.

     The failure to take any of the steps required under Section 262 in a timely manner will result in your loss of appraisal rights.

AMENDMENT TO MAY 1998 WARRANTS AND SALE AND ISSUANCE OF SHARES OF ASCENT COMMON STOCK

GENERAL

     As a condition to Alpharma's entering into the strategic alliance, on February 16, 1999, we and the Series G purchasers entered into the second amendment to the May 1998 securities purchase agreement, which provides for, among other things, the following:

     - consents and waivers from the Series G purchasers approving the strategic alliance;

     - amendments to covenants and the definition of a default event in the May 1998 securities purchase agreement to conform them to similar provisions in the loan agreement;

     - the agreement by the Series G purchasers to subordinate the indebtedness owed to them, including the notes issuable upon exchange of shares of Ascent Series G preferred stock, to the indebtedness owed to Alpharma to the extent that we have negative stockholders' equity as reflected on our monthly balance sheet;

     - the right of the Series G purchasers to designate an additional nominee to our board of directors; and

     - our agreement to exercise our right to exchange all Ascent Series G preferred stock for 8% convertible subordinated notes in accordance with the existing terms of the Ascent Series G preferred stock.

WARRANTS AND SALE AND ISSUANCE OF ASCENT COMMON STOCK

     In order to induce the Series G purchasers to agree to the second amendment, we agreed, subject to stockholder approval, to:

     - amend the warrants to purchase 2,116,958 shares of Ascent common stock issued to the Series G purchasers to reduce the exercise price of the warrants from $4.75 per share to $3.00 per share; and

     - sell and issue to the Series G purchasers an aggregate of 300,000 shares of Ascent common stock at a price per share of $3.00.

The Series G purchasers have agreed to exercise these warrants immediately following the amendment to the warrants and to pay the exercise price of the warrants and the purchase price for the 300,000 shares of newly issued Ascent common stock through the cancellation of an aggregate of $7,250,874 of principal under the 8% subordinated notes issued to them under the May 1998 securities purchase agreement. Following the exercise of the warrants and the purchase of the 300,000 shares, approximately $1.75 million in principal will remain outstanding under the 8% subordinated notes.

     In addition to the second amendment to the May 1998 securities purchase agreement, we have agreed to amend a financial advisory services fee agreement with FS Private Investments LLC, referred to herein as ING Furman Selz. Under the original agreement, we had agreed to pay ING Furman Selz $150,000 per year, payable quarterly in arrears, for a five year period commencing June 1, 1998. As of March 1, 1999, we have paid a total of $112,500 under this agreement. We have now agreed with ING Furman Selz that in lieu of paying its fees for the remainder of the term of the agreement, we will issue them 150,000 shares of Ascent common stock and that upon the issuance of such shares the agreement will terminate.

ELECTION OF DIRECTORS

     Our three Class II directors are proposed for re-election to serve as members of our board of directors until the annual meeting of stockholders in 2002, or until their successors are duly elected and qualified.

ADOPTION OF 1999 STOCK INCENTIVE PLAN

     Our board of directors has adopted, subject to stockholder approval, the 1999 Stock Incentive Plan providing for the issuance to our employees, directors and officers, consultants and advisors of up to 500,000 shares of Ascent common stock upon the exercise of stock options granted under the plan, upon restricted stock awards or otherwise. If the 1999 Stock Incentive Plan is approved, following the consummation of the merger, any person to whom options are granted will receive options to purchase depositary shares and all restricted stock awards will be issued in the form of depositary shares.

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     We have selected PricewaterhouseCoopers LLP as our auditors for the year ending December 31, 1999, subject to ratification by our stockholders at the annual meeting.

                             SUMMARY FINANCIAL DATA

     The table below summarizes recent historical financial and pro forma financial information for Ascent. For further information, refer to the financial statements of Ascent included in this proxy statement/ prospectus.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                 PRO FORMA
                                                                               PRO FORMA       THREE MONTHS       QUARTER
                                       YEAR ENDED DECEMBER 31,                 YEAR ENDED     ENDED MARCH 31,      ENDED
                          -------------------------------------------------   DECEMBER 31,   -----------------   MARCH 31,
                           1994      1995      1996       1997       1998      1998(1, 2)     1998      1999      1999(2)
                          -------   -------   -------   --------   --------   ------------   -------   -------   ---------
Product revenue, net....  $    --   $    --   $    --   $  2,073   $  4,476     $  4,476     $ 1,314   $ 1,241    $ 1,241
Licensing revenue.......       --       304        --         --         --           --          --        --         --
Co-promotional
  revenue...............       --        --        --         --         --           --          --       615        615
Loss from operations....   (3,692)   (4,214)   (6,566)   (11,854)   (16,213)     (17,244)     (4,128)   (3,472)    (3,472)
Extraordinary item(3)...       --        --        --         --      1,166        1,166          --        --         --
Net loss................   (3,545)   (4,101)   (6,487)   (12,498)   (18,231)     (19,445)     (4,441)   (3,677)    (3,859)
Net loss to common
  stockholders..........   (3,545)   (4,163)   (6,625)   (12,745)   (18,680)     (19,445)     (4,441)   (3,869)    (3,859)
Net loss per common
  share basic and
  diluted...............  $(17.93)  $(21.05)  $(33.44)  $  (3.08)  $  (2.69)    $  (2.05)    $ (0.64)  $ (0.55)   $ (0.40)


                                                               DECEMBER 31,                                  PRO FORMA
                                             -------------------------------------------------   MARCH 31,   MARCH 31,
                                              1994       1995       1996      1997      1998       1999       1999(2)
                                             -------   --------   --------   -------   -------   ---------   ---------
Cash, cash equivalents and current
  marketable securities....................  $ 2,171   $  2,538   $  2,086   $14,229   $ 2,172    $ 2,268     $ 2,268
Working capital............................    1,966      2,231        525     4,242       468        321         496
         Total assets(4)...................    2,466      2,750      2,628    28,433    16,301     17,263      16,777
Long term subordinated secured notes, net
  of current portion.......................       --         --         --     1,252     8,681     12,694      11,904
Redeemable Convertible Preferred Stock,
  Series D, Series E and Series F(5).......    8,157     12,557     17,832        --        --         --          --
Convertible Exchangeable Preferred Stock,
  Series G.................................       --         --         --        --     6,461      6,461          --
         Total equity......................   (5,995)   (10,158)   (16,778)   15,515     3,803         11         489


No common stock dividends have been declared or paid by Ascent for any period presented above.
-------------------------

(1) Presented on a pro forma basis to give effect to the borrowing, on February 19, 1999, of $4,000,000 under the Alpharma loan agreement.

(2) Presented on a pro forma basis to give effect to the consummation of the following transactions contemplated by the second amendment to the May 1998 securities purchase agreement, which will be consummated, subject to stockholder approval, concurrently with the closing of the transactions contemplated by the master agreement, including the merger: (a) the exchange of 7,000 shares of Series G convertible exchangeable preferred stock for convertible subordinated notes in the aggregate principal amount of $7,000,000, (b) the reduction in the exercise price of warrants to purchase 2,116,958 shares of Ascent common stock from $4.75 per share to $3.00 per share and the exercise of these warrants, (c) the sale and issuance of 300,000 shares of Ascent common stock at a purchase price of $3.00 per share to the holders of these warrants, (d) the cancellation of $7,250,874 of subordinated notes as payment of the exercise price for the warrant shares and the purchase price for the 300,000 shares and (e) the issuance of an additional 150,000 shares of Ascent common stock in lieu of the payment of cash under a financial advisory services agreement. The basis for the pro forma presentation is discussed in more detail in the unaudited pro forma financial statements included in this proxy statement/prospectus.

(3) The extraordinary item resulted from the early repayment of subordinated secured notes on June 1, 1998. As a result, Ascent accelerated the accretion of the discount of $842,000. In addition, $325,000 of unamortized debt issue costs were written off.

(4) In July 1997, Ascent acquired the Feverall acetaminophen suppository product line and certain related assets for a purchase price of $11.9 million. A significant portion of the purchase price was allocated to the "Feverall" trademark acquired in the transaction, the manufacturing agreement entered into in connection with the transaction and goodwill.

(5) All then outstanding preferred stock was converted to common stock at the initial public offering in May 1997.

                        CAUTIONARY STATEMENT CONCERNING
                           FORWARD-LOOKING STATEMENTS

     Certain statements in this proxy statement/prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are included in the Summary and under "Risk Factors" and "Proposal 1 -- The Merger -- Opinion of our Financial Advisor" (particularly the financial information contained therein).

     We may be making forward-looking statements when we make statements that include the words "believes," "expects," "anticipates" or similar expressions. You should read these statements with caution, because our actual results or experience could differ materially from the forward-looking statements. These differences could result from many factors, including those set forth in "Risk Factors" on pages 15 through 24 of this proxy statement/prospectus.

     We make no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances that may occur after the date of this proxy statement/prospectus that may have an impact on our forward-looking statements.

                                  RISK FACTORS

     You should carefully consider the following risk factors, in addition to the other information contained in this proxy statement/prospectus, in determining how to vote at the annual meeting.

RISKS OF THE STRATEGIC ALLIANCE

THE CALL OPTION COULD LIMIT THE VALUE OF OUR STOCK

     Under the call option, Alpharma will have the right to buy the outstanding Ascent common stock at a price determined by an earnings-based formula. The trading price of Ascent depositary shares is unlikely to exceed the anticipated call option exercise price, even if our business, future prospects and general market conditions warrant a per share valuation of Ascent in excess of the call option exercise price. In addition, because the call option exercise price will not be known until 2002, uncertainty as to the call option exercise price may affect the trading price of Ascent depositary shares.

ALPHARMA MAY NOT EXERCISE THE CALL OPTION OR CLOSE THE EXERCISE OF THE CALL
OPTION

     Alpharma's exercise of the call option is entirely at its discretion. Even if we successfully develop, obtain regulatory approval and market our products in accordance with our business plan, Alpharma may elect not to exercise, or may be incapable of exercising, the call option. A number of factors could prevent Alpharma from exercising the call option or closing the exercise of the call option, including:

     - Alpharma's financial condition may prohibit it from exercising the call option and paying the option exercise price;

     - Alpharma may change its strategic direction and determine that the acquisition of Ascent is not consistent with its new business plan;

     - the call option may terminate prior to the option exercise period because of Alpharma's refusal to make a loan to us under the loan agreement unless it refuses our requested loan because our proposed use of proceeds did not meet the requirements under the loan agreement; or

     - governmental agencies may prohibit or curtail Alpharma's ability to purchase the Ascent common stock held by the depositary under applicable antitrust laws.

     In the event that Alpharma does not exercise the call option or close on the exercise of the call option, we will have up to two years to repay all amounts borrowed from Alpharma under the loan agreement, which would place a substantial burden upon our ability to fund our operations. In addition, the failure of Alpharma to exercise the call option may result in adverse investor perceptions as to the business, financial condition or prospects of Ascent.

THE CALL OPTION MAY DETER THIRD PARTIES FROM ENTERING INTO AGREEMENTS WITH US

     The call option creates uncertainty as to whether Ascent will be acquired by Alpharma in 2002 upon their exercise of the call option. This uncertainty may deter third parties from entering into or renewing agreements with us, including collaboration, license, manufacturing, distribution, marketing and promotion agreements. Our ability to develop, obtain marketing approval, market and distribute products could be severely impacted if third parties are disinclined to enter into agreements with us due to the call option.

ASCENT DEPOSITARY SHARES MAY BE TRADED ON THE OTC BULLETIN BOARD, WHICH COULD DECREASE THEIR LIQUIDITY

     We have applied to have the depositary shares to be issued to you in the merger listed on the Nasdaq National Market. However, The Nasdaq Stock Market, Inc. has advised us that the depositary shares to be issued in the merger do not satisfy the listing requirements for either the Nasdaq National Market or the Nasdaq SmallCap Market and that it will not list the depositary shares on the Nasdaq National Market or the Nasdaq SmallCap Market. If the depositary shares are not listed on the Nasdaq National Market or the Nasdaq SmallCap Market, the depositary shares will trade on the OTC Bulletin Board.

     Trading of the depositary shares on the OTC Bulletin Board could make it more difficult for a stockholder to dispose of or obtain accurate quotations as to the market value of the depositary shares. In addition, broker-dealers who sell securities listed on the OTC Bulletin Board to persons other than established customers and accredited investors are required to make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to sale. These requirements may affect the ability of broker-dealers and stockholders to sell the depositary shares.

     In addition, as an OTC Bulletin Board security, if the trading price of the depositary shares is below $5.00 per share, trading in the depositary shares would also be subject to the requirements of the penny stock rules under the Exchange Act, which, subject to certain exceptions for companies with sufficient assets or revenues, require additional disclosure by broker-dealers in connection with any trades involving any security which has a market price of less than $5.00 per share and is not listed on a stock exchange, the Nasdaq National Market or the Nasdaq SmallCap Market. The penny stock rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated with investing in such stocks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the depositary shares, which could severely limit the market liquidity of the depositary shares and the ability of Ascent stockholders to sell depositary shares in the secondary market.

RISKS OF OUR BUSINESS

THE FDA MAY NOT APPROVE THE MARKETING AND SALE OF ORAPRED SYRUP

     In April 1997, we filed two Abbreviated New Drug Applications, or ANDAs, with the FDA covering 5mg/5ml and 15mg/5ml formulations of Orapred syrup. In October 1998, the FDA issued a deficiency letter on chemistry, manufacturing and controls which cited certain deficiencies with both ANDAs. In January 1998, we amended the ANDA for the stronger formulation of Orapred to address the issues raised by the FDA. The FDA is currently reviewing this ANDA. The FDA may not approve this ANDA on a timely basis or at all. The failure of the FDA to approve one of these ANDAs or a significant delay in such approval would have a material adverse effect on our business.

THE FDA MAY NOT APPROVE THE MARKETING AND SALE OF PRIMSOL TRIMETHOPRIM SOLUTION

     In 1996, we filed a New Drug Application, or NDA, with the FDA covering a 50mg formulation of Primsol trimethoprim solution, an antibiotic for the treatment of middle ear infection. In February 1998, we received a letter from the FDA citing deficiencies in this NDA, and, in August 1998, the FDA notified us that we would be required to conduct additional clinical trials to evaluate the safety of the 50mg formulation of Primsol solution, due to the inclusion in this formulation of maltitol, an inactive ingredient. In September 1998, the FDA indicated that we would not be required to conduct these clinical trials if we removed maltitol from the formulation, and, in December 1998, we filed an amendment to the NDA for the 50mg formulation of Primsol solution removing maltitol. The FDA is currently reviewing this NDA. The FDA may not approve this NDA on a timely basis or at all. The failure of the FDA to approve this NDA or a significant delay in such approval would have a material adverse effect on our business.

THE FDA MAY NOT APPROVE THE MARKETING AND SALE OF FEVERALL CONTROLLED RELEASE SPRINKLES

     In December 1997, we filed an NDA for Feverall controlled-release sprinkles, an acetaminophen product for the treatment of pain and fever in children. In December 1998, the FDA issued a not-approvable letter covering this NDA which cited deficiencies relating to the manufacture and packaging of this product. The letter also indicated that the clinical trials of Feverall sprinkles did not demonstrate adequate duration of action and that the product should only be used in patients older than two years of age. We are currently in discussions with the FDA regarding these issues. The FDA may not approve this NDA on a timely basis or at all. The failure of the FDA to approve this NDA or a significant delay in such approval would have a material adverse effect on our business.

THERE IS UNCERTAINTY AS TO THE MARKET ACCEPTANCE OF OUR TECHNOLOGY AND PRODUCTS

     The commercial success of Orapred syrup, Primsol solution, Feverall sprinkles, and Pediavent albuterol controlled-release suspension, a prescription product for the treatment of asthma for which we expect to file an NDA in the second quarter of 1999, will depend upon their acceptance by pediatricians, pediatric nurses and third party payors as clinically useful, cost-effective and safe. Factors that we believe will materially affect market acceptance of these products include:

     - the receipt and timing of FDA approval;

     - the timing of market introduction of our products and competing products;

     - the safety, efficacy, side effect profile, taste, dosing and ease of administration of the product;

     - the patent and other proprietary position of the product;

     - brand name recognition; and

     - price.

The failure of any of Orapred syrup, Primsol solution, Feverall sprinkles or Pediavent to achieve market acceptance could have a material adverse effect on our business.

WE HAVE NOT BEEN PROFITABLE

     We have incurred net losses since our inception. At March 31, 1999, our accumulated deficit was approximately $54.3 million. We received our first revenues from product sales only in July 1997. We expect to incur additional significant operating losses over the next 12 months and expect cumulative losses to increase as our research and development, clinical trial and marketing efforts expand. We expect that our losses will fluctuate from quarter to quarter based upon factors such as our product acquisition and development efforts, sales and marketing initiatives, competition and the extent and severity of illness during cold and flu seasons. These quarterly fluctuations may be substantial.

WE MAY REQUIRE ADDITIONAL FUNDING AND OUR LOAN AGREEMENT WITH ALPHARMA RESTRICTS OUR ABILITY TO DO SO

     We anticipate, based upon our current operating plan, that (a) our existing capital resources and internally generated funds should satisfy our capital requirements into June 1999 and (b) we will require approximately $10.0 million of additional funds beyond that to meet our capital requirements through the first quarter of 2000. We are currently in discussions to obtain bridge financing to fund our capital requirements until the annual meeting of stockholders, at which time we expect that, subject to stockholder approval of the strategic alliance with Alpharma, we will be able to satisfy our capital requirements with funds borrowed from Alpharma under the loan agreement, including the remaining $8.0 million which we may borrow from Alpharma for general corporate purposes under the loan agreement. If our stockholders do not approve the merger with Alpharma or if we do not consummate the strategic alliance with Alpharma, we must immediately repay the $4.0 million borrowed from Alpharma on February 19, 1999 plus interest and will need to raise additional funds, including through collaborative relationships and public or private financings. In addition, if our business does not progress in accordance with our current operating plan or Primsol or Orapred are not approved when expected, we may need to raise additional funds. The additional financing may not be available to us or may not be available on acceptable terms.

     Although the loan agreement with Alpharma gives us access to $28.0 million for acquisitions of companies and products that meet specified criteria and for funding research and development, it places numerous restrictions on our ability to raise additional capital, including restrictions on the type and amount of securities that we may issue and the use of proceeds of any debt or equity financing. These restrictions apply particularly in the context of raising capital for general corporate purposes, such as funding operating expenses.

     If we are unable to obtain adequate funding on a timely basis, we may need to significantly curtail one or more of our research or product development programs or reduce our marketing and sales initiatives, or we may be unable to effect strategic acquisitions. We may also need to seek funds through arrangements with collaborative partners or others that may require us to relinquish rights to technologies, product candidates or products which we would otherwise pursue on our own. Any of such cases would have a material adverse effect on our business.

WE ARE AT AN EARLY STAGE OF DEVELOPMENT

     We were founded in March 1989 and only introduced our first products into the market in the second half of 1997. All but two of our products are in research or development. The products that we have not yet completed developing may require, depending on the development status of the product, additional research and development, extensive preclinical studies and clinical trials and regulatory approval prior to any commercial sales.

WE ARE SUBJECT TO TECHNOLOGICAL UNCERTAINTY IN OUR DEVELOPMENT EFFORTS

     We have introduced only one internally-developed product, Pediamist nasal saline spray, into the market. Although we have completed development of products and have filed applications with the FDA for marketing approval, many of our product candidates are in development and require additional formulation, preclinical studies, clinical trials and regulatory approval prior to any commercial sales. We must successfully address a number of technological challenges to complete the development of our potential products. These products may have undesirable or unintended side effects, toxicities or other characteristics that may prevent or limit commercial use.

WE HAVE ONLY LIMITED SALES AND MARKETING EXPERIENCE

     We market and sell our products in the United States through our own dedicated marketing staff and sales force. We recruited this marketing staff and sales force in the second half of 1997 and have only limited experience in marketing and sales. We believe that our success depends in significant part upon our ability to maintain a dedicated marketing staff and sales force capable of promoting our products.

WE FACE SIGNIFICANT COMPETITION IN THE PEDIATRIC PHARMACEUTICAL INDUSTRY

     The pediatric pharmaceutical industry is highly competitive and characterized by rapid and substantial technological change. We may be unable to successfully compete in this industry. Our competitors include several large pharmaceutical companies that market pediatric products in addition to products for the adult market, including Glaxo Wellcome Inc., Eli Lilly and Company, the Ortho-McNeil Pharmaceutical Division of Johnson & Johnson, Inc. and the Ross products Division of Abbot Laboratories Inc.

     We expect to market many of our product candidates as alternative treatments for pediatric indications for which products with the same active ingredient are well-entrenched in the market. Our product candidates also will compete with products that do not contain the same active ingredient but are used for the same indication and are well entrenched within the pediatric market. Moreover, many of our potential products that are reformulations of existing drugs of other manufacturers may have significantly narrower patent or other competitive protection.

     Particular competitive factors that we believe may affect us include:

     - many of our competitors have well known brand names that have been promoted over many years;

     - many of our competitors offer well established, broad product lines and services which we do not offer; and

     - many of our competitors have substantially greater financial, technical and human resources than we have, including greater experience and capabilities in undertaking preclinical studies and human clinical trials, obtaining FDA and other regulatory approvals and marketing pharmaceuticals.

WE MAY BE UNSUCCESSFUL WITH OUR CLINICAL TRIALS

     In order to obtain regulatory approvals for the commercial sale of any of our products under development, we will be required to demonstrate through preclinical testing and clinical trials that the product is safe and efficacious.

     The results from preclinical testing and early clinical trials of a product that is under development may not be predictive of results that will be obtained in large-scale later clinical trials.

     The rate of completion of our clinical trials is dependent on the rate of patient enrollment, which is beyond our control. We may not be able successfully to complete any clinical trial of a potential product within a specified time period, if at all, including because of a lack of patient enrollment. Moreover, clinical trials may not show any potential product to be safe or efficacious. Thus, the FDA and other regulatory authorities may not approve any of our potential products for any indication.

     If we are unable to complete a clinical trial of one of our potential products, if the results of the trial are unfavorable or if the time or cost of completing the trial exceeds our expectation, our business, financial condition or results of operations could be materially adversely affected.

WE MAY NOT OBTAIN OR MAINTAIN REGULATORY APPROVALS

     The production and the marketing of our products and our ongoing research and development activities are subject to extensive regulation by federal, state and local governmental authorities in the United States and other countries. If we fail to comply with applicable regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecutions.

     Clearing the regulatory process for the commercial marketing of a pharmaceutical product takes many years and requires the expenditure of substantial resources. We have had only limited experience in filing and prosecuting applications necessary to gain regulatory approvals. Thus, we may not be able to obtain regulatory approvals to conduct clinical trials of or manufacture or market any of our potential products.

     Factors that may affect the regulatory process for our product candidates include:

     - our analysis of data obtained from preclinical and clinical activities is subject to confirmation and interpretation by regulatory authorities, which could delay, limit or prevent regulatory approval;

     - we or the FDA may suspend clinical trials at any time if the participants are being exposed to unanticipated or unacceptable health risks; and

     - any regulatory approval to market a product may be subject to limitations on the indicated uses for which we may market the product. These limitations may limit the size of the market for the product.

     As to products for which we obtain marketing approval, we, the manufacturer of the product, if other than us, and the manufacturing facilities will be subject to continual review and periodic inspections by the FDA. The subsequent discovery of previously unknown problems with the product, manufacturer or facility may result in restrictions on the product or manufacturer, including withdrawal of the product from the market.

     We also are subject to numerous and varying foreign regulatory requirements governing the design and conduct of clinical trials and the manufacturing and marketing of our products. The approval procedure varies among countries. The time required to obtain foreign approvals often differs from that required to obtain FDA approval. Approval by the FDA does not ensure approval by regulatory authorities in other countries.

WE ARE DEPENDENT ON THIRD PARTY MANUFACTURERS

     We have no manufacturing facilities. Instead, we rely on third parties to manufacture our products in accordance with current "good manufacturing practice" requirements prescribed by the FDA. For example, we rely on Upsher-Smith Laboratories, Inc. for the manufacture of Feverall acetaminophen rectal suppositories. In addition, we rely on third parties for the manufacture of our product candidates for clinical trials and for commercial sale following FDA approval of the product. For example, we rely on Lyne Laboratories, Inc. for the manufacture of Primsol solution and upon Recordati S.A. Chemical and Pharmaceutical Company for the manufacture of Pediavent.

     We expect to be dependent on third party manufacturers or collaborative partners for the production of all of our products. There are a limited number of manufacturers that operate under the FDA's good manufacturing practice requirements and capable of manufacturing our products. In the event that we are unable to obtain contract manufacturing, or obtain manufacturing on commercially reasonable terms, we may not be able to commercialize our products as planned.

     We have no experience in manufacturing on a commercial scale and no facilities or equipment to do so. If we determine to develop our own manufacturing capabilities, we will need to recruit qualified personnel and build or lease the requisite facilities and equipment. We may not be able to successfully develop our own manufacturing capabilities. Moreover, it may be very costly and time consuming for us to develop the capabilities.

WE ARE DEPENDENT UPON SOLE SOURCE SUPPLIERS FOR OUR PRODUCTS

     Some of our supply arrangements require that we buy all of our requirements of a particular product exclusively from the other party to the contract. Moreover, for many of our products, we have qualified only one supplier. Any interruption in supply from any of our suppliers or their inability to manufacture our products in accordance with the FDA's good manufacturing requirements may adversely affect us in a number of ways, including:

     - we may not be able to meet commercial demands for our products;

     - we may not be able to initiate or continue clinical trials of products that are under development; and

     - we may be delayed in submitting applications for regulatory approvals of our products.

WE INTEND TO PURSUE STRATEGIC ACQUISITIONS WHICH MAY BE DIFFICULT TO INTEGRATE

     As part of our overall business strategy, we intend to pursue strategic acquisitions that would provide additional product offerings. Any future acquisition could result in the use of significant amounts of cash, potentially dilutive issuances of equity securities, the incurrence of debt under the Alpharma loan agreement or otherwise or amortization expenses related to the goodwill and other intangible assets, any of which could have a material adverse effect on our business. In addition, acquisitions involve numerous risks, including:

     - difficulties in the assimilation of the operations, technologies, products and personnel of the acquired company;

     - the diversion of management's attention from other business concerns; and

     - the potential loss of key employees of the acquired company.

From time to time, we have engaged in discussions with third parties concerning potential acquisitions of product lines, technologies and businesses.

OUR SUCCESS DEPENDS ON OBTAINING PATENTS

     Our success depends upon us obtaining patents to protect our products. As a pharmaceutical company, our patent position involves complex legal and factual questions. As a result, patents may not issue from any patent applications that we own or license and, if issued, may not be sufficiently broad to protect our technology.

     Because our product candidates are reformulations of existing off-patent drugs, any patent protection afforded to the products will be significantly narrower than a patent on the active ingredient itself. In particular, we do not expect that the active ingredients of our products will qualify for composition-of-matter patent protection.

     We are aware of patents and patent applications belonging to competitors and others that may require us to alter our products or processes, pay licensing fees or cease certain activities. We may not be able to obtain a license to any technology owned by a third party that we require to manufacture or market one or more products. Even if we can obtain a license, the financial and other terms may be disadvantageous.

WE MAY BECOME INVOLVED IN PROCEEDINGS RELATING TO INTELLECTUAL PROPERTY RIGHTS

     Because our products are based on existing compounds rather than new chemical entities, we may become parties to patent litigation and interference proceedings. The types of situations in which we may become parties to litigation or proceedings include:

     - we may initiate litigation or other proceedings against third parties to enforce our patent rights;

     - we may initiate litigation or other proceedings against third parties to seek to invalidate the patents held by them or to obtain a judgment that our products or processes do not infringe their patents;

     - if our competitors file patent applications that claim technology also claimed by us, we may participate in interference or opposition proceedings to determine the priority of invention; or

     - if third parties initiate litigation claiming that our processes or products infringe their patent or other intellectual property rights, we will need to defend against such proceedings.

     An adverse outcome in any litigation or interference proceeding could subject us to significant liabilities to third parties and require us to cease using the technology that is at issue or to license the technology from third parties. We may not be able to obtain any required licenses on commercially acceptable terms or at all. Thus, an unfavorable outcome in any patent litigation or interference proceeding could have a material adverse effect on our business, financial condition or results of operations.

     The cost to us of any patent litigation or interference proceeding, even if resolved in our favor, could be substantial. Uncertainties resulting from the initiation and continuation of patent litigation or interference proceedings could have a material adverse effect on our ability to compete in the marketplace. Patent litigation and interference proceedings may also absorb significant management time.

OUR PATENT LICENSES ARE SUBJECT TO TERMINATION

     We are a party to a number of patent licenses that are important to our business and expect to enter into additional patent licenses in the future. These licenses impose various commercialization, sublicensing, royalty, insurance and other obligations on us. If we fail to comply with these requirements, the licensor will have the right to terminate the license.

OUR BUSINESS COULD BE ADVERSELY AFFECTED IF WE CANNOT ADEQUATELY PROTECT OUR PROPRIETARY KNOW-HOW

     We must maintain the confidentiality of our trade secrets and other proprietary know-how. We seek to protect this information by entering into confidentiality agreements with our employees, consultants, outside scientific collaborators and sponsored researchers and other advisors. These agreements may be breached by the other party. We may not be able to obtain an adequate, or perhaps, any remedy to remedy the breach. In addition, our trade secrets may otherwise become known or be independently developed by our competitors.

THE PRICING OF OUR PRODUCTS IS SUBJECT TO DOWNWARD PRESSURES

     The availability of reimbursement by governmental and other third party payors affects the market for our pharmaceutical products. These third party payors continually attempt to contain or reduce healthcare costs by challenging the prices charged for medical products and services. In some foreign countries, particularly the countries of the European Union, the pricing of prescription pharmaceuticals is subject to governmental control.

     If we obtain marketing approvals for our products, we expect to experience pricing pressure due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative proposals. We may not be able to sell our products profitably if reimbursement is unavailable or limited in scope or amount.

WE ARE EXPOSED TO POTENTIAL PRODUCT LIABILITY CLAIMS

     Our business exposes us to potential product liability risks which are inherent in the testing, manufacturing, marketing and sale of pharmaceuticals. Product liability claims might be made by consumers, health care providers or pharmaceutical companies or others that sell our products. If product liability claims are made with respect to our products, we may need to recall the products or change the indications for which they may be used. A recall of a product would have a material adverse effect on our business, financial condition and results of operations.

WE HAVE LIMITED PRODUCT LIABILITY COVERAGE AND WE MAY NOT BE ABLE TO OBTAIN IT IN THE FUTURE

     Our product liability coverage is expensive and we have purchased only limited coverage. This coverage is subject to various deductibles. In the future, we may not be able to maintain or obtain the necessary product liability insurance at a reasonable cost or in sufficient amounts to protect us against losses. Accordingly, product liability claims could have a material adverse effect on our business, financial condition and results of operations.

WE ARE DEPENDENT ON A FEW KEY EMPLOYEES WITH KNOWLEDGE OF THE PEDIATRIC PHARMACEUTICAL INDUSTRY

     We are highly dependent on the principal members of our management and scientific staff, particularly Dr. Clemente, the chairman of our board of directors. The loss of the services of any of these individuals could have a material adverse effect on our business. We do not carry key-man insurance with respect to any of our executive officers other than Dr. Clemente.

WE NEED TO ATTRACT AND RETAIN HIGHLY SKILLED PERSONNEL WITH KNOWLEDGE OF DEVELOPING AND MANUFACTURING PEDIATRIC PHARMACEUTICALS

     Recruiting and retaining qualified scientific personnel to perform research and development is critical to our success. Our anticipated growth and expansion into areas and activities requiring additional expertise are expected to require the addition of new management personnel and the development of additional expertise by existing management personnel. We may not be able to attract and retain highly skilled personnel on acceptable terms given the competition for experienced scientists among pharmaceutical and health care companies, universities and non-profit research institutions. In addition, the existence of the call option and the resulting uncertainty as to whether we will be acquired by Alpharma may dissuade highly skilled personnel from accepting employment with or remaining employed by us.

OUR PROMOTION ARRANGEMENTS DEPEND ON THE SUPPORT OF OUR COLLABORATORS

     We plan to enter into arrangements to promote some pharmaceutical products of third parties to pediatricians in the United States. For example, in November 1998, we entered into a promotion agreement with Warner-Lambert Company to market Omnicef(R) (cefdinir), a product licensed by Warner-Lambert from Fujisawa Pharmaceutical Co., Ltd. The success of any arrangement is dependent on, among other things, the third party's commitment to the arrangement, the financial condition of the third party and market acceptance of the third party's products.

WE ARE DEPENDENT UPON A THIRD PARTY DISTRIBUTOR

     We distribute our products through a third party distribution warehouse. We have no experience with the distribution of products and rely on the third party distributor to perform order entry, customer service and collection of accounts receivable on our behalf. The success of this arrangement is dependent on, among other things, the skills, experience and efforts of the third party distributor.

UNCERTAINTY OF HEALTHCARE REFORM MEASURES

     In both the United States and some foreign jurisdictions, there have been a number of legislative and regulatory proposals to change the healthcare system. Further proposals are likely. The potential for adoption of these proposals affects and will affect our ability to raise capital, obtain additional collaborative partners and market our products.

                     MARKET PRICE AND DIVIDEND INFORMATION

     Ascent common stock is traded on the Nasdaq National Market under the symbol "ASCT". On May 24, 1999, we received a notice from The Nasdaq Stock Market, Inc. indicating that, because Ascent was not in compliance with the continued listing requirements of the Nasdaq National Market as of December 31, 1998, The Nasdaq Stock Market, Inc. has determined that the Ascent common stock is no longer eligible for continued listing on the Nasdaq National Market. We have appealed their decision to the appeal panel of The Nasdaq Stock Market, Inc. The Ascent common stock will not be delisted until final resolution by the appeal panel.

     We have applied to have the depositary shares to be issued to you in the merger listed on the Nasdaq National Market. However, in its letter of May 24, 1999, The Nasdaq Stock Market, Inc. also advised us that the depositary shares do not satisfy the listing requirements for the Nasdaq National Market or the Nasdaq SmallCap Market and that it will not list the depositary shares on the Nasdaq National Market or the Nasdaq SmallCap Market. We have also appealed this determination by The Nasdaq Stock Market, Inc. There can be no assurance that our appeal will be successful and that The Nasdaq Stock Market, Inc. will agree that the depositary shares may be listed on the Nasdaq National Market or the Nasdaq SmallCap Market. If our appeal is not successful, the depositary shares will trade on the OTC Bulletin Board.

     Bird Merger Corporation common stock is not publicly traded.

MARKET PRICES

     The table below sets forth, for the quarters indicated, the range of high and low sale prices of Ascent common stock as reported on the Nasdaq National Market.

                                                              HIGH        LOW
                                                             -------    -------
Quarter ended June 30, 1997+...............................  $10.250    $8.500
Quarter ended September 30, 1997...........................  $10.250    $6.125
Quarter ended December 31, 1997............................  $ 9.875    $4.000
Quarter ended March 31, 1998...............................  $ 6.875    $3.312
Quarter ended June 30, 1998................................  $ 4.875    $1.375
Quarter ended September 30, 1998...........................  $ 3.687    $1.625
Quarter ended December 31, 1998............................  $ 5.250    $1.093
Quarter ended March 31, 1999...............................  $ 6.75     $2.50
Quarter ended June 30, 1999*...............................  $ 3.1562   $2.1875

-------------------------

+ Ascent common stock was first publicly traded on May 30, 1997.

* Through June 1, 1999.

     On February 15, 1999, the last full trading day prior to the execution and delivery of the merger agreement and the public announcement of the merger agreement and the strategic alliance, the last reported sale price of Ascent common stock on the Nasdaq National Market was $5.6875 per share.

     On June 1, 1999, the most recent practicable date prior to the printing of this proxy statement/prospectus, the last reported sale price of Ascent common stock on the Nasdaq National Market was $2.5625 per share.

     As of June 1, 1999, there were 7,026,445 shares of Ascent common stock outstanding, which were held by approximately 158 holders of record, and 7,000 shares of Ascent Series G preferred stock outstanding, which were held by five holders of record.

     We urge you to obtain current market quotations for Ascent common stock before deciding how to vote your shares.

DIVIDENDS

     We have never paid cash dividends on Ascent common stock. The decision whether to pay any dividends in the future on Ascent common stock will be made by our board of directors from time to time in the exercise of their business judgement. Our board of directors does not currently intend to pay any cash dividends in the foreseeable future. We are currently prohibited from paying cash dividends under the terms of the 8% subordinated notes issued on June 1, 1998 in connection with the sale and issuance of Series G preferred stock. In addition, our loan agreement with Alpharma restricts our ability to pay dividends on Ascent common stock. Bird Merger Corporation does not have any properties or assets and has not paid any dividends on its common stock.

                INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

WHEN AND WHERE THE ANNUAL MEETING WILL BE HELD


     Our annual meeting will be held on Wednesday, July 7, 1999, commencing at 10:00 a.m., at the offices of Hale and Dorr LLP, 60 State Street, Boston, MA 02109.


ADJOURNMENT OF THE ANNUAL MEETING

     We may adjourn the annual meeting one or more times and continue to solicit proxies under some circumstances. These circumstances include the failure to obtain sufficient affirmative votes to approve any of the proposals to be considered and voted upon at the annual meeting.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

     At the annual meeting, you will consider and vote upon the following matters:

     - a proposal to approve the merger agreement (including the related agreements attached as exhibits) and the transactions contemplated by these agreements;

     - a proposal to approve the reduction in the exercise price of warrants to purchase an aggregate of 2,116,958 shares of Ascent common stock from $4.75 per share to $3.00 per share, the sale and issuance to the holders of the warrants of an aggregate of 300,000 shares of Ascent common stock at a price of $3.00 per share and the issuance of 150,000 shares of Ascent common stock to an affiliate of some of these holders in lieu on the payment of certain financial advisory fees, as contemplated by the second amendment to the May 1998 securities purchase agreement and a related amendment to a financial services fee agreement;

     - a proposal to elect three Class II directors for the ensuing three year;

     - a proposal to approve the adoption of our 1999 Stock Incentive Plan;

     - a proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the current fiscal year; and

     - such other business as may properly be brought before the annual meeting or any adjournment of the annual meeting.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

     Our board of directors has unanimously approved the merger agreement (including the related agreements attached as exhibits) and the transactions contemplated by these agreements and each of the other proposals described in this proxy statement/prospectus, and recommends that you vote "FOR" approval of each proposal.

QUORUM

     The holders of a majority of the shares of Ascent capital stock issued and outstanding and entitled to vote at the annual meeting will constitute a quorum for the transaction of business at the annual meeting.

     Shares of capital stock held of record by a broker which are present in person or represented by proxy are counted for purposes of determining a quorum. If, however, a broker does not have discretionary voting authority to vote the shares on a proposal at the annual meeting, then the shares (although present for quorum purposes) will not be considered entitled to vote on the proposal (broker non-votes). Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a proposal that requires the affirmative vote of a certain percentage of the votes cast or shares voting on the proposal, but will be the equivalent of a "no" vote on a matter which requires the affirmative vote of a certain percentage of shares entitled to vote on a proposal.

STOCKHOLDERS ENTITLED TO VOTE; VOTES REQUIRED

     Our board of directors has fixed June 2, 1999 as the record date for determination of Ascent stockholders entitled to vote at the annual meeting. Under Delaware law, only holders of record of Ascent voting stock at the close of business on the record date will be entitled to notice of and to vote at the annual meeting. As of the record date, there were 7,026,445 shares of Ascent common stock and 7,000 shares of Ascent Series G preferred stock outstanding and entitled to vote.

     Holders of Ascent common stock are entitled to one vote per share. Holders of Ascent Series G preferred stock are entitled to one vote for each share of Ascent common stock issuable as of the date of the vote upon conversion of each share of Ascent Series G preferred stock held (currently, 210.5 votes per share of Series G Preferred Stock). On all matters submitted to the record holders of shares of Ascent common stock, such holders and the record holders of shares of Ascent Series G preferred stock will vote together as one class. In addition, the record holders of shares of Ascent Series G preferred stock will vote separately as a class on the merger proposal.

     The following votes of shares entitled to vote at the annual meeting are required to approve the respective proposal:

     - MERGER AGREEMENT (INCLUDING THE RELATED AGREEMENTS ATTACHED AS
       EXHIBITS) -- the affirmative vote of the holders of a majority of the votes represented by the outstanding shares of Ascent common stock and Ascent Series G preferred stock voting together and the holders of at least 80% of the Ascent Series G preferred stock entitled to vote at the annual meeting;

     - REDUCTION IN WARRANT EXERCISE PRICE AND SALE AND ISSUANCE OF ASCENT COMMON STOCK -- the affirmative vote of the holders of a majority of the votes cast by the holders of the outstanding shares of Ascent common stock and Ascent Series G preferred stock voting together;

     - ELECTION OF CLASS II DIRECTORS -- the affirmative vote of the holders of a plurality of the votes cast by the holders of outstanding shares of Ascent common stock and Ascent Series G preferred stock voting together;

     - 1999 STOCK INCENTIVE PLAN -- the affirmative vote of the holders of a majority of the votes represented by the shares of Ascent common stock and Ascent Series G preferred stock present or represented by proxy and voting on the matter voting together; and

     - RATIFICATION OF INDEPENDENT AUDITORS -- the affirmative vote of the holders of a majority of the votes represented by the shares of Ascent common stock and Ascent Series G preferred stock present or represented by proxy and voting on the matter voting together.

     As of the record date, our directors, executive officers and certain of their affiliates beneficially owned 31.5% of the outstanding shares of Ascent common stock and 75.0% of the outstanding shares of Ascent Series G preferred stock, representing approximately 39.1% of the votes represented by the shares of Ascent common stock and Ascent Series G preferred stock outstanding and entitled to vote at the annual meeting. These figures are calculated without counting shares which could be acquired by exercising stock options and warrants because the shares underlying those options and warrants cannot be voted at the annual meeting. These directors, executive officers and certain of their affiliates have agreed to vote all of their respective shares in favor of the approval of the merger agreement (including the related agreements attached as exhibits) and the transactions contemplated by these agreements.

VOTING OF PROXIES

     All stockholders who are entitled to vote and who are represented at the annual meeting by properly executed proxies received prior to or at the annual meeting will be voted in accordance with the instructions indicated on the proxy card, unless revoked prior to the vote. If no instructions are indicated, the proxies will be voted "FOR" approval of each of the proposals described in the notice of meeting to which this proxy statement/prospectus is attached.

REVOCATION OF PROXIES

     If any other matters are properly presented at the annual meeting for consideration, including a motion to adjourn the meeting to another time or place for the purpose of soliciting additional proxies or otherwise, the proxies will have discretion to vote on the matters in accordance with their best judgment (unless you withhold your authorization to use such discretion). We are not aware of any matters expected to be presented at the annual meeting other than the approval of the proposals described in the notice of meeting.

     You may revoke any proxy that you give at any time before it is used to cast your vote. Your presence at the annual meeting will not automatically revoke your proxy. To revoke a proxy, you must either:

     - file with the secretary of Ascent, at or before the taking of the vote, a written notice of revocation bearing a later date than the proxy;

     - duly execute a later dated proxy relating to the same shares and deliver it to the secretary of Ascent before the taking of the vote; or

     - attend the annual meeting and vote in person.

Any written notice of revocation or subsequent proxy must be sent to:

        Ascent Pediatrics, Inc.
        187 Ballardvale Street, Suite B125
        Wilmington, Massachusetts 01887
        Attn: Secretary

SOLICITATION OF PROXIES

     The enclosed proxy is solicited by our management, on behalf of our board of directors, to be voted at the annual meeting. We may solicit proxies by mail, telephone, facsimile or overnight delivery. In addition, officers and employees of Ascent may solicit proxies in advertisements and in person. We are responsible for payment of all expenses of the solicitation, including the cost of preparing and mailing this proxy statement/ prospectus and the reimbursement of brokerage firms and other nominees for their reasonable expenses in forwarding proxy material to beneficial owners of our capital stock.

STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING


     Any proposal that a stockholder intends to present at the 2000 annual meeting of stockholders must be submitted to our secretary at our offices, 187 Ballardvale Street, Suite B125, Wilmington, Massachusetts 01887, no later than February 11, 2000 in order to be considered for inclusion in the proxy statement relating to the annual meeting of stockholders in 2000.


     If a stockholder wishes to present a proposal before the annual meeting in 2000 but has not complied with the requirements for inclusion of the proposal in our proxy materials pursuant to Rule 14a-8 under the Exchange Act, the stockholder must give notice of the proposal to our secretary at our principal offices. The required notice must be made in writing and delivered or mailed by first class United States mail, postage prepaid, to our secretary at our principal offices, and received not less than 60 days nor more than 90 days prior to the annual meeting in 2000.

     Notwithstanding the foregoing, if we provide stockholders with less than 70 days notice or public disclosure of the date of the meeting, then our secretary must receive proposals from stockholders no later than the close of business 10 days after the date on which the notice of the meeting was mailed or the public disclosure was made, whichever occurs first.

                            PROPOSAL 1 -- THE MERGER

     The following is a summary of significant provisions of the master agreement, the merger agreement, the depositary agreement and the loan agreement. The master agreement is attached as EXHIBIT A to the merger agreement, which is attached to this document as ANNEX A. The depositary agreement is attached as EXHIBIT B to the merger agreement. The loan agreement is attached to this document as ANNEX B. Each of these important documents are incorporated into this proxy statement/prospectus by reference. You should read these documents carefully in their entirety for a complete understanding of their terms.

THE STRATEGIC ALLIANCE

BACKGROUND OF THE STRATEGIC ALLIANCE

     In February of 1998, as part of our overall strategy to be a leader in the development and marketing of pharmaceuticals specifically formulated for use by children, we actively sought a partner to promote pharmaceutical products and services. In our review of potential partners, we determined that Alpharma had extensive experience in the development, marketing and manufacturing of liquid pharmaceutical products. After preliminary telephone conversations, we arranged for members of our management and Alpharma's management to meet.

     On February 18, 1998, Dr. Emmett Clemente, chairman of the board of directors, Alan R. Fox, president and chief executive officer, and certain other members of our senior management team met with Thomas L. Anderson, Alpharma's president, and other members of Alpharma's senior management team, at Alpharma's offices in Baltimore to discuss potential product and marketing collaborations between Ascent and Alpharma. Each management team presented an overview of their business.

     On June 10, 1998, Mr. Fox met with Mr. Anderson in Boston to discuss potential product and marketing collaborations between Ascent and Alpharma. They explored ways the two companies could work together. Mr. Anderson inquired as to whether Ascent would be interested in discussing a long-term relationship with Alpharma, and Mr. Fox indicated we would.

     On August 7, 1998, Dr. Clemente, Mr. Fox and other members of our senior management team met with Mr. Anderson and Jeffrey Smith, the vice president, finance of Alpharma Inc., at Alpharma's offices to further discuss a possible strategic alliance between the companies. Our management team provided Alpharma with a review of our business and the two parties further explored the possibility of a long-term collaboration.

     On August 18, 1998, Dr. Clemente, Mr. Fox and other members of our senior management team met at our offices with Messrs. Anderson and Smith and other members of Alpharma's senior management team to discuss the structure of a strategic alliance. Alpharma raised the possibility of investing a substantial amount of capital in Ascent over a period of several years in the form of convertible debt in order to fund operations, research and development and potential acquisitions and our granting Alpharma a call option to acquire all of the outstanding shares of Ascent common stock.

     After the August 18, 1998 meeting, members of our senior management team continued to discuss by telephone the conceptual framework of a strategic alliance with members of Alpharma's senior management team. Brian Friedman, a Managing Member of ING Furman Selz, assisted our senior management team in these discussions. The senior management teams of both companies continued their discussions in person at meetings on September 18, September 29, October 19 and November 17, 1998. The only structure which Alpharma was willing to consider was one that would involve a large infusion of capital into Ascent over a period of several years and provide Alpharma with a call option to acquire all of the outstanding shares of Ascent common stock at the end of the period. The members of senior management discussed generally the amount of funds that Alpharma would be willing to invest in Ascent, the conversion and repayment terms of the debt and the terms of the call option, including exercise price, exercise period and terms upon which the call option would terminate.

     As the discussions ensued, Mr. Fox from time to time advised members of our board of directors at board meetings and by telephone as to the nature and direction of the discussions, including the structure under consideration and the level of interest expressed by Alpharma in continuing to negotiate a possible transaction.

     On November 24, 1998, Dr. Clemente, representatives of ING Furman Selz and our legal counsel, Hale and Dorr LLP, met with Messrs. Anderson and Smith, Robert F. Wrobel, Vice President and Chief Legal Officer of Alpharma Inc., and Kent K. Matsumoto, Alpharma's in-house legal counsel, at Alpharma Inc.'s offices to discuss the structure of the proposed investment. The parties discussed the formula for determining the call option exercise price, the financial terms of the loan, including the conversion of the note and our covenants under the loan agreement, including our use of proceeds.

     On December 10, 17 and 18, 1998, representatives of Ascent and Alpharma met at our offices to conduct a due diligence review of our products, technology and financial condition.

     On December 22, 1998, Hale and Dorr LLP distributed initial drafts of the master agreement, the merger agreement and the depositary agreement, and Mr. Wrobel distributed an initial draft of the loan agreement.

     On January 11 and 12, 1999, Dr. Clemente and Mr. Fox, together with other members of our senior management team, our legal counsel and representatives of ING Furman Selz met with Messrs. Anderson, Matsumoto, Smith and Wrobel in New York at the offices of Kirkland & Ellis, Alpharma's outside legal counsel, to negotiate the terms of the loan agreement, the depositary agreement and the master agreement. Following the meetings, Ascent, Alpharma and representatives of ING Furman Selz had numerous discussions by telephone to negotiate aspects of the transactions.

     On January 13, 1999, Brian Friedman and James Luikart, a Managing Member of ING Furman Selz and a director of Ascent, met with Jeffrey Smith at Alpharma Inc.'s offices to discuss the financial terms of the Loan Agreement and the conditions relating to the exercise of the call option.

     During the period from January 13, 1999 until February 16, 1999, our legal counsel and Alpharma's legal counsel continued to exchange and negotiate revised draft documents.

     On January 27, 1999, Dr. Clemente and Messrs. Fox and Friedman met with Messrs. Smith and Anderson at the offices of Kirkland & Ellis to discuss the conversion of the note and restrictions on our use of proceeds of loans from Alpharma.

     On January 29, 1999, we engaged Adams, Harkness & Hill to assist us in evaluating the fairness to our stockholders of the terms of any proposed strategic alliance with Alpharma.

     On February 10, 1998, our board of directors met at our offices to consider approval of the strategic alliance. Members of our management team and our legal counsel also attended the meeting. At the meeting, our board of directors reviewed the proposed terms of the strategic alliance, including, in particular, the terms of the loan arrangement and the call option, the regulatory and other approvals that would be required to consummate the transaction, the potential effects of the strategic alliance, the potential effects of not proceeding with the strategic alliance and the fiduciary duties of our board of directors. At the board meeting, Adams, Harkness & Hill delivered its oral opinion to our board of directors that, as of such date, and based upon and subject to the assumptions made, matters considered and limitations on the review undertaken, from a financial point of view, the terms of the strategic alliance as a whole were fair to holders of Ascent common stock. At the meeting, our board of directors unanimously approved the strategic alliance, the agreements setting forth the terms of and providing for the mechanics of the strategic alliance, including without limitation the merger agreement (including the related agreements attached as exhibits) and the transactions contemplated by these agreements.

     On February 13, 1999, Dr. Clemente and Mr. Fox, together with representatives of ING Furman Selz, met with Messrs. Anderson and Smith at the offices of ING Furman Selz to finalize certain provisions of the strategic alliance agreements.

     On February 15, 1999, our board of directors held an informal meeting by telephone conference during which Dr. Clemente and Mr. Fox advised our board of directors of the status of negotiations of the strategic alliance and the schedule of the announcement of the strategic alliance.

     On February 16, 1999, Adams, Harkness & Hill delivered to us its written opinion that, as of such date, and based upon and subject to the assumptions made, matters considered and limitations on the review undertaken, from a financial point of view, the terms of the strategic alliance as a whole are fair to holders of Ascent common stock.

     During the afternoon of February 16, 1999, Ascent, Alpharma Inc. and Alpharma finalized, executed and delivered the strategic alliance agreements. A joint public announcement of the strategic alliance was made by Ascent and Alpharma Inc. following the close of the Nasdaq National Market on such date.

REASONS FOR THE STRATEGIC ALLIANCE

     In reaching its decision to approve the strategic alliance, our board of directors consulted with (a) our management, (b) Adams Harkness & Hill, our financial advisors, regarding the financial aspects of the transaction and the fairness of the strategic alliance as a whole to our stockholders from a financial point of view and (c) our legal counsel regarding the legal terms of the transaction and the obligations of our board of directors in its consideration of the proposed transaction.

     Our board of directors concluded that the strategic alliance represents a highly favorable strategic opportunity for Ascent and is in the best interests of Ascent and our stockholders. In reaching this conclusion, our board of directors considered the following information and factors:

     - the infusion of immediate capital in the form of debt on favorable terms under the loan agreement which we can use to fund expected operating losses into 2000;

     - the availability of additional capital in the form of debt on favorable terms under the loan agreement which we can use to pursue opportunities to enhance our growth through other strategic alliances, company acquisitions, product acquisitions and additional research and development projects;

     - the continuation of the ability of our existing stockholders to participate in our future growth because the exercise price for the call option is determined by an earnings-based formula;

     - access to Alpharma's significant product development and manufacturing expertise in topical and liquid pharmaceuticals; and

     - a presentation of Adams, Harkness & Hill, including their opinion that the terms of the strategic alliance as a whole were fair from a financial point of view to holders of Ascent common stock.

     Our board of directors also considered potentially negative factors relating to the strategic alliance, including (a) the risk that the benefits sought in the strategic alliance would not be fully achieved, (b) the risk that we would not be able to access all of the funds available under the loan agreement, (c) the risk that we would not be able to obtain alternative financing necessary for working capital purposes or for other projects that we wish to pursue because of restrictions in the loan agreement, (d) the impact of the call option on our sales and operating results, key customer relationships and our ability to retain or attract key personnel due to uncertainties associated with the exercise of the call option, (e) the impact of the call option as a deterrent to takeovers and other changes in our control or management, including transactions in which our stockholders might otherwise receive a premium for their shares over the current market price, and (f) the risk that the call option will not be exercised.

     The foregoing discussion of the information and factors considered by our board of directors is not intended to be exhaustive but is believed to include all material factors considered by our board or directors. In view of the wide variety of information and factors, both positive and negative, considered by our board of directors, our board of directors did not find it practical to, and did not, quantify or otherwise assign relative or specific weights to the foregoing factors considered. After taking into consideration all of the factors set forth above, our board of directors concluded that the strategic alliance was in the best interests of Ascent and our stockholders. Accordingly, our board of directors strongly recommends that we proceed with the strategic alliance.

OPINION OF OUR FINANCIAL ADVISOR

     We retained Adams, Harkness & Hill, Inc. to evaluate the terms of the strategic alliance and render an opinion as to its fairness. On February 10, 1999, Adams, Harkness & Hill rendered its oral opinion to our board of directors, subsequently confirmed in writing as of February 16, 1999, to the effect that, as of February 16, 1999, based on and subject to the matters stated in the opinion, the terms of the strategic alliance as a whole are fair, from a financial point of view, to Ascent and the holders of Ascent common stock.

     The Adams, Harkness & Hill opinion, which sets forth the assumptions made, matters considered and limitations upon the review undertaken, is attached as ANNEX C to this proxy statement/prospectus and is incorporated herein by reference. This summary is qualified in its entirety by reference to the full text of the opinion. You should read the opinion carefully in its entirety. The engagement of Adams, Harkness & Hill and its opinion are for the benefit of our board of directors and the opinion was delivered to them in connection with its consideration of the strategic alliance. The opinion addresses only the fairness of the strategic alliance from a financial point of view to Ascent, and it does not address any other aspect of the strategic alliance, nor does it constitute a recommendation to you as to how you should vote with respect to the strategic alliance.

     In connection with their opinion, Adams, Harkness & Hill, among other things:

     - reviewed the financial information contained in the prospectus, dated May 29, 1997, related to our initial public offering of common stock; our annual report, Form 10-K, and related financial information for the fiscal year ended December 31, 1997, and our Form 10-Q and the related unaudited financial information contained therein for the nine month period ended September 30, 1998;

     - analyzed and discussed certain financial statements and other financial and operating data concerning Ascent, including forecasts, prepared by members of our senior management;

     - conducted due diligence discussions with members of our senior management;

     - reviewed the historical market prices and trading activity for Ascent common stock and compared them with those of other publicly traded companies that Adams, Harkness & Hill deemed to be relevant and comparable to Ascent;

     - reviewed the historical market prices for Ascent common stock and compared them with those of certain market indices Adams, Harkness & Hill deemed to be relevant;

     - compared the results of operations of Ascent with those of certain companies Adams, Harkness & Hill deemed to be relevant and comparable to Ascent;

     - compared the financial terms of the strategic alliance with the financial terms of certain other mergers and acquisitions to the extent Adams, Harkness & Hill deemed them to be relevant and comparable to the strategic alliance;

     - participated in certain discussions among representatives of Ascent and their financial and legal advisors;

     - reviewed drafts of the loan agreement, master agreement, merger agreement and depositary agreement; and

     - reviewed such other financial studies and analyses, performed such other investigations and took into account such other matters as Adams, Harkness & Hill deemed necessary, including its assessment of general economic, market and monetary conditions as of the date of the opinion.

     In connection with its review and in arriving at its opinion, Adams, Harkness & Hill did not independently verify any information received from us and relied on and assumed that all such information was complete and accurate in all material respects. With respect to any forecasts reviewed relating to the prospects of Ascent, Adams, Harkness & Hill assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgements of our management as to the future financial performance of Ascent. The Adams, Harkness & Hill opinion was rendered on the basis of securities market conditions prevailing as of the date of its opinion and on the conditions and prospects, financial and otherwise, of Ascent as known to Adams, Harkness & Hill on such date. Adams, Harkness & Hill did not conduct, nor has it received copies of, any independent valuation or appraisal of any of the assets of Ascent. In addition, Adams, Harkness & Hill has assumed, with our consent, that any material liabilities (contingent or

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

otherwise, known or unknown) of Ascent are as set forth in its consolidated financial statements.

     In delivering the Adams, Harkness & Hill opinion to our board of directors, Adams, Harkness & Hill prepared and delivered to our board of directors certain written materials containing various analyses and other information material to the Adams, Harkness & Hill opinion. The following is a summary of these materials.

     TRANSACTION REVIEW. The loan agreement allows Ascent to borrow from Alpharma, from time to time through December 31, 2001, up to a maximum principal amount of $40.0 million, subject to certain terms, conditions and other limitations set forth therein. The outstanding principal will bear interest at the rate of 7.5% per annum. The strategic alliance could result in one of three alternative scenarios. Subsequent to year-end 2001, Alpharma may take any of the following actions: (a) acquire each outstanding share of Ascent common stock for the call option exercise price; (b) if we do not prepay the loan, convert the outstanding principal balance of the loan into Ascent common stock at a conversion price of $7.125 per share; or (c) seek repayment of the outstanding principal plus accrued but unpaid interest thereon with a final payment due in 2005. Adams, Harkness & Hill assessed the fairness, from a financial point of view, to the holders of Ascent common stock of the terms of the strategic alliance, as a whole.

     MARKET ANALYSIS. Adams, Harkness & Hill reviewed general background information and selected market trading data for Ascent relative to a peer group consisting of sixteen publicly traded companies engaged in the development and manufacture of either generic pharmaceutical or specialty pharmaceutical products.

     Adams, Harkness & Hill reviewed the range of implied current market values for Ascent's equity through the application of various financial ratios derived through its review of companies in the Ascent peer group. Adams, Harkness & Hill compared the current values of the peer group to the present value of the financial results projected by our management to be realized for the fiscal year ending December 31, 2001. Adams, Harkness & Hill established: (a) implied market values for the peer group by multiplying the number of shares of common stock outstanding on a fully diluted basis of the companies in the peer group by the closing price of such common stock as of February 12, 1999 and (b) implied enterprise values for the peer group by adding the amount of outstanding non-trade debt to such product. Adams, Harkness & Hill then considered a variety of financial ratios including:

     - enterprise value divided by last twelve months revenue;

     - enterprise value divided by last twelve months earnings before interest and taxes; and

     - market value divided by last twelve months net profit after taxes.

     Our management provided Adams, Harkness & Hill with projected 2001 debt figures, including $9.2 million of Furman Selz associated debt and $35.0 million of Alpharma associated debt. For enterprise value calculations, Adams, Harkness & Hill discounted the resulting $44.2 million debt figure to compare the value of Ascent equity implied by the present value of enterprise value multiple valuations minus the present value of projected net debt (which, by definition, equals market value).

     Present values for projected 2001 Ascent financial results were calculated using discount rates which Adams, Harkness & Hill determined, based on its experience, to be appropriate for companies in a stage of development and with growth prospects similar to Ascent.

     The adjusted multiples from the peer group for the ratio of enterprise value to last twelve months revenue ranged between 2.3x and 7.6x, implying an Ascent present equity value of between $44.1 million and $182.8 million. The adjusted multiples from the peer group for the ratio of enterprise value to last twelve months earnings before interest and taxes ranged between 15.9x and 39.2x, implying an Ascent present equity value of between $116.1 million and $309.8 million. The adjusted multiples from the peer group for the ratio of market value to last twelve months net profit after taxes ranged between 17.0x and 33.0x, implying an Ascent present market value of between $104.7 million and $203.3 million. No one ratio was determinative, and each was considered in the analysis. Financial projections used in the calculation of the present value of Ascent reflect the expected-case financial results of our management for the fiscal year ending December 31, 2001 discounted back at a rate of 40%.

     IMPLIED ACQUISITION ECONOMICS. In the event that Alpharma elects to acquire all of the Ascent common stock subsequent to December 31, 2001, the price which Alpharma will pay in aggregate will be equal to the product of (i)
12.2 and (ii) our adjusted net income, as defined in the depositary agreement, for the 2001 fiscal year, subject to certain increases and limitations. Adams, Harkness & Hill estimated a range of implied valuations for the Ascent common stock using this formula and a range of fiscal year 2001 adjusted net income projections prepared by our management. The adjusted net income projections provided to Adams, Harkness & Hill by our management ranged between $16.7 million and $28.4 million, which would result in an aggregate call option exercise price of between $203.7 million and $346.5 million. The present value for this range of implied valuations was calculated using a range of discount rates from 35% to 45% and yielded present values between $66.9 million and $140.7 million.

     IMPLIED CONVERSION ECONOMICS. In the event Alpharma elects to convert the outstanding principal of the loan into Ascent common stock subsequent to December 31, 2001, the number of shares to be issued to Alpharma will be calculated by dividing the outstanding principal of the loan by $7.125. Based upon the timing of the drawdown of the loans, as projected by our management, Adams, Harkness & Hill determined that upon conversion Alpharma would likely receive approximately 26% of the total Ascent common stock (assuming a total drawdown at the beginning of 2002 of $35.0 million; if the loan is at its maximum of $40.0 million the percent of total Ascent common stock received by Alpharma would be approximately 29%). Using discount rates ranging between 35% and 45%, Adams, Harkness & Hill estimated the present value of funds made available to Ascent through the loan to be between $17.4 million and $19.4 million, equal to between 39% and 43% of Ascent's total market capitalization as of February 12, 1999.

     In reaching its conclusions as to the fairness of the consideration to be received in the strategic alliance and in its presentation to our board of directors, Adams, Harkness & Hill did not rely on any single analysis or factor described above, or assign relative weights to the analyses or factors considered by it, or make any conclusions as to how the results of any given analysis, taken alone, supported the Adams, Harkness & Hill opinion. The preparation of a fairness opinion is a complete process and not necessarily susceptible to partial analyses or summary description. Adams, Harkness & Hill believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, would create a misleading view of the processes underlying the Adams, Harkness & Hill opinion. The analyses of

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

Adams, Harkness & Hill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any comparable analysis as a comparison is identical to Ascent or the strategic alliance. Accordingly, an analysis of the results is not mathematical; rather, it involves complex considerations and judgements concerning differences in the various characteristics of the comparable companies and other factors that could affect the public trading value of the companies to which Ascent was compared.

     Financial planning data and forecasts of Ascent were prepared based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Actual results could vary significantly from those set forth in such financial planning data.

     Adams, Harkness & Hill, as part of its investment banking activities, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Adams, Harkness & Hill has in the past provided investment banking and financial advisory services to Ascent for which it has received various fees. Adams, Harkness & Hill also serves as a market maker for the Ascent common stock. In the ordinary course of its business, Adams, Harkness & Hill and its affiliates may actively trade the Ascent common stock for its own account and for the accounts of its customers. Accordingly, Adams, Harkness & Hill may at any time hold a long or short position in the Ascent common stock.

     Our board of directors engaged Adams, Harkness & Hill to render a fairness opinion in connection with the strategic alliance for which we will pay Adams, Harkness & Hill a fee of $250,000. Whether or not the strategic alliance is consummated, we have agreed to pay Adams, Harkness & Hill the $250,000 fee plus reasonable out-of-pocket expenses. In addition, we have agreed to indemnify Adams, Harkness & Hill against certain liabilities incurred (including liabilities under the federal securities laws) in connection with our engagement of Adams, Harkness & Hill.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following discussion summarizes the material federal income tax considerations relating to the merger, the creation of the call option and the ownership of the depositary shares that are issuable to you based upon the opinion of Ascent's legal counsel, Hale and Dorr LLP. Hale and Dorr LLP's opinion is based on currently existing provisions of the Internal Revenue Code, existing Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences described below. In addition, because the application of existing tax law to aspects of the transactions described in this proxy statement/prospectus is unclear, the IRS may disagree with the tax consequences described below, and a court may uphold the IRS's position.

     You should be aware that the opinion of Hale and Dorr LLP and this discussion do not deal with all federal income tax considerations that may be relevant to particular stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, who are foreigners or who do not hold their stock as capital assets. In addition, the following discussion does not address the tax consequences of the merger, the call option and the ownership of depositary shares under foreign, state or local tax laws. Accordingly, you are urged to consult your own tax advisors as to the specific tax consequences to you of the merger, the call option and the ownership of the depositary shares, including applicable state, local and foreign tax consequences.

     TAX CONSEQUENCES OF THE MERGER. The merger should be treated as a tax-free recapitalization so that you will not recognize any gain or loss upon the exchange of your shares of Ascent common stock for depositary shares. In addition, you should have a basis in the depositary shares that you receive in the merger equal to the basis of the Ascent common stock that you exchange. The holding period for your new depositary shares will include the period that you held your Ascent shares, assuming that you held your Ascent shares as capital assets.

     Although Hale and Dorr LLP believes that the merger will have the tax consequences discussed above, the IRS could attempt to attack the tax-free nature of the merger on one or both of two separate grounds. First, the IRS could contend that the merger did not qualify as a tax-free recapitalization because the depositary shares received by each Ascent stockholder should not be considered to be shares of stock of Ascent, but instead represent interests in a separate trust or other entity established pursuant to the depositary agreement. Hale and Dorr LLP does not believe that such a position by the IRS would be sustained. Although under the depositary agreement you will not be able to actually acquire possession of the Ascent shares held by the depositary prior to the expiration of the call option, the depositary can only act at the direction of the holders of depositary shares and should be treated as holding its shares of Ascent common stock pursuant to a custodial arrangement. As such, the owners of depositary shares should be treated as the direct owners of the shares of Ascent common stock held by the depositary.

     If the IRS were to prevail in a position that the depositary shares cannot be treated as shares of Ascent, you would recognize taxable gain or loss on each share of Ascent stock that you surrender in the merger equal to the difference between your basis in such share and the fair market value of the depositary share received in exchange. Such gain or loss would be capital gain or loss assuming that you held your Ascent share as a capital asset and that you held 5% or less of the total stock of Ascent (including attributed ownership from related parties). In the case of any greater-than-5% stockholder, gain realized on the taxable exchange of an Ascent share would be taxable as ordinary income if Ascent is determined to be a "collapsible corporation" under Section 341 of the Internal Revenue Code. Because determination of whether Ascent is a collapsible corporation is dependent upon the amount of income it may realize from its products in the future, Hale and Dorr LLP is unable to render an opinion as to such classification.

     Even if the depositary shares are treated as shares of Ascent stock, the IRS might still take the position that as a result of the merger, you should be treated as having transferred the call option with respect to your Ascent shares directly to Alpharma in return for consideration (presumably in the form of proceeds from the Alpharma loan) in an amount equal to the fair market value of the call option. If such a characterization of the transaction were to prevail, the amount of the consideration treated as having been received from Alpharma for the call option would not be immediately subject to tax, but either would be treated as additional purchase price upon an exercise of the call option or would be taxable to you upon expiration of the call option. However, since such a characterization is inconsistent with the structure of the merger and the subsequent assignment of the call option by Ascent to Alpharma and would result in the tax consequences to the parties being determined with reference to transactions which never

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

actually occurred, Hale and Dorr LLP does not believe the IRS is likely to be sustained in any such position.

     DEPOSITARY SHARES. As discussed above, the shares held in the depositary will be treated as being held by the depositary as custodian for you and the other Ascent stockholders, and you will be treated as owning your proportionate portion of the Ascent shares held in the depositary for federal income tax purposes. As such, distributions made with respect to your shares held in the depositary will be taxed as dividends to you to the extent of Ascent's current and accumulated earnings and profits for federal income tax purposes. To the extent the distributions on the shares held in the depositary exceed such earnings and profits, the amount distributed will be applied to reduce the tax basis of your depositary shares and, to the extent that the amount distributed exceeds such tax basis, will constitute gain from the deemed sale or exchange of the depositary shares. Any such gain will be capital gain if the depositary share is held as a capital asset, subject to the discussion of "collapsible corporations" above. Any capital gain realized by any depositary share owner will be long-term or short-term, depending on the holding period of the depositary shares with respect to which the distribution was made.

     If the shares of Ascent common stock held in the depositary are acquired by Alpharma pursuant to an exercise of the call option, you will recognize gain or loss measured by the difference between the basis of your depositary shares and the amount of cash received. Such gain or loss will be capital gain or loss if you hold your depositary shares as capital assets, subject to the discussion of "collapsible corporations" above. Such gain will be long-term if, at the time of the purchase you have a holding period for your depositary shares of more than one year.

     If the call option expires unexercised, upon distribution of the Ascent shares by the depositary to the holders of depositary shares, no income, gain or loss will be recognized for federal income tax purposes. See, however, the discussion above regarding the possibility that a portion of any cash consideration in the merger (presumably in the form of proceeds from the Alpharma loan) would be treated as payable to the holders of shares of Ascent common stock as consideration for the call option and would be treated as income received by the depositary share holders upon expiration of the call option.

     Because the holders of depositary shares will be treated as the owners of the Ascent shares held in the depositary, upon expiration of the call option and distribution of the Ascent shares from the depositary, you will have bases and holding periods in the Ascent shares received by you equal to your bases and holding periods in the depositary shares prior to the distribution.

FEDERAL SECURITIES LAWS CONSEQUENCES

     The issuance of depositary shares in the merger has been registered under the Securities Act. The depositary shares of Ascent issued in the merger may be traded freely and without restriction by those Ascent stockholders not deemed to be "affiliates" of Ascent as that term is defined under the Securities Act. An affiliate of Ascent, as defined by the rules promulgated under the Securities Act, is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Ascent. Any subsequent transfer of such shares by any person who is an affiliate of

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

Ascent at the time the merger is submitted for a vote at the annual meeting will, under existing law, require either:

     - the further registration under the Securities Act of the depositary shares of Ascent to be transferred;

     - compliance with Rule 145 promulgated under the Securities Act (permitting limited sales under certain circumstances); or

     - the availability of another exemption from registration.

     The foregoing restrictions are expected to apply to our directors and executive officers and the holders of 10% or more of the outstanding shares of Ascent common stock and to certain relatives or the spouses of these persons and any trusts, estates, corporations or other entities in which any such person has a 10% or greater beneficial or equity interest. Ascent will give stop transfer instructions to the transfer agent with respect to the depositary shares to be received by persons subject to the restrictions described above, and the depositary receipts representing such depositary shares will be appropriately legended.

DESCRIPTION OF OUR CAPITAL STOCK

     The authorized capital stock of Ascent consists of 60,000,000 shares of common stock, $.00004 par value per share, and 5,000,000 shares of preferred stock, par value $.00004 per share, of which our board of directors has designated 7,000 shares as Series G preferred stock. In connection with the transactions contemplated by the strategic alliance agreements and the second amendment to the May 1998 securities purchase agreement, we have agreed, upon the closing of such transactions, to exercise our right to exchange all outstanding shares of Ascent Series G preferred stock for 8% convertible subordinated notes in accordance with the existing terms of the Ascent Series G preferred stock. The following discussion of Ascent capital stock assumes that such shares have been converted and are not outstanding.

Common Stock

     VOTING RIGHTS. Holders of Ascent common stock are entitled to one vote per share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Ascent common stock entitled to vote in any election of directors may elect all of the directors standing for election.

     DIVIDENDS. If dividends are declared by our board of directors, the holders of Ascent common stock will receive them at the same rate, but only after any dividends required to be paid on shares of Ascent preferred stock have been paid.

     LIQUIDATION. In the event of a liquidation of Ascent, after the payment of its debts and other liabilities and after making provision for the holders of Ascent preferred stock, if any, the remaining assets of Ascent will be distributable ratably among the holders of Ascent common stock.

     OTHER. The holders of Ascent common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Ascent common stock are fully paid and nonassessable.

Preferred Stock

     Our board of directors is authorized, without stockholder approval, to issue up to 5,000,000 shares of preferred stock in one or more series. Our board of directors will

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

determine the number of shares and the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The rights of the holders of Ascent common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that may be issued. Preferred stock may, at the discretion of our board of directors, be entitled, before the Ascent common stock, to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding up of Ascent. Additionally, the issuance of shares of preferred stock could also decrease the amount of earnings and assets available for distribution to the holders of the Ascent common stock.

     The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting capital stock of Ascent. We have no present plans to issue any shares of preferred stock.

Delaware Law and Charter and By-law Provisions

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within the prior three years did own) 15% or more of the corporation's voting stock.

     Our charter provides for the division of the board of directors into three classes as nearly equal in size as possible with staggered three-year terms. In addition, our charter provides that directors may be removed only for cause by the affirmative vote of the holders of two-thirds of the shares of Ascent capital stock entitled to vote. Under our charter, any vacancy on the board of directors may only be filled by vote of a majority of the directors then in office. The classification of the board of directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of Ascent.

     Our charter and by-laws also provide that any action required or permitted to be taken by stockholders of Ascent may only be taken at a duly called annual or special meeting of stockholders. These provisions could have the effect of delaying until the next stockholders meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of Ascent, especially since special meetings of stockholders may only be called by the board of directors or president of Ascent. The by-laws also establish procedures, including advance notice procedures, with regard to the nomination, other than by or at the direction of our board of directors, of candidates for election as directors and other matters to be brought before stockholders meetings.

     These provisions, which may be amended only by a 75% vote of the stockholders, could make it more difficult for a third party to effect a change in the control of our board

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

of directors. In addition, these provisions could make it more difficult for a third party to acquire, or it could discourage a third party from attempting to acquire, a majority of the outstanding voting stock of Ascent.

     We have also included in our charter provisions to eliminate the personal liability of our directors for monetary damages resulting from breaches of fiduciary duty to the extent permitted by the Delaware General Corporation Law and to indemnify our directors and officers to the fullest extent permitted by
Section 145 of the Delaware General Corporation Law.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Ascent common stock is BankBoston, N.A. Canton Massachusetts. Following the merger, BankBoston, N.A. will be the transfer agent and registrar for the depositary shares.

DISSENTING STOCKHOLDERS' APPRAISAL RIGHTS

     We are uncertain, and our counsel is unable to express a definite view, as to whether appraisal rights are available to holders of Ascent common stock in connection with the merger. Under Section 262(b)(2)(a) of the Delaware General Delaware Law and Charter and By-law Provisions Corporation Law statute, appraisal rights are not available for shares of capital stock of a corporation if the holders of such shares are required by the terms of the merger agreement to accept for such shares shares of stock of the corporation surviving or resulting from the merger, or depository receipts in respect thereof. If the depositary shares to be issued to Ascent stockholders under the merger agreement are deemed to be stock of the surviving corporation, or depositary receipts in respect thereof, then under Section 262(b) of the Delaware General Corporate Law statute, the holders of Ascent common stock will not have appraisal rights. However, if such depositary shares are not deemed stock of the surviving corporation, or depositary receipts thereof, because of the existence of the call option, then appraisal rights will be available to those stockholders of Ascent who demand and perfect appraisal rights in accordance with the requirements of Section 262 of the Delaware General Corporate Law statute.

     Section 262 is attached as ANNEX E to this proxy statement/prospectus and incorporated herein by reference. You should read ANNEX E carefully in its entirety for a complete understanding of its terms. If you wish to exercise statutory appraisal rights, if available, or wish to preserve the right to do so, the failure to comply with the procedures set forth under Section 262 will result in the loss of appraisal rights, if available.

     If you are entitled to appraisal rights under Section 262 of the General Corporation Law of the State of Delaware, you may, instead of accepting the depositary shares representing shares of Ascent common stock to be issued in the merger, demand the fair value of your shares as determined by a Delaware court. However, to do so, you must comply with the conditions established by Section 262, which are complex.

     Here are some of the conditions to preserving and exercising appraisal rights:

     - you must own the shares of Ascent common stock for which you demand appraisal on the date you deliver the demand for appraisal described below;

     - you must continue to own those shares through the closing of the merger;

     - before the vote is taken at the annual meeting, you must deliver a properly executed written demand for appraisal of your shares to our secretary. The demand

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

       will be sufficient if you sign it, and it reasonably informs us of your identity and your intent to demand an appraisal of your shares. If you are not the record owner of your shares of Ascent common stock, for example, if your shares are owned of record in a fiduciary capacity by a trustee, guardian or custodian, then the record owner of your shares must execute the demand for appraisal rights. Any written demands should be sent to:

          Ascent Pediatrics, Inc.
          187 Ballardvale Street, Suite B125
          Wilmington, Massachusetts 01887
          Attention: Secretary

     - you must NOT have voted in favor of the proposed merger, either in person, by proxy or by written consent. You can meet this requirement by either not voting or by voting against the merger;

     Important: You must separately comply with each of the last two requirements listed above. Under Delaware law, to not vote in favor of the proposed transaction, or to vote against it, is not considered a written demand for appraisal of your shares.

     - you, another Ascent stockholder or Ascent must file a petition for appraisal of shares of Ascent common stock in the Delaware Court of Chancery, as more fully described below, within 120 days after the closing of the merger; and

     - you must satisfy the other conditions described more fully below and in ANNEX E.

     AVAILABILITY OF INFORMATION ABOUT OTHER DISSENTING STOCKHOLDERS. Within 10 days after the closing of the proposed merger, we will notify each stockholder who has complied with the procedures described above that the merger has become effective. Within 120 days after the closing of the proposed merger, if you have complied with the conditions for appraisal of your shares, you may request in writing, and we will send you, a statement regarding the number of shares of Ascent common stock not voted in favor of the transaction, the number of shares for which we have received a written demand for appraisal and the number of stockholders who own those shares. We are required to mail this statement to you within 10 days after receiving your request. You should send any such request to the same address to which your written demand is sent (see the third bullet point above).

     WHAT YOU WOULD RECEIVE BY EXERCISING APPRAISAL RIGHTS. If you intend to demand an appraisal of your shares, keep in mind that the fair value of your shares as determined under Delaware law could be more than, the same OR LESS THAN the value of the depositary shares you would receive if you did not demand an appraisal of your shares. Section 262 requires the fair value of the shares to be determined exclusive of any element of value arising from the accomplishment or expectation of the acquisition. A discussion of the other factors considered by the Delaware Court of Chancery in appraising your shares is beyond the scope of this summary.

     EXPENSES OF THE APPRAISAL PROCEEDING. The cost of the appraisal proceeding may be determined by the court and allocated among the parties to the proceeding as the court deems equitable. Also, on application by a dissenting stockholder, the court may order that all or a portion of the expenses incurred in the appraisal proceeding by all dissenting stockholders be charged pro rata against the value of all shares of stock entitled to appraisal.

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

     TERMINATION OF RIGHTS AS A STOCKHOLDER. If you properly demand appraisal of your shares, you will lose your right to vote those shares on any matter or to receive payment of dividends or other distributions on such shares. Keep in mind, however, we have never paid, and we do not now anticipate paying, any dividends on Ascent common stock.

     WITHDRAWAL OF A DEMAND FOR APPRAISAL. You may withdraw a demand for appraisal, and accept the consideration received by other stockholders of Ascent, at any time within 60 days after the closing of the merger. After this 60-day period has passed, you may not withdraw your demand for appraisal unless we consent to the withdrawal. If you take all the other actions required to exercise your appraisal rights but fail to file a petition in the Delaware Court of Chancery within 120 days after the transaction closes, you will lose your appraisal rights. However, you will then be entitled to receive the consideration the other stockholders of Ascent receive in the transaction.

     The failure to take any step required to preserve or exercise appraisal rights may result in the loss of those rights. In view of the complexity of exercising appraisal rights under Delaware law, if you are considering exercising these rights you should consult with your legal counsel.

THE MASTER AGREEMENT

GENERAL

     The master agreement to which Ascent, Alpharma Inc. and Alpharma are parties provides that, following the approval by our stockholders of the merger agreement (including the related agreements attached as exhibits) and the transactions contemplated by these agreements and the satisfaction or waiver of other conditions, Bird Merger Corporation will be merged with and into Ascent, Ascent will transfer the call option which it receives in the merger to Alpharma and each of Ascent and Alpharma will take or become obligated to take the other actions contemplated by the strategic alliance.

CLOSING

     We expect that the closing of the transactions contemplated by the master agreement, including the merger, will take place after all of the conditions to closing have been satisfied or waived, which we expect to occur on or about June 29, 1999.

REPRESENTATIONS AND WARRANTIES

     ASCENT. In the master agreement we made the same representations and warranties that we made in the loan agreement, which are summarized in this document under "Proposal 1 -- The Merger -- The Loan Agreement" beginning on page 56 of this proxy statement/prospectus.

     The representations and warranties relate to, among other things, our organization and capital structure, the due authorization and enforceability of the strategic alliance agreements, the absence of conflicts under our certificate of incorporation, by-laws and material agreements, litigation, financial statements, tax returns, securities law exemptions for the issuance under the loan agreement of the note and the shares issuable upon conversion of the note, governmental consents and filings, customers and key employees, intellectual property, regulatory status of our products and outstanding registration rights.

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

     ALPHARMA. Alpharma has made customary representations and warranties to us in the master agreement relating to, among other things:

     - Alpharma's organization, subsidiaries and other similar corporate matters;

     - Alpharma's capital structure;

     - the authorization, execution, delivery, performance and enforceability of the strategic alliance agreements;

     - the absence of conflicts, violations or defaults under Alpharma's certificate of incorporation or by-laws, Alpharma's material agreements or any law or legal proceeding generally or as a result of the execution, delivery and performance of the strategic alliance agreements;

     - disclosure of litigation; and

     - the acquisition of the note and the shares of Ascent common stock issuable upon conversion of the note as is necessary to enable us to issue such securities in a manner exempt from the registration requirements of the Securities Act.

COVENANTS

     In the master agreement we agreed to the same covenants that we made in the loan agreement, which are summarized in this document under "Proposal 1 -- The Merger -- The Loan Agreement" beginning on page 56 of this proxy statement/prospectus.

     We also made additional covenants relating to, among other things, recommending the approval of the merger agreement and the second amendment to the May 1998 securities purchase agreement, holding a meeting of stockholders for the purpose of voting on the merger agreement and the second amendment to the May 1998 securities purchase agreement, and using best efforts to obtain the necessary approvals of our stockholders.

     NASDAQ LISTING. We have agreed to file a listing application with the Nasdaq National Market to list the depositary shares on the Nasdaq National Market and to use reasonable efforts to cause the listing application to be approved. See "Market Price and Dividend Information" on page 25 for a discussion of the listing of Ascent common stock and the depositary shares.

     STANDSTILL AGREEMENT. Each of Alpharma Inc. and Alpharma has agreed that, for a period of up to seven years, unless it has obtained our prior written consent by vote of the majority of our directors (other than the director elected pursuant to Alpharma's director nominee rights), it will not and it will cause its affiliates to not:

     - acquire any Ascent voting capital stock, including securities convertible or exercisable for voting capital stock, if, after the acquisition of such securities, and after giving effect to the conversion or exercise of such securities, if applicable, (including the conversion of the note into an aggregate of 5,614,035 shares of Ascent common stock, irrespective of whether the note or any principal under the note is then outstanding), Alpharma Inc., Alpharma and their affiliates would together own of record beneficially more than 40% of the aggregate voting power of all classes of our voting capital stock that are then outstanding or that are issuable upon conversion or exercise of Ascent securities that are then outstanding;

     - "solicit" proxies with respect to our voting securities under any circumstances or become a "participant" in any "election contest" relating to the election of our

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

       directors, as those terms are defined in Regulation 14A under the Securities Exchange Act of 1934;

     - deposit any of our voting securities in a voting trust or subject them to a voting agreement or other agreement of similar effect;

     - initiate, propose or otherwise solicit our stockholders for any approval or induce any other person to initiate any stockholder proposal;

     - present, or propose to present, to us, to our board of directors or our stockholders any proposal or offer for a merger, tender or exchange offer or other form of business combination involving us, or effect, propose to effect or cause to occur any of the foregoing; or

     - take any action individually or jointly or assist in taking any action it could not take individually under the terms of the standstill agreement.

     VOTING AGREEMENT. Alpharma Inc. and Alpharma have each agreed that, in any election of directors and in any other vote to be taken by our stockholders during the next seven years, Alpharma Inc. and Alpharma will, and will cause their respective affiliates to, vote any depositary shares or other Ascent voting capital stock which Alpharma Inc., Alpharma or their respective affiliates hold, in the same manner and proportion as the votes cast by the other holders of depositary shares or such other voting capital stock.

     ALPHARMA DIRECTOR SEAT. We have agreed to appoint a nominee of Alpharma to our board of directors immediately prior to the closing contemplated by the master agreement. We expect that this designee will be Thomas Anderson, president of Alpharma. Certain details of the arrangement concerning the Alpharma director are set forth under "Proposal 1 -- The Merger -- The Loan Agreement -- Our Board of Directors" on page 59 of this proxy statement/prospectus.

     Alpharma has agreed to cause its director designee to (a) resign from our board of directors effective immediately upon the date on which the call option terminates or expires and (b) abstain from voting on or recuse himself from any matter to be discussed, considered or acted upon at any meeting of our board of directors or of a committee of our board of directors with respect to which Ascent and Alpharma have a potential conflict of interest, if our counsel advises our board of directors or the committee that the abstention or recusal is appropriate given the potential conflict of interest. Similarly, we may, by vote of a majority of our directors other than Alpharma's designated director, exclude Alpharma's designated director from access to any documents or other materials provided to our board of directors which relate to any matter with respect to which Ascent and Alpharma have a potential conflict of interest if our counsel advises our board of directors that the abstention or recusal is appropriate given the potential conflict of interest.

     CALL OPTION TRANSFER. Immediately following the effective time of the merger and as a condition to the closing of the transactions contemplated by the master agreement, we will transfer the call option to Alpharma.

     CERTAIN MUTUAL COVENANTS. The master agreement contains certain mutual covenants of the parties, including covenants relating to public announcements and obtaining consents and approvals.

CONDITIONS TO THE STRATEGIC ALLIANCE TRANSACTIONS (INCLUDING THE MERGER)

     CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of Ascent and Alpharma to consummate the transactions contemplated by the master agreement and the

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

other strategic alliance agreements, including the merger, are subject to the satisfaction or waiver of conditions, including the following:

     - our stockholders have approved the merger agreement (including the related agreements attached as exhibits) and the transactions contemplated by these agreements;

     - the registration statement of which this proxy statement/prospectus forms a part has been declared effective and is not subject to any stop order or proceeding by the Securities and Exchange Commission;

     - no legal proceeding is pending or threatened by or before any court or any other agency or body which if determined adversely would prevent consummation of the merger or any of the other transactions contemplated by the master agreement, the merger agreement and the other strategic alliance agreements, and no such judgment, order, decree, stipulation or injunction is in effect; and

     - the second amendment to the May 1998 securities purchase agreement is in full force and effect, and the reduction in warrant exercise price and the sale and issuance of shares contemplated by the second amendment has been approved by our stockholders.

     CONDITIONS TO OUR OBLIGATIONS. Our obligation to consummate the merger and the other transactions contemplated by the master agreement, the merger agreement and the other strategic alliance agreements is subject to the satisfaction or waiver of conditions, including the following:

     - the representations and warranties of Alpharma contained in the master agreement are true and correct in all material respects;

     - Alpharma has performed or complied with in all material respects all obligations required to be performed or complied with by it;

     - no statute, judgment, order or decree of any court or any other agency or body is in effect which would impose any material limitation on our ability to exercise our rights under the master agreement, the merger agreement and the other strategic alliance agreements;

     - we have obtained all consents or waivers necessary to execute and deliver the master agreement, the merger agreement and the other strategic alliance agreements, effect the merger, issue the note and carry out the transactions contemplated by the agreements; and

     - Alpharma has made all loans under the loan agreement properly requested by us to be made on or prior to the date of the closing.

     CONDITIONS TO ALPHARMA'S OBLIGATIONS. Alpharma's obligation to consummate the transactions contemplated by the master agreement and the other strategic alliance agreements is subject to the satisfaction or waiver of conditions, including the following:

     - our representations and warranties contained in the loan agreement are true and correct in all material respects;

     - we have performed or complied with in all material respects all obligations required to be performed or complied with by us;

     - no statute, judgment, order or decree of any court or any other agency or body is in effect which would impose any material limitations on the ability of Alpharma to

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

       exercise full rights of ownership of the note and the shares issuable upon conversion of the note;

     - we are not in default under any indebtedness in excess of $200,000 or which results in indebtedness in excess of $200,000 becoming due and payable prior to its due date;

     - since September 30, 1998, no event has occurred which has had a material adverse effect with respect to our business, properties, assets, net worth, financial condition, results of operation or future prospects;

     - we have obtained all consents or waivers necessary to execute and delivery the master agreement, the merger agreement and the other strategic alliance agreements, effect the merger, issue the note and carry out the transactions contemplated by the agreements;

     - the number of shares as to which appraisal rights have been asserted shall not exceed 5% of the number of shares of our voting capital stock then outstanding;

     - a designee of Alpharma has been elected to our board of directors; and

     - we have transferred the call option to Alpharma.

TERMINATION OF THE MASTER AGREEMENT; TERMINATION FEE

     The master agreement will terminate upon the earliest of (a) September 30, 1999, if the closing contemplated by the master agreement has not occurred on or before such date, (b) the date of the closing of the exercise of the call option and (c) the date on which the call option expires or terminates.

     Alpharma may terminate the master agreement prior to the closing contemplated by the master agreement if (a) our board of directors withdraws its recommendation of the merger or (b) our stockholders fail to approve the merger agreement (including the related agreements attached as exhibits) and the transactions contemplated by these agreements. We may terminate the master agreement prior to closing if our board of directors withdraws its recommendation of the merger.

     If either we or Alpharma terminate the master agreement prior to closing for any of these reasons, we will be required to pay to Alpharma a cash termination fee of $1.2 million within ten business days after termination.

THE MERGER AGREEMENT

STRUCTURE OF THE MERGER

     The merger agreement provides that, following the approval of the merger agreement by our stockholders and concurrently with the closing contemplated by the master agreement, Bird Merger Corporation will be merged with and into Ascent. Bird Merger Corporation does not own any assets or properties. We will be the surviving corporation.

MERGER CONSIDERATION

     At the closing of the merger, by virtue of the merger and without any action on the part of our stockholders, each share of Ascent common stock issued and outstanding immediately prior to the closing (other than shares held in our treasury and shares as to which appraisal rights have been duly demanded and perfected, if available) will be converted into and represent the right to receive one depositary share issued pursuant to

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

the depositary agreement. Each depositary share will evidence one share of new Ascent common stock, subject to the call option, and will be represented by a depositary receipt.

EXCHANGE OF STOCK CERTIFICATES; ISSUANCE OF DEPOSITARY RECEIPTS

     DELIVERY OF DEPOSITARY RECEIPTS. Prior to the closing of the merger, we will deposit with the depositary a number of shares of Ascent common stock equal to the number of shares of Ascent common stock outstanding immediately prior to the closing of the merger. Upon receipt of these shares, the depositary will deposit with the exchange agent for the merger depositary receipts representing the number of depositary shares.

     EXCHANGE. Promptly after the closing, the exchange agent will send to each holder of record of Ascent common stock transmittal forms to be used in exchanging Ascent common stock for depositary receipts representing depositary shares.

     You should not send in your certificates until you receive the transmittal forms.

     After the closing of the merger, each certificate representing shares of Ascent common stock will represent for all purposes only the right to receive depositary receipts representing depositary shares.

TREATMENT OF CONVERTIBLE SECURITIES, WARRANTS AND OPTIONS

     Each convertible security, warrant or option of Ascent outstanding as of the closing of the merger, whether or not then vested, convertible or exercisable, will (when vested, convertible or exercisable in accordance with the terms thereof) become convertible into or exercisable for a number of depositary shares equal to the number of shares of Ascent common stock issuable upon conversion or exercise of the convertible security, warrant or option in accordance with the terms thereof.

     After the closing of the merger and until the date on which the closing of the exercise of the call option occurs or the call option expires or terminates, upon the conversion or exercise of any convertible securities, warrants or options, we will deposit with the depositary additional shares of Ascent common stock corresponding to the number of depositary shares issued upon such conversion or exercise. The holder of the convertible security, warrant or option will receive depositary receipts representing the number of depositary shares issued upon conversion or exercise of the convertible security, warrant or option.

     After the closing of the exercise of the call option, holders of any outstanding convertible securities, warrants or options of Ascent will have the right to receive from us upon conversion or exercise thereof (and the payment of any exercise or purchase price provided for under the terms of the convertible security, warrant or option) cash in an amount equal to the call option exercise price for each depositary share for which the convertible security, warrant or option is convertible or exercisable. After the expiration or termination of the call option, holders will have the right to receive from us upon conversion or exercise of the convertible securities, warrants or options shares of Ascent common stock.

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

CERTIFICATE OF INCORPORATION AND BY-LAWS

     Our certificate of incorporation and by-laws will be the certificate of incorporation and by-laws of the surviving corporation in the merger, except that our certificate of incorporation will be amended to effect the following:

     - to authorize our board of directors to discuss, consider and take any actions relating to the matters set forth below, without the participation or consent of director nominated by Alpharma, upon the approval of a majority of the other directors, which action will be regarded as the act of our board of directors:

        - approve any amendment or waiver by us of the form of depositary receipt or of any provision of the depositary agreement;

        - consent to any waiver or exception of the obligations of Alpharma Inc. and Alpharma under the standstill agreement set forth in the master agreement;

        - exclude the Alpharma director from access to any documents or other materials provided to the other members of our board of directors which relate to any matter with respect to which we and Alpharma have a potential conflict of interest if our counsel advises the non-Alpharma directors that the exclusion is appropriate given the potential conflict of interest;

        - approve any amendment or waiver by us of any provision of the master agreement; and

        - make any other determination under the terms of the depositary agreement, the master agreement or the loan agreement or that otherwise relates to any matter with respect to which we and Alpharma have a potential conflict of interest if our counsel has advised us to that effect; and

     - to provide that our board of directors may not, without the consent of the Alpharma director, authorize the issuance of (a) any securities that are convertible into any Ascent equity security (including depositary shares) or (b) any rights, options or warrants to acquire any Ascent equity security (including depositary shares), which following the closing of the exercise of the call option (whether or not then convertible, vested, exercisable or exchangeable) are not convertible into or exercisable or exchangeable solely for the cash that the holders of such securities would have received had they converted, exercised or exchanged the convertible securities, rights, options and warrants for the Ascent equity security immediately prior to the closing of the exercise of the call option.

THE DEPOSITARY AGREEMENT

GENERAL

     Upon consummation of the merger, you will receive (unless you perfect your rights of appraisal under Section 262 of the Delaware General Corporation Law statute, if applicable) one depositary share for each share of Ascent common stock you own, pursuant to the depositary agreement. Each depositary share will evidence one share of Ascent common stock, subject to a call option which we will assign to Alpharma to purchase the Ascent common stock evidenced by the depositary shares, and will be represented by a depositary receipt. Each holder of depositary shares will be deemed to be a party to the depositary agreement.

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

     If the call option is exercised, each holder of a depositary share will be entitled to receive the applicable exercise price for each share of Ascent common stock represented by the depositary share, without interest. If the call option is terminated or expires, each holder of a depositary share will be entitled to receive the share of Ascent common stock evidenced by the depositary share, together with any declared and unpaid dividends.

CALL OPTION

     ASSIGNMENT. We have agreed to assign our call option to purchase all of the Ascent common stock deposited with the depositary to Alpharma immediately following the effective time of the merger. Consequently, Alpharma will have the right, but not the obligation, to purchase all of the Ascent common stock held by the depositary.

     EXERCISE. Alpharma may exercise the call option at any time during the 20-day period following our delivery to Alpharma of our audited financial statements for the 2001 fiscal year and a statement calculating the call option exercise price. If Alpharma disputes our calculation of the call option exercise price by delivering notice to us, this 20-day period will be extended and a neutral accountant's determination of the contested call option exercise price will be binding. If the exercise of the call option constitutes a "going-private" transaction under the Exchange Act that requires compliance with Rule 13e-3, prior to the exercise of the call option, Ascent and Alpharma will comply with the requirements of Rule 13e-3 unless otherwise exempted by the Securities and Exchange Commission.

     EXERCISE PRICE. The call option exercise price for each share of Ascent common stock is determined by dividing:

     - the greater of:

        - $140 million and

        - the sum of (i) the product of (a) 12.2 and (b) Ascent's 2001 pre-tax operating income adjusted to exclude any research and development expenses in excess of $1.5 million, certain interest and dividends in respect of the note issued to Alpharma under the loan agreement and the securities issued or issuable under the May 1998 securities purchase agreement and other specified items and (ii) the aggregate exercise price of all options and warrants of Ascent issued by us after December 31, 1998 and either (x) exercised prior to the closing of the exercise of the call option or (y) outstanding as of the date immediately preceding the closing of the exercise of the call option, by

     - the sum of (i) the number of shares of Ascent common stock outstanding as of the date immediately preceding the closing of the exercise of the call option, and (ii) the number of shares of Ascent common stock issuable upon the exercise or conversion of any options, warrants, rights or convertible securities of Ascent outstanding as of the date immediately preceding the closing of the exercise of the call option (excluding the shares issuable upon conversion of the note issued to Alpharma pursuant to the loan agreement).

     If the call option exercise price is determined to be less than $11.76 per share (subject to adjustment), the call option exercise price will equal:

     - $11.76 per share for each depositary share issuable upon the exercise of then outstanding warrants to purchase an aggregate of 779,268 shares of Ascent common stock (subject to adjustment) issued under a securities purchase agreement with

       Triumph-Connecticut Limited Partnership and certain other purchasers and then outstanding;

     - the original call option exercise price determined pursuant to the formula stated above with respect to the depositary shares issued or issuable (a) upon the exercise of warrants to purchase an aggregate of 2,116,958 shares of Ascent common stock (subject to adjustment) and (b) upon the conversion of the 8% convertible notes to be issued upon the exchange of our Series G preferred stock (which notes would currently be convertible into an aggregate of 1,473,684 shares of Ascent common stock (subject to adjustment)) issued under the May 1998 securities purchase agreement; and

     - with respect to any other outstanding depositary shares or any other depositary shares issuable upon conversion of any convertible securities or upon exercise of rights, options or warrants to acquire depositary shares (other than as set forth above), which shares are referred to below as the stockholder shares, the difference between (a) the original call option exercise price determined pursuant to the formula stated above and (b) the price determined by dividing (i) the product of (A) the shares issuable upon exercise of the Triumph warrants referred to above and (B) the difference between $11.76 (subject to appropriate adjustment in the event of any stock split, stock dividend or recapitalization) and the original call option exercise price, by (ii) the number of stockholder shares.

     The formula for calculating the call option exercise price described above is intended to reflect a valuation of Ascent in 2002 equal to 27.5 times Ascent's 2001 earnings (on a post-tax basis). The 12.2 multiple used in the call option exercise price formula reflects certain adjustments made to the 27.5 earnings multiple, including (a) a 40% reduction in the 27.5 earnings multiple to reflect an assumed tax rate of 40% (because the formula provides for the earnings multiple to be applied to our pre-tax operating income), and (b) a further 26% reduction in the adjusted earnings multiple to reflect the anticipated percentage ownership of Ascent capital stock (on a fully-diluted basis) represented by the convertible note issued to Alpharma under the loan agreement (because the shares issuable upon conversion of this note are not included in the call option exercise price formula). In addition, the adjustments to the definition of pre-tax operating income in the formula reflect the agreement of both parties (x) to limit the adverse impact on our 2001 pre-tax operating income (as used in the formula) caused by the interest and dividends due under the loan agreement and under securities issued under the May 1998 securities purchase agreement and (y) to ensure that our 2001 pre-tax operating income is calculated in a manner consistent with the methodology used by us in prior years.

     The option exercise price is not a prediction of the future market value of the depositary shares or the Ascent common stock issuable in respect to the depositary shares if Alpharma does not exercise the call option.

     CLOSING OF EXERCISE OF CALL OPTION. Alpharma may exercise the call option by delivering a written notice to the depositary specifying a closing date between 10 and 15 business days from the date of the notice. The closing will occur on the date specified in the notice, subject to the satisfaction of the following closing conditions:

     - there is no provision of law or governmental or court order which prohibits the closing; and

     - all necessary governmental approvals under applicable antitrust laws have been obtained.

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

If either or both of these conditions are not satisfied prior to the date specified in Alpharma's notice of exercise, the closing may be delayed as follows:

     - If Ascent and Alpharma are prohibited from closing due to any applicable law or governmental or court order, the closing may be delayed for up to 90 days following the closing date specified in Alpharma's notice of exercise; or

     - If Ascent and Alpharma have not obtained all necessary governmental approvals under applicable antitrust laws, the closing may be delayed for up to 180 days following the closing date specified in Alpharma's notice of exercise.

If the closing does not occur on the closing date or within the applicable extension period set forth above, the call option will terminate.

     At the closing, the depositary will deliver to Alpharma certificates evidencing all of the shares of Ascent common stock held by the depositary. In return, Alpharma will wire to the depositary the cash necessary for payment of the option exercise price to holders of outstanding depositary shares.

     Promptly following the closing, the depositary will mail notice of the closing and a letter of transmittal to the record holders of depositary shares stating the option exercise price and the place for surrender of depositary receipts. Upon surrender of the depositary receipts and a duly executed letter of transmittal, the holder of the depositary receipts will be entitled to receive cash equal to the applicable aggregate option exercise price.

     After the closing, all depositary shares will be deemed no longer to be outstanding for any purpose and all rights with respect to the depositary shares will terminate, except the right to receive the aggregate applicable option exercise price to which each stockholder is entitled (together with any declared and unpaid dividends), without interest. After the closing date, any depositary receipts that are presented to the depositary will be cancelled and exchanged for the applicable aggregate option exercise price (together with any declared and unpaid dividends).

     After the closing, all rights options and warrants to acquire depositary shares which are not exercised prior to the closing will be exercisable only for cash equal to the aggregate applicable option exercise price for the depositary shares which would have been issued had the right, option or warrant been exercised immediately prior to the closing.

     Prior to the expiration of the call option, holders of depositary shares will not have the right to require the depositary to deliver the shares of Ascent common stock represented thereby. Absent an exercise by Alpharma of the call option, holders of depositary shares will not have the right to require payment of the call price.

     TERMINATION OF CALL OPTION. Alpharma's call option will terminate on the earliest of:

     - the date 20 days after we deliver to Alpharma our audited financial statements for the fiscal 2001 with a statement stating the call option exercise price and the manner in which it was calculated, if Alpharma fails to provide us with notice of exercise of the call option or to dispute our determination of the option exercise price on or before such date;

     - the date 10 days after the resolution of a dispute concerning the calculation of the option exercise price, if Alpharma fails to exercise the call option on or before such date;

     - the date on which Alpharma delivers to us written notice of its intention not to exercise the call option;

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

     - the date, during the period from Alpharma's exercise of the call option to the closing, on which Alpharma notifies us of its election not to proceed with the closing due to the occurrence of an event during this period that has a material adverse effect on Ascent's business, properties, assets, net worth, financial condition or future prospects, provided that Alpharma notifies us within 10 days of becoming aware of such event;

     - the latest of (a) the option closing date specified in Alpharma's option exercise notice, (b) the date 90 days after the closing date specified in Alpharma's option exercise notice if the option closing has not occurred because of the failure to obtain any required antitrust approvals or because any other laws or government or court ruling prohibits the option closing, or (c) the date 180 days after the closing date specified in Alpharma's option exercise notice if the option closing has not occurred because of a failure to obtain any required antitrust approvals; and

     - three business days following the date on which we notify Alpharma that the call option will expire due to Alpharma's refusal to make a requested loan under the loan agreement unless Alpharma has refused to make the loan because it is not reasonably satisfied that the proceeds of the requested loan will be used in the manner required under the loan agreement.

     Following the termination of the call option, the depositary will mail a notice and a letter of transmittal to the holders of record of the depositary shares stating the place where depositary receipts are to be surrendered for certificates evidencing shares of Ascent common stock. Upon surrender to the depositary of a depositary receipt and a duly executed letter of transmittal, the holder of the depositary receipt will be entitled to receive a certificate representing a number of shares of Ascent common stock equal to the number of depositary shares represented by the depositary receipt (together with all declared and unpaid dividends). After the termination of the call option, any depositary receipts that are presented to the depositary after the closing will be cancelled and exchanged for certificates representing a number of shares of Ascent common stock equal to the number of depositary shares represented by such depositary receipts.

RIGHTS OF A HOLDER OF DEPOSITARY SHARES

     DIVIDENDS AND OTHER DISTRIBUTIONS. The depositary will distribute all dividends received in respect of the depositary shares to the record holders of depositary shares in proportion to the number of depositary shares owned by the holders. The amount distributed in each case will be reduced by any amounts required to be withheld by us or the depositary on account of taxes.

     VOTING RIGHTS. The holders of depositary shares on the record date for any vote of the holders of Ascent common stock are entitled to instruct the depositary in writing as to the exercise of the voting rights pertaining to this number of shares of Ascent common stock represented by their respective depositary shares.

     LIQUIDATION. Upon the liquidation, dissolution or winding up of Ascent, the holders of depositary shares will be entitled to receive ratably the net assets of Ascent available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

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

AMENDMENT AND TERMINATION OF THE DEPOSITARY AGREEMENT

     The depositary agreement may be amended at any time by agreement of Ascent, Alpharma and the depositary. Any amendment which imposes or increases any fees or charges upon holders of depositary shares (other than taxes and other governmental charges) will take effect three months after notice of the amendment has been given to the record holders of outstanding depositary shares. Any other amendment that materially and adversely alters the rights of holders of depositary shares will become effective after the holders of depositary shares representing not less than a majority of the number of depositary shares then outstanding have consented thereto.

     The depositary agreement will terminate on and after the earliest of:

     - September 30, 1999, if the merger has not occurred on or prior to such date;

     - the date on which no depositary receipts remain outstanding; and

     - the later of (a) 24 months after the closing of the exercise of the call option or the termination of the call option and (b) the date on which securities of Ascent convertible into depositary shares and any rights, options or warrants to acquire depositary shares which are outstanding on the date specified in clause (a) cease to be convertible into or exercisable or exchangeable for the depositary shares.

OTHER PROVISIONS

     The depositary will keep a record book for the transfer of depositary shares, which at all reasonable times will be open for inspection by Ascent, by holders of depositary shares and, after the option closing, Alpharma to the same extent as a record holder of shares of Ascent common stock may inspect the transfer record books for shares of Ascent common stock.

     The depositary and the depositary's agents may own and deal in any class of securities of Ascent and in depositary shares. The depositary may also act as transfer agent or registrar of any of the securities of Ascent, Alpharma and their affiliates, may engage in any other business with or for Ascent, Alpharma and their affiliates.

THE LOAN AGREEMENT

LOANS

     Alpharma has agreed to make loans to us in an aggregate principal amount of $40.0 million from time to time prior to December 31, 2001. The loans are evidenced by a note bearing interest at a rate of 7.5% per annum.

     On February 19, 1999, we borrowed $4.0 million from Alpharma under the loan agreement. We may borrow the additional $36.0 million in the following manner on or after the closing of the merger:

     - up to an additional $8.0 million for general corporate purposes;

     - up to an additional $8.0 million in order to (a) acquire all of the stock or assets of a company, (b) acquire a product or product line or the right to sell a product or product line or (c) support a research and development project; and

     - up to an additional $20.0 million in order to (a) acquire all of the stock or assets of a company that meets specified criteria, (b) acquire a product or product line or

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

       the right to sell a product or product line that meets specified criteria or (c) support a research and development project.

LOAN MECHANICS

     In order to borrow money under the loan agreement, we must provide Alpharma with a notice of borrowing. The notice of borrowing must specify the amount of the proposed loan and the date of the proposed loan (at least 10 business days from the date of the notice), specify the proposed use of proceeds and provide sufficient information to enable Alpharma to confirm the use of proceeds.

PAYMENT OF INTEREST AND PRINCIPAL

     INTEREST PAYMENTS. Interest on the note is due and payable by us quarterly in arrears, on the last day of each calendar quarter.

     PRINCIPAL REPAYMENT. Our payment of the principal of the loan is as follows:

     - prior to June 30, 2001, we may repay all or a portion of the outstanding principal amount of the loans. We may reborrow any principal amounts repaid on or before December 31, 2001;

     - following a change in control of Ascent, Alpharma may require Ascent to repay all outstanding principal and interest under the note;

     - if the call option terminates or expires, we may repay all of the outstanding principal amount of the loans, together with any accrued and unpaid interest, at any time after the date of termination or expiration and on or before December 31, 2002 if we also pay a conversion termination fee in cash equal to 25% of the principal amount of the note outstanding as of December 31, 2001;

     - if the call option terminates or expires, we do not otherwise prepay the principal amount of the note outstanding and Alpharma does not otherwise convert the note, we will repay the principal amount of the note outstanding as follows:

                                          % OF PRINCIPAL AMOUNT OF
                                           NOTE OUTSTANDING AS OF
DATE OF PAYMENT                              DECEMBER 31, 2001
---------------                        ------------------------------
March 30, 2004.....................                   5%
June 30, 2004......................                   5%
September 30, 2004.................                   5%
December 31, 2004..................                   5%
March 30, 2005.....................                  10%
June 30, 2005......................                  70%

     - if the closing contemplated by the master agreement, including the consummation of the merger, has not occurred on or before September 30, 1999, we will immediately repay all unpaid principal and accrued interest on the note.

REPRESENTATIONS AND WARRANTIES

     We have made customary representations and warranties in the loan agreement, which we also made in the master agreement by reference to the loan agreement, relating to, among other things:

     - our organization, subsidiaries and other similar corporate matters;

     - our capital structure;

     - the authorization, execution, delivery, performance and enforceability of the strategic alliance agreements and the Alpharma note;

     - the absence of conflicts, violations or defaults under our certificate of incorporation or by-laws, material agreements or any law or legal proceeding as a result of the execution, delivery and performance of the strategic alliance agreements;

     - disclosure of litigation;

     - financial statements;

     - the filing of tax returns and the payment of taxes;

     - the securities law exemptions for the issuance of the note and the shares issuable upon conversion of the note;

     - governmental consents and filings;

     - our sole representatives, customers and key employees;

     - our intellectual property;

     - our Exchange Act filings;

     - the regulatory status of our products in development;

     - outstanding registration rights; and

     - the absence of events which would reasonably be expected to have a material adverse effect on our business, properties, assets, net worth, financial condition or future prospects.

CONDITIONS TO LOANS

     CONDITIONS TO ALPHARMA OBLIGATION TO LOAN UP TO $8.0 MILLION AT THE CLOSING. The obligation of Alpharma to loan up to $8.0 million on or after the date of the closing contemplated by the master agreement, including the consummation of the merger, is subject to the fulfillment to its reasonable satisfaction or the waiver by Alpharma of conditions, including the following:

     - we have performed in all material respects all obligations, required to be performed by us under the loan agreement;

     - no statute, judgment, order or decree of any court or any other agency or body is in effect which would impose any material limitations on the ability of Alpharma to exercise full rights of ownership of the note and the shares issuable upon conversion of the note;

     - we are not in default under any indebtedness in excess of $200,000 or which results in indebtedness in excess of $200,000 becoming due and payable prior to its due date;

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

     - since September 30, 1998, no event has occurred that is materially adverse to our business, properties, assets, net worth, financial condition or future prospects;

     - we have received all consents or waivers necessary under the strategic alliance agreements to carry out the transactions contemplated by such agreements;

     - no event has occurred and be continuing, or shall result from the loan being made, which would constitute a default under loan agreement; and

     - Alpharma is reasonably satisfied that the proceeds of the loan being made will be used in the manner required under the loan agreement.

     CONDITIONS TO ALPHARMA'S OBLIGATION TO MAKE ANY ADDITIONAL LOANS. The obligation of Alpharma to make any loan after the closing of the transactions contemplated by the master agreement, including the merger, is subject to the fulfillment to its reasonable satisfaction or the waiver by Alpharma on or prior to the applicable loan date of conditions, including the following:

     - no statute, judgment, order or decree of any court, agency or any other body is in effect which would impose any material limitations on the ability of Alpharma to exercise full rights of ownership of the note and the shares issuable upon conversion of the note;

     - we are not in default under any indebtedness in excess of $200,000 or which results in indebtedness in excess of $200,000 becoming due and payable prior to its due date;

     - no event has occurred and is continuing, or shall result from the loan being made, which would constitute a default under the loan agreement;

     - our balance sheet as of the last day of the month prior to the loan date does not reflect a stockholders's deficit (calculated in a manner that treats any amounts outstanding under our 8% subordinated notes and any amounts outstanding under any debt securities issued upon exchange of the Series G preferred stock as equity);

     - no event has occurred and is continuing since September 30, 1998 which makes it reasonably probable that our operating income for the 2001 fiscal year will be less than $10.0 million;

     - no bankruptcy event has occurred and is continuing; and

     - Alpharma is reasonably satisfied that the proceeds of the loan being made will be used in the manner required under the loan agreement.

OUR BOARD OF DIRECTORS

     BOARD OF DIRECTORS SEAT. We have agreed that Alpharma will have the right to designate one nominee for election to the our board of directors. We expect that Thomas Anderson, Alpharma's President, will be appointed as a Class I director immediately prior to the closing contemplated by the master agreement. Certain details of the arrangement concerning the Alpharma director are set forth under "Proposal 1 -- The Merger -- The Master Agreement -- Covenants" on page 46 of this proxy statement/prospectus.

     BOARD OF DIRECTORS RESTRICTIONS. We have agreed that our board of directors will not consist of more than eleven or less than seven directors, that our board of directors will hold meetings at least four times a year and that we will not employ or otherwise

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

compensate (other than normal director compensation) more than three members of our board of directors.

     COMMITTEE. We have agreed that the Alpharma director will be appointed to the compensation committee and the audit committee of our board of directors and will have the option to be appointed to any other committee designated by our board of directors, other than with respect to which we and Alpharma have a potential conflict of interest, including decisions to be made under the strategic alliance agreements, if our counsel advises our board of directors that the exclusion of the Alpharma director from the committee is appropriate given the potential conflict of interest.

     FEES. We have agreed to pay the Alpharma director fees in an amount that is not less than the director fees paid to any other director of Ascent and to reimburse the Alpharma director for his reasonable expenses incurred in attending each board of directors or committee meeting or otherwise serving as a director.

     TERMINATION OF BOARD OF DIRECTORS RIGHTS. Alpharma's rights to a board seat and related rights as described above terminate upon the date the call option expires or terminates.

AFFIRMATIVE COVENANTS

     We have agreed that, until no principal or interest on the note is outstanding or payable (whether as a result of the payment of all outstanding principal and accrued interest on the note or the conversion of the note), we will undertake certain actions, including the following:

     - deliver to Alpharma our monthly and annual financial statements, copies of all communications we send to our stockholders, copies of all registration statements and reports we file with the Securities and Exchange Commission or Nasdaq and copies of our annual operating budget and business plan;

     - deliver to Alpharma notice of any condition or event which leads us to believe we are not in compliance in all material respects with our covenants in the loan agreement or any litigation or threatened litigation which if decided adversely to us could have a material adverse effect on our business, properties, assets, net worth, financial condition, results of operations or future prospects;

     - permit Alpharma and its designee to visit and inspect our offices and properties, to review and make copies of our books, accounts and records and to discuss our affairs, finances and accounts with our officers, directors, auditors, consultants and attorneys;

     - retain a public accounting firm reasonably acceptable to Alpharma or one of the "Big Five" accounting firms to audit our financial statements at the end of each fiscal year;

     - refrain from incurring research and development expenses of, or making commitments of research and development expenses with respect to, more than an aggregate of $7.5 million in the 2001 fiscal year.

NEGATIVE COVENANTS

     We have agreed that, until no principal or interest on the note is outstanding or payable (whether as a result of the payment of all outstanding principal and accrued interest on the note or the conversion of the note) and no amounts may be borrowed

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

pursuant to the loan agreement, we will not, without the consent of Alpharma, undertake certain actions, including the following:

     - create, incur, suffer or permit to exist, or assume or guarantee, or become or remain liable with respect to any borrowed money indebtedness (as defined), except the following:

        - the note;

        - borrowed money indebtedness existing as of February 16, 1999 and disclosed in the financial statements, and all renewals, extensions and replacements (but not increases) of any of the foregoing;

        - principal of up to $50.0 million of borrowed money indebtedness outstanding at any time which (a) on or before the expiration or termination of the call option consists solely of indebtedness incurred to fund a project which meets specified criteria and involves the acquisition of the stock or assets of a company, a product or product line, the right to sell a product or product line or a research and development project and (b) after the expiration or termination of the call option may include up to $10.0 million of borrowed money indebtedness that is not incurred for such purposes, plus any accrued interest thereon; provided, that all such indebtedness outstanding on the date the call option is exercised must be repayable at our option in full with aggregate penalties not in excess of $1 million in connection with Alpharma's exercise of the call option;

        - purchase money indebtedness to the extent liens securing the same are allowed by the other provisions of the loan agreement;

        - capitalized lease obligations to the extent these leases are allowed by the other provisions of the loan agreement;

        - the convertible notes issuable under the May 1998 securities purchase agreement;

        - on or before the call option expiration date, any indebtedness incurred for the purpose of funding a project which meets specified criteria and involves the acquisition of the stock or assets of a company, a product or product line, the right to sell a product or product line or a research and development project and which indebtedness is convertible directly or indirectly into Ascent common stock, provided that (a) the aggregate annual interest expense (including, without limitation the full effect of both cash and non-cash accrued interest) with respect to such indebtedness may not exceed $1.5 million; (b) the indebtedness by its terms will automatically convert into common stock on or prior to the closing of the exercise of the call option; and (c) the indebtedness may not be repaid by us prior to the closing of the exercise of the call option; and

        - after the call option expiration date, any borrowed money indebtedness that is convertible directly or indirectly into Ascent common stock;

        - create or cause any lien upon any of our property or acquire any property upon any conditional sale or other title retention device or arrangement or any purchase money security agreement, other than certain permitted liens;

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

     - guarantee the performance or payment, or assume or otherwise be liable in respect of, any obligation or liability of any other person except for certain liabilities, including the liabilities permitted to be incurred under the loan agreement;

     - liquidate or dissolve;

     - be a party to any merger or consolidation unless we are the surviving entity, we give Alpharma at least 20 days prior notice of the merger or consolidation, if practicable, and we are not and the merger will not cause us to be in default under the loan agreement;

     - sell, convey or lease all or substantially all of our assets, except for the sale of property in the ordinary course of business;

     - acquire all or a substantial portion of the assets or stock of any person other than in a transaction that meets the acquisition criteria specified in the loan agreement;

     - dispose of any equity interest in any of our subsidiaries, or permit any of our subsidiaries to issue any additional equity interests except to us or another subsidiary;

     - redeem, retire or otherwise acquire, any equity interest in Ascent or any of our subsidiaries (other than $250,000 in any fiscal year to be used for repurchases of restricted stock issued to our employees, directors or consultants) or make any distributions of any property or cash in respect of any of our capital stock;

     - change the nature of our business or enter into any business which is substantially different from our current business;

     - enter into any transaction or agreement with any officer, director, five percent stockholder or subsidiary, unless the transaction is at arms-length, except for compensation arrangements and transactions exclusively between or among our subsidiaries, provided that we may not pay management or consulting fees to the related parties in excess of an aggregate of $50,000 per year;

     - make any loan or investment in any person, except for permitted investments under the loan agreement, normal advances to officers and employees and capital contributions or investments used to fund projects permitted under the loan agreement;

     - amend our certificate of incorporation or by-laws if the action could reasonably be expected to adversely affect the rights of Alpharma under the loan agreement or the other strategic alliance agreement;

     - permit our aggregate operating lease expenses, excluding lease payments under capital leases, in any fiscal year to exceed $500,000, incur or create aggregate new capital lease obligations or purchase money indebtedness in any fiscal year in excess of $200,000 and permit our aggregate capital lease obligations and purchase money indebtedness outstanding at any one time to exceed $2.0 million;

     - on or before the call option expiration date, issue or become obligated to issue shares of capital stock or securities convertible into capital stock, except for (a) shares of Ascent common stock, (b) rights, warrants or options to purchase shares of Ascent common stock granted prior to March 31, 2002 and rights, warrants or options to purchase up to 100,000 shares of Ascent common stock on or after March 31, 2002 (such number to be adjusted for stock splits or reclassifications), and (c) certain convertible securities;

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

     - on or prior to the call option expiration date, use the proceeds of any issuances of securities, other than upon exercise of employee stock options and loans under the loan agreement, to fund specified research and development projects; or

     - prior to the call option expiration date, establish a "Shareholders Rights Plan" or "poison pill" or issue any securities in connection with such a plan.

DEFAULT

     Upon any event of default under the loan agreement and for so long as the default is continuing, Alpharma, by notice to us, may declare the principal of and any accrued interest on the note to be immediately due and payable. Events of default under the loan agreement include the following:

     - we default in the payment of interest on the note and the default continues for a period of five business days;

     - we default in the payment of the principal of the note at maturity, upon acceleration or otherwise;

     - we default in the performance of any negative covenants under the loan agreement;

     - we fail to comply with any other provisions of the loan agreement and the failure continues for 20 business days after notice from Alpharma;

     - we default in payment on any accelerated borrowed money indebtedness (giving effect to any applicable grace periods and any extensions thereof) of at least $700,000 principal amount;

     - the final stated maturity of any borrowed money indebtedness is accelerated (which acceleration is not cured, waived, rescinded or annulled for 10 business days) if the aggregate principal amount of the borrowed money indebtedness, together with the principal amount of any other borrowed money indebtedness in default for failure to pay principal at maturity or which has been accelerated, aggregates $700,000 or more at any time;

     - any of our representations or warranties under the loan agreement was incorrect in any material respect when made;

     - an unsatisfied final judgment is outstanding which, either alone or together with other outstanding unsatisfied final judgments against us, exceeds $200,000 (to the extent not covered by insurance) if the judgment continues undischarged or unstayed for 20 business days;

     - we, pursuant to or within the meaning of any bankruptcy law, commence a voluntary case, consent to the entry of an order for relief against us in an involuntary case, consent to the appointment of a custodian for us or for all or substantially all of our property, or make a general assignment for the benefit of our creditors; or

     - a court of competent jurisdiction enters an order or decree under any bankruptcy law that is for relief against us in an involuntary case, appoints a custodian for us or for all or substantially all of our property, or orders our liquidation, and the order or decree remains unstayed and in effect for 90 consecutive days.

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

CONVERSION RIGHTS

     GENERAL. Alpharma may convert all or a portion of the then outstanding principal of the note into Ascent common stock at a conversion price of $7.125 per share, (a) in the event of our change in control (as defined), on one occasion within 15 days after we provide notice of the change in control or (b) at any time after December 31, 2002. The conversion price is subject to adjustment in the case of any reorganization, reclassification, subdivision, combination or stock split affecting the Ascent common stock or any merger or sale, lease or conveyance of all or substantially all of our assets.

     TOP-OFF RIGHT. If the call option has expired or terminated (other than because of a refusal to fund loans on the part of Alpharma) and the note continues to be outstanding as of January 1, 2003, Alpharma will have the right, at any time prior to February 28, 2003, to cause us to borrow the amount as would result (after giving effect to the loan) in the aggregate principal amount of the note outstanding equaling $40.0 million. If Alpharma exercises the right, it will be required within three business days to convert the full $40.0 million principal amount of the note into Ascent common stock.

     ANTITRUST CONDITION. The note may not be converted into Ascent common stock if the conversion would require governmental approval under applicable antitrust laws, including without limitation the Hart-Scott-Rodino Act of 1976, as amended, until the approval is obtained. We have agreed that, if such approval is required and Alpharma wishes to convert all or a portion of the note, we will cooperate with Alpharma to obtain this approval.

SUBORDINATION

     In connection with the loan agreement, we entered into a subordination agreement with Alpharma and the Series G purchasers pursuant to which Alpharma and the Series G purchasers agreed to, among other things, the following:

     - the indebtedness evidenced by the note held by Alpharma and by the notes held by the Series G purchasers will be subordinated in right of payment to the prior payment in full of senior indebtedness (as defined below); and

     - the indebtedness evidenced by the notes held by the Series G purchasers will be subordinated in right of payment to the note held by Alpharma to the extent that we have negative stockholders' equity as reflected on our monthly balance sheet and will otherwise have rights of payment equal to the note held by Alpharma.

     For purposes of the subordination agreement, senior indebtedness means the principal, premium, if any, and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Ascent whether or not a claim for post-filing interest is allowed in such proceeding); fees, charges, expenses, reimbursement and indemnification obligations, and all other amounts payable under or in respect of borrowed money indebtedness in an aggregate principal amount not greater than $50.0 million which (a) prior to or on the date the call option expires or terminates consists solely of indebtedness incurred for the purpose of funding a project which meets specified criteria and involves the acquisition of the stock or assets of a company, a product or product line, the right to sell a product or product line or a research and development project and (b) after date the call option expires or terminates may include up to $10.0 million of borrowed money indebtedness that is not incurred for such purposes, plus any accrued interest thereon, which is designated by us as senior indebtedness.

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

REGISTRATION RIGHTS

     In connection with the loan agreement, we entered into a registration rights agreement with Alpharma with respect to the Ascent common stock issuable upon conversion of the note. Under the registration rights agreement, Alpharma or certain transferees of the note or the Ascent common stock issuable upon conversion of the note will be entitled to certain rights following the first date on which the note may be converted into Ascent common stock, including the following:

     - holders of at least 35% of the Ascent common stock issued or issuable upon conversion of the note may on one occasion only require us to effect the registration under the Securities Act of Ascent common stock having an aggregate value of at least $5.0 million (based on the then current market price);

     - in the event that we propose to register any of our securities under the Securities Act, with limited exceptions, the holders of the Ascent common stock issued or issuable upon conversion of the note will be entitled to include such Ascent common stock in the registration, subject to the right of the managing underwriting of any underwritten offering to exclude some or all of their Ascent common stock from the registration for marketing reasons;

     - we will generally bear the expense of all registrations; and

     - registration rights will not apply to any Ascent common stock issued or issuable upon conversion of the note following (a) any sale of the Ascent common stock pursuant to an effective registration statement or Rule 144 under the Securities Act, (b) any other sale or disposition of the Ascent common stock to a person or entity other than a current holder of registration rights under the agreement, an affiliate of the transferor or a person or entity acquiring at least 1.0 million shares of the Ascent common stock.

GUARANTY

     Alpharma Inc. has irrevocably and unconditionally guaranteed to us and our successors and assigns the due and punctual performance of and compliance with all covenants, agreements, obligations, terms and conditions of each of the strategic alliance agreements executed by Alpharma and required to be performed or complied with by Alpharma.

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                                 THE COMPANIES

ASCENT

     We are engaged in the development and marketing of pharmaceuticals for use in the treatment of common pediatric illnesses. We introduced our first two products, Feverall acetaminophen suppositories and Pediamist nasal saline spray, to the market in the second half of 1997. We have four principal products in development:

     - PRIMSOL TRIMETHOPRIM SOLUTION -- a prescription antibiotic for the treatment of ear infections in children;

     - ORAPRED SYRUP -- a liquid steroid for the treatment of inflammation, including inflammation resulting from respiratory conditions;

     - FEVERALL CONTROLLED-RELEASE SPRINKLES -- an acetaminophen-based analgesic and antipyretic for the treatment of pain and fever in children; and

     - PEDIAVENT ALBUTEROL CONTROLLED-RELEASE SUSPENSION -- a bronchodilator for the treatment of asthma.

     In addition, in February 1999, our sales force began to promote Omnicef(R) (cefdinir), a broad based cephalosporin antibiotic marketed by Warner-Lambert Company under a license from Fujisawa Pharmaceutical Co., Ltd., to pediatricians in the United States. In May 1999, our sales force began to promote Pediotic(R), a combination corticosteroid/ antibiotic, to pediatricians in the United States under a co-promotion agreement with King Pharmaceuticals, Inc.

STRATEGY

     Our objective is to be a leader in the development and marketing of pharmaceuticals specifically formulated for use by children. We are developing a broad line of products that are based on commonly-prescribed off-patent pharmaceuticals which we seek to improve by reducing their dosing frequency, improving their taste, making them easier to administer or developing them as substitutes for products with considerable side effects. Our alliance with Alpharma is intended to strengthen our financial position to allow us to fund operations, research and development and potential acquisitions. We also expect this alliance will provide us with opportunities for product and marketing collaborations.

     We intend to continue to focus on the key elements of our strategy as previously announced, which are as follows:

     - FOCUS EXCLUSIVELY ON PEDIATRIC MARKET. We are focused exclusively on developing pharmaceuticals for children and promoting these products to pediatricians, pediatric nurses and other pediatric caregivers. The United States market for prescription pharmaceutical products for children age 16 years and under was estimated to be approximately $3.7 billion in 1997. We believe that this market has been underserved in comparison with the adult pharmaceutical market in terms of both development of specially designed products and targeted promotion and represents an attractive market opportunity.

     - SELECT PRODUCTS BASED ON MARKET NEEDS. We actively evaluate the pediatric pharmaceutical industry on an ongoing basis to assess product usage and to identify unmet medical needs of children, particularly for prescription drugs for the most common pediatric illnesses. As part of this program, we conduct focus groups with

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

       pediatricians, pediatric nurses and parents, consult with scientific and medical advisors and evaluate drug delivery and other technical developments for their applicability to the field of pediatric pharmaceuticals. Using this information, we select compounds as product development candidates that we believe may be improved and successfully commercialized through the application of our technologies and reformulation expertise.

     - DEVELOP PROPRIETARY FORMULATIONS OF APPROVED COMPOUNDS. We select as product candidates commonly-prescribed off-patent pharmaceuticals. We believe that developing products based on commonly prescribed pharmaceuticals rather than new drugs reduces regulatory and development risks and shortens the product development cycle. In addition, we believe that the familiarity of pediatricians with the drugs that serve as the basis of our products will enhance the market acceptance of these products.

     - LEVERAGE PEDIATRIC PRESENCE. We intend to leverage our corporate identity in the pediatric pharmaceutical market as well as our specialty pediatric sales force to increase acceptance of our products and attract new opportunities for third-party collaborations.

     - ACQUIRE OR IN-LICENSE ADDITIONAL PEDIATRIC PRODUCTS. We intend to extend our product lines and leverage our marketing and sales capabilities by acquiring or in-licensing additional products. In particular, we look for prescription pharmaceuticals that are designed to increase patient compliance, improve therapeutic efficacy or reduce side effects or that we can modify to incorporate such features through the application of our technologies. We believe that our exclusive focus on the pediatric market may facilitate the acquisition of product rights from third parties. As an example of this strategy, in July 1997, we purchased the Feverall line of acetaminophen rectal suppository products from Upsher-Smith Laboratories, Inc.

     - ESTABLISH CO-PROMOTION OR OTHER MARKETING ARRANGEMENTS FOR THIRD PARTY PRODUCTS. We intend to leverage our marketing and sales capabilities, including our domestic sales force, by entering into arrangements to promote third party pharmaceutical products to pediatricians. As an example of this strategy, in November 1998, we entered into a promotion agreement with Warner-Lambert Company under which we promote the broad-spectrum cephalosporin antibiotic, Omnicef(R) (cefdinir), to pediatricians in the United States.

     - OBTAIN COMPETITIVE PROTECTIONS. We seek competitive protections for our products by applying for use or formulation patents on our products and employing patented technologies in the development of our products. In addition, following FDA approval of any New Drug Application covering one of our products, we intend to seek to take advantage of the three-year statutory moratorium on the FDA's approval of an Abbreviated New Drug Application covering a similar drug under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Waxman-Hatch Act. We also seek to keep important know-how involved in the formulation and production of some of our products confidential as a trade secret. Finally, we apply for trademark registrations to protect the brand recognition of our products.

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

TECHNOLOGIES

     We have developed internally or acquired rights through in-licensing or supply arrangements to a range of technologies which we use in our product development efforts. These technologies include:

     - TASTE MASKING. Taste masking involves the removal or masking of an objectionable or unpleasant taste of various common ingredients used in pediatric pharmaceuticals. We believe that a drug's taste is a critical factor in pediatric patient compliance, particularly when frequent dosing is required. We have developed and patented a taste masking technology based on a complex three-tiered system that entails dissolving a drug through the addition of a polymer, adding carefully selected debittering agents to neutralize the taste and then adding pleasant flavors which are compatible with the physical characteristics of the formulation. We are applying this taste masking technology to liquid dosage forms of product candidates because of the widespread use of liquids in the pediatric pharmaceutical market. We believe that this technology also may be applicable to solid dosage forms.

     - CONTROLLED-RELEASE. This technology involves coating an active drug with certain substances in a manner that allows the drug to be released in the patient at specific rates over time. The controlled-release manufacturing procedures may also hide the unpleasant taste of a drug. We have developed our own controlled-release technology and have in-licensed controlled-release technology from a third party. We are applying these technologies to reduce the dosing frequency and, in some cases, improve the taste of our products.

     - BIOADHESION. Bioadhesives are chemicals which are mixed with a drug in order to anchor the drug to a mucous layer of tissue. When a drug is so anchored, it remains in the body for a longer period of time, which permits the drug to have a more rapid and prolonged effect. This may reduce dosing frequency. We are using commercially available bioadhesives to deliver topical drugs in a manner that is designed to increase the efficacy of the drug.

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PRODUCTS AND PRODUCTS UNDER DEVELOPMENT

     The following table summarizes the principal products that we are developing or marketing. These products are described in more detail following the table.

PRODUCT                INDICATION             STATUS(1)              KEY FEATURES
-------                ----------             ---------              ------------
Feverall               Pain and fever         Currently marketed     Alternate form of
acetaminophen rectal                                                 administration
suppositories

Pediamist nasal        Nasal dryness          Currently marketed     Low pressure and
saline spray                                                         volume spray; reduced
                                                                     stinging

Omnicef(2)             Infections             Currently marketed     Broad-spectrum
                                                                     antibiotic; pleasant
                                                                     tasting liquid

Pediotic(3)            External ear           Currently marketed     Antibiotic/anti-
                       infections                                    inflammatory; reduced
                                                                     stinging

Primsol trimethoprim   Acute middle ear       NDA filed October      Reduced toxicity
solution (50mg         infections             1996                   profile; pleasant
strength)                                                            tasting liquid

Orapred syrup          Inflammation,          ANDAs filed July 1997  Significant taste
                       including respiratory                         improvement
                       problems

Feverall controlled-   Pain and fever         NDA filed December     Reduced dosing
release sprinkles                             1997                   frequency; improved
                                                                     taste

Pediavent albuterol    Asthma                 Phase 3 clinical       Reduced dosing
controlled-release                            trials completed; NDA  frequency; improved
suspension                                    expected to be filed   taste
                                              second quarter of
                                              1999

-------------------------

(1) PHASE 3 CLINICAL TRIALS. The product is administered to an expanded patient population to (a) further test the product for safety, (b) further evaluate clinical effectiveness and (c) obtain additional information for labeling.

    ANDA. Abbreviated New Drug Application to the FDA for marketing approval relating to a new drug that is the same as a drug for which the FDA has already approved an NDA and whose patent and marketing exclusivity periods have expired.

    NDA. New Drug Application to the FDA for marketing approval for a new drug for which an ANDA is not permitted.

(2) We are promoting this product to pediatricians in the United States under a promotion agreement with Warner-Lambert Company.

(3) We are promoting this product to pediatricians in the United States under a co-promotion agreement with King Pharmaceuticals, Inc.

     We have conducted a number of clinical trials of our product candidates in children and plan to continue to conduct such trials, both in situations in which the FDA requires

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

trials and in which we believe that the clinical trial data will assist us in marketing a product to pediatricians. The need to conduct clinical trials in children under applicable FDA rules is determined on a product-by-product basis. In some circumstances, the FDA may accept safety and efficacy data that are extrapolated from adults in support of regulatory approval applications in children.

     Because our products are not based on new chemical entities, we believe that we can reduce regulatory and development risks and shorten the product development cycle. As to certain product candidates, we expect to file an Abbreviated New Drug Application, or ANDA, with the FDA instead of a New Drug Application, or NDA. An ANDA is less complex than an NDA. In some circumstances, only limited clinical trial data or no clinical trial data are required for an ANDA. For products that contain active ingredients that have received FDA approval, after expiration of any applicable patents and any period of statutory protection under the Waxman-Hatch Act, we may use data from the NDA of the "pioneer" drug concerning the safety and efficacy of the drug in support of our NDA or ANDA. Finally, many nonprescription products do not require FDA pre-marketing approval if the product is manufactured and labeled in accordance with applicable FDA guidelines known as an Over-the-Counter Drug Monograph, or OTC Monograph.

Feverall Acetaminophen Rectal Suppositories

     In July 1997, we began marketing the Feverall line of over-the-counter acetaminophen rectal suppositories for the treatment of pain and fever. We acquired this product line from Upsher-Smith Laboratories, Inc. in July 1997. The Feverall product line, which Upsher-Smith originally introduced in 1989, consists of four strengths, 80mg, 120mg, 325mg and 650mg. Acetaminophen rectal suppositories are used in patients, primarily children or adolescents, who cannot take acetaminophen orally as a result of regurgitation caused by influenza or an inability to tolerate the taste of currently available liquid forms of acetaminophen. The Feverall suppositories product line is covered by an effective NDA. We had net product revenues in 1998 from sales of the Feverall product line of $4,095,000.

     In addition, under the acquisition agreement, we acquired the Feverall trademark to use in connection with other acetaminophen products. For example, we are currently developing acetaminophen controlled-release sprinkles, which we intend to market as Feverall controlled-release sprinkles.

     The purchase price for this product line and related assets, including the Feverall trademark and related inventory, was $11,905,000, including acquisition costs. Upsher-Smith has agreed to supply us with our requirements of Feverall acetaminophen rectal suppositories, and we have agreed to purchase from Upsher-Smith all amounts of this product as we may require, for a period of five years. We are entitled to extend this five-year period for two additional five year terms.

Pediamist Nasal Saline Spray

     Pediamist nasal saline spray is an over-the-counter product to relieve nasal dryness associated with low humidity. This product is administered by a metering device that we believe is particularly appropriate for use by children. We began marketing Pediamist nasal spray in October 1997. We did not require FDA approval to market this product in the United States. We had net product revenues in 1998 from sales of Pediamist of $231,000.

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

Omnicef(R) (Cefdinir) Oral Suspension and Capsules

     In February 1999, we began detailing Omnicef(R) (cefdinir) to pediatricians in the United States under a promotion agreement with Warner-Lambert Company, which has a licensed this product from Fujisawa Pharmaceutical Co., Ltd. Omnicef(R) (cefdinir) is a cephalosporin antibiotic for the treatment of mild to moderate infections caused by susceptible strains of microorganisms in the following conditions: acute otitis media (middle ear infections), pharyngitis, tonsillitis, acute maxillary sinusitis and uncomplicated skin and skin structure infections in children. Omnicef(R) (cefdinir) oral suspension has been studied in clinical trials involving over 3,400 pediatric patients. It provides for once-a-day dosing for a majority of its indications and is available in a strawberry tasting suspension. Scott-Levin, a marketing research firm, estimates that sales of cephalosporin oral suspension products in the United States were approximately $372 million in 1998.

     We agreed with Warner-Lambert Company to detail Omnicef(R) (cefdinir) oral suspension as part of our strategy to leverage our marketing and sales capabilities, including our domestic sales force.

Pediotic(R)

     In May 1999, we began detailing Pediotic(R) to pediatricians in the United States under a co-promotion agreement with King Pharmaceuticals, Inc. Pediotic(R) is a combination corticosteroid/antibiotic prescription product for the treatment of otitis externa, or external ear infection, which is formulated to reduce stinging. Sales of Pediotic(R) by King Pharmaceuticals were approximately $4.5 million in 1998, and pediatricians accounted for approximately 62% of prescriptions written for this product in 1998.

     We agreed with King Pharmaceuticals to detail Pediotic(R) as part of our strategy to leverage our marketing and sales capabilities, including our domestic sales force.

Primsol Trimethoprim Solution

     We have developed Primsol trimethoprim solution, containing the antibiotic trimethoprim, as a prescription drug for the treatment of middle ear infections in children age six months to 12 years. Trimethoprim for the treatment of middle ear infections in children is currently available only in combination with the sulfa compound sulfamethoxazole, which is associated with allergic reactions that may be severe or even fatal. In clinical trials, Primsol solution, which does not contain this sulfa component, was shown to be as effective for the treatment of middle ear infections in children as the combination therapy, but with less side effects. Because of the reduced risk of side effects, we believe that pediatricians will be more likely to prescribe Primsol for the treatment of middle ear infections in children than other trimethoprim formulations which contain sulfamethoxazole. The FDA is currently reviewing an NDA relating to Primsol.

     Acute infections are the most frequent illness treated by pediatricians, and middle ear infections are the most common of these infections. By three years of age, approximately 80% of children in the United States have developed at least one ear infection. In 1998, there were approximately 25,000,000 pediatric patient visits to doctors in the United States for the treatment of middle ear infections.

     A number of antibiotics are currently available for the treatment of middle ear infections in children. Most pediatricians initially prescribe amoxicillin, a form of penicillin, unless the patient is allergic to the drug or the drug has previously failed to provide a therapeutic effect in the patient. In such cases, the pediatrician selects a second line

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

antibiotic from a series of alternative choices, including a trimethoprim/sulfa compound (sold under brand names such as Bactrim and Septra), cephalosporins (such as Ceclor), a combination of amoxicillin and clavulanic acid (such as Augmentin) or macrolides (such as Zithromax or Biaxin). We plan to market Primsol solution as a second line of therapy to amoxicillin and as an alternative to trimethoprim/sulfamethoxazole combination products such as Bactrim and Septra.

     Scott-Levin estimates that the United States market for liquid antibiotics for the treatment of middle ear infections in 1998 was approximately $469,200,000, which includes approximately $48,900,000 from the sale of amoxicillin (reflecting approximately 9,800,000 prescriptions), approximately $22,000,000 from the sale of trimethoprim/sulfa combination products (reflecting approximately 2,072,000 prescriptions) and approximately $398,300,000 from the sale of other liquid antibiotics (reflecting approximately 11,580,000 prescriptions), including cephalosporins and macrolides. We believe that almost all liquid antibiotics are taken by children.

     We have formulated Primsol as an oral solution to facilitate its administration to children. Because Primsol solution does not need to be shaken prior to administration, it does not suffer from problems associated with suspensions, such as dose inconsistency.

     In December 1995, we completed multicenter Phase 3 clinical trials of Primsol solution for the treatment of middle ear infections and uncomplicated urinary tract infections in children age six months to twelve years. These clinical trials, which included over 500 children, compared a 25mg strength of Primsol solution with a commercially available trimethoprim/sulfamethoxazole combination therapy. In these trials, Primsol solution was as clinically effective as the combination therapy in alleviating the signs and symptoms commonly associated with these types of infections. No statistically significant differences were noted in response rates of valuable pediatric patients receiving either Primsol solution or the combination therapy, and both types of therapies had similar bacteriologic cure rates. However, fewer treatment related side effects were reported with Primsol solution than with the combination therapy, particularly a lower incidence of skin rash.

     We filed two NDA's with the FDA in 1995 and 1996 covering 25mg and 50mg strengths of Primsol solution, respectively. In June 1997, the FDA approved the NDA for the 25mg strength of Primsol solution, which we do not currently plan to market. In February 1998, we received a letter from the FDA citing certain deficiencies in the NDA for the 50mg formulation. In August 1998, the FDA notified us that additional clinical trials were necessary to evaluate the safety of the 50mg formulation of Primsol solution, due to the inclusion in this formulation of maltitol, an inactive ingredient. In September 1998, the FDA indicated that these clinical trials would not be necessary if we removed maltitol from the formulation. In December 1998, we filed an amendment to the NDA for the 50mg formulation of Primsol solution removing maltitol. The FDA is currently reviewing the amended NDA.

     Under the Waxman-Hatch Act, the FDA may not approve a competitor's ANDA for a generic version of the 25mg strength of Primsol solution for the treatment of middle ear infections in children age six months to twelve years, which ANDA is based on our clinical trial results, for a three-year period ending in June 2000.

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Orapred Syrup

     We are developing Orapred syrup as a prescription steroid for the treatment of inflammation associated with a variety of diseases, principally those of the respiratory system, such as asthma and bronchitis. Currently available liquid steroid products for the treatment of these types of inflammation have a very unpleasant taste. As a result of the unpleasant taste, children frequently do not take these products as directed, even though they are prescribed for the treatment of serious and, in some cases, life threatening diseases. We have applied our taste masking technology to develop Orapred as a steroid product with a pleasant taste.

     IMS America, Ltd., a marketing research firm, estimates that in 1998 physicians in the United States wrote approximately 3,064,000 prescriptions for liquid steroids, with pediatricians writing approximately 51% of these prescriptions. IMS America also estimates that the 1998 United States market for liquid steroids was approximately $44,000,000. We believe that almost all liquid steroids are taken by children.

     A number of currently available steroids, including prednisolone and prednisone, are widely used in pediatrics because of the anti-inflammatory properties of these drugs. Physicians generally prefer prednisolone and prednisone to other products, due to the greater margin of safety of these two drugs, and generally prefer prednisolone to prednisone because prednisolone is more reliable, particularly if the patient suffers from certain liver disorders. Orapred syrup contains the active ingredient prednisolone sodium phosphate which is therapeutically identical to prednisolone. Liquid steroid brands are currently available in 5mg/5ml and 15mg/5ml strengths. We are developing Orapred syrup in both of these strengths.

     In April 1997, we filed two ANDAs with the FDA covering two strengths of Orapred. Each of these formulations contained maltitol as an inactive ingredient. In October 1998, the FDA issued a deficiency letter on chemistry, manufacturing and controls which cited certain deficiencies with both ANDAs, including the inclusion of maltitol. The other deficiencies cited in the FDA's letter related to minor manufacturing and controls issues. In December 1998, the FDA indicated that we would not be required to conduct additional clinical trials of the product if we removed maltitol from these formulations. In January 1998, we amended the ANDA for the stronger formulation of Orapred to remove maltitol as an ingredient and to address the manufacturing and controls issues raised by the FDA.

Feverall(R) Controlled-Release Sprinkles

     We are developing Feverall controlled-release sprinkles as an over-the-counter acetaminophen product for the treatment of pain and fever in children which can be administered by sprinkling on soft food. We have designed this product to permit dosing every eight hours, rather than the four hours required by currently available products.

     A number of acetaminophen products are currently available for the treatment of pain and fever in children. Most of these products are in the form of a liquid or chewable tablet. FIND/SVP, a marketing research firm, estimates that approximately $300,000,000 of pediatric forms of pain/fever medications are sold in the United States annually. The product with the largest market share in the United States is Tylenol liquid for children. None of the pediatric products currently on the market is available in a controlled-release formulation. These products are absorbed quickly from the gastrointestinal tract into the blood and quickly cleared from the body, which necessitates dosing every four hours. If

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these products are administered at bedtime, the patient needs an additional dose before morning. If they are administered during the day, parents often must rely on school nurses or day care providers to administer additional medication later in the day. In addition, under the applicable FDA OTC Monograph, only five doses of acetaminophen may be given in any 24-hour period. Therefore, if the medication requires four hour dosing, treatment may only be given for 20 hours in each 24-hour period.

     We are developing Feverall sprinkles with a proprietary controlled-release technology that releases the acetaminophen at specific rates over time in order to reduce fever and pain for an eight hour period. We believe that dosing every eight hours may significantly increase compliance and permit therapeutic coverage for the full 24-hours of each day. To facilitate administration, we have formulated this product in the form of small beads that either can be sprinkled on a food that is appealing to the child, such as applesauce, or delivered in a liquid, such as water.

     We have completed three Phase 1 definitive pharmacokinetic trials comparing Feverall sprinkles to Tylenol extended relief caplets and immediate release Tylenol tablets. These trials involved 63 healthy adults. In these trials, Feverall sprinkles exhibited equivalent bioavailability to the Tylenol product to which they were compared.

     In December 1996, we completed a Phase 3 clinical trial that evaluated Feverall sprinkles for the reduction of dental pain. This study involved 125 adults and adolescents and was double blinded, placebo and active controlled. Each patient received a single dose over an eight-hour period. The data from this study indicated that, for an eight hour period, Feverall sprinkles provided pain relief superior to a placebo and comparable to Tylenol extended relief caplets.

     In February 1997, we completed a second Phase 3 clinical trial of this product for the treatment of fever in children. This study involved 125 children with a fever between the ages of two and 11 years old. In this second Phase 3 clinical trial, we compared Feverall sprinkles on a double blinded basis to an immediate release presentation of acetaminophen for efficacy (reduction in fever) and safety. The data from this study indicated that Feverall sprinkles provided fever control over an eight hour period comparable to the fever control provided by the immediate release presentation of acetaminophen and that, during the fourth to sixth hours of treatment, the fever control provided by the Feverall sprinkles was more effective than the fever control provided by the immediate release acetaminophen.

     We filed an NDA for Feverall sprinkles in December 1997. In December 1998, the FDA issued a not-approvable letter covering this NDA which cited deficiencies relating to the manufacture and packaging of this product. The letter also indicated that the clinical trials of Feverall sprinkles did not demonstrate adequate duration of action and that the product should only be used in patients older than two years of age. We are currently in discussions with the FDA regarding these issues.

     The FDA must approve the NDA covering Feverall sprinkles for us to market this product in the United States. We expect to submit a request to the FDA for three years of protection under the Waxman-Hatch Act against the approval of a competitor's ANDA for a generic version of Feverall sprinkles for the treatment of pain and fever in children under 12 years of age which ANDA is based on our clinical trial results.

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Pediavent Albuterol Controlled-Release Suspension

     We are developing Pediavent albuterol controlled-release suspension as a prescription product for the treatment of asthma. We are developing this product to mask the normal bitterness of albuterol and to permit twice-a-day administration. Asthma is the leading cause of pediatric hospital admissions. It is a debilitating disease that causes swollen and inflamed airways that are prone to constrict suddenly and violently. Asthmatic attacks can be life-threatening and, in some cases, fatal.

     A common treatment for asthma is the administration of drugs which dilate the bronchial tubes, known as bronchodilators, of which albuterol is the most widely prescribed. IMS America estimates that the 1998 U.S. pediatric market for all forms of beta agonists was approximately $159,700,000, with liquid forms comprising approximately 10.6% of this market ($17,000,000). Albuterol is available in various dosage forms, including tablets and liquids (which are generally used for chronic administration) and inhalers (which are generally used for acute incidents). Young children do not typically use tablet formulations, as they are difficult to swallow and must be administered every four or eight hours. The only currently available controlled-release tablet (Volmax) is not approved for use in patients under 6 years of age. Patients under 6 years of age must therefore use either an inhaler or liquid albuterol, which generally has an unpleasant taste and must be administered three to four times per day.

     We are developing Pediavent as a suspension in the form of granules which contain albuterol in a coating. The coating allows the albuterol to be released at a specific controlled rate and masks the normal bitterness of the drug. To enhance patient compliance, we are designing this product for twice-a-day administration. Twice-a-day dosing also avoids waking a child at night to administer medication.

     In 1995, we conducted Phase 1 open-label, single dose studies of Pediavent in Europe comparing its profile in humans with that of Volmax. These studies involved 12 healthy adult subjects at one site. The results of this study indicated that the two formulations of Pediavent were indistinguishable from Volmax in terms of blood levels, which is an indicator of the effectiveness of the drug. In February 1997, we conducted a Phase 1 clinical trial in the United States involving 12 healthy adults which confirmed the results of the European study.

     In October, 1998, we completed Phase 3 clinical trials of Pediavent to evaluate control of asthma symptoms, lung efficiency and safety in children with asthma. The study was a multi-center, open label, comparative study performed in 63 children, ages two to six, with chronic asthma. For a one month period, patients received either Pediavent suspension twice daily or an immediate release form of albuterol, three times daily. The parents of each patient monitored their status daily and a physician examined each patient weekly. Parent and physician evaluation indicated that Pediavent suspension, taken twice daily, is as safe and effective in controlling asthma in children as the immediate release form of albuterol, taken three times daily.

     We expect to file an NDA for the current formulation of Pediavent in the second quarter of 1999. Late stage review of the current formulation of Pediavent showed the inclusion of a grade of an inactive coating material, known as glycerol monostearate, that may not be acceptable for internal use. Following the filing of an NDA for the current formulation of Pediavent, we plan to replace this ingredient with an acceptable grade of glycerol monostearate and amend the NDA to account for this change.

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     The FDA must approve an NDA covering Pediavent for us to market this product in the United States. We expect to submit a request to the FDA for three years of protection under the Waxman-Hatch Act against the approval of a competitor's ANDA for a generic version of Pediavent for the treatment of asthma in children under 12 years of age which ANDA is based on our clinical trial results.

Other Programs

     In addition to the products and product development programs described above, we also are developing a number of other pediatric pharmaceutical products, including:

     COUGH/COLD AND OTHER OTC PRODUCTS. We are developing a line of improved flavor over-the-counter cough/cold products. Many of the over-the-counter products for the treatment of coughs and congestion due to colds and influenza contain the active ingredient dextromethorphan (a cough suppressant) or the decongestant pseudoephedrine, which both have a bitter taste. We are applying our taste masking technology to the development of a line of cough/cold products containing these active ingredients in formulations with improved taste.

     We have already completed the development of a cough syrup containing guaifenesen, a drug known to loosen phlegm. In a taste study involving 81 children age three to six years comparing our cough syrup to Robitussin, a leading liquid guaifenesen product, the participants showed a statistically significant preference for our product over Robitussin.

     We believe that it is preferable to introduce our cough/cold products to the market as an integrated product line. Accordingly, we do not plan to introduce our guaifenesen cough syrup until we have completed development of additional products, which we estimate will occur no sooner than late 2000. Because these products are being formulated within the applicable FDA OTC Monographs, we expect that they will not require FDA approval prior to marketing.

     CROMOLYN PRODUCTS. We are developing two cromolyn products for the treatment of allergic reactions.

     - A cromolyn sodium cream for symptoms associated with moderate to severe contact dermatitis caused by exposure to poison ivy or oak, insect bites and bee stings and other allergic and non-allergic reactions.

     - A cromolyn sodium controlled-release nasal spray for the prevention of allergic rhinitis associated with conditions such as hay fever.

Cromolyn is a drug that is believed to reduce selected allergic reactions. The FDA must approve an NDA covering these products for us to market them in the United States. We would sell both of these products on a prescription basis.

PRODUCT DEVELOPMENT

     We actively evaluate the pediatric pharmaceutical industry on an ongoing basis to assess product usage and to identify unmet medical needs of children, particularly for prescription drugs for the most common pediatric illnesses.

     We generally select as product candidates commonly-prescribed off-patent pharmaceuticals that we believe we may improve and successfully commercialize through the application of our technologies and reformulation expertise. By developing products based on approved compounds rather than new chemical entities, we believe that we can reduce regulatory and development risks and shorten the product development cycle.

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

     We seek to identify third party manufacturers or academic institutions that have the required analytical expertise, technology, manufacturing capabilities and personnel to perform much of the design and formulation work for our products. To expedite the regulatory process, we also seek to enter into arrangements with product manufacturers commencing with pilot production for product stability testing, through clinical trials and ultimately to commercial production. We work closely with these third parties in connection with product design and formulation and monitor manufacturing activities, including compliance with the Good Manufacturing Practice and Good Laboratory Practice rules of the FDA.

     We typically hire clinical research organizations to conduct our clinical trials. We conduct clinical trials of many of our products in children not only to comply with FDA requirements but also because we believe that pediatricians will be more willing to prescribe our products if they have been tested on children. To facilitate enrolling children in our clinical trials, we have established a network of relationships with influential pediatricians, industry associations and pediatric research organizations specializing in conducting clinical trials in children.

SALES AND MARKETING

     We believe that our exclusive focus on the development and marketing of pediatric pharmaceutical products meaningfully differentiates us from other pharmaceutical companies in the pediatric medical community. We established our domestic sales organization during the second half of 1997, coincident with the market introduction of our initial two products, Feverall acetaminophen rectal suppositories and Pediamist nasal saline spray. As of March 1, 1999, our sales force consisted of six regional sales managers, 59 full-time sales representatives and 24 flex-time (or part-time) sales representatives. The primary focus of the our marketing and sales efforts are pediatricians and pediatric nurses who are responsible for most prescriptions written for children in the United States and play a central role in recommending over-the-counter medications for children.

     We chose to establish our own domestic sales force instead of using third party sales organizations because we believe that we can more efficiently and effectively implement marketing and sales initiatives through a direct sales force. We believe that we can reach much of the domestic pediatric market with a moderately sized sales force and carefully controlled marketing expenditures, because pediatricians and pediatric nurses are generally concentrated in group practices in urban and suburban centers. We plan to expand this sales force in the future as we introduce additional products.

     Our sales representatives conduct personal sales calls and attend industry conferences, seminars and other meetings. We advertise our products through direct mail and advertisements in speciality pediatric journals. We plan to supplement these activities with a telemarketing program designed to reach pediatricians and pediatric nurses in geographic areas beyond the coverage of our sales force or who are not targeted for one-on-one visits.

     Because more than 60% of patients are covered by a managed care program, such as a health maintenance organization, preferred provider organization or state Medicaid program, we also promote our products directly to managed care providers with the goal of obtaining inclusion of these products on the providers' formularies.

     We leverage our marketing and sales capabilities by entering into arrangements to promote third party pharmaceutical products to pediatricians. During the quarter ended March 31, 1998, we began marketing Duricef(R) (cefadroxil monohydrate) oral suspension

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

to pediatricians in the United States under a co-promotion agreement with Bristol-Myers Squibb U.S. Pharmaceuticals Group. We terminated this agreement effective December 31, 1998. In November 1998, we entered into a promotion agreement with Warner-Lambert Company under which we promote the broad-spectrum cephalosporin antibiotic, Omnicef(R) (cefdinir), which Warner-Lambert Company licenses from Fujisawa Pharmaceutical Co., Ltd., to pediatricians in the United States. In April 1999, we entered into a co-promotion agreement with King Pharmaceuticals, Inc. to promote Pediotic(R), a combination corticosteroid/antibiotic, to pediatricians in the United States. We plan to continue to evaluate additional third-party products for promotion.

MANUFACTURING AND DISTRIBUTION

     We rely on third parties to manufacture our products for preclinical tests, clinical trials and commercial purposes. Accordingly, we do not have any manufacturing facilities and have not sought to employ direct manufacturing personnel. The components of our products generally are available from a variety of commercial suppliers and are inexpensive. The production of most of these products involves known manufacturing techniques, although we have developed certain proprietary manufacturing technologies that we seek to protect as trade secrets.

     We believe that a number of third party manufacturers, both in the United States and abroad, are capable of manufacturing our products. We intend to establish supply agreements with manufacturers that comply with the FDA's Good Manufacturing Practices and other regulatory standards. Certain of our supply arrangements require us to buy all of our requirements of a particular product exclusively from one supplier. Moreover, FDA regulations provide that a manufacturer cannot supply a product to us, and we cannot sell the product, unless the manufacturer is properly qualified (i.e., demonstrates to the FDA that it can manufacture the product in accordance with applicable regulatory standards). For many of our products, we have qualified only one supplier, even though the contractual arrangement with the supplier may permit us to qualify an alternative manufacturer.

     To date, we have entered into several agreements with third parties for the manufacture of our products. In particular, we are a party to a supply agreement with Lyne Laboratories, Inc. which provides as follows:

     - Lyne has agreed to manufacture Primsol solution;

     - we have agreed to purchase all amounts of such product as we may require for sale in the United States from Lyne in accordance with an agreed upon price schedule; and

     - the agreement may be terminated by either party on three months' notice any time after October 17, 2004.

     We have also entered into an agreement with Recordati S.A. Chemical and Pharmaceutical Company relating to the manufacture of Pediavent albuterol controlled-release suspension and an agreement with Upsher-Smith relating to the manufacture of Feverall acetaminophen rectal suppositories.

     In the future, we may establish our own manufacturing facilities if it becomes economically attractive to do so. In order for us to establish a manufacturing facility, we would require substantial additional funds and significant additional personnel. In addition, we would need to comply with the FDA's extensive manufacturing regulations.

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

     We distribute our products through a third party distribution warehouse. Under this arrangement, the manufacturers of products ship the products to the distribution warehouse, which performs various functions on our behalf, including order entry, customer service and collection of accounts receivable. We may seek to develop the capability to perform some or all of these functions through our own personnel in the future.

COMPETITION

     Competition in the pediatric pharmaceutical market is intense. Although we believe that no competitor focuses its commercial activities and research and development efforts exclusively on the pediatric pharmaceutical market, several large pharmaceutical companies with significant research, development, marketing and manufacturing operations market pediatric products. These competitors include:

     - Glaxo Wellcome Inc.;

     - Eli Lilly and Company;

     - Bristol-Myers Squibb, Inc.;

     - Ortho-McNeil Pharmaceutical Division of Johnson & Johnson Inc.;

     - Pfizer Inc.;

     - Ross Laboratories Division of Abbott Laboratories Inc.;

     - Schering-Plough Corporation; and

     - Wyeth-Lederle Vaccines and Pediatrics Division of American Home Products, Inc.

     We believe that key competitive factors affecting our success include:

     - the efficacy, side effect profile, taste, dosing frequency, method of administration;

     - patent or other proprietary protection;

     - brand name recognition;

     - price;

     - timing of market introduction of our or competitive products;

     - the relative speed with which we can develop products, complete the clinical trials and approval processes and supply commercial quantities of the products; and

     - ability to attract and retain qualified personnel.

     Many of our potential competitors have substantially greater name recognition and greater financial, technical and human resources. In addition, many of these competitors have significantly greater experience than us in undertaking preclinical testing and human clinical trials of pharmaceutical products and obtaining FDA and other regulatory approvals of products for use in health care. Accordingly, our competitors may more rapidly succeed in obtaining FDA or other regulatory approvals for products. Furthermore, subject to obtaining required regulatory clearances, we will compete against these larger companies with respect to manufacturing efficiency and marketing capabilities, areas in which we have limited or no experience. Our competitors may introduce competitive pricing pressures that may adversely affect our sales levels and margins. Moreover, many of these competitors offer well established, broad product lines and services which we do not offer. Many of the products offered by these competitors have well known brand names that have been promoted over many years.

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     We expect to market many of our product candidates as alternative treatments for pediatric indications for which products with the same active ingredient are well-entrenched in the market. For example, we intend to market Primsol solution, a trimethoprim antibiotic, for the treatment of middle ear infections, for which pediatricians often prescribe the well-known combination therapies Bactrim and Septra, which also contain trimethoprim. Similarly, Feverall controlled-release sprinkles would compete against Tylenol liquid for children. Our product candidates also will compete with products that do not contain the same active ingredient but are used for the same indication and are well entrenched within the pediatric market. For example, Primsol solution will also compete against other antibiotics, including amoxicillin. Moreover, many of our potential products that are reformulations of existing drugs of other manufacturers may have significantly narrower patent or other competitive protection.

LICENSE AND MARKETING AGREEMENTS

     We have obtained rights to manufacture and/or market certain products or product candidates through licenses and other arrangements with third parties. Set forth below is a summary of those arrangements that we believe are material to our business.

     RECORDATI LICENSE. We have obtained a license from Recordati S.A. Chemical and Pharmaceutical Company under their patents and patent applications to clinically test, register, market, distribute and sell a controlled-release suspension system formulation of albuterol in the form of coated granules, which we are developing as Pediavent. The license is exclusive in all countries other than Italy and Spain. Our license rights under this agreement will terminate with respect to a particular country if (a) we do not notify Recordati within two years of filing for FDA marketing approval of Pediavent of our intention to pursue the commercial development of Pediavent in such country or (b) a joint development committee determines that the commercial development of Pediavent in such country is not technically feasible. We may also sublicense our license rights under this agreement, subject to certain restrictions in certain countries. We have agreed to collaborate with Recordati on the development, clinical testing and regulatory approval of Pediavent in the United States and in any other country in which we elect to pursue its commercial development. Recordati will own any intellectual property resulting from the collaboration other than our clinical research data, product applications and regulatory approvals. This agreement expires 15 years from the date of FDA marketing approval of Pediavent. We are entitled to extend the agreement, at our election, for an additional five year term. During the term of this agreement, Recordati has agreed to supply us with such quantities of the product as we may require. In return, we have agreed to pay Recordati certain up-front license fees and to purchase the product from Recordati at unit prices based upon net sales in a given country. During the term of this agreement, we have also agreed not to develop, manufacture or sell competing products.

     OMNICEF(R) (CEFDINIR) PROMOTION AGREEMENT. We have entered into a promotion agreement with Warner-Lambert Company under which we have agreed to promote Omnicef(R) (cefdinir) oral suspension to pediatricians in the United States. Warner-Lambert Company licenses Omnicef(R) (cefdinir) from Fujisawa Pharmaceutical Co., Ltd. As compensation for our promotional efforts, Warner-Lambert Company has agreed to pay us compensation on an annual basis which is subject to upward or downward adjustment based upon the achievement of specified performance-based targets. The agreement also contains obligations with respect to the number of sales representatives in our sales force. The term of the agreement expires on January 31, 2001, unless terminated earlier under specified circumstances.

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

     The licenses and other third party product arrangements to which we are a party may impose various commercialization, sublicensing, royalty and other payment, insurance and other obligations on us. Any failure by us to comply with these requirements could result in termination of the applicable agreement, which could adversely affect our business.

PATENTS, TRADE SECRETS, LICENSES AND TRADEMARKS

     We believe that our success will depend in part on our ability to develop patentable products and obtain patent or other proprietary rights protection for our products, both in the United States and in other countries. Our policy is to file patent applications to protect technology, inventions and improvements that are considered novel and important to the development of our business. We also rely on trade secrets, know-how, continuing technological innovation and licensing opportunities to develop and maintain our competitive position. We also plan to seek three year protection for certain products under the Waxman-Hatch Act from the approval of a competitor's ANDA for a generic version of one of our products which ANDA is based on our clinical trial results. We also seek and intend to continue to seek trademark protection for our brand names.

     We hold 11 issued United States patents and have filed three additional United States patent applications. These patents and patent applications primarily relate to the following:

     - Formulation of Primsol solution (1 patent);

     - Cromolyn sodium cream product candidate (5 patents);

     - Controlled-release technology (1 patent and 2 applications); and

     - Task-masking technology (1 patent and 1 application).

     Three of the issued patents relate to product candidates which we currently are not planning to pursue. We have also sought foreign patent protection in other major industrial countries for what we believe are our most commercially important technologies. All of our issued United States and foreign patents expire from 2002 to 2016, although we may extend certain United States patents for specified periods. Any of our United States and foreign patents could lapse if certain maintenance fees are not paid.

     The patent positions of pharmaceutical firms are generally uncertain and involve complex legal and factual questions. Consequently, even though we currently are prosecuting our patent applications with the United States Patent and Trademark Office and certain foreign patent authorities, we do not know whether any of our remaining applications will result in the issuance of any patents or, if any patents are issued, whether they will provide significant proprietary protection or will be circumvented or invalidated. Since our products and product candidates represent reformulations of off-patent drugs, any patents which cover such products would be use or formulation patents, which will provide us with a significantly narrower level of protection than a patent on the active ingredient itself. Since patent applications in the United States are maintained in secrecy until patents issue, and since publication of discoveries in the scientific or patent literature tend to lag behind actual discoveries by several months or years, we cannot be certain that we were the first creator of inventions claimed by pending patent applications or that we were the first to file patent applications for such inventions. Generally, in the United States, the first to invent is entitled to the patent, whereas in the European Economic Community, the first to file is entitled to the patent. Our competitors and other third parties hold issued patents and pending patent applications relating to aspects of our technology, and it is uncertain whether these patents and patent applications will require us to alter our products or processes, pay licensing fees or cease activities.
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

     We require our employees, consultants, outside scientific collaborators and sponsored researchers and other advisors to execute confidentiality and invention assignment agreements. These agreements require that all confidential information developed pursuant to such relationships or made known to the individual by us during the course of the individual's relationship with us is to be kept confidential and not disclosed to third parties, subject to a right to publish certain information in the scientific literature in certain circumstances and subject to other specific exceptions. In the case of employees, the agreements provide that all inventions conceived by the individual relating to our business are our exclusive property. There can be no assurance, however, that these agreements will provide meaningful protection for our trade secrets or adequate remedies in the event of unauthorized use or disclosure of such information.

     We engage in collaborations and sponsored research agreements and enter into preclinical and clinical testing agreements with academic and research institutions to take advantage of their technical expertise and staff and to gain access to clinical evaluation models, patients and related technology. We may need to negotiate a license to any developments or results arising out of such collaborations or agreements in order to commercialize products incorporating them.

     Because we believe that promotion of pediatric pharmaceutical products under a brand name is an important competitive factor, we plan to seek trademark protection for our products, both in the United States and, to the extent we deem appropriate, in major foreign countries. To date, we have obtained ten trademark registrations from the United States Patent and Trademark Office, including for the marks "ASCENT," "PEDIAMIST," "PEDIATEMP," "PEDIAVENT " and "PRIMSOL." In addition, in July 1997, we acquired the "FEVERALL" trademark from Upsher-Smith Laboratories, Inc. as part of our acquisition of the Feverall line of acetaminophen rectal suppositories. Omnicef(R) is a registered trademark of Fujisawa Pharmaceutical Co., Ltd., and Pediotic(R) is a registered trademark of King Pharmaceuticals, Inc. All other trademarks appearing in this proxy statement/prospectus are the property of their respective owners.

GOVERNMENT REGULATION

     The testing, manufacture, labeling, distribution, sale, marketing, promotion and advertising of our products and our ongoing product development activities are subject to extensive and rigorous governmental regulation in the United States and other countries.

FDA Approval

     In the United States, pharmaceutical products intended for therapeutic use in humans are subject to rigorous and extensive FDA regulation before and after approval. The process of completing preclinical studies and clinical trials and obtaining FDA approvals for a new drug can take a number of years and require the expenditure of substantial resources.

     The steps required before a new pharmaceutical product for human use may be marketed in the United States include:

     - preclinical tests;

     - submission to the FDA of an Investigation New Drug, or IND, application, which must become effective before human clinical trials may commence;

     - adequate and well-controlled human clinical trials to establish the safety and effectiveness of the product;

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     - submission of a New Drug Application to the FDA, which application is not automatically accepted for consideration by the FDA; and

     - FDA approval of the NDA prior to any commercial sale or shipment of the product.

A new drug in generic form for use in humans may be marketed in the United States following FDA approval of an Abbreviated New Drug Application. ANDA approval requires that:

     - the drug have the same active ingredient, dosage form, route of administration, strength and conditions of use as a "pioneer" drug that was previously approved by the FDA as safe and effective;

     - any applicable patents and statutory period of protection under the Waxman-Hatch Act with respect to the "pioneer" drug have expired.

     Through a petition process, the FDA may permit the filing of an ANDA for a generic version of an approved "pioneer" drug with variations in active ingredient, dosage form, route of administration and strength (but not in conditions of use). The FDA will not permit the filing of an ANDA, however, and will instead require an applicant to file an NDA, if, among other reasons, (a) clinical investigations must be conducted to demonstrate the safety and effectiveness of the drug, (b) an ANDA would provide inadequate information to permit the approval of the variation or (c) significant labelling changes would be necessary to address new safety or effectiveness concerns raised by changes in the product.

     Preclinical tests include laboratory evaluation of product chemistry and animal studies to gain preliminary information of a product's pharmacology and toxicology and to identify any safety problems that would preclude testing in humans. Preclinical safety tests must be conducted by laboratories that comply with FDA regulations regarding Good Laboratory Practice. The results of the preclinical tests are submitted to the FDA as part of an IND application. The FDA reviews these results prior to the commencement of human clinical trials. Unless the FDA objects to, or makes comments or raises questions concerning, an IND, the IND will become effective 30 days following its receipt by the FDA, at which time initial clinical studies may begin. However, companies often obtain affirmative FDA approval before beginning such studies.

     Clinical trials involve the administration of the investigational new drug to healthy volunteers and to patients under the supervision of a qualified principal investigator. The sponsor must conduct the clinical trials in accordance the FDA's Good Clinical Practice requirements under protocols that detail, among other things, the objectives of the study, the parameters to be used to monitor safety and the effectiveness criteria to be evaluated. The sponsor must submit each protocol to the FDA as part of the IND. Further, the sponsor must conduct each clinical study under the auspices of an Institutional Review Board, or IRB. The IRB will consider, among other things, ethical factors, the safety of human subjects, the possible liability of the institution and the informed consent disclosure which must be made to participants in the clinical trial.

     Clinical trials are typically conducted in sequential phases, although the phases may overlap.

     - PHASE 1. In Phase 1, the investigational new drug usually is administered to between 10 and 50 healthy human subjects and is tested for safety, dosimetry, tolerance, metabolism, distribution, excretion and pharmacokinetics.

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     - PHASE 2.  Phase 2 involves studies in a limited patient population, usually 10 to 70 persons, to evaluate the effectiveness of the investigational new drug for specific indications, determine dose response and optimal dosage and identify possible adverse effects and safety risks.

     - PHASE 3. When an investigational new drug is found to have an effect and to have an acceptable safety profile in Phase 2 evaluation, Phase 3 trials are undertaken to further test for safety, further evaluate clinical effectiveness and to obtain additional information for labelling. Phase 3 trials involve an expanded patient population at geographically dispersed clinical study sites.

     The FDA may impose a clinical hold on an ongoing clinical trial at any time if it believes that the clinical trial exposes the participants to an unanticipated or unacceptable health risk. In addition, we may voluntarily suspend clinical trials for the same reasons. If the FDA imposes a clinical hold, clinical trials may not recommence without prior FDA authorization and then only under terms authorized by the FDA.

     In order to obtain marketing approval of a product in the United States, we must submit an NDA to the FDA. The NDA includes the results of the pharmaceutical development, preclinical studies, clinical studies, chemistry and manufacturing data and the proposed labelling. The FDA may refuse to accept the NDA for filing if certain administrative and NDA content criteria are not satisfied. Even after accepting the NDA for review, the FDA may require additional testing or information before approving the NDA. The FDA must deny an NDA if applicable regulatory requirements are not ultimately satisfied. If the FDA grants regulatory approval of a product, it may require post-marketing testing and surveillance to monitor the safety of the product or may impose limitations on the indicated uses for which the product may be marketed. Finally, the FDA may withdraw product approvals if compliance with regulatory standards is not maintained or if problems occur following initial marketing.

     A pharmaceutical product that has the same active ingredient as a drug that the FDA has previously approved as safe and effective may be approved for marketing in the United States following an abbreviated approval procedure (subject to certain exclusions, such as drugs that are still protected by patent or market exclusivity under the Waxman-Hatch Act). This procedure involves filing an Abbreviated New Drug Application with the FDA. Approval of a pharmaceutical product through an ANDA does not require preclinical tests on pharmacology or toxicology or Phase 1, 2 or 3 clinical trials to prove the safety and effectiveness of such product. Instead, an ANDA is based upon a showing of bioequivalence with the "pioneer" drug and adequate manufacturing. Therefore, compared to an NDA, the filing of an ANDA may result in reduced research and development costs associated with bringing a product to market.

     If an applicant files an ANDA for a pharmaceutical product where the "pioneer" drug is protected by a patent, the applicant must notify the patent holder of the filing of the ANDA. If the patent holder files a patent infringement suit against the applicant within 45 days of this notice, any FDA approval of the ANDA can not become effective until the earlier of (i) a determination that the existing patent is invalid, unenforceable or not infringed, (ii) such litigation has been dismissed or (iii) 30 months after the ANDA filing.

     The Waxman-Hatch Act provides a period of statutory protection for new drugs which receive NDA (but not ANDA) approval from the FDA. If a new drug receives NDA approval, and the FDA has not previously approved any other new drug containing the same active ingredient, then the FDA may not accept an ANDA by another company

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for a generic version of such drug for a period of five years from the date of approval of the NDA (or four years if an ANDA applicant certifies invalidity or non-infringement of the patent covering such drug). Similarly, if a new drug containing an active ingredient that was previously approved by the FDA received NDA approval which is based upon new clinical investigations (other than bioavailability studies), then the FDA may accept the filing of an ANDA for a generic version of such drug by another company but may not make the approval of such ANDA effective for a period of three years from the date of the NDA approval. The statutory protection provided by the Waxman-Hatch Act does not prohibit the filing or approval of an NDA (as opposed to an ANDA) for any drug, including, for example, a drug with the same active ingredient, dosage form, route of administration, strength and conditions of use as a drug protected under the act. However, in order to obtain an NDA, a competitor would have had to conduct its own clinical trials. As our products and product candidates are based upon approved compounds for which the FDA has previously granted NDA approval, we expect that any of our products which qualify for statutory protection under the Waxman-Hatch Act will be afforded only a three year period of protection.

     Certain of our products, such as guaifenesen cough syrup, fall within the FDA's OTC Monograph system. We may market these products without FDA approval of an NDA or ANDA, provided they comply with the specifications set forth in the OTC Monograph for the applicable product category. OTC drugs must also be manufactured in compliance with Good Manufacturing Procedures, but premarket approval is not required.

     In addition to product approval, we must obtain a satisfactory inspection by the FDA covering our manufacturing facilities or the facilities of our suppliers before marketing a product in the United States. The FDA will review the manufacturing procedures and inspect the manufacturer's facilities and equipment for compliance with Good Manufacturing Practices and other requirements. Any material change in the manufacturing process, equipment or location necessitates additional preclinical and/or clinical data and additional FDA review and approval before marketing. In addition, the FDA must supplementally approve any changes in manufacturing that have substantial potential to adversely affect the safety or effectiveness of the product, such as changes in the formulation of a drug, as well as some changes in labeling or promotion.

     Even after approval, all marketed products and their manufacturers are subject to continual government review. Subsequent discovery of previously unrecognized problems or failure to comply with applicable regulatory requirements could result in, among other things, restrictions on manufacturing or marketing of the product, product recall or withdrawal, fines, seizure of product, or civil or criminal prosecution, as well as withdrawal or suspension of regulatory approvals.

Foreign Regulatory Approval

     We must obtain the approval of governmental regulatory authorities comparable to the FDA in foreign countries prior to the commencement of clinical trials and subsequent marketing of a pharmaceutical product in such countries. This requirement applies even if we have obtained FDA approval in the United States. The approval procedure varies from country to country. The time required may be longer or shorter than that required for FDA approval. A centralized procedure is effective for the Member States of the European Union and certain other countries who have agreed to be bound by the approval decisions of the European Medical Evaluation Agency.

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     A company generally may not freely export Pharmaceutical products from the
United States until the FDA has approved the product for marketing in the United States. However, a company may apply to the FDA for permission to export finished products to a limited number of countries prior to obtaining FDA approval for marketing in the United States, if the products are covered by an effective IND or a pending NDA and certain other requirements are met.

EMPLOYEES

     As of March 1, 1999, we had 97 full-time employees. Eleven of these employees are engaged in product development and quality control, including medical and regulatory affairs, 73 are employed in sales and marketing and 13 are employed in finance, business development and general and administrative activities. In addition, as of March 1, 1999, we had 24 flex-time employees, all of whom are employed in sales and marketing. Many of our management and professional employees have had prior experience with pharmaceutical, biotechnology or medical products companies. None of our employees is covered by a collective bargaining agreement, and management considers relations with our employees to be good.

FACILITIES

     We lease approximately 18,900 square feet of office space in Wilmington, Massachusetts. The lease has an initial term expiring January 31, 2002. We have an option to renew the lease for an additional five-year period.

LEGAL PROCEEDINGS

     Not applicable.

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                            SELECTED FINANCIAL DATA

     The table below summarizes recent historical financial and pro forma financial information for Ascent. For further information, refer to the financial statements of Ascent included in this proxy statement/prospectus.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                THREE MONTHS
                                                                                PRO FORMA           ENDED           PRO FORMA
                                        YEAR ENDED DECEMBER 31,                 YEAR ENDED        MARCH 31,       QUARTER ENDED
                           -------------------------------------------------   DECEMBER 31,   -----------------     MARCH 31,
                            1994      1995      1996       1997       1998      1998(1,2)      1998      1999        1999(2)
                           -------   -------   -------   --------   --------   ------------   -------   -------   -------------
Product revenue, net.....  $    --   $    --   $    --   $  2,073   $  4,476     $  4,476     $ 1,314   $ 1,241      $ 1,241
Licensing revenue........       --       304        --         --         --           --          --        --           --
Co-promotional revenue...       --        --        --         --         --           --          --       615          615
Loss from operations.....   (3,692)   (4,214)   (6,566)   (11,854)   (16,213)     (17,244)     (4,128)   (3,472)      (3,472)
Extraordinary item(3)....       --        --        --         --      1,166        1,166          --        --           --
Net loss.................   (3,545)   (4,101)   (6,487)   (12,498)   (18,231)     (19,445)     (4,441)   (3,677)      (3,859)
Net loss to common
  stockholders...........   (3,545)   (4,163)   (6,625)   (12,745)   (18,680)     (19,445)     (4,441)   (3,869)      (3,859)
Net loss per common share
  basic and diluted......  $(17.93)  $(21.05)  $(33.44)  $  (3.08)  $  (2.69)    $  (2.05)    $ (0.64)  $ (0.55)     $ (0.40)


                                                                    DECEMBER 31,                                  PRO FORMA
                                                  -------------------------------------------------   MARCH 31,   MARCH 31,
                                                   1994       1995       1996      1997      1998       1999       1999(2)
                                                  -------   --------   --------   -------   -------   ---------   ---------
Cash, cash equivalents and current marketable
  securities....................................  $ 2,171   $  2,538   $  2,086   $14,229   $ 2,172    $ 2,268     $ 2,268
Working capital.................................    1,966      2,231        525     4,242       468        321         496
Total assets(4).................................    2,466      2,750      2,628    28,433    16,301     17,263      16,777
Long term subordinated secured notes, net of
  current portion...............................       --         --         --     1,252     8,681     12,694      11,904
Redeemable Convertible Preferred Stock, Series
  D, Series E and Series F(5)...................    8,157     12,557     17,832        --        --         --          --
Convertible Exchangeable Preferred Stock, Series
  G.............................................       --         --         --        --     6,461      6,461          --
Total equity....................................   (5,995)   (10,158)   (16,778)   15,515     3,803         11         489


No common stock dividends have been declared or paid by Ascent for any period presented above.
-------------------------

(1) Presented on a pro forma basis to give effect to the borrowing, on February 19, 1999, of $4,000,000 under the Alpharma loan agreement.

(2) Presented on a pro forma basis to give effect to the consummation of the following transactions contemplated by the second amendment to the May 1998 securities purchase agreement, which will be consummated, subject to stockholder approval, concurrently with the closing of the transactions contemplated by the master agreement, including the merger: (a) the exchange of 7,000 shares of Series G convertible exchangeable preferred stock for convertible subordinated notes in the aggregate principal amount of $7,000,000, (b) the reduction in the exercise price of warrants to purchase 2,116,958 shares of Ascent common stock from $4.75 per share to $3.00 per share and the exercise of these warrants, (c) the sale and issuance of 300,000 shares of Ascent common stock at a purchase price of $3.00 per share to the holders of these warrants, (d) the cancellation of $7,250,874 of subordinated notes as payment of the exercise price for the warrant shares and the purchase price for the 300,000 shares and (e) the issuance of an additional 150,000 shares of Ascent common stock in lieu of the payment of cash under a financial advisory services agreement. The basis for the pro forma presentation is discussed in more detail in the unaudited pro forma financial statements included in this proxy statement/prospectus.

     (3) The extraordinary item resulted from the early repayment of subordinated secured notes on June 1, 1998. As a result, Ascent accelerated the accretion of the discount of $842,000. In addition, $325,000 of unamortized debt issue costs were written off.

     (4) In July 1997, Ascent acquired the Feverall acetaminophen suppository product line and certain related assets for a purchase price of $11.9 million. A significant portion of the purchase price was allocated to the "Feverall" trademark acquired in the transaction, the manufacturing agreement entered into in connection with the transaction and goodwill.

     (5) All then outstanding preferred stock was converted to common stock at the initial public offering in May 1997.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL


     Ascent is a drug development and marketing company focused exclusively on the pediatric market. Ascent commenced operations in March 1989 and prior to the quarter ended September 30, 1997 was engaged primarily in developing its products and product candidates and in organizational efforts, including recruiting scientific and management personnel and raising capital. Ascent introduced its first product, Feverall acetaminophen suppositories, during the quarter ended September 30, 1997 and its second product, Pediamist nasal saline spray, during the quarter ended December 31, 1997. During the quarter ended March 31, 1998, Ascent began marketing Duricef(R) (cefadroxil monohydrate) oral suspension to pediatricians in the United States under a co-promotion agreement with Bristol-Myers Squibb U.S. Pharmaceuticals Group. Ascent terminated this agreement effective as of December 31, 1998. During the quarter ended March 31, 1999, Ascent began marketing Omnicef(R) (cefdinir) oral suspension and capsules to pediatricians in the United States under a promotion agreement with Warner-Lambert Company.


     Ascent has incurred net losses since its inception and expects to incur additional operating losses at least through 1999 as it continues its product development programs, maintains its sales and marketing organization and introduces products to the market. Ascent expects cumulative losses to increase over this period. Ascent has incurred a deficit from inception through March 31, 1999 of $54,287,000.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1999 VS. THREE MONTHS ENDED MARCH 31, 1998


     REVENUE: Ascent had total net revenue of $1,856,000 for the three months ended March 31, 1999 compared with revenue of $1,314,000 for the three months ended March 31, 1998. This increase in revenue of $542,000 was primarily attributable to co-promotional revenue for the three months ended March 31, 1999 of $615,000. The Company received no co-promotional revenue for the three months ended March 31, 1998.


     COST OF PRODUCT SALES: Cost of product sales was $635,000 for the three months ended March 31, 1999 compared with $554,000 for the three months ended March 31, 1998. This increase in cost of product sales of $81,000 was primarily the result of (i) an increase of $56,000 for the manufacturing cost associated with the production of the Feverall and Pediamist due to an increase in shipments, and (ii) an increase of $24,000 in manufacturing support personnel costs.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES: Ascent incurred selling, general and administrative expenses of $4,115,000 for the three months ended March 31, 1999 compared with $3,765,000 for the three months ended March 31, 1998, representing an increase of $350,000.


     Selling and marketing expenses were $3,005,000 for the three months ended March 31, 1999 compared with expenses of $2,662,000 for the three months ended March 31, 1998. This increase in selling and marketing expenses of $343,000 was primarily the result of an increase of $445,000 in personnel costs due to an increased number of sales representatives in order to increase the sales force's geographic coverage and to better meet the requirements of the Omnicef(R) promotion agreement as described above. This was offset by a decrease in consulting expenses of $105,000 associated with Ascent's election not to renew consulting arrangements that were in effect during the first quarter of 1998.

     General and administrative expenses were $1,110,000 for the three months ended March 31, 1999 which was consistent with the $1,103,000 expended for the three months ended March 31, 1998.

     RESEARCH AND DEVELOPMENT: Ascent incurred research and development expenses of $578,000 for the three months ended March 31, 1999 compared with $1,124,000 for the three months ended March 31, 1998. The decrease of $546,000 was primarily due to (i) $437,000 in reduced spending on the Primsol and Pediavent products' research and development programs due to the completion of clinical and biological studies of these products during the first quarter of 1998 and (ii) $56,000 in reduced personnel costs due to a reduction in the number of research and development personnel.

     INTEREST: Ascent had interest income of $26,000 for the three months ended March 31, 1999 compared with interest income of $159,000 for the three months ended March 31, 1998. This decrease of $133,000 was primarily due to a lower average cash investment balance. Ascent had $231,000 in interest expense for the three months ended March 31, 1999 compared to $471,000 for the three months ended March 31, 1998, a decrease of $240,000. This decrease was the result of the issuance of subordinated notes in connection with the sale of shares of Ascent Series G preferred stock and the use of the proceeds to repay the Triumph subordinated secured notes on June 1, 1998. The subordinated notes issued in connection with the shares of Ascent Series G preferred stock have a lower effective interest rate than the Triumph subordinated secured notes.

FISCAL YEAR 1998 VS. FISCAL YEAR 1997

     REVENUE: Ascent had net revenue of $4,476,000 for the year ended December 31, 1998 compared with revenue of $2,073,000 for the year ended December 31, 1997. This increase in revenue of $2,403,000 was primarily attributable to (i) increased sales of Feverall of $2,120,000 over the prior year due to twelve months of sales being recognized in 1998 versus only six months of sales being recognized in 1997, (ii) sales of Pediamist nasal saline spray, which was not introduced until the fourth quarter of 1997, and (iii) revenues under the Duricef co-promotion agreement which commenced on February 6, 1998.


     COST OF SALES: Cost of sales was $2,307,000 for the year ended December 31, 1998 compared with $1,246,000 for the year ended December 31, 1997. This increase in cost of sales of $1,061,000 was primarily a result of (i) $637,000 for the manufacturing cost associated with the production of the Feverall and Pediamist products for a full year, (ii) an increase in inventory reserves of $129,000 due to a higher inventory balance, (iii) the amortization of an additional six months in 1998 of $167,000 for the Feverall manufacturing agreement, and (iv) increased operational support personnel costs of $134,000 in 1998. In addition, for the year ended December 31, 1998, the Company had $207,000 in net realizable value adjustments for the Just For Kids Vitamin Drops inventory. These adjustments were due to (i) a formulation change in the third quarter of 1998 which resulted in a charge of $134,000 and (ii) the write-off of all raw materials associated with the product line in the fourth quarter of 1998 which resulted in a charge of $73,000. During the twelve month period ended December 31, 1997, the Company wrote off $205,000 for the Just For Kids Vitamin Drops inventory due to an earlier formulation change in the fourth quarter of 1997.


     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES: Ascent incurred selling, general and administrative expenses of $14,514,000 for the year ended December 31, 1998 compared with $8,305,000 for the year ended December 31, 1997, representing an increase of $6,209,000.

     Selling and marketing expenses were $9,558,000 for the year ended December 31, 1998 compared with expenses of $5,739,000 for the year ended December 31, 1997. This increase in selling and marketing expenses of $3,819,000 was primarily the result of (i) increased personnel expenses of approximately $4,024,000 associated with the hiring of Ascent's field sales organization, (ii) increased marketing and distribution expenses of $491,000 associated with the introduction of Ascent's first two product offerings, Feverall and Pediamist, and partly offset by (iii) decreased marketing expenses of $696,000 due to a corporate marketing program that was run during 1997 and was not repeated in 1998.

     General and administrative expenses were $4,956,000 for the year ended December 31, 1998 compared with expenses of $2,566,000 for the year ended December 31, 1997. The increase in general and administrative expenses of $2,390,000 was due primarily to (i) increased amortization expenses for a full year in 1998 versus a half year in 1997 of intangible assets of $234,000 related to the Feverall trademark and goodwill, (ii) increased support personnel cost of $988,000 associated with the initial commercialization of Ascent's first two products, (iii) increased legal, accounting and investor relations costs of $375,000 associated with being a publicly-traded company for a full year, the sale and issuance of shares of Ascent Series G preferred stock and the negotiation of the strategic alliance with Alpharma, (iv) increased insurance expenses of $191,000, and (v) $124,000 in increased rent and utility expense related to the expansion of its facilities in 1998.

     RESEARCH AND DEVELOPMENT: Ascent incurred research and development expense of $3,868,000 for the year ended December 31, 1998 compared with $4,377,000 for the year ended December 31, 1997. The decrease of $509,000 was primarily due to
(i) $248,000 in reduced spending in the Just for Kids Vitamins Drops and the Feverall ER acetaminophen beaded product R&D programs and (ii) a decrease of $274,000 in clinical trials for Ascent's Feverall ER acetaminophen beaded product which were conducted during 1997.

     INTEREST: Ascent had interest income of $369,000 for the year ended December 31, 1998 compared with interest income of $693,000 for the year ended December 31, 1997. The decrease of $324,000 was primarily due to a lower average cash investment balance. Ascent had $1,221,000 in interest expense for the year ended December 31, 1998 compared to $1,359,000 for the year ended December 31, 1997, a decrease of $138,000. The decrease was attributable to the repayment on June 1, 1998 of the Triumph subordinated secured notes with the proceeds of the subordinated notes issued in the Series G financing, which notes had a lower effective interest rate.

FISCAL YEAR 1997 VS. FISCAL YEAR 1996

     REVENUE: Ascent had net revenue of $2,073,000 for the year ended December 31, 1997 compared with no revenue for the year ended December 31, 1996. The revenue was the result of the acquisition and subsequent marketing of Ascent's first product, Feverall acetaminophen suppositories, and to a lesser extent the introduction of Pediamist nasal saline spray to the market.

     COST OF SALES: Cost of sales was $1,246,000 for the year ended December 31, 1997. The cost of sales was primarily attributable to (i) $874,000 for the manufacturing cost associated with the production of the Feverall and Pediamist products, (ii) the write-off of $205,000 of Just For Kids Vitamin Drops inventory as a result of a change in the specific ingredients used in the final product, and (iii) the amortization of $167,000 in 1997 for the Feverall manufacturing agreement.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES: Ascent incurred selling, general and administrative expenses for the year ended December 31, 1997 of $8,305,000 compared with expenses of $2,805,000 for the year ended December 31, 1997, representing an increase of $5,500,000.

     Selling and marketing expenses were $5,739,000 for the year ended December 31, 1997 compared with expenses of 1,065,000 for the year ended December 31, 1996. This increase of $4,674,000 was primarily the result of (i) increased personnel expenses of $3,493,000 as Ascent assembled sales and marketing personnel for the anticipated introduction of its products in the second half of 1997 and (ii) increases of $1,181,000 in advertising and promotional activities in anticipation of such product introductions.

     General and administrative expenses were $2,566,000 for the year ended December 31, 1997 compared with expenses of $1,739,000 for the year ended December 31, 1996. This increase of $827,000 was primarily a result of additional staffing expenses of $703,000 resulting from Ascent's increased infrastructure relating to the anticipated product introductions and amortization expenses of $124,000 for intangible assets related to the Feverall trademark and goodwill.

     RESEARCH AND DEVELOPMENT: Ascent incurred research and development expenses for the year ended December 31, 1997 of $4,377,000 compared with expenses of $3,761,000 for the year ended December 31, 1996. This increase of $616,000 primarily reflected increased third party pilot manufacturing and development expenditures relating to Ascent's twice a day liquid controlled release bronchodilator, Pediavent, and increased expenditures for the development of Ascent's Just for Kids Vitamin Drops.

     INTEREST: Ascent had interest income of $693,000 for the year ended December 31, 1997 compared with interest income of 79,000 for the year ended December 31, 1996. This increase of $614,000 was primarily attributable to increases in funds available for investment by Ascent resulting from Ascent's initial public offering of common stock, the sale of its Series F convertible preferred stock and the issuance of subordinated secured notes. Ascent had interest expense of $1,359,000 for the year ended December 31, 1997, which reflected the accretion of $1,133,000 for the subordinated secured notes and $226,000 for the related cash interest payments.

LIQUIDITY AND CAPITAL RESOURCES

     Since its inception, Ascent has financed its operations primarily from private sales of preferred stock, the private sale of subordinated secured notes and related common stock purchase warrants and, in 1997, an initial public offering of shares of common stock. As of March 31, 1999, Ascent had raised approximately $33,560,000 (net of issuance costs) from the sales of preferred stock, approximately $18,027,000 (net of issuance costs) from the issuance of subordinated secured notes and related warrants and approximately $17,529,000 (net of issuance costs) from the initial public offering of 2,240,000 shares of common stock. In addition, in the second half of 1997, Ascent began shipping its first two products, Feverall acetaminophen suppositories and Pediamist nasal saline spray, and in February 1999 began promoting Omnicef (R) pursuant to a promotion agreement with Warner-Lambert Company.

     TRIUMPH NOTES. In January and June 1997, Ascent issued an aggregate of $7,000,000 of subordinated secured notes, resulting in net proceeds to Ascent of $6,404,000, which was recorded as a liability of $4,949,000 with $2,506,000 to be accreted as interest expense over the term of the notes. On June 1, 1998, Ascent used a portion of the proceeds from the Series G financing to pay in full the remaining principal and interest due of approximately $5,250,000 and $130,000, respectively.

     FEVERALL ACQUISITION. On July 10, 1997, Ascent closed the acquisition of the Feverall line of acetaminophen rectal suppositories from Upsher-Smith. The purchase price was

$11,905,000. Ascent paid $6,405,000 in cash and issued a promissory note for $5.5 million as payment of the purchase price, which promissory note was paid on February 20, 1998.


     WARNER LAMBERT PROMOTION AGREEMENT. In November 1998, the Company signed a promotion agreement with Warner-Lambert Company to promote OMNICEF(R) (cefdinir) oral suspension and capsules to pediatricians in the United States commencing in February 1999. Warner-Lambert Company licenses OMNICEF(R)(cefdinir) from Fujisawa Pharmaceutical Co., Ltd. The Company agreed to co-promote OMNICEF(R) (cefdinir) oral suspension and capsules as part of its strategy to leverage its marketing and sales capabilities, including its domestic sales force. The term of the agreement expires on January 31, 2001, unless terminated earlier under specified circumstances. As compensation for the Company's promotional efforts, Warner-Lambert Company has agreed to pay the Company compensation on an annual basis which is subject to upward or downward adjustment based on the achievement of specified performance-based targets. The upward and downward adjustments to the annual compensation may not exceed specified levels, thereby guaranteeing the Company a minimum fee under the agreement. The Company will recognize the minimum fee under this agreement on a straight-line basis over the term of the agreement and will recognize any additional revenue related to any upward adjustment of the fees paid under this agreement when the performance targets have been met. Revenue from this agreement has been disclosed under co-promotional revenue on the Company's statement of operations as such revenues are material to the Company's revenues and results of operations. Because the Company's sales force will not be exclusively dedicated to the marketing of OMNICEF(R) (cefdinir) but, rather, will be marketing all of the Company's existing products, the costs to the Company associated with the performance of this agreement cannot be separately identifiable from the Company's existing selling efforts. Therefore, the costs to the Company associated with the performance of this agreement have been included in selling, general and administrative expenses on the Company's statement of operations.


     SERIES G FINANCING. On May 13, 1998, Ascent entered into a Securities Purchase Agreement with funds affiliated with ING Furman Selz Investments LLC and BancBoston Ventures, Inc. In accordance with this agreement, on June 1, 1998, Ascent issued and sold to these funds an aggregate of 7,000 shares of Series G convertible exchangeable preferred stock, $9.0 million of 8% seven-year subordinated notes and seven-year warrants to purchase 2,116,958 shares of Ascent common stock at a per share exercise price of $4.75 per share, for an aggregate purchase price of $16 million. Of the $9.0 million of subordinated notes issued and sold by Ascent, $8,652,515 was allocated to the relative fair value of the subordinated notes and $347,485 was allocated to the relative fair value of the warrants. Accordingly, the 8% subordinated notes will be accreted from $8,652,515 to the maturity amount of $9,000,000 as interest expense over the term of the notes. The $347,485 allocated to the warrants was included in additional paid in capital. Ascent used a portion of the net proceeds, after fees and expense, of $14.7 million to repay the $5.3 million in Triumph subordinated secured notes and intends to use the balance for working capital. As a result of the early repayment of subordinated secured notes, Ascent accelerated the unaccreted portion of the discount amounting to $842,000. In addition, $325,000 of unamortized debt issue costs were written off. The primary terms of the Series G preferred stock and the convertible and subordinates notes are set forth below.

          SERIES G PREFERRED STOCK. The Series G preferred stock is convertible into Ascent common stock at a price of $4.75 per share at the option of the holder (which conversion price was above the fair market value of Ascent's common stock at June 1, 1998). The Series G preferred stock is entitled to cumulative annual dividends equal to 8% (subject to adjustment) of the liquidation preference of such stock ($1,000), payable semiannually in June and December of each year, commencing December 1998. The Series G preferred stock may be exchanged for 8% seven-year convertible subordinated notes having an aggregate principal amount equal to the aggregate liquidation preference of the Series G preferred stock solely at the option of Ascent any time within seven years of issuance of the Series G preferred stock.

          SUBORDINATED NOTES AND CONVERTIBLE NOTES. The subordinated notes and convertible notes (when and if issued upon exchange of the Series G preferred stock) bear interest at a rate of 8% per annum, payable semiannually in June and December of each year, commencing December 1998. Ascent may defer forty percent of the interest due on the subordinated notes and fifty percent of the dividends due on the Series G preferred stock (or the interest due on the convertible notes if issued upon exchange of the Series G preferred stock) in each of December 1998, June 1999, December 1999 and June 2000 for a period of three years.

     Under an agreement with the holders of the Series G preferred stock and the subordinated notes, subject to Alpharma's approval, Ascent's obligation to make dividend and interest payments on June 1, 1999 will be deferred until July 1, 1999. During the period from June 1, 1999 through July 1, 1999, dividends and interest will accrue at a rate of 9% per annum.

     In the event of a change in control or unaffiliated merger of Ascent, Ascent may, at its sole discretion, redeem the Series G preferred stock (or the convertible notes issuable upon exchange of the Series G preferred stock) at a price equal to the liquidation preference on such stock ($1,000) plus accrued and unpaid dividends, although Ascent will be required to issue new common stock purchase warrants in connection with such redemption. In the event of a change of control or unaffiliated merger of Ascent, the holders of the convertible notes and the subordinated notes may require Ascent to redeem these notes at a price equal to the unpaid principal plus accrued and unpaid interest on such notes, but cannot require Ascent to redeem the Series G preferred stock. In connection with the Series G financing, a representative of ING Furman Selz Investments was added to Ascent's board of directors.

     In connection with Ascent's strategic alliance with Alpharma, Ascent entered into a second amendment to the May 1998 securities purchase agreement. The second amendment provides for, among other things, (a) our agreement to exercise our right to exchange of all outstanding shares of Series G preferred stock for convertible subordinated notes in accordance with the terms of the Series G preferred stock, (b) subject to stockholder approval, the reduction in the exercise price of warrants to purchase 2,116,958 shares of Ascent common stock from $4.75 per share to $3.00 per share and the agreement of the Series G purchasers to exercise these warrants, (c) the issuance and sale to the Series G purchasers of an aggregate of 300,000 shares of Ascent common stock at a price of $3.00 per share and (d) the cancellation of approximately $7.25 million of principal under the subordinated notes held by the Series G purchasers to pay the exercise price of the warrants and the purchase price of the additional 300,000 shares. In addition, Ascent entered into an amendment to a financial advisory services fee agreement with ING Furman Selz under which Ascent agreed to issue 150,000 shares of Ascent common stock to ING Furman Selz in lieu of the payment of certain financial advisory fees. The second amendment and the financial advisory services fee amendment are discussed in more detail in "Proposal 2 -- Amendment to May 1998 Warrants and Sale and Issuance of Shares of Ascent Common Stock" beginning on page 100 of this proxy statement/prospectus.

     ALPHARMA STRATEGIC ALLIANCE. On February 16, 1999, Ascent entered into a series of agreements with Alpharma. This strategic alliance contemplates a number of transactions, including a loan agreement under which Alpharma will loan us up to $40.0 million from time to time, $12.0 million of which may be used for general corporate purposes and $28.0 million of which may only be used for specified projects and acquisitions intended to enhance Ascent's growth. In addition, subject to stockholder approval, Ascent will obtain a call option to acquire all of its outstanding common stock and assign the option to Alpharma, thereby giving Alpharma the option, exercisable in 2002, to purchase all of the Ascent common stock then outstanding at a purchase price to be determined by a formula based on Ascent"s 2001 earnings. The terms of the strategic alliance with Alphama are discussed in more detail in "Proposal 1 -- The Merger" beginning on page 31 of this proxy statement/prospectus.

     On February 19, 1999, Ascent borrowed $4.0 million from Alpharma under the loan agreement and issued Alpharma a 7.5% convertible subordinated note in the principal amount of up to $40.0 million. Alpharma's obligation to loan Ascent the balance of the $40.0 million is subject to the approval of Ascent's stockholders of a proposed merger between Ascent and Bird Merger Corporation, which approval is a condition to the consummation of the strategic alliance. If Ascent's stockholders do not approve the merger, Ascent must immediately repay the outstanding principal and interest on the note.

     FIXED ASSETS. Ascent expended $340,000, $805,000, and $60,000 to purchase fixed assets, primarily equipment and furniture, in 1998, 1997, and 1996, respectively. Ascent expects that its capital expenditures in 1999 will be approximately $250,000, primarily for computer hardware and software.

     FUTURE CAPITAL REQUIREMENTS. Ascent's future capital requirements will depend on many factors, including the costs and margins on sales of its products, success of its commercialization activities and arrangements, particularly the level of product sales, its ability to acquire and successfully integrate business and products, continued progress in its product development programs, the magnitude of these programs, the results of pre-clinical studies and clinical trials, the time and cost involved in obtaining regulatory approvals, the costs involved in filing, prosecuting, enforcing and defending patent claims, competing technological and market developments, the ability of Ascent to maintain and, in the future, expand its sales and marketing capability and product development, manufacturing and marketing relationships, and the ability of Ascent to enter into and maintain its promotion agreements. Ascent's business strategy requires a significant commitment of funds to engage in product and business acquisitions, to conduct clinical testing of potential products, to pursue regulatory approval of such products and maintain sales and marketing capabilities and manufacturing relationships necessary to bring such products to market.

     Ascent anticipates, based upon its current operating plan, that (a) its existing capital resources and internally generated funds should satisfy its capital requirements into June 1999 and (b) it will require approximately $10.0 million of additional funds beyond that to meet its capital requirements through the first quarter of 2000. Ascent is currently in discussions to obtain bridge financing to fund its capital requirements until the annual meeting of stockholders, at which time Ascent expects that, subject to stockholder approval of the strategic alliance with Alpharma, it will be able to satisfy its capital requirements with funds borrowed from Alpharma under the loan agreement, including the remaining $8.0 million which Ascent may borrow from Alpharma for general corporate purposes under the loan agreement. If Ascent's stockholders do not approve the merger with Alpharma or if Ascent does not consummate the strategic alliance with Alpharma, Ascent must immediately repay the $4.0 million borrowed from Alpharma on February 19, 1999 plus interest and will need to raise additional funds, including through collaborative relationships and public or private financings. In addition, if Ascent's business does not progress in accordance with its current operating plan or Primsol or Orapred are not approved when expected, it may need to raise additional funds. The additional financing may not be available to Ascent or may not be available on acceptable terms. If adequate funds are not available, Ascent may be required to significantly curtail one or more of its product development programs or product commercialization efforts, obtain funds through arrangements with collaborative partners or others that may require Ascent to relinquish rights to certain of its technologies, product candidates or products which Ascent would otherwise pursue on its own or significantly scale back or terminate operations.

NASDAQ LISTING

     On May 24, 1999, Ascent received a notice from The Nasdaq Stock Market, Inc. indicating that, because Ascent was not in compliance with the continued listing requirements of the Nasdaq National Market as of December 31, 1998, The Nasdaq Stock Market, Inc. has determined that Ascent common stock is no longer eligible for continued listing on the Nasdaq National Market. We have appealed their decision to the appeal panel of The Nasdaq Stock Market, Inc. The Ascent common stock will not be delisted until final resolution by the appeal panel. There can be no assurance that our appeal will be successful or that Ascent's common stock will continue to be listed on the Nasdaq National Market. See "Market Price and Dividend Information" on page 25 for a discussion of the listing of the depositary shares.

IMPACT OF YEAR 2000 ISSUES

     The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Following December 31, 1999, Ascent's computer equipment and software that is time sensitive, including equipment with embedded technology such as telephone systems and facsimile machines, may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to engage in normal business activities.

     Ascent is in the process of assessing its computer systems, software and operations infrastructure, including systems being developed to improve business functionality, to identify computer hardware, software and process control systems that are not Year 2000 compliant. To this end, during the third quarter of fiscal 1998, Ascent established an internal Year 2000 task force, comprised of employees and members of management, for the purpose of evaluating the Year 2000 compliance of its existing computer systems, software and operations infrastructure and any Year 2000 issues of third parties of business importance to Ascent. The goal of Ascent's Year 2000 task force is to minimize any disruptions to Ascent's business which could result from the Year 2000 problem and to minimize liabilities which Ascent might incur as a result of such disruptions. Ascent currently anticipates that its Year 2000 assessment efforts will be completed by June 30, 1999.

     Ascent has also initiated communications with its significant suppliers, including Upsher-Smith Laboratories, Inc. and Lyne Laboratories, and service providers and certain strategic customers to determine the extent to which such suppliers, providers or customers will be affected by any significant Year 2000 issues. Although, as of December 31, 1998, Ascent has not received a significant number of responses to its inquiries, Ascent believes that these communications will permit Ascent to determine the extent to which it may be affected by the failure of these third parties to address their own Year 2000 issues and may facilitate the coordination of Year 2000 solutions between Ascent and these third parties. Third parties of business importance to Ascent may not successfully and timely evaluate and address their own Year 2000 issues. The failure of any of these third parties to achieve Year 2000 compliance in a timely fashion could have a material adverse effect on Ascent's business, financial position, results of operations or cash flows.

     Ascent is funding the costs of its Year 2000 compliance efforts with cash flows from operations. Although Ascent has not completed the Year 2000 assessment of its computer systems and software, based upon its assessment efforts to date, Ascent does not anticipate that the costs of becoming Year 2000 compliant will have a material adverse effect upon Ascent's business, financial position, results of operations or cash flows. Ascent does not expect that the costs of replacing or modifying computer equipment and software will be substantially different, in the aggregate, from the normal, recurring costs incurred by Ascent for systems development, implementation and maintenance in the ordinary course of business. In this regard, in the ordinary course of replacing computer equipment and software, Ascent attempts to obtain replacements that are Year 2000 compliant. For example, Ascent recently upgraded its financial accounting software and received written representations that the system was Year 2000 compliant. As of March 31, 1999, in addition to the costs that Ascent would have incurred in the ordinary course of replacing computer equipment and software, Ascent had incurred less than $5,000 for the replacement of computer equipment and software that was not Year 2000 compliant. Ascent expects to incur total costs of less than $25,000 to become Year 2000 compliant.

     Ascent does not presently believe that the Year 2000 issue will pose significant operational problems for it. However, if Ascent does not properly identify all Year 2000 issues, or assessment, remediation and testing are timely effected with respect to Year 2000 problems that are identified, there can be no assurance that the Year 2000 issue will not have a material adverse effect on Ascent's business, financial position, results of operations or cash flows or adversely affect Ascent's relationships with customers, suppliers or others.

     Ascent has not yet developed a contingency plan for dealing with the operational problems and costs (including loss of revenues) that would be reasonably likely to result from failure by Ascent and certain third parties to achieve Year 2000 compliance on a timely basis. Ascent currently plans to complete its analysis of the problems and costs associated with the failure to achieve Year 2000 compliance and to establish a contingency plan in the event of such failure by June 30, 1999.

     The foregoing assessment of the impact of the Year 2000 problem on Ascent is based on management's best estimates as of the date of this annual report, which are based on numerous assumptions as to future events. There can be no assurance that these estimates will prove accurate, and actual results could differ materially from those estimated if these assumptions prove inaccurate.

RECENT PRONOUNCEMENTS

     In April 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 98-5 "Accounting for the Costs of Start-Up Activities", referred to as SOP 98-5. SOP 98-5 requires all costs of start-up activities (as defined by SOP 98-5) to be expensed as incurred. This statement is effective for periods beginning after December 15, 1998. Ascent does not believe SOP 98-5 will have a significant impact on its financial statement disclosures.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, known as SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. The statement requires companies to recognize all derivatives as either assets or liabilities, with the instruments measured at fair value. The accounting for changes in fair value, gains or losses, depends on the intended use of the derivative and its resulting designation. The statement is effective for all fiscal quarters beginning after June 15, 1999. Ascent will adopt SFAS 133 by January 1, 2000. Ascent does not believe that SFAS 133 will have a significant impact on its financial statement disclosure.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     In January 1997, the Securities and Exchange Commission issued Financial Reporting Release 48, also known as FRR 48, "Disclosure of Accounting Policies for Derivative Financial Instruments and Derivative Commodity Instruments, and Disclosure of Quantitative and Qualitative Information About Market Risk Inherent in Derivative Financial Instruments, Other Financial Instruments and Derivative Commodity Instruments". FRR 48 requires disclosure of qualitative and quantitative information about market risk inherent in derivative financial instruments, other financial instruments, and derivative commodity instruments beyond those required under generally accepted accounting principles.

     In the ordinary course of business, Ascent is exposed to interest rate risk for its subordinated notes. At December 31, 1998, the fair value of these notes was estimated to approximate carrying value. Market risk was estimated as the potential increase in fair value resulting from a hypothetical 10% decrease in the Company's weighted average short-term borrowing rate at December 31, 1998, which was not materially different from the year-end carrying value.

ALPHARMA

     Alpharma is a subsidiary of Alpharma Inc., a multinational pharmaceutical company that develops, manufactures and markets specialty human pharmaceutical and animal health products. Alpharma develops, manufactures and markets specialty generic prescription and over-the-counter pharmaceuticals for human use. Alpharma manufactures and/or markets approximately 170 generic products, primarily in liquid, cream, ointment and suppository dosage forms. Each product represents a different chemical entity. These products are sold in over 300 product presentations under the "Alpharma", "Barre" or "NMC" labels and private labels.

     Alpharma's product lines consist primarily of the following:

     - LIQUID PHARMACEUTICALS. Alpharma is a leading United States manufacturer of generic pharmaceutical products in liquid form. Alpharma manufactures approximately 110 different products in liquid form. Alpharma formulates therapeutic equivalent drugs in liquid forms and refines product characteristics such as taste, texture, appearance and fragrance. Cough and cold remedies constitute a significant portion of Alpharma's liquid pharmaceuticals business. This business is seasonal in nature. As a result. sales volume is higher in the fall and winter months and is affected, from year to year, by the incidence of colds, respiratory diseases and influenza.

     - CREAMS, LOTIONS AND OINTMENTS. Alpharma manufactures approximately 50 cream, lotion and ointment products for topical use. Most of these creams, lotions and ointments are sold only by prescription.

     - SUPPOSITORIES, AEROSOLS AND OTHER SPECIALTY GENERIC PRODUCTS. Alpharma also manufactures five suppository products and markets certain other specialty generic products, including two aerosols and two nebulizer products.

     Alpharma has historically sold its products to pharmaceutical wholesalers, distributors, mass merchandising and retail chains, and to a lesser extent, grocery stores, hospitals and managed care providers. In response to the general trend of consolidation among pharmaceutical customers and increases in the amount of products sold through wholesalers, Alpharma is placing an increased emphasis on marketing its products directly to managed care organizations, purchasing groups, mass merchandisers and chain drug stores.

           PROPOSAL 2 -- AMENDMENT TO MAY 1998 WARRANTS AND SALE AND
                   ISSUANCE OF SHARES OF ASCENT COMMON STOCK

GENERAL

     As a condition to Alpharma's entering into the strategic alliance, on February 16, 1999, we and the purchasers of our Series G preferred stock entered into a second amendment to the May 1998 securities purchase agreement which provides for, among other things, the following:

     - consents and waivers from the Series G purchasers approving the strategic alliance;

     - amendments to covenants and the definition of a default event in the May 1998 securities purchase agreement to conform them to similar provisions in the loan agreement;

     - the agreement by the Series G purchasers to subordinate the indebtedness owed to them, including the notes issuable upon exchange of shares of Ascent Series G preferred stock, to the indebtedness owed to Alpharma to the extent that we have negative stockholders' equity as reflected on our monthly balance sheet;

     - the right of the Series G purchasers to designate an additional nominee to our board of directors; and

     - our agreement to exercise our right to exchange all Ascent Series G preferred stock for 8% convertible subordinated notes in accordance with the existing terms of the Ascent Series G preferred stock.

     In addition, in order to induce the Series G purchasers to agree to the second amendment, we also agreed, subject to stockholder approval, to:

     - amend the warrants to purchase 2,116,958 shares of Ascent common stock issued to the Series G purchasers under the May 1998 securities purchase agreement to reduce the exercise price from $4.75 per share to $3.00 per share, and

     - sell and issue to the Series G purchasers an aggregate of 300,000 additional shares of Ascent common stock at a price of $3.00 per share.

The Series G purchasers have agreed to exercise these warrants immediately following the amendment to the warrants and to pay the exercise price of the warrants and the purchase price for the 300,000 shares of newly issued Ascent common stock through the cancellation of an aggregate of $7,250,874 of principal under the 8% subordinated notes issued to them under the May 1998 securities purchase agreement. Following the exercise of the warrants and the purchase of the 300,000 shares, approximately $1.75 million in principal will remain outstanding under the 8% subordinated notes.

     We also agreed to amend a financial advisory services agreement with ING Furman Selz, an affiliate of three of the Series G purchasers, to provide that in lieu of paying ING Furman Selz cash fees, we would, subject to stockholder approval, issue to ING Furman Selz 150,000 shares of Ascent common stock.

     Under Rule 4460(i)(1)(D) of the Marketplace Rules of the Nasdaq Stock Market, Inc., we are required to obtain the consent of our stockholders prior to issuing shares of

Ascent common stock or securities convertible or exercisable for shares of Ascent common stock if:

     - the price for the shares is less than the market value of Ascent common stock (on June 1, 1999, the closing price of the Ascent common stock on the Nasdaq National Market was $2.5625 per share); and

     - the shares represent more than 20% of the Ascent common stock outstanding immediately prior to such issuance (on June 2, 1999, the number of shares of Ascent common stock outstanding was 7,026,445).

Accordingly, we are seeking your consent to the proposed amendment to the warrants held by the Series G purchasers and to the proposed sale and issuance of Ascent common stock.

     Our board of directors has unanimously approved the proposed amendment to the warrants held by the Series G purchasers and the proposed issuance and sale of Ascent common stock and recommends that you vote "FOR" the transactions.

WARRANTS

     On June 1, 1998, we issued to the Series G purchasers warrants to purchase an aggregate of 2,116,958 shares of Ascent common stock. The terms of the warrants included, among other things, the following:

     - an exercise price of $4.75 per share;

     - a warrant expiration date of June 1, 2005;

     - the right to pay the warrant exercise price by delivery to us of Ascent Series G preferred stock, 8% convertible notes issuable upon conversion of the Ascent Series G preferred stock, or 8% subordinated notes held by the Series G purchasers or by cancellation of shares issuable upon exercise of the warrants; and

     - adjustments to the warrant exercise price in connection with issuances by us of Ascent common stock for a consideration per share less than the warrant exercise price then in effect.

     The proposed amendment would reduce the exercise price of the warrants to $3.00 per share. The Series G purchasers have agreed that, upon the effectiveness of this amendment, they will exercise all warrants held by them for the purchase of 2,116,958 shares of Ascent common stock. The Series G purchasers will pay the exercise price for the warrants by delivery to us of 8% subordinated notes in an aggregate principal amount equal to the aggregate exercise price of the warrants ($6,350,874).

SALE AND ISSUANCE OF ASCENT COMMON STOCK

     As part of the second amendment, we agreed to issue and sell to the Series G purchasers 300,000 shares of Ascent common stock at a price of $3.00 per share. The purchase price for these shares will be paid through the cancellation of an additional $900,000 of principal under the 8% subordinated notes held by the Series G purchasers.

     We also agreed to amend a financial advisory services fee agreement with ING Furman Selz. Under the original agreement, we had agreed to pay ING Furman Selz $150,000 per year for financial advisory services, payable quarterly in arrears, for a five year period commencing June 1, 1998. As of March 1, 1999, we have paid a total of $112,500 under this agreement. We have now agreed with ING Furman Selz that in lieu of paying its fees in cash for the remainder of the term of the agreement, we will issue to them 150,000 shares of Ascent common stock and that upon the issuance of such shares the agreement will terminate.

REASONS FOR THE AMENDMENT TO THE WARRANTS AND THE SALE AND ISSUANCE OF ASCENT COMMON STOCK

     Our board of directors believes that the amendment to the warrants and the issuance of Ascent common stock is in the best interests of Ascent and our stockholders for a number of reasons, including the following:

     - STRATEGIC ALLIANCE. These transactions were necessary to induce the Series G purchasers to agree to the second amendment, which is a condition to the closing of the transactions contemplated by the master agreement, including the merger.

     - REDUCTION IN DIVIDEND AND INTEREST PAYMENTS. The exchange of the Ascent Series G preferred stock for 8% convertible subordinated notes and the cancellation of approximately $7.25 million of principal under the 8% subordinated notes will result in a net decrease in Ascent's dividend and interest payments to the holders of Ascent Series G preferred stock.

CLOSING

     The closing of the transactions contemplated by the second amendment, including the amendment to the warrants and the sale and issuance of Ascent common stock, will occur concurrently with the closing of the transactions contemplated by the master agreement, including the merger.

INTERESTS OF CERTAIN PERSONS

     Furman Selz Investors II L.P., FS Employee Investors LLC and FS Parallel Fund L.P., which hold the securities of Ascent set forth below are affiliates of James Luikart, a director of Ascent. These entities are managed by ING Furman Selz.

                             SHARES OF
                             SERIES G           PRINCIPAL
                            CONVERTIBLE         AMOUNT OF
                             PREFERRED       8% SUBORDINATED
                               STOCK              NOTES         WARRANT SHARES
                          ---------------    ---------------    --------------
Furman Selz Investors II
  L.P...................       4,628           $5,950,667         1,399,662
FS Employee Investors
  LLC...................         397              509,668           119,961
FS Parallel Fund L.P....         225              289,665            68,095

     Following (a) the exercise of the warrants, (b) the sale and issuance of shares of Ascent common stock contemplated by the second amendment and the amendment to the financial services fee agreement and (c) the exchange of the Series G preferred stock contemplated by the second amendment, Furman Selz Investors II L.P., FS Employee Investors LLC, FS Parallel Fund L.P. and ING Furman Selz will hold the securities of Ascent set forth below.

                                             PRINCIPAL                PRINCIPAL
                        SHARES OF            AMOUNT OF                AMOUNT OF
                          ASCENT          8% SUBORDINATED           8% CONVERTIBLE
                       COMMON STOCK            NOTES            SUBORDINATED NOTES(1)
                       ------------    ---------------------    ----------------------
Furman Selz Investors
  II L.P.............   1,598,012           $1,156,631                $4,628,000
FS Employee Investors
  LLC................     136,961           $   98,785                $  397,000
FS Parallel Fund
  L.P................      77,745           $   56,430                $  225,000
ING Furman Selz......     150,000           $        0                $        0

-------------------------

(1) These 8% convertible subordinated notes are convertible into shares of Ascent common stock at the election of the holder of such notes at a conversion price of $4.75 per share, subject to adjustment.

                      PROPOSAL 3 -- ELECTION OF DIRECTORS

GENERAL

     We have three classes of directors consisting of three Class I directors, three Class II directors and two Class III directors. At each annual meeting, directors are elected for a full term of three years to succeed those whose terms are expiring. The terms of the three classes are staggered in a manner so that only one class is elected by stockholders annually. The three Class II directors are proposed for election this year to serve as members of our board of directors until the 2002 annual meeting of stockholders, or until their successors are elected and qualified. The term of the Class III directors will expire at the 2000 annual meeting. The Class I directors were elected at the annual meeting last year for a three year term expiring at the 2001 annual meeting.

     The persons named in the enclosed proxy will vote to elect, as Class II directors, Alan R. Fox, Robert E. Baldini and James L. Luikart, the three director nominees named below, unless the proxy is marked otherwise. Messrs. Fox, Baldini and Luikart are currently directors of Ascent. Each Class II director nominee has indicated his willingness to serve, if elected; however, if any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by our board of directors. Our board of directors has no reason to believe that any of the nominees will be unable to serve if elected.

     The table below includes information for each director, including the Class II director nominees, as of December 31, 1998 with respect to (a) his name and age; (b) position and offices at Ascent; (c) principal occupation and business experience during the past five years; (d) directorships, if any, of other publicly held companies and (e) the year he became a director of Ascent.

                                                             PRINCIPAL OCCUPATION, OTHER BUSINESS
                                                  DIRECTOR   EXPERIENCE DURING THE PAST FIVE YEARS
NAME                                        AGE    SINCE            AND OTHER DIRECTORSHIPS
----                                        ---   --------   -------------------------------------
CLASS II DIRECTORS, NOMINEES TO BE ELECTED
AT THE ANNUAL MEETING (TERMS EXPIRING IN
2002)
Alan R. Fox                                 54      1996     President and chief executive officer
                                                             of Ascent since May 1996; president
                                                             of Mead Johnson Europe, an infant
                                                             formula and nutritional company, from
                                                             January 1992 to May 1996; president
                                                             and general manager of Mead Johnson
                                                             Canada, an infant formula and
                                                             nutritional company, from 1981 to
                                                             1991; various positions, including as
                                                             a manager of marketing and sales for
                                                             the Bristol Laboratories Division of
                                                             Bristol-Myers Squibb, Inc., a
                                                             pharmaceutical company, from 1968 to
                                                             1981.

                                                             PRINCIPAL OCCUPATION, OTHER BUSINESS
                                                  DIRECTOR   EXPERIENCE DURING THE PAST FIVE YEARS
NAME                                        AGE    SINCE            AND OTHER DIRECTORSHIPS
----                                        ---   --------   -------------------------------------
Robert E. Baldini                           68      1993     Vice chairman of our board of
                                                             directors since April 1996;
                                                             consultant to, and a director of,
                                                             several private and public
                                                             pharmaceutical and medical device
                                                             companies; senior vice president of
                                                             sales and marketing for Key
                                                             Pharmaceuticals from 1982 to 1986 and
                                                             following the acquisition of Key
                                                             Pharmaceuticals by Schering-Plough
                                                             Corporation in 1986, various
                                                             positions with the Key
                                                             Pharmaceuticals Division of
                                                             Schering-Plough Corporation until
                                                             1995, last serving as its president;
                                                             executive director of sales and
                                                             promotion of Ciba-Geigy Corporation,
                                                             a pharmaceutical and chemical
                                                             company, from 1977 to 1982; vice
                                                             chairman of the board of directors of
                                                             KOS Pharmaceuticals, Inc., a
                                                             pharmaceutical company, and a
                                                             director of Clarion Pharmaceuticals,
                                                             Inc., a pharmaceutical company.
James L. Luikart                            53      1998     Executive vice president of ING
                                                             Furman Selz Investments (an affiliate
                                                             of the manager and of the general
                                                             partner of Furman Selz Investors II
                                                             L.P., FS Employee Investors LLC and
                                                             FS Parallel Fund L.P.) since 1995;
                                                             vice president of Citicorp Venture
                                                             Capital Ltd., a subsidiary of
                                                             Citibank from 1988 to 1995.

                                                             PRINCIPAL OCCUPATION, OTHER BUSINESS
                                                  DIRECTOR   EXPERIENCE DURING THE PAST FIVE YEARS
NAME                                        AGE    SINCE            AND OTHER DIRECTORSHIPS
----                                        ---   --------   -------------------------------------
CLASS III DIRECTORS (TERMS EXPIRING IN
2000)
Emmett Clemente, Ph.D.                      60      1989     Founder of Ascent in 1989 and
                                                             chairman of our board of directors
                                                             since May 1996; chief executive
                                                             officer of Ascent from 1989 to 1996;
                                                             director of pharmaceutical research
                                                             for Fisons Corporation, U.S., a
                                                             pharmaceutical company, from 1980 to
                                                             1989 and director of new product
                                                             development and acquisitions of
                                                             Fisons Corporation, U.S. from 1972 to
                                                             1980; chief scientist in the consumer
                                                             products division of Warner-Lambert
                                                             Company, a pharmaceutical company,
                                                             from 1970 to 1972; senior scientist
                                                             of Richardson-Merrell Company, a
                                                             pharmaceutical company, from 1967 to
                                                             1970.
Andre Lamotte, Sc.D                         50      1989     Managing general partner of Medical
                                                             Science Ventures, L.P., the general
                                                             partner of Medical Science Partners,
                                                             L.P., the venture capital firm
                                                             founded by Harvard University, since
                                                             1989; general manager of the Merieux
                                                             Institute, Inc., the U.S. affiliate
                                                             of Institute Merieux and Pasteur
                                                             Vaccines, from 1983 to 1988; director
                                                             of OraVax, Inc., a biotechnology
                                                             company.
CLASS I DIRECTORS (TERMS EXPIRING IN 2001)
Raymond F. Baddour, Sc.D.                   73      1989     Lammot du Pont Professor Emeritus of
                                                             Chemical Engineering at the
                                                             Massachusetts Institute of Technology
                                                             since 1989; co-founder and director
                                                             of Amgen Inc., a biopharmaceutical
                                                             company, from 1980 to 1997, and
                                                             MatTek Corp., a specialty
                                                             biomaterials company; director of
                                                             Hyseq, Inc., a biotechnology company
                                                             and Scully Signal Co., a signal
                                                             device company.

                                                             PRINCIPAL OCCUPATION, OTHER BUSINESS
                                                  DIRECTOR   EXPERIENCE DURING THE PAST FIVE YEARS
NAME                                        AGE    SINCE            AND OTHER DIRECTORSHIPS
----                                        ---   --------   -------------------------------------
Michael J.F. Du Cros                        61      1993     Partner of Atlas Venture, a venture
                                                             capital firm, since 1993; Limited
                                                             Partner of Aspen Venture Partners,
                                                             L.P., a limited partnership formed to
                                                             carry on the venture capital
                                                             activities of 3i Ventures in the
                                                             United States, since 1991; Chief
                                                             Executive Officer of Protein
                                                             Databases, Inc., a life science
                                                             instrumentation company, from 1984 to
                                                             1988; director of Cardima, Inc., a
                                                             medical device company.
Lee J. Schroeder                            70      1990     President of Lee Schroeder and
                                                             Associates, Inc., a pharmaceutical
                                                             consulting company, since 1985;
                                                             president of the Lincoln Wholesale
                                                             Drug Company, a wholesale drug
                                                             company, from 1983 to 1985; executive
                                                             vice president of Sandoz, Inc., U.S.,
                                                             a pharmaceutical company, from 1981
                                                             to 1983; vice president and general
                                                             manager of Dorsey Laboratories, a
                                                             pharmaceutical company, from 1974 to
                                                             1981; director of Interneuron
                                                             Pharmaceuticals, Inc., MGI
                                                             Pharmaceuticals, Inc. and Celgene
                                                             Corporation, each a pharmaceutical
                                                             company.

     James L. Luikart was nominated and elected to our board of directors pursuant to the terms of the May 1998 securities purchase agreement. For a description of the May 1998 securities purchase agreement, see "Proposal 3 -- Certain Relationships and Related Transactions" on page 117 of this proxy statement/prospectus.

     We have agreed to appoint a nominee of Alpharma to our board of directors as a Class I director immediately prior to the closing of the transactions contemplated by the master agreement. We expect that this designee will be Thomas Anderson, who has served as president of Alpharma since January 1997. Prior to joining Alpharma, Mr. Anderson served as president and chief operating officer of FoxMeyer Health Corporation from May 1993 to February 1996 and executive vice president and chief operating officer of FoxMeyer Health Corporation from July 1991 to April 1993.

     We have also agreed to appoint an additional nominee of ING Furman Selz to our board of directors as a Class III director immediately prior to the closing of the transactions contemplated by the second amendment to the May 1998 securities purchase agreement. We expect that this designee will be Nicholas Daraviras, who has served as an associate of ING Furman Selz since 1996. Prior to joining ING Furman Selz,

Mr. Daraviras served as an equity research analyst at Oppenheimer & Co. and Ladenburg Thalmann & Co. from 1994 to 1996.

     Terrance McGuire, a former Class III director, resigned from our board of directors effective February 19, 1999. Michael J.F. Du Cros, a Class I director, has indicated that he would resign from the board of directors upon the closing of the transactions contemplated by the master agreement, including the merger, and the appointment of Messrs. Anderson and Daraviras to our board of directors.

BOARD OF DIRECTORS AND COMMITTEE MEETINGS

     Our board of directors met 11 times (including by telephone conference) during 1998. Messrs. Baddour, Lamotte, McGuire and Schroeder each attended less than 75% of the meetings of our board of directors during 1998. All directors attended at least 75% of the meetings of the committees on which they served.

     Our board of directors has a compensation committee which held two formal meetings and a number of informal meetings during 1998. The current members of the compensation committee are Dr. Lamotte and Messrs. Luikart and Schroeder. The compensation committee is responsible for:

     - making recommendations concerning salaries and incentive compensation for our employees and consultants;

     - establishing and approving salaries and incentive compensation for certain senior officers and employees; and

     - administering, making recommendations concerning and granting stock options pursuant to our stock option plans.

     Commencing in 1999, the compensation committee has also established a subcommittee to grant stock options to our executive officers in order to comply with Section 162(m) of the Internal Revenue Code. The current members of this subcommittee are Dr. Lamotte and Mr. Schroeder.

     Our board of directors has an audit committee, which held two meetings during 1998. The current members of the audit committee are Messrs. Baldini and Dr. Baddour. The audit committee is responsible for reviewing the results and scope of the audit and other services provided by our independent public accountants.

     We do not have a nominating committee or a committee serving a similar function. Nominations are made by and through the full board of directors.

COMPENSATION OF DIRECTORS

     Messrs. Baldini and Schroeder are paid $6,000 each year as compensation for serving on our board of directors. No other directors currently are compensated for serving on our board of directors. All of our directors are reimbursed for their expenses incurred in connection with their attendance at board of directors and committee meetings.

     Under our 1997 Director Stock Option Plan, options to purchase 15,000 shares of Ascent common stock are granted to each new non-employee director upon his or her initial election to our board of directors. On June 1, 1998, Mr. James L. Luikart received an option for 15,000 shares of Ascent common stock. Options to purchase 5,000 shares of Ascent common stock are granted to each non-employee director on May 1 of each year. On May 1, 1998, Messrs. Baddour, Baldini, Du Cros, McGuire and Schroeder each received an option for 5,000 shares of Ascent common stock. All options vest on the first anniversary of the date of grant. However, the exercisability of these options accelerates upon the occurrence of a change in control of Ascent, as provided for in the director plan. A total of 300,000 shares of Ascent common stock may be issued upon the exercise of stock options granted under the director plan. With the exception of the options granted on the date of our initial public offering, the exercise price of all options granted under the director plan equals the closing price of Ascent common stock on the date of grant. As of March 15, 1999, options to purchase an aggregate of 135,000 shares of Ascent common stock were outstanding under the director plan.

     We are party to a consulting agreement with Mr. Robert E. Baldini, vice chairman of our board of directors, dated April 1, 1996. Pursuant to this agreement, Mr. Baldini provides consulting services as requested by us in return for compensation of $1,500 per day. Mr. Baldini did not receive any consulting fees in 1998 pursuant to this agreement. Upon execution of this agreement, we granted Mr. Baldini an option under our 1992 Equity Incentive Plan exercisable for 85,000 shares of Ascent common stock vesting in four equal annual installments. This consulting agreement expires on April 1, 2000, unless extended by mutual agreement of the parties.

                       COMPENSATION OF EXECUTIVE OFFICERS

GENERAL

     The following table sets forth the compensation for each of the fiscal years ended December 31, 1998, 1997 and 1996 for our chief executive officer and our four other most highly compensated executive officers, other than the chief executive officer, whose total annual salary and bonus exceeded $100,000 in fiscal 1998. The chief executive officer and the other executive officers are referred to as the Named Executive Officers.

                           SUMMARY COMPENSATION TABLE

                                                          LONG-TERM
                                                         COMPENSATION
                                                            AWARDS
                                          ANNUAL         ------------
                                       COMPENSATION       SECURITIES
                                    ------------------    UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR    SALARY     BONUS      OPTIONS      COMPENSATION
---------------------------  ----   --------   -------   ------------   ------------
Alan R. Fox...............   1998   $217,700   $43,540           --             --
  President and chief        1997   $207,753   $36,500           --             --
  executive officer(1)       1996   $135,000        --      153,000             --
Emmett Clemente, Ph.D. ...   1998   $210,300   $42,060           --      $  17,833(2)
  Chairman of the board      1997   $201,083   $47,232           --      $   7,705(2)
  of directors               1996   $190,500   $41,600           --      $  14,119(2)
Gregory A. Vannatter......   1998   $167,500   $33,500       50,000(4)          --
  Vice president,            1997   $153,000        --           --      $  32,436(5)
  marketing(3)               1996   $ 31,511        --       29,750             --
Timothy K. Moffitt........   1998   $158,087   $30,880      100,000(7)          --
  Vice president, sales(6)   1997   $150,505        --       40,000(8)          --
                             1996         --        --           --             --
John G. Bernardi..........   1998   $133,600   $26,720       17,500(10)         --
  Vice president, finance    1997   $128,092        --           --             --
  and treasurer(9)           1996   $ 64,904        --       29,750             --

-------------------------

 (1) Mr. Fox joined Ascent as president in May 1996.

 (2) Life insurance premiums paid by us for the benefit of Dr. Clemente.

 (3) Mr. Vannatter joined Ascent as vice president, marketing in October 1996.

 (4) Includes 18,000 options which were granted and repriced in 1998.

 (5) Relocation costs, including related tax adjustments, paid by us for the benefit of Mr. Vannatter.

 (6) Mr. Moffitt joined Ascent as vice president, sales in May 1997.

 (7) Includes 40,000 options which were granted in 1997 and repriced in 1998 and 20,000 options which were granted and repriced in 1998. See footnote (8)

 (8) These options were repriced in 1998. See footnote (7).

 (9) Mr. Bernardi joined Ascent as vice president, finance and treasurer in June 1996.

(10) Includes 16,000 options which were granted and repriced in 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS
                           -------------------------------------------------
                                         PERCENT OF                              POTENTIAL REALIZABLE
                                           TOTAL                               VALUE AT ASSUMED ANNUAL
                           NUMBER OF      OPTIONS                                RATES OF STOCK PRICE
                           SECURITIES    GRANTED TO                            APPRECIATION FOR OPTION
                           UNDERLYING    EMPLOYEES     EXERCISE                        TERM(3)
                            OPTIONS      IN FISCAL     OR BASE    EXPIRATION   ------------------------
NAME                        GRANTED       YEAR(1)      PRICE(2)      DATE          5%           10%
----                       ----------   ------------   --------   ----------   ----------   -----------
Alan R. Fox..............        --          --            --            --            --            --
Emmett Clemente,
  Ph.D. .................        --          --            --            --            --            --
Gregory A. Vannatter.....    10,000(4)      1.3%        $3.75(7)   03/16/08            --   $ 11,062.50
                              8,000(5)      1.0%        $3.75(7)   04/08/08            --   $  8,850.00
                             32,000(6)      4.2%        $3.75      04/08/08    $75,600.00   $190,800.00
Timothy K. Moffitt.......    40,000(8)      5.2%        $3.75(9)   06/24/07            --   $ 44,250.00
                             10,000(10)     1.3%        $3.75(7)   03/16/08            --   $ 11,062.50
                             10,000(11)     1.3%        $3.75(7)   04/08/08            --   $ 11,062.50
                             40,000(12)     5.2%        $3.75      04/08/08    $94,500.00   $238,500.00
John G. Bernardi.........    10,000(13)     1.3%        $3.75(7)   03/16/08    $23,625.00   $ 59,625.00
                              6,000(14)     0.8%        $3.75(7)   04/08/08    $14,175.00   $ 35,775.00
                              1,500(15)     0.2%        $3.75      04/08/08            --   $  1,659.38

-------------------------

 (1) The number of options granted in 1998 includes 555,450 shares that were repriced in September 1998.

 (2) Options were granted by the compensation committee pursuant to the 1992 Equity Incentive Plan at "fair market value" determined on the date of the grant, based upon the last reported sale price of Ascent common stock on the Nasdaq National Market. Repriced options were granted at $3.75, above fair market value on the date of grant.

 (3) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compound rates of appreciation (5% and 10%) on the market value of Ascent common stock on the date of option grant over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect our estimate of future stock price growth. Actual gains, if any, on stock option exercise and Ascent common stock holdings are dependent on the timing of the exercise and the future performance of Ascent common stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

 (4) The option is exercisable in four equal annual installments beginning on September 16, 1999.

 (5) The option is exercisable in four equal annual installments beginning on October 8, 1999.

 (6) The option is exercisable in four equal annual installments beginning on April 8, 1999.

 (7) These options were repriced in September 1998.

 (8) 10,000 of the shares subject to the option are immediately exercisable and the remaining 30,000 shares are exercisable in three equal annual installments beginning on November 12, 1999.

 (9) These options were granted in 1997 and repriced in September 1998.

(10) The option is exercisable in four equal annual installments beginning on September 16, 1999.

(11) The option is exercisable in four equal annual installments beginning on October 8, 1999.

(12) The option is exercisable in four equal annual installments beginning on April 8, 1999.

(13) The option is exercisable in four equal annual installments beginning on September 16, 1999.

(14) The option is exercisable in four equal annual installments beginning on October 8, 1999.

(15) The option is exercisable in four equal annual installments beginning on April 8, 1999.

     On February 10, 1999, Ascent's compensation committee granted each of Dr. Clemente and Mr. Fox an incentive stock option for 125,000 shares of Ascent common stock and granted each of Messrs. Bernardi, Moffitt and Vannatter an incentive stock option for 25,000 shares of Ascent common stock. Each of these options has an exercise price of $6.75 per share and vests in three equal annual installments commencing on February 10, 2000.

YEAR-END OPTION TABLE

     The following table sets forth information regarding the number and value of exercisable and unexercised options held by each of the Named Executive Officers on December 31, 1998. No stock options were exercised by any of the Named Executive Officers in fiscal 1998.

                         FISCAL YEAR-END OPTION VALUES

                                        NUMBER OF SHARES            VALUE OF UNEXERCISED
                                      UNDERLYING OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                         FISCAL YEAR-END             FISCAL YEAR-END(1)
                                   ---------------------------   ---------------------------
NAME                               EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                               -----------   -------------   -----------   -------------
Alan R. Fox......................     76,500        76,500        $149,909       $149,909
Emmett Clemente, Ph.D............    144,500            --        $293,162             --
Gregory A. Vannatter.............     14,875        64,875        $ 29,149       $ 57,274
Timothy K. Moffitt...............     10,000        90,000        $  5,625       $ 50,625
John G. Bernardi.................     14,875        32,375        $ 29,149       $ 38,993

-------------------------

(1) The closing price for Ascent common stock as reported by the Nasdaq National Market on December 31, 1998 was $4.3125. The value of these options is calculated on the basis of the difference between the option exercise price and $4.3125, multiplied by the number of shares of common stock underlying the option.

EMPLOYMENT AGREEMENT

     We are a party to an employment agreement with Dr. Emmett Clemente for the period commencing March 16, 1994 and ending March 15, 2000, unless extended by mutual agreement of the parties. Under this agreement, Dr. Clemente is entitled to receive (a) an annual base salary of $210,300, as it may be adjusted, and (b) an annual bonus of up to 30% of his annual base salary based upon the attainment of performance criteria set by our board of directors annually (with the potential to exceed 30% of his annual base salary, at the discretion of our board of directors, in the event that we achieve break-even cash flow). In addition, as part of Dr. Clemente's annual compensation review, our board of directors is required to consider in its sole discretion granting Dr. Clemente a stock option to acquire additional shares of Ascent common stock. In the event Dr. Clemente's employment is terminated by us without cause, Dr. Clemente will continue to receive (a) his annual base salary for the one-year period commencing on the effective date of termination and (b) benefits for the 18-month period following the effective date of termination. However, any of the above payments or benefits which we are required to provide will be reduced dollar for dollar by any payments or benefits Dr. Clemente receives from any other employer during the period we are required to provide these payments or benefits. Following the cessation or termination of his employment by us, Dr. Clemente has agreed not to compete with us for two years with respect to any products developed, produced, marketed or sold by us during his tenure with us.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This report is submitted by the compensation committee of our board of directors, which is responsible for establishing and administering our executive compensation policies, including for the chief executive officer and the other Named Executive Officers, and setting the compensation for these individuals.

GENERAL COMPENSATION POLICY

     The compensation committee, including its stock plan subcommittee, seeks to achieve the following three broad goals in connection with Ascent's executive compensation programs and decisions regarding individual compensation:

     - structure executive compensation programs in order to enable us to attract and retain qualified executives;

     - establish compensation programs that reward executives for the achievement of our business objectives and/or in the individual executive's particular area of responsibility, and thereby create a performance-oriented environment; and

     - provide executives with an equity interest in Ascent so as to link a portion of the executive's compensation with the performance of Ascent common stock.

PROCEDURES FOR ESTABLISHING COMPENSATION

     Ascent performs periodic reviews of executive compensation to confirm the competitiveness of the overall executive compensation package as compared with industry peers who compete with Ascent for prospective employees who possess the scientific and technical knowledge and skills required to develop, manufacture and market pediatric drug products.

EXECUTIVE OFFICER COMPENSATION PROGRAM

     The compensation programs for Ascent's executives consist principally of three elements based upon the foregoing objectives: base salary, cash bonuses and stock-based equity incentives in the form of participation in Ascent's stock option plans.

     BASE SALARY. In establishing base salaries for the executive officers, including the chief executive officer, the compensation committee: (a) monitors salaries at other companies, particularly those that are in the same industry as Ascent or related industries and/or located in the same general geographic area as Ascent; (b) considers historic salary levels of the individual and the nature of the individual's responsibilities; (c) compares the individual's base salary with those of other executives at Ascent; and (d) considers general economic conditions, our financial performance and the individual's performance, to the extent determined to be appropriate.

     ANNUAL INCENTIVE COMPENSATION. The compensation committee considers the payment of cash bonuses pursuant to the 1997 Executive Bonus Plan, as amended and restated, as part of its compensation program. In this regard, the compensation committee determined to pay cash bonuses to Dr. Clemente and Messrs. Bernardi, Fox, Moffitt and Vannatter for 1998. In establishing the amounts of the cash bonuses for 1998, the compensation committee considered Ascent's achievements in 1998, including the closing of the Series G financing and the execution of the promotion agreement with Warner-Lambert Company, and the roles played by Dr. Clemente and Messrs. Bernardi, Fox, Moffitt and Vannatter in accomplishing these achievements.

     LONG-TERM INCENTIVE COMPENSATION. The compensation committee uses stock options as a significant element of the compensation package of Ascent's executive officers, including the chief executive officer, because they provide an incentive to executives to maximize stockholder value and because they reward the executives only to the extent that stockholders also benefit. The compensation committee believes that it is to Ascent's advantage to increase the interest of executives in Ascent's welfare, as such employees share the primary responsibility for the management and growth of Ascent.

     Our board of directors currently grants stock options based on the recommendation of the compensation committee, or a subcommittee of the compensation committee. It is not the policy of the compensation committee to recommend the grant of stock options to executives annually, and the timing of grants depends upon a number of factors, including (a) new hires of executives,
(b) the executives' current stock and option holdings, (c) vesting schedules of outstanding options and (d) the current stock price, and such other factors as the compensation committee deems relevant. In 1998, after reviewing Ascent's executive officers' stock and option holdings, the compensation committee determined to recommend the grant of stock options to Messrs. Bernardi, Moffitt and Vannatter. When recommending the grant of stock options, it has generally been the policy of the compensation committee to recommend that the exercise price of the options be equal or greater than the fair market value of Ascent common stock on the date of grant. For additional information concerning option grants to Named Executive Officers, see the table under the heading "Option Grants in Last Fiscal Year." Commencing in 1999, in order to comply with Section 162(m) of the Internal Revenue Code, a subcommittee of the compensation committee has been delegated the authority to grant options to executive officers.

     Because of a decline in market value of Ascent common stock, some outstanding options were exercisable at prices that exceeded the market value of Ascent common stock. In view of this decline and in keeping with our philosophy of using equity incentives to motivate and retain qualified executives, the board of directors, including the compensation committee members, believed it important to regain the incentive intended to be provided by options to purchase shares of Ascent common stock. On September 4, 1998, our board of directors, including the compensation committee members, unanimously approved a repricing of some options granted to employees pursuant to Ascent's 1992 Equity Incentive Plan. Only three executive officers, Mr. Gregory A. Vannatter, vice president, marketing, Mr. John G. Bernardi, vice president, finance, and treasurer, and Mr. Timothy K. Moffitt, vice president, sales, participated in the repricing. Additional details regarding the repricing of their options can be found under the heading "Repricing of Options" below.

TAX CONSIDERATIONS

     Section 162(m) of the Internal Revenue Code, generally disallows a tax deduction to public companies for compensation over $1.0 million paid to the chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. In this regard, Ascent has limited the number of shares subject to stock options which may be granted to company employees in a manner that complies with the performance-based requirements of Section 162(m). While the committee does not currently intend to qualify its other compensatory awards as performance-based compensation, it will continue to monitor the impact of Section 162(m) on us.

                                              Compensation Committee

                                              Andre L. Lamotte, Sc.D.
                                              James L. Luikart
                                              Lee J. Schroeder

REPRICING OF OPTIONS

     The following table sets forth information with respect to the repricing of options during fiscal 1998: (a) the name of the executive officer; (b) the date of the repricing; (c) the number of securities underlying the repriced options;
(d) the per-share market price of the underlying security at the time of the repricing; (e) the original exercise price of the canceled option; (f) the per share exercise price of the replacement option; and (g) the amount of time remaining before the canceled option would have expired. We have never repriced options prior to fiscal 1998. In accordance with the rules of the Securities and Exchange Commission, the following table includes information only with respect to optionees who were executive officers of Ascent at the time of the repricing.

                                OPTION REPRICING

                                                                                                   LENGTH OF
                                        NUMBER OF                                               ORIGINAL OPTION
                                       SECURITIES    MARKET PRICE      EXERCISE                      TERM
                                       UNDERLYING    OF STOCK AT        PRICE                    REMAINING AT
                                         OPTIONS       TIME OF        AT TIME OF       NEW          DATE OF
                                       REPRICED OR   REPRICING OR    REPRICING OR    EXERCISE    REPRICING OR
NAME                           DATE      AMENDED      AMENDMENT       AMENDMENT       PRICE      AMENDMENT(1)
----                         --------  -----------   ------------   --------------   --------   ---------------
Alan R. Fox................        --        --             --              --           --              --
Emmett Clemente, Ph.D......        --        --             --              --           --              --
Gregory A. Vannatter.......  09/04/98    10,000         $1.875          $ 4.50        $3.75        03/16/08
                             09/04/98     8,000         $1.875          $ 7.25        $3.75        04/08/08
Timothy K. Moffitt.........  09/04/98    40,000         $1.875          $9.125        $3.75        06/24/07
                             09/04/98    10,000         $1.875          $ 4.50        $3.75        03/16/08
                             09/04/98    10,000         $1.875          $ 7.25        $3.75        04/08/08
John G. Bernardi...........  09/04/98    10,000         $1.875          $ 4.50        $3.75        03/16/08
                             09/04/98     6,000         $1.875          $ 7.25        $3.75        04/08/08

-------------------------

(1) The length of the original option term was not changed.

COMPENSATION COMMITTEE REPORT ON REPRICING OF OPTIONS

     On September 4, 1998, our board of directors and the compensation committee of our board of directors approved a repricing of some options granted to employees, including some of our executive officers, under our 1992 Equity Incentive Plan. Because of a decline in market value of Ascent common stock, some outstanding options were exercisable at prices that greatly exceeded the market value of Ascent common stock. In view of this decline and in keeping with Ascent's philosophy of using equity incentives to motivate and retain qualified employees, the compensation committee believed it important to regain the incentive intended to be provided by options to purchase shares of Ascent common stock. The compensation committee believed the repricing was necessary as a result of the intense competition in our industry for experienced managers, skilled scientists, sales and marketing personnel, and other employees. Further, equity-based compensation is of particular importance among drug development and marketing companies, and the failure of Ascent to provide competitive equity-based compensation could require us to pay significantly higher cash salaries and bonuses in order to attract and retain qualified personnel. Because increased cash compensation would negatively impact cash flow and would likely result in an immediate drop in the value of stockholders' investments, the compensation committee believed that repricing outstanding options and regaining the incentive intended to be provided by the options would be in the best interests of Ascent and our stockholders.

     The exercise price of the repriced options was above the then-current fair market value of the common stock, thus requiring the stock price to increase in order for the optionees to realize any value. In addition, in exchange for the repricing, the vesting schedule of any of then unvested portion of a repriced option was delayed until six months after the date of grant specified in the original option. Accordingly, optionees were prohibited from exercising the repriced options for at least six months. Except as otherwise noted, vesting schedules of the repriced options remained the same as those of the original options.

     Pursuant to the terms of the repricing, 88 option holders, holding options to purchase an aggregate of 555,450 shares of Ascent common stock, that had exercise prices ranging from $3.875 to $9.125, were issued new options to purchase an aggregate of 555,450 shares of Ascent common stock having an exercise price of $3.75 per share. This included three executive officers, holding options to purchase an aggregate of 94,000 shares of Ascent common stock, that had exercise prices ranging from $4.50 to $9.125, who were issued new options to purchase an aggregate of 94,000 shares of Ascent common stock at an exercise price of $3.75 per share.

                                              Compensation Committee

                                              Andre L. Lamotte, Sc.D.
                                              James L. Luikart
                                              Lee J. Schroeder

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of our company's compensation committee are Dr. Lamotte and Messrs. Luikart and Schroeder. No executive officer of Ascent has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of our compensation committee.

     Since January 1, 1998, we have engaged in the transactions described below under "Certain Relationships and Related Transactions" with affiliates of Mr. Luikart, a director of Ascent and a member of our compensation committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Since January 1, 1998, we entered into or engaged in the following transactions with the following directors, executive officers and 5% stockholders of Ascent, and their affiliates:

     ING FURMAN SELZ. On June 1, 1998, we issued and sold to funds affiliated with ING Furman Selz Investments LLC and BancBoston Ventures Inc. an aggregate of 7,000 shares of Series G preferred stock exchangeable into $7.0 million aggregate principal of 8% convertible subordinated notes of Ascent, $9.0 million aggregate principal amount of 8% seven-year subordinated notes and seven-year warrants to purchase 2,116,958 shares of Ascent common stock at a per share exercise price of $4.75 for an aggregate purchase price of $16.0 million. The Series G preferred stock will automatically convert into Ascent common stock under specified circumstances based on the fair market value of Ascent common stock. The Series G warrants expire on June 1, 2005. On February 16, 1999, in connection with and as a condition to the strategic alliance with Alpharma, we entered into a second amendment to the May 1998 securities purchase agreement. The details of the second amendment are set forth under "Proposal
2 -- Amendment to May 1998 Warrants and Sale and Issuance of Shares of Ascent Common Stock" on page 100 of this proxy statement/prospectus. On May 25, 1999, we entered into an additional agreement with the purchasers of Series G preferred stock providing that, subject to Alpharma's approval, Ascent's obligation under the terms of the Series G preferred stock and 8% subordinated notes to make dividend and interest payments on June 1, 1999 will be deferred until July 1, 1999 and that the dividends and interest would accrue at a rate of 9% per annum during the period from June 1, 1999 through July 1, 1999. Mr. James
L. Luikart, a director of Ascent and a member of our compensation committee, is one of the managing members of FS Private Investments, which manages the investments of Furman Selz Investors II L.P. and affiliated funds, a greater than 5% stockholder of Ascent.

     On June 1, 1998, in connection with the Series G preferred stock financing described above, we entered into a financial advisory services fee agreement with ING Furman Selz and BancBoston Ventures Inc. under which ING Furman Selz agreed to provide ongoing customary financial advisory services to us at the times and on the matters mutually agreed to by us and ING Furman Selz until June 1, 2003 for an advisory fee of $150,000 per year. On June 1, 1998, in connection with the Series G preferred stock financing, we paid ING Furman Selz a closing fee of $381,250 and BancBoston Ventures, Inc. a closing fee of $118,750. In addition, in 1998, we paid ING Furman Selz financial advisory services fees of $112,500 under this agreement. On February 16, 1999, we amended this agreement in connection with the proposed loan by Alpharma to us to provide that in lieu of making additional cash payments to them, we will issue to ING Furman Selz 150,000 shares of Ascent common stock and that upon the issuance of such shares the agreement will terminate. The details of this amendment are set forth under "Proposal 2 -- Amendment to May 1998 Warrants and Sale and Issuance of Shares of Ascent Common Stock" on page 100 of this proxy statement/prospectus.

     TRIUMPH-CONNECTICUT LIMITED PARTNERSHIP. On January 31, 1997, we entered into a securities purchase agreement with Triumph-Connecticut Limited Partnership, a 5% stockholder of Ascent, and certain other purchasers identified in the agreement, pursuant to which we issued on January 31, 1997 and June 4, 1997 promissory notes to Triumph-Connecticut Limited Partnership and related entities in an aggregate amount of $7,000,000 and warrants exercisable for an aggregate of 561,073 and 218,195 shares of Ascent common stock at per share exercise prices of $0.01 and $5.29, respectively. On March 3, 1998, we paid an aggregate of $875,000 in principal and $153,125 in interest on these promissory notes. On June 1, 1998, in connection with the Series G preferred stock financing, we amended the securities purchase agreement and paid Triumph-Connecticut Limited Partnership and related entities aggregate consideration of $5,379,793, in full payment of their promissory notes.

     REGISTRATION RIGHTS. Some persons and entities, including the purchasers of Ascent Series G preferred stock and related warrants and Triumph-Connecticut Limited Partnership, are entitled to registration of their shares of common stock under the Securities Act, including shares of common stock that were acquired upon conversion of convertible preferred stock or the exercise of warrants, under the terms of registration agreements between us and such persons and entities. The registration agreements generally provide that in the event we propose to register any of our securities under the

Securities Act, the holders of registration rights are entitled to include shares in the registration, subject to the right of the managing underwriter of any underwritten offering to exclude some or all of their shares from the registration for marketing reasons. Some holders of registration rights also have the right to require us to register their shares of common stock under the Securities Act, including shares of common stock that may be acquired upon the conversion of convertible preferred stock of the exercise of warrants, if the holders of such common stock holding specified percentages of registrable shares so request, and we are required to use our best efforts to effect the registration, subject to some conditions and limitations. We are generally required to bear the expense of all registrations. In June 1998, we filed a registration statement with the Securities and Exchange Commission registering the 779,268 shares of Ascent common stock issuable upon exercise of the warrants held by Triumph-Connecticut Limited Partnership and related entities. As of December 31, 1998, approximately 9,385,935 shares of common stock (including shares issuable pursuant to the exercise of warrants and the conversion of shares of Ascent Series G preferred stock) were subject to registration agreements.

     We believe that the securities issued in the transactions described above were sold at their then fair market value and that the terms of the transactions described above were no less favorable than we could have obtained from unaffiliated third parties.

STOCK PERFORMANCE GRAPH

     The stock performance graph below compares the percentage change in cumulative stockholder return on Ascent common stock for the period from May 29, 1997 (the date Ascent common stock was first publicly traded) through December 31, 1998 with the cumulative total return on (a) the Nasdaq National Market Index and (b) the Nasdaq Pharmaceuticals Index.

     This graph assumes the investment of $100.00 in Ascent common stock (at the initial public offering price), in the Nasdaq National Market Index and in the Nasdaq Pharmaceuticals Index on May 29, 1997 and assumes dividends are reinvested. Prior to May 29, 1997, Ascent common stock was not registered under the Exchange Act.

                                                                             NASDAQ PHARMACEUTICALS
                                                    ASCENT PEDIATRICS                 INDEX                  NASDAQ US INDEX
                                                    -----------------        ----------------------          ---------------
May 1997                                                 100.00                      100.00                      100.00
December 1997                                             65.28                      100.44                      113.03
December 1998                                             47.91                      128.57                      158.82

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth information, as of January 31, 1999, regarding the beneficial ownership of Ascent common stock and Ascent Series G preferred stock by (a) each person or entity known to us to beneficially own more than five percent of Ascent common stock or Ascent Series G preferred stock, (b) each director and Named Executive Officer of Ascent, (c) the chief executive officer and the two other most highly compensated executive officers of Ascent who were serving as such at December 31, 1998, and (d) all current directors and executive officers of Ascent as a group.

     The number of shares beneficially owned by each 5% stockholder, director and executive officer is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which an individual or group has sole or shared voting power or investment power and also any shares which an individual or group has the right to acquire within 60 days of January 31, 1999 through the conversion of any convertible note or the exercise of any stock option, warrant or other right. The inclusion in this proxy statement/prospectus of these shares, however, is not an admission that the named stockholder is a direct or indirect beneficial owner of the shares. Unless otherwise indicated, each person or group named in the table has sole voting and investment power (or shares the power with his or her spouse) with respect to all shares of capital stock listed as owned by the person or entity.

     The "Total Percent of Common and Preferred Stock on an as-converted Basis" column reflects each listed individual's or group's percent beneficial ownership of Ascent voting stock on an as-converted basis. This column differs from the column entitled "Percent of Class" with respect to Ascent common stock because the percent calculation in this column is based on the assumption that all of the shares of Ascent Series G preferred stock currently outstanding are converted into 1,473,684 shares of Ascent common stock. The percent calculation in the column entitled "Percent of Class" with respect to the Ascent common stock includes shares of Ascent common stock issuable upon conversion of the Ascent Series G preferred stock only to the extent that the listed individual or group beneficially owns such shares of Ascent Series G preferred stock.

                                                                           SERIES G
                                               COMMON STOCK             PREFERRED STOCK
                                          -----------------------   -----------------------   TOTAL PERCENT
                                                                                                OF COMMON
                                           NUMBER OF                 NUMBER OF                AND PREFERRED
                                             SHARES       PERCENT      SHARES       PERCENT    STOCK ON AN
                                          BENEFICIALLY      OF      BENEFICIALLY      OF       AS-CONVERTED
                                             OWNED         CLASS       OWNED         CLASS        BASIS
                                          ------------    -------   ------------    -------   --------------
5% STOCKHOLDERS
Funds affiliated with FS Private
  Investments LLC.......................   2,692,981(1)    27.9%       5,250(2)      75.0%         26.8%
  55 East 52nd Street
  37th Floor
  New York, NY 10055
BancBoston Ventures Inc. ...............     852,883(3)    10.9%       1,663         23.8%          9.5%
  175 Federal Street
  Boston, MA 02110

                                                                           SERIES G
                                               COMMON STOCK             PREFERRED STOCK
                                          -----------------------   -----------------------   TOTAL PERCENT
                                                                                                OF COMMON
                                           NUMBER OF                 NUMBER OF                AND PREFERRED
                                             SHARES       PERCENT      SHARES       PERCENT    STOCK ON AN
                                          BENEFICIALLY      OF      BENEFICIALLY      OF       AS-CONVERTED
                                             OWNED         CLASS       OWNED         CLASS        BASIS
                                          ------------    -------   ------------    -------   --------------
Medical Science Partners Group..........     824,302(4)    11.8%          --           --           9.7%
  161 Worcester Rd, Suite 301,
  Framingham, MA 01701
Funds affiliated with Burr, Egan,
  Deleage & Co. ........................     667,514(5)     9.5%          --           --           7.8%
  One Post Office Square
  Boston, MA 02109
New York Life Insurance Company.........     659,851(6)     9.3%          --           --           7.7%
  51 Madison Avenue
  New York, NY 10010
Triumph-Connecticut Limited
  Partnership...........................     654,591(7)     8.6%          --           --           7.2%
  60 State Street
  Boston, MA 02109
Paribas Group...........................     535,840(8)     7.5%          --           --           6.2%
  c/o White & Case
  1155 Avenue of the Americas
  New York, NY 10036
Atlas Venture Fund II, L.P..............     424,063(9)     6.0%          --           --           5.0%
  222 Berkeley Street
  Boston, MA 02109
DIRECTORS
Raymond F. Baddour, Sc.D. ..............     272,605(10)    3.9%          --           --           3.2%
Robert E. Baldini.......................     112,750(11)    1.6%          --           --           1.3%
Emmett Clemente, Ph.D. .................     317,150(12)    4.5%          --           --           3.7%
Michael J. F. Du Cros...................     439,063(13)    6.2%                                    5.1%
Alan R. Fox.............................     112,528(14)    1.6%          --           --           1.3%
Andre L. Lamotte, Sc.D..................     851,565(15)   12.2%          --           --          10.0%
James L. Luikart........................   2,707,981(16)   28.0%       5,250(17)     75.0%             %
Terrance McGuire........................     682,514(18)    9.7%          --           --           8.0%
Lee J. Schroeder........................      23,500(19)      *           --           --             *
OTHER NAMED EXECUTIVE OFFICERS
Gregory A. Vannatter....................      21,805(20)      *           --           --             *
Timothy K. Moffitt......................      11,500(21)      *           --           --             *
John G. Bernardi........................      18,367(22)      *           --           --             *
All directors and executive officers as
  a group (12 persons)..................   4,466,065(23)   48.6%       5,250(24)     75.0%         41.9%

-------------------------
   * Represents less than 1% of the outstanding shares of Ascent common stock.

 (1) Consists of (a) 974,316 shares issuable upon the conversion of Series G preferred stock held by Furman Selz Investors II L.P., (b) 1,399,662 shares issuable upon the exercise of warrants held by Furman Selz Investors II L.P. within 60 days of January 31, 1999, (c) 83,579 shares issuable upon the conversion of Series G preferred stock held by FS Employee Investors LLC, (d) 119,961 shares issuable upon the exercise of warrants held by FS Employee Investors LLC within 60 days of January 31, 1999, (e) 47,368 shares issuable upon the conversion of Series G preferred stock held by FS Parallel Fund L.P. and (f) 68,095 shares issuable upon the exercise of warrants held by FS Parallel Fund L.P. within 60 days of January 31, 1999. Furman Selz Investors II L.P., FS Employee Investors LLC and FS Parallel Fund L.P. are affiliates under common control.

 (2) Consists of (a) 4,628 shares of Series G preferred stock held by Furman Selz Investors II L.P., (b) 397 shares of Series G preferred stock held by FS Employee Investors LLC and (c) 225 shares of Series G preferred stock held by FS Parallel Fund L.P. Furman Selz Investors II L.P., FS Employee Investors LLC and FS Parallel Fund L.P. are affiliates under common control.

 (3) Consists of (a) 350,105 shares issuable upon the conversion of Series G preferred stock and (b) 502,778 shares issuable upon the exercise of warrants within 60 days of January 31, 1999.

 (4) Consists of (a) 738,776 shares held by Medical Science Partners, L.P., (b) 2,888 shares issuable upon the exercise of warrants held by Medical Science Partners, L.P. within 60 days of January 31, 1999, (c) 57,142 shares held by Medical Science Partners II, L.P., (d) 11,805 shares issuable upon the exercise of warrants Medical Science Partners II, L.P. within 60 days of January 31, 1999 and (e) 13,691 shares held by Medical Science II Co-Investment, L.P. Medical Science Partners, L.P., Medical Science Partners II, L.P. and Medical Science II Co-Investment, L.P. are affiliates under common control.

 (5) Consists of (a) 582,341 shares held by Alta V Limited Partnership, (b) 78,319 shares issuable upon the exercise of warrants held by Alta V Limited Partnership within 60 days of January 31, 1999, (c) 6,119 shares held by Customs House Partners and (d) 735 shares issuable upon the exercise of warrants held by Customs House Partners within 60 days of January 31, 1999. The respective general partners of each of these funds exercise sole voting and investment power with respect to the shares held by the funds.

 (6) Includes 117,706 shares issuable upon the exercise of warrants within 60 days of January 31, 1999.

 (7) Consists of 654,591 shares issuable upon the exercise of warrants.

 (8) Consists of (a) 392,307 shares held by Paribas Principal, Inc., (b) 133,333 shares issuable upon the exercise of warrants held by Paribas Principal, Inc. within 60 days of January 31, 1999 and (c) 10,200 shares issuable upon the exercise of warrants held by Banque Paribas within 60 days of January 31, 1999. Paribas Principal, Inc. and Banque Paribas are affiliates under common control.

 (9) Includes 39,929 shares issuable upon the exercise of warrants within 60 days of January 31, 1999.

(10) Includes (a) 22,221 shares issuable upon the exercise of warrants within 60 days of January 31, 1999 and (b) 15,000 shares issuable upon the exercise of options within 60 days of January 31, 1999.

(11) Consists of 112,750 shares issuable upon the exercise of options within 60 days of January 31, 1999.

(12) Includes 144,500 shares issuable upon the exercise of options within 60 days of January 31, 1999.

(13) Consists of (a) the shares described in note (9) and (b) 15,000 shares issuable upon the exercise of options within 60 days of January 31, 1999.

(14) Consists of (a) 26,845 shares held by Mr. Fox, (b) 3,332 shares issuable upon the exercise of warrants held by Mr. Fox within 60 days of January 31, 1999, (c) 76,500 shares issuable upon the exercise of options held by Mr. Fox within 60 days of January 31, 1999, (d) 3,307 shares held by Mr. Fox's spouse, (e) 444 shares issuable upon the exercise of warrants held by Mr. Fox's spouse within 60 days of January 31, 1999 and (f) 2,100 shares held by Mr. Fox's children.

(15) Consists of (a) the shares described in note (4), (b) 9,153 shares held by Dr. Lamotte, (c) 3,110 shares issuable upon the exercise of warrants held by Dr. Lamotte within 60 days of January 31, 1999 and (d) 15,000 shares issuable upon the exercise of options held by Dr. Lamotte within 60 days of January 31, 1999. Dr. Lamotte is the managing general partner of the general partners of Medical Science Partners, L.P., Medical Science Partners II, L.P. and Medical Science II Co-Investment, L.P. and may be considered the beneficial owner of the shares held by such entities, although Dr. Lamotte disclaims such beneficial ownership, except as to his pecuniary interest therein.

(16) Consists of (a) the shares described in note (1) and (b) 15,000 shares issuable upon the exercise of options within 60 days of January 31, 1999. Mr. Luikart is an executive vice president of ING Furman Selz Investments, an affiliate of FS Private Investments LLC.

(17) Consists of the shares described in note (2).

(18) Consists of (a) the shares described in note (5) and (b) 15,000 shares issuable upon the exercise of options within 60 days of January 31, 1999. Mr. McGuire is a general partner of Alta V Management Partners, L.P., which is the general partner of Alta V Limited Partnership.

(19) Consists of 23,500 shares issuable upon the exercise of options within 60 days of January 31, 1999.

(20) Includes 14,875 shares issuable upon the exercise of options within 60 days of January 31, 1999.

(21) Includes 10,000 shares issuable upon the exercise of options within 60 days of January 31, 1999.

(22) Includes 14,875 shares issuable upon the exercise of options within 60 days of January 31, 1999.

(23) See notes (10) through (16) and notes (18) through (22).

(24) Consists of the shares described in note (2).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of Ascent equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our equity securities. To our knowledge, based solely on review of the copies of the reports furnished to us and written representations that no year-end reports on Form 5 were required, during the fiscal year ended December 31, 1998, all Section 16(a) filing requirements applicable to our executive officers, directors and greater-than-10% stockholders were timely made other than the filing of a Form 3 by Mr. James L. Luikart in connection with his becoming a director of the company.

                    PROPOSAL 4 -- 1999 STOCK INCENTIVE PLAN

GENERAL

     On April 14, 1999, our board of directors adopted, subject to stockholder approval, the 1999 Stock Incentive Plan. Up to 500,000 shares of Ascent common stock, subject to adjustment in the event of stock splits and other similar events, may be issued pursuant to options or restricted stock awards granted under the plan.

     The 1999 Stock Incentive Plan is intended to supplement our 1992 Equity Incentive Plan, which expires in 2004 and under which only 12,113 shares remained available for new option grants as of March 15, 1999.

     Our board of directors believes that our future success depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating key personnel. Accordingly, our board of directors believes adoption of the plan is in the best interests of Ascent and our stockholders and recommends a vote "FOR" this proposal.

DESCRIPTION OF AWARDS

     The plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, nonstatutory stock options, restricted stock awards and other stock-based awards, including the grant of shares based upon certain conditions, the grant of securities convertible into Ascent common stock and the grant of stock appreciation rights.

     INCENTIVE STOCK OPTIONS AND NONSTATUTORY STOCK OPTIONS. Optionees receive the right to purchase a specified number of shares of Ascent common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options may be granted at an exercise price which may be less than, equal to or greater than the fair market value of Ascent common stock on the date of grant. Under present law, however, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of Ascent common stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of Ascent). Options may not be granted for a term in excess of ten years. The plan permits our board of directors to determine the manner of payment of the exercise price of options, including through payment by cash, check or in connection with a "cashless exercise" through a broker, by surrender to us of shares of Ascent common stock, by delivery to us of a promissory note, or by any other lawful means.

     RESTRICTED STOCK AWARDS. Restricted stock awards entitle recipients to acquire shares of Ascent common stock, subject to our right to repurchase all or part of the shares from the recipient in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for the award.

     OTHER STOCK-BASED AWARDS. Under the plan, our board of directors has the right to grant other awards based upon Ascent common stock having the terms and conditions as our board of directors may determine, including the grant of shares based upon certain conditions, the grant of securities convertible into Ascent common stock and the grant of stock appreciation rights.

ELIGIBILITY TO RECEIVE AWARDS

     Our officers, employees, directors, consultants and advisors (and those of any future subsidiaries) are eligible to be granted awards under the 1999 Stock Incentive Plan. Under present law, however, incentive stock options may only be granted to employees. The maximum number of shares with respect to which an award may be granted to any participant under the plan may not exceed 400,000 shares per calendar year.

     On May 25, 1999, the last reported sale price of Ascent common stock on the Nasdaq National Market was $2.8125.

ADMINISTRATION

     The 1999 Stock Incentive Plan is administered by our board of directors. Our board of directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the plan and to interpret the provisions of the plan. Pursuant to the terms of the plan, our board of directors may delegate authority under the plan to one or more committees of our board of directors, and subject to some limitations, to one or more of our executive officers. Our board of directors has authorized a subcommittee of the compensation committee to administer some aspects of the plan, including the granting of options to executive officers. Subject to any applicable limitations contained in the plan, our board of directors, the compensation committee, or any other committee or subcommittee or executive officer to whom our board of directors delegates authority, as the case may be, selects the recipients of awards and determines:

     - the number of shares of Ascent common stock covered by options and the dates upon which the options become exercisable;

     - the exercise price of options;

     - the duration of options; and

     - the number of shares of Ascent common stock subject to any restricted stock or other stock-based awards and the terms and conditions of the awards, including conditions for repurchase, issue price and repurchase price.

     Our board of directors is required to make appropriate adjustments in connection with the plan and any outstanding awards to reflect stock dividends, stock splits and certain other events. In the event of a merger, liquidation or other acquisition event, as defined in the plan, our board of directors is authorized to provide for (a) outstanding options or other stock-based awards to be assumed or substituted for, (b) to accelerate the awards to make them fully exercisable prior to consummation of the acquisition event, or (c) to provide for a cash out of the value of any outstanding options. If any award expires or is terminated, surrendered, canceled or forfeited, the unused shares of Ascent common stock covered by the award will again be available for grant under the plan.

AMENDMENT OR TERMINATION

     No award may be made under the plan after April 14, 2009, but awards previously granted may extend beyond that date but in no event later than 10 years from the date of grant. Our board of directors may at any time amend, suspend or terminate the plan, except that after the date of the amendment no award intended to comply with Section 162(m) of the Internal Revenue Code will become exercisable, realizable or vested unless and until the amendment will have been approved by our stockholders.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the plan and with respect to the sale of Ascent common stock, which your depositary shares represent, acquired under the plan.

INCENTIVE STOCK OPTIONS

     In general, a participant will not recognize taxable income upon the grant or exercise of an incentive stock option. Instead, a participant will recognize taxable income with respect to an incentive stock option only upon the sale of common stock acquired through the exercise of the option ("ISO stock"). The exercise of an incentive stock option, however, may subject the participant to the alternative minimum tax.

     Generally, the tax consequences of selling ISO stock will vary with the length of time that the participant has owned the ISO stock at the time it is sold. If the participant sells ISO stock after having owned it for at least two years from the date the option was granted and one year from the date the option was exercised, then the participant will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO stock over the exercise price.

     If the participant sells ISO stock for more than the exercise price prior to having owned it for at least two years from the grant date and one year from the exercise date (a "Disqualifying Disposition"), then all or a portion of the gain recognized by the participant will be ordinary compensation income and the remaining gain, if any, will be a capital gain. This capital gain will be a long-term capital gain if the participant has held the ISO stock for more than one year prior to the date of sale.

     If a participant sells ISO stock for less than the exercise price, then the participant will recognize capital loss equal to the excess of the exercise price over the sale price of the ISO stock. This capital loss will be a long-term capital loss if the participant has held the ISO stock for more than one year prior to the date of sale.

NONSTATUTORY STOCK OPTIONS

     As in the case of an incentive stock option, a participant will not recognize taxable income upon the grant of a nonstatutory stock option. Unlike the case of an incentive stock option, however, a participant who exercises a nonstatutory stock option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the common stock acquired through the exercise of the option ("NSO stock") on the exercise date over the exercise price.

     With respect to any NSO stock, a participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO stock, a participant generally will recognize capital gain or loss in an amount equal to the excess of the sale price of the NSO stock over the participant's tax basis in the NSO stock. This capital gain or loss will be a long-term gain or loss if the participant has held the NSO stock for more than one year prior to the date of the sale.

RESTRICTED STOCK AWARDS

     A participant will not recognize taxable income upon the grant of a restricted stock award, unless the participant makes an election under Section 83(b) of the Internal Revenue Code. If the participant makes a Section 83(b) election within 30 days of the date of the grant, then the participant will recognize ordinary income, for the year in which the award is granted, in an amount equal to the difference between the fair market value of the common stock at the time the award is granted and the purchase price paid for the common stock. If a Section 83(b) election is not made, the participant will recognize ordinary income, at the time that the forfeiture provisions or restrictions on transfer lapse, in an amount equal to the difference between the fair market value of the common stock at the time of such lapse and the original purchase price paid for the common stock. The participant will have a basis in the common stock acquired equal to the sum of the price paid and the amount of ordinary compensation income recognized.

     Upon the disposition of the common stock acquired pursuant to a restricted stock award, the participant will recognize a capital gain or loss equal to the difference between the sale price of the common stock and the participant's basis in the common stock. The gain or loss will be a long-term gain or loss if the shares are held for more than one year. For this purpose, the holding period will begin just after the date on which the forfeiture provisions or restrictions lapse if a Section 83(b) election is not made, or just after the award is granted if a Section 83(b) election is made.

OTHER STOCK-BASED AWARDS

     The tax consequences associated with any other stock-based award granted under the plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award and the participant's holding period and tax basis for the award or underlying common stock.

TAX CONSEQUENCES TO US

     The grant of an award under the plan will have no tax consequences to us. Moreover, in general, neither the exercise of an incentive stock option nor the sale of any common stock acquired under the plan will have any tax consequences to us. We generally will be entitled to a business-expense deduction, however, with respect to any ordinary compensation income recognized by a participant under the plan, including as a result of the exercise of a nonstatutory stock option, a Disqualifying Disposition or a Section 83(b) Election. Any such deduction will be subject to the limitations of Section 162(m) of the Internal Revenue Code.

                PROPOSAL 5 -- SELECTION OF INDEPENDENT AUDITORS

     Our board of directors has selected PricewaterhouseCoopers LLP as our auditors for the year ending December 31, 1999, subject to ratification by stockholders at the annual meeting. If our stockholders do not ratify our selection of PricewaterhouseCoopers LLP, our board of directors will reconsider the matter. A representative of PricewaterhouseCoopers LLP, which served as auditors for the year ended December 31, 1998, is expected to be present at the annual meeting, to respond to appropriate questions, and to make a statement if he or she so desires.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement (file no. 333-79383) on Form S-4 with the Securities and Exchange Commission. This proxy statement/prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this document to any contract, agreement or other document of Ascent, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may review a copy of the registration statement, including exhibits, at the Securities and Exchange Commission's public reference room at:

     - Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

     - Seven World Trade Center, 13th Floor, New York, New York 10048; or

     - Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

     We also file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the Securities and Exchange Commission.

     Our Securities and Exchange Commission filings can also be reviewed by accessing the Securities and Exchange Commission's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

     ASCENT WILL, UPON WRITTEN REQUEST OF ANY STOCKHOLDER, FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT EXHIBITS. PLEASE ADDRESS ALL SUCH REQUESTS TO ASCENT, ATTENTION OF JOHN G. BERNARDI, VICE PRESIDENT, FINANCE AND TREASURER, 187 BALLARDVALE STREET, SUITE B125, WILMINGTON, MASSACHUSETTS 01887. EXHIBITS TO THE FORM 10-K WILL BE PROVIDED UPON WRITTEN REQUEST AND PAYMENT OF AN APPROPRIATE FEE.

                                 LEGAL OPINIONS

     Hale and Dorr LLP, Boston, Massachusetts, has rendered opinions concerning certain tax matters described under "Proposal 1 -- The Merger -- United States Federal Income Tax Consequences."

                                    EXPERTS

     The financial statements as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 included in this proxy statement/prospectus have been included herein in reliance on the report, which includes an explanatory paragraph regarding the entity's ability to continue as a going concern, of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting. Representatives of PricewaterhouseCoopers LLP will attend the annual meeting and will have an opportunity to make a statement and to respond to appropriate questions that you pose.

     The statement of assets related to the product line to be acquired by Ascent as of December 29, 1996 and the statements of net sales and identified costs and expenses of the product line to be acquired by Ascent for the years ended December 31, 1995 and December 29, 1996 of the Feverall product line of Upsher-Smith Laboratories, Inc. included in this proxy statement/prospectus have been included herein in reliance upon the report, which includes an explanatory paragraph, of KPMG Peat Marwick LLP, independent certified public accountants, given upon the authority of said firm as experts in auditing and accounting. The explanatory paragraph states that the financial statements were prepared to present the assets to be sold to Ascent and the net sales and the identified costs and expenses of the product line and are not intended to be a complete presentation of the product line's financial position, results of operations or cash flows. Accordingly, identified costs and expenses include only those costs and expenses directly attributable to the product line to be sold. They do not contain any other costs which are not directly attributable to the product line to be sold. As a result, the statements presented may not be indicative of the results of operations that would have been achieved had the product line operated as a nonaffiliated entity.

                            ASCENT PEDIATRICS, INC.

                         INDEX TO FINANCIAL STATEMENTS

ASCENT PEDIATRICS, INC.:
Audited Financial Statements -- December 31, 1997 and
  1998......................................................
  Report of Independent Accountants.........................   F-2
  Balance Sheets............................................   F-3
  Statements of Operations..................................   F-4
  Statements of Stockholders' Equity (Deficit)..............   F-5
  Statements of Cash Flows..................................   F-6
  Notes to Financial Statements.............................   F-7

Unaudited Condensed Financial Statements -- March 31, 1998
  and 1999..................................................
  Unaudited Condensed Balance Sheets........................  F-27
  Unaudited Condensed Statements of Operations..............  F-28
  Unaudited Statements of Comprehensive Loss................  F-28
  Unaudited Condensed Statements of Cash Flows..............  F-29
  Notes to Unaudited Condensed Financial Statements.........  F-30

A PRODUCT LINE OF UPSHER-SMITH LABORATORIES, INC.:
Independent Auditors' Report................................  F-35
Statement of Assets Related to the Product Line Acquired by
  Ascent Pediatrics, Inc. as of December 29, 1996 and July
  9, 1997 (unaudited).......................................  F-36
Statements of Net Sales and Identified Costs and Expenses of
  the Product Line Acquired by Ascent Pediatrics, Inc. Years
  ended December 31, 1995 and December 29, 1996 and seven
  months ended July 9, 1997 (unaudited).....................  F-37
Notes to the Financial Statements...........................  F-38

ASCENT PEDIATRICS, INC.:
Introduction to Unaudited Pro Forma Financial Statements....  F-41
Unaudited Pro Forma Balance Sheet...........................  F-43
Unaudited Pro Forma Statements of Operations................  F-44
Notes to Unaudited Pro Forma Financial Statements...........  F-46

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Ascent Pediatrics, Inc.:

     In our opinion, the accompanying balance sheets and the related statements of operations, comprehensive loss, stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of Ascent Pediatrics, Inc., at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company has suffered recurring losses from operations and requires additional financing. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                              PricewaterhouseCoopers LLP

Boston, Massachusetts
February 24, 1999

                            ASCENT PEDIATRICS, INC.

                                 BALANCE SHEETS

                                                             DECEMBER 31,
                                                      --------------------------
                                                         1998           1997
                                                      -----------    -----------
                                     ASSETS

Current Assets
  Cash and cash equivalents.........................  $ 2,171,777    $11,700,612
  Current marketable securities.....................           --      2,527,900
  Accounts receivable, less allowance for doubtful
     accounts of $48,000 and $50,000 at December 31,
     1998 and 1997, respectively....................      918,307        765,609
  Inventory.........................................      919,785        789,498
  Other current assets..............................      274,983        124,874
                                                      -----------    -----------
     Total current assets...........................    4,284,852     15,908,493
Fixed assets, net...................................      730,894        759,563
Debt issue costs, net...............................      606,092        436,515
Intangibles, net....................................   10,523,789     11,215,506
Other assets........................................      155,303        113,386
                                                      -----------    -----------
     Total assets...................................  $16,300,930    $28,433,463
                                                      ===========    ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
  Accounts payable..................................  $ 1,510,193    $ 1,509,258
  Accrued expenses..................................    2,306,243      1,157,379
  Promissory note...................................           --      5,500,000
  Subordinated secured notes, current portion.......           --      3,500,000
                                                      -----------    -----------
     Total current liabilities......................    3,816,436     11,666,637
Subordinated secured notes..........................    8,681,474      1,252,068
                                                      -----------    -----------
     Total liabilities..............................   12,497,910     12,918,705
Commitments and contingencies (Note H)
Stockholders' equity
  Preferred stock, $.01 par value; 5,000,000 shares
     authorized; 7,000 shares, designated as Series
     G convertible exchangeable preferred stock,
     issued and outstanding at December 31, 1998
     (liquidation preference of $7,000,000).........    6,461,251             --
  Common stock, $.00004 par value; 60,000,000 shares
     authorized; 6,975,921 and 6,893,332 shares
     issued and outstanding at December 31, 1998 and
     1997, respectively.............................          279            276
  Additional paid-in capital........................   47,951,271     47,891,846
  Accumulated deficit...............................  (50,609,781)   (32,378,480)
  Unrealized gain on securities.....................           --          1,116
                                                      -----------    -----------
     Total stockholders' equity.....................    3,803,020     15,514,758
                                                      -----------    -----------
     Total liabilities and stockholders' equity.....  $16,300,930    $28,433,463
                                                      ===========    ===========

The accompanying notes are an integral part of the financial statements.

                            ASCENT PEDIATRICS, INC.

                            STATEMENTS OF OPERATIONS

                                                        YEAR ENDED DECEMBER 31,
                                               -----------------------------------------
                                                   1998           1997          1996
                                               ------------   ------------   -----------
Net revenue..................................  $  4,475,718   $  2,073,458   $        --
Costs of sales...............................     2,306,717      1,245,543            --
                                               ------------   ------------   -----------
Gross margin.................................     2,169,001        827,915            --
Costs and expenses
  Selling, general and administrative........    14,513,559      8,305,205     2,805,352
  Research and development...................     3,868,185      4,376,700     3,760,948
                                               ------------   ------------   -----------
  Total costs and expenses...................    18,381,744     12,681,905     6,566,300
     Loss from operations....................   (16,212,743)   (11,853,990)   (6,566,300)
Interest income..............................       368,570        693,019        79,084
Interest expense.............................    (1,220,665)    (1,358,850)           --
Other income.................................            --         21,742            --
                                               ------------   ------------   -----------
     Loss before extraordinary item..........   (17,064,838)   (12,498,079)   (6,487,216)
Extraordinary item loss on early
  extinguishment of debt (Note N), net of
  taxes of $0................................     1,166,463             --            --
                                               ------------   ------------   -----------
     Net loss................................   (18,231,301)   (12,498,079)   (6,487,216)
Accretion to redemption value of preferred
  stock......................................            --        247,361       137,783
Preferred stock dividend.....................       449,169             --            --
                                               ------------   ------------   -----------
     Net loss to common stockholders.........  $(18,680,470)  $(12,745,440)  $(6,624,999)
                                               ============   ============   ===========

Results per common share:
  Historical -- basic and diluted:
     Loss before extraordinary item..........  $      (2.46)  $      (3.02)  $    (32.75)
                                               ============   ============   ===========
     Extraordinary item loss on early
       extinguishment of debt................  $      (0.17)            --            --
                                               ============   ============   ===========
     Net loss................................  $      (2.63)  $      (3.02)  $    (32.75)
                                               ============   ============   ===========
     Net loss to common stockholders.........  $      (2.69)  $      (3.08)  $    (33.44)
                                               ============   ============   ===========
Weighted average shares outstanding..........     6,939,348      4,134,068       198,091
                                               ============   ============   ===========

                        STATEMENTS OF COMPREHENSIVE LOSS

                                               YEARS ENDED DECEMBER 31,
                                      -------------------------------------------
                                          1998            1997           1996
                                      ------------    ------------    -----------
Net loss............................  $(18,231,301)   $(12,498,079)   $(6,487,216)
Changes in unrealized gain (loss) on
  securities........................            --           1,116             --
                                      ------------    ------------    -----------
Comprehensive loss..................  $(18,231,301)   $(12,496,963)   $(6,487,216)
                                      ============    ============    ===========

The accompanying notes are an integral part of the financial statements.

                                                        ASCENT PEDIATRICS, INC.
                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                NUMBER OF SHARES
                                             -----------------------                                            PAR     ADDITIONAL
                                              PREFERRED     COMMON     PREFERRED    PREFERRED     PREFERRED    VALUE      PAID-IN
                                                STOCK        STOCK     SERIES A      SERIES B      SERIES G    COMMON     CAPITAL
                                              ---------     ------     ---------    ---------     ---------    ------   ----------
Balance, December 31, 1995.................    1,199,999     197,837   $ 280,110   $  2,574,993           --    $  8             --
Common stock issued upon option exercise at
  $2.35 per share..........................                      318                                                            750
Warrant proceeds...........................                                                                                   4,800
Accretion to redemption value of Series F
  Redeemable convertible preferred stock...                                                                                  (5,550)
Net loss...................................
                                             -----------   ---------   ---------   ------------   ----------    ----    -----------
Balance, December 31, 1996.................    1,199,999     198,155     280,110      2,574,993           --       8             --
Accretion to redemption value of Series F
  Redeemable convertible preferred stock...
Issuance of common stock pursuant to an
  initial public offering net of issuance
  costs of $2,630,751......................                2,240,000                                              90     17,529,249
Conversion of preferred stock..............   (1,199,999)  4,440,559    (280,110)    (2,574,993)                 178     27,853,861
Cashless exercise of warrants..............                   13,296                                              --             --
Warrants issued to Subordinated Secured
  Noteholders..............................                                                                               2,505,740
Common stock issued upon option exercise at
  $2.35 per share..........................                    1,275                                              --          2,996
Common stock issued for sales force........                       47                                              --             --
Change in unrealized gain on securities....
Net loss...................................
                                             -----------   ---------   ---------   ------------   ----------    ----    -----------
  Balance, December 31, 1997...............            0   6,893,332          --             --           --     276     47,891,846
Series G convertible exchangeable preferred
  stock, net of issuance costs of
  $538,749.................................        7,000                                           6,461,251
Warrants issued to Subordinated Secured
  Noteholders, net of issuance costs of
  $24,488..................................                                                                                 322,997
Common stock issued upon option exercise...                   29,963                                               1         40,499
Employee stock purchase plan...............                   52,626                                               2        117,798
Stock option compensation expense..........                                                                                  27,300
Dividend on Series G convertible
  exchangeable preferred stock.............                                                                                (449,169)
Change in unrealized gain (loss) on
  securities...............................
Net loss...................................
                                             -----------   ---------   ---------   ------------   ----------    ----    -----------
  Balance, December 31, 1998...............        7,000   6,975,921   $      --   $         --   $6,461,251    $279    $47,951,271
                                             ===========   =========   =========   ============   ==========    ====    ===========


                                                            UNREALIZED   STOCKHOLDERS'
                                             ACCUMULATED     GAIN ON        EQUITY
                                               DEFICIT      SECURITIES     (DEFICIT)
                                             -----------    ----------   -------------
Balance, December 31, 1995.................  $(13,013,591)        --     $(10,158,480)
Common stock issued upon option exercise at
  $2.35 per share..........................                                       750
Warrant proceeds...........................                                     4,800
Accretion to redemption value of Series F
  Redeemable convertible preferred stock...     (132,233)                    (137,783)
Net loss...................................   (6,487,216)                  (6,487,216)
                                             ------------     ------     ------------
Balance, December 31, 1996.................  (19,633,040)         --      (16,777,929)
Accretion to redemption value of Series F
  Redeemable convertible preferred stock...     (247,361)                    (247,361)
Issuance of common stock pursuant to an
  initial public offering net of issuance
  costs of $2,630,751......................                                17,529,339
Conversion of preferred stock..............                                24,998,936
Cashless exercise of warrants..............
Warrants issued to Subordinated Secured
  Noteholders..............................                                 2,505,740
Common stock issued upon option exercise at
  $2.35 per share..........................                                     2,996
Common stock issued for sales force........                                        --
Change in unrealized gain on securities....                    1,116            1,116
Net loss...................................  (12,498,079)                 (12,498,079)
                                             ------------     ------     ------------
  Balance, December 31, 1997...............  (32,378,480)      1,116       15,514,758
Series G convertible exchangeable preferred
  stock, net of issuance costs of
  $538,749.................................                                 6,461,251
Warrants issued to Subordinated Secured
  Noteholders, net of issuance costs of
  $24,488..................................                                   322,997
Common stock issued upon option exercise...                                    40,500
Employee stock purchase plan...............                                   117,800
Stock option compensation expense..........                                    27,300
Dividend on Series G convertible
  exchangeable preferred stock.............                                  (449,169)
Change in unrealized gain (loss) on
  securities...............................                   (1,116)          (1,116)
Net loss...................................  (18,231,301)                 (18,231,301)
                                             ------------     ------     ------------
  Balance, December 31, 1998...............  $(50,609,781)    $   --     $  3,803,020
                                             ============     ======     ============

    The accompanying notes are an integral part of the financial statements.

                            ASCENT PEDIATRICS, INC.

                            STATEMENTS OF CASH FLOWS

                                                           YEAR ENDED DECEMBER 31,
                                                  -----------------------------------------
                                                      1998           1997          1996
                                                  ------------   ------------   -----------
Cash flows for operating activities:
  Net loss......................................  $(18,231,301)  $(12,498,079)  $(6,487,216)
  Adjustments to reconcile net loss to net cash
    used for operating activities:
    Depreciation and amortization...............     1,234,901        630,253        52,833
    Non-cash interest expense...................       560,295      1,132,808            --
    Non-cash extraordinary items................     1,166,463
    Provision for bad debts.....................            --         50,000            --
    Gain/(loss) on sales of fixed assets........         8,568         (9,242)           --
    Changes in operating assets and liabilities:
       Accounts receivable......................      (152,698)      (815,609)           --
       Inventory................................      (130,287)      (379,046)           --
       Other assets.............................      (192,026)      (121,395)      (73,193)
       Accounts payable.........................           935      1,012,603       384,312
       Accrued expenses.........................       842,049         80,823       837,903
                                                  ------------   ------------   -----------
         Net cash used for operating
           activities...........................   (14,893,101)   (10,916,884)   (5,285,361)
Cash flows used for investing activities:
  Purchase of property and equipment............      (356,335)      (804,896)      (59,694)
  Proceeds from sale of fixed assets............            --         38,050            --
  Payments related to acquisition...............    (5,500,000)    (6,155,145)     (250,000)
  Purchase of marketable securities.............            --     (2,526,784)           --
  Sales of marketable securities................     2,526,784             --            --
                                                  ------------   ------------   -----------
         Net cash used for investing
           activities...........................    (3,329,551)    (9,448,775)     (309,694)
Cash flows from financing activities:
  Proceeds from issuance of common stock, net of
    issuance costs..............................       185,600     17,529,339           750
  Proceeds from issuance of preferred stock, net
    of issuance costs...........................     6,461,251      6,922,229     5,137,201
  Proceeds from issuance of debt................     8,652,515      4,303,775            --
  Proceeds from issuance of warrants............       322,997      2,696,225            --
  Repayment of debt.............................    (6,125,000)      (875,000)           --
  Payment of debt issue costs...................      (661,192)      (596,040)           --
  Payments of preferred stock dividends.........      (142,354)            --            --
  Proceeds from exercise of warrants............            --             --         4,800
                                                  ------------   ------------   -----------
         Net cash provided by financing
           activities...........................     8,693,817     29,980,528     5,142,751
Net (decrease) increase in cash and cash
  equivalents...................................    (9,528,835)     9,614,869      (452,304)
Cash and cash equivalents, beginning of
  period........................................    11,700,612      2,085,743     2,538,047
                                                  ------------   ------------   -----------
Cash and cash equivalents, end of period........  $  2,171,777   $ 11,700,612     2,085,743
                                                  ============   ============   ===========
Supplemental disclosures of cash flow
  information:
  Cash paid during the year for:
    Interest....................................  $    502,550   $    175,000   $        --
  Noncash transactions:
Conversion of convertible and redeemable
  convertible preferred stock to common stock...            --     27,854,039            --

The accompanying notes are an integral part of the financial statements.

                                  ASCENT PEDIATRICS, INC.
                         NOTES TO FINANCIAL STATEMENTS

A.  NATURE OF BUSINESS

     Ascent Pediatrics, Inc. (the "Company"), formerly Ascent Pharmaceuticals, Inc., incorporated in Delaware on March 16, 1989, is a drug development and marketing company focused exclusively on the pediatric market. Since its inception, until July 9, 1997, the Company operated as a development stage enterprise devoting substantially all of its efforts to establishing a new business and to carrying on development activities. On July 10, 1997, the Company closed the acquisition of the Feverall line of acetaminophen rectal suppositories from Upsher-Smith Laboratories, Inc. ("Upsher-Smith"), pursuant to an Asset Purchase Agreement dated as of March 25, 1997 (the "Asset Purchase Agreement") between the Company and Upsher-Smith and subsequently commenced sales of the Feverall line of products. In 1997, the Company also commenced sales of Pediamist nasal saline spray during the quarter ended December 31, 1997. During the quarter ended March 31, 1998, the Company began marketing Duricef([) (cefadroxil monohydrate) oral suspension to pediatricians in the United States pursuant to a co-promotion agreement with Bristol-Myers Squibb U.S. Pharmaceuticals Group.

     The Company has incurred net losses since its inception and expects to incur additional operating losses in the future as the Company continues its product development programs, growth of its sales and marketing organization and introduces its products to the market. The Company is subject to a number of risks similar to other companies in the industry, including rapid technological change, uncertainty of market acceptance of products, uncertainty of regulatory approval, limited sales and marketing experience, competition from substitute products and larger companies, customers' reliance on third-party reimbursement, the need to obtain additional financing, compliance with government regulations, protection of proprietary technology, dependence on third-party manufacturers, distributors, collaborators and limited suppliers, product liability, and dependence on key individuals.

Plan of Operations

     Ascent has incurred net operating losses since its inception. At December 31, 1998, the Company's cumulative deficit was approximately $51,059,000. Such losses have resulted primarily from costs incurred in the Company's product development programs, general and administrative costs associated with the Company's product development and costs associated with raising capital and the establishment of the Company's sales force. The Company expects to incur additional operating losses as it continues its product development programs and maintains its sales and marketing organization and introduces product to the market and expects cumulative losses to increase.

     These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plan to continue operations is principally based on increased net sales combined with reduced expenditures and consummating the strategic alliance with Alpharma, Inc., through its subsidiary Alpharma USPD, Inc. ("Alpharma"). However, there can be no assurance that the Company will consummate the strategic alliance with Alpharma described below or increase net sales to fund operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and the classification of liabilities that might be necessary should the Company be unable to continue in existence.

                                  ASCENT PEDIATRICS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The Company and Alpharma Inc., have entered into agreements creating a strategic alliance. Under these agreements, Alpharma will provide up to $40 million in financing to the Company through 7.5% convertible subordinated notes due in 2004 and 2005. The agreements are subject to approval of the Company's shareholders at a meeting expected to be held in the second quarter of 1999. See Note Q for a discussion of the strategic alliance with Alpharma.

     The Company anticipates that, based upon its current operating plan and its existing capital resources, it will require approximately $8.0 million of additional funds to meet its capital requirements through the first quarter of 2000, when the Company currently expects to reach cash-break-even. This amount does not take into account the $4.0 million borrowed from Alpharma on February 19, 1999 or the additional $8.0 million which the Company may borrow from Alpharma, subject to stockholder approval of the strategic alliance, for general corporate purposes under the Loan Agreement dated February 16, 1999 by and among the Company, Alpharma and Alpharma, Inc. If the Company's stockholders approve the strategic alliance with Alpharma, the Company expects to borrow this $8.0 million from Alpharma under the loan agreement.

B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from the estimates and assumptions used by management.

Basis of Presentation

     Certain prior year amounts may have been reclassified to conform to the current year's presentation.

Cash, Cash Equivalents and Marketable Securities

     Cash equivalents consist of money market mutual funds and other highly liquid investments with original maturities of three months or less. Current marketable securities include only investments with remaining maturities of twelve months or less. The Company classifies all securities as available-for-sale. These securities are reported at fair value as of the balance sheet date. Net unrealized holding gains and losses of current marketable securities are included in stockholders' equity. Gains and losses on sales of securities are calculated using the specific identification method.

Financial Instruments

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents, current marketable securities and accounts receivable.

                                  ASCENT PEDIATRICS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Inventory

     Inventories, consisting of raw materials, work-in-process and finished goods, are stated at the lower of cost (determined on a first-in, first-out basis) or market.

Fixed Assets

     Fixed assets are recorded at cost. Equipment and furniture and fixtures are depreciated on a straight-line basis over the useful life of the asset, typically five or seven years. Leasehold improvements are depreciated on a straight-line basis over the shorter of the life of the lease or the useful life of the asset. The costs and accumulated depreciation of fixed assets sold are removed from the accounts and the related gains or losses, if any, are reflected in earnings or loss for the period.

Intangible Assets


     Intangible assets consist of goodwill, patents, trademarks, and a manufacturing agreement and are being amortized using the straight-line method over useful lives of fifteen to twenty years. The Company periodically reviews the propriety of carrying amounts of its intangible assets as well as the amortization periods to determine whether current events and circumstances warrant adjustment to the carrying value or estimated useful lives. This evaluation compares the expected future cash flows against the net book values of related intangible assets. If the sum of the future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, the Company shall recognize an impairment loss as a charge to operations. If impaired, the intangible would be written down to the present value of estimated expected future cash flows using a discount rate commensurate with the risk involved. Impairment of goodwill, if any, is measured periodically on the basis of whether anticipated undiscounted operating cash flows generated by the acquired businesses will recover the recorded net goodwill balances over the remaining amortization period.


Revenue Recognition

     Product revenue is recognized upon shipment of product provided that no significant obligations remain outstanding and the resulting receivable is deemed collectible by management. License revenue is recognized under a collaborative license agreement as earned based upon the performance requirements of such agreement.

Research and Development Expenses

     Research and development costs are expensed as incurred.

Advertising Expenses

     Costs for catalogs and other media are expensed as incurred. For the years ended December 31, 1998, 1997 and 1996, costs were $1,278,002, $1,615,318 and
$423,656, respectively.

                                  ASCENT PEDIATRICS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Income Taxes

     The Company accounts for income taxes under Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns.

Accounting for Stock-Based Compensation

     The Company continues to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25 to account for its stock option grants and has elected the disclosure-only alternative permitted under the Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation. The Company has disclosed the pro forma net loss and pro forma net loss per share in the footnotes using the fair value based method in fiscal years 1998, 1997 and 1996.

Net Loss Per Common Share

     The Company follows Statement of Financial Accounting Standard ("SFAS") No. 128, "Earnings Per Share," which specifies the computation, presentation and disclosure requirements for net income (loss) per common share. Basic net income
(loss) per common share is computed based on the weighted average number of common shares outstanding during the period. Diluted net income (loss) per common share gives effect to all dilutive potential common shares outstanding during the period. Under SFAS No. 128, the computation of diluted earnings per share does not assume the issuance of common shares that have an antidilutive effect on net income (loss) per common share.

     Options, warrants, preferred stock and debt to purchase or convert to 1,890,487, 3,196,511 and 5,275,193 shares of common stock were outstanding as of December 31, 1998, 1997 and 1996, but were not included in the computation of diluted net loss per common share. These potentially dilutive securities have not been included in the computation of diluted net loss per common share because the Company is in a loss position, and the inclusion of such shares, therefore, would be antidilutive.

     Additionally, options and warrants to purchase 3,026,603, 965,726 and 0 shares of common stock were outstanding as of December 31, 1998, 1997 and 1996, respectively, but were not included in the computation of diluted net loss per common share because the options and warrants have exercise prices greater than the average market price of the common shares and, therefore, would be antidilutive under the treasury stock method.

Comprehensive Income

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS 130 establishes standards for the reporting and display of comprehensive income and its components. Components of comprehensive income are net income and all other non-owner changes in equity such as the change in the unrealized gains and losses on certain marketable securities. SFAS 130 requires that an enterprise: (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a balance sheet. SFAS 130 was effective

                                  ASCENT PEDIATRICS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

for financial statements issued for periods beginning after December 15, 1997, which for the Company is the first quarter of 1998. Presentation of comprehensive income for earlier periods provided for comparative purposes is required. The Company has adopted SFAS 130 in the accompanying financial statements.

Segments of an Enterprise

     The Company has adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." This statement includes requirements to report selected segment information quarterly and entity-wide disclosures about products and services, major customers, and the material countries in which the entity holds assets and reports revenues. The statement is effective for annual periods beginning after December 15, 1997. Reclassification for earlier periods is required, unless impracticable, for comparative purposes. The Company currently has only one segment, therefore, SFAS No. 131 does not have a material impact on its presentation of financial position or results of operations.

     In July 1997, the Financial Accounting Standards Board issued SFAS 131, "Disclosures about Segments of an Enterprise and Related Information", superseding SFAS 14, "Financial Reporting for Segments of a Business Enterprise." SFAS 131 established standards for the way public business enterprises report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in financial statements. It also requires disclosures about products and services, geographic areas and major customers. The Company is a drug development and marketing company focused exclusively on the pediatric market. The Company evaluated its business activities that are regularly reviewed by the executive management team and the Board of Directors for which discrete financial information is available. As a result of this evaluation, the Company determined that it has one operating segment and, accordingly, one reportable segment. The adoption of SFAS 131 did not effect the results of operations, financial position, or require the disclosure of segment information since the Company has one reportable segment.

Recent Pronouncements

     In April 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 98-5 "Accounting for the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5 requires all costs of start-up activities (as defined by SOP 98-5) to be expensed as incurred. This statement is effective for periods beginning after December 15, 1998. The Company does not believe SOP 98-5 will have a significant impact on its financial statement disclosures.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ('SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. The statement requires companies to recognize all derivatives as either assets or liabilities, with the instruments measured at fair value. The accounting for changes in fair value, gains or

                                  ASCENT PEDIATRICS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

losses, depends on the intended use of the derivative and its resulting designation. The statement is effective for all fiscal quarters beginning after June 15, 1999. The Company will adopt SFAS 133 by January 1, 2000. The Company does not believe that SFAS 133 will have a significant impact on its financial statement disclosure.

C.  MARKETABLE SECURITIES

     Investments in marketable securities consisted of the following:

                                     DECEMBER 31, 1998          DECEMBER 31, 1997
                                  -----------------------    -----------------------
                                     COST      FAIR VALUE       COST      FAIR VALUE
                                  ----------   ----------    ----------   ----------
U.S. Government & Agency
  Obligations...................  $       --   $       --    $2,526,784   $2,527,900
                                  ==========   ==========    ==========   ==========

     The net unrealized gain at December 31, 1998 and 1997 was $0 and $1,116, respectively.

D.  INVENTORIES

     Inventories consist of the following:

                                                            DECEMBER 31, 1998
                                                           --------------------
                                                             1998        1997
                                                           --------    --------
Raw materials............................................  $248,434    $455,663
Work in process..........................................        --      35,110
Finished goods...........................................   671,351     298,725
                                                           --------    --------
          Total..........................................  $919,785    $789,498
                                                           ========    ========

E.  FIXED ASSETS

     Fixed assets consisted of the following:

                                                              DECEMBER 31,
                                                        ------------------------
                                                           1998          1997
                                                        ----------    ----------
Equipment.............................................  $1,050,278    $  780,704
Furniture and fixtures................................     239,245       212,557
Leasehold improvements................................      98,213        54,517
                                                        ----------    ----------
Total equipment.......................................  $1,387,736    $1,047,778
Less:
Accumulated depreciation..............................    (656,842)     (288,215)
                                                        ----------    ----------
  Total...............................................  $  730,894    $  759,563
                                                        ==========    ==========

     Depreciation expense amounted to $376,437, $179,669 and $51,582 for the years ended December 31, 1998, 1997 and 1996, respectively.

                                  ASCENT PEDIATRICS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

F.  CO-PROMOTION AGREEMENTS

DURICEF

     On February 6, 1998, the Company entered into an agreement with Bristol-Myers Squibb U.S. Pharmaceutical Group to exclusively promote Duricef(R) (cefadroxil monohydrate) oral suspension to pediatricians in the U.S. The Company terminated the agreement effective December 31, 1998. As compensation for the Company's co-promotional efforts, Bristol-Myers Squibb had agreed to pay the Company a specified percentage of net sales of the product attributed to pediatricians (as defined in the agreement) on sales above a specified number of prescriptions for the product. In addition, Bristol-Myers Squibb had agreed to reimburse the Company for a specified amount of the Company's marketing costs during each year of the agreement. During fiscal year ended December 31, 1998, the Company earned revenue of $123,000 under the terms of the agreement.

OMNICEF

     In November 1998, the Company signed a promotion agreement with Warner-Lambert Company to begin marketing, in February 1999, OMNICEF(R) (cefdinir) oral suspension and capsules to pediatricians in the United States. The Company agreed to copromote OMNICEF(R) (cefdinir) oral suspension and capsules as part of its strategy to leverage its marketing and sales capabilities, including its domestic sales force. The Company believes that it can increase the market penetration of OMNICEF(R) (cefdinir) oral suspension and capsules in the pediatric market through marketing activities directed exclusively at the pediatric market. Moreover the Company believes that OMNICEF(R) (cefdinir) oral suspension strengthens its product line and complements Primsol, which is being developed for the treatment of acute otitis media ("AOM"), or middle ear infection.

G.  INCOME TAXES

     The provision for income taxes consists of the following:

                                                   YEARS ENDED DECEMBER 31,
                                            ---------------------------------------
                                               1998          1997          1996
                                            -----------   -----------   -----------
Deferred tax expenses/(benefits):
  Federal.................................  $(5,433,714)  $(4,276,253)  $(1,996,116)
  State...................................   (2,096,174)     (345,344)     (616,286)
  Change in Valuation Allowance...........    7,529,888     4,621,597     2,612,402
                                            -----------   -----------   -----------
     Total Provision......................  $         0   $         0   $         0
                                            ===========   ===========   ===========

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of December 31, the components of deferred tax assets are as follows:

                                  ASCENT PEDIATRICS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                                                       YEAR ENDED DECEMBER 31,
                                                    -----------------------------
                                                        1998            1997
                                                    -------------   -------------
Net operating loss carryforwards..................  $  12,596,997   $   5,215,788
Credit carryforward...............................        436,917         489,623
Capitalized expenses:
  Research and development........................      4,708,695       3,712,694
  G&A.............................................      2,362,573       3,046,812
  Other...........................................         19,087          91,292
                                                    -------------   -------------
Total deferred tax assets.........................     20,086,095      12,556,209
                                                    -------------   -------------
Valuation allowance...............................    (20,086,095)    (12,556,209)
                                                    -------------   -------------
Net deferred tax asset............................  $          --   $          --
                                                    =============   =============

     The provision for income taxes differs from the Federal statutory rate due to the following:

                                                         YEAR ENDED DECEMBER 31,
                                                         -----------------------
                                                         1998     1997     1996
                                                         -----    -----    -----
Tax at statutory rate..................................  (34.0)%  (34.0)%  (34.0)%
State taxes -- net of federal benefit..................   (8.0)    (1.8)    (6.3)
Other..................................................    0.3     (1.2)     0.0
Change in valuation allowances.........................   41.7     37.0     40.3
                                                         -----    -----    -----
Effective tax rate.....................................    0.0%     0.0%     0.0%

     At December 31, 1998 the Company had net operating loss carryforwards of $31,900,000 and $29,500,00 for federal and state income tax purposes, respectively. The federal net operating losses expire beginning December 31, 2004 through 2018. The state net operating losses expire beginning December 31, 1999 through 2003. The use of these losses may be limited due to ownership change limitations under Section 382 of the Internal Revenue Code of 1986.

     The research and experimental credit carry forward at December 31, 1998 was $325,378 for federal income tax purposes.

     Management of the Company has evaluated the positive and negative evidence impacting the realizability of its deferred tax assets, which are comprised principally of net operating loss carryforwards, tax credits and capitalized expenses, as required by Statement of Financial Accounting Standards No. 109. Management has considered the Company's history of annual and cumulative losses and concluded, in accordance with the applicable accounting standards, that it is more likely than not that it will not generate future taxable income prior to the expiration of these items. Based on the weight of the available evidence, it is more likely than not that all of the deferred tax assets will not be realized, and accordingly, the deferred tax assets have been fully reserved.

H.  COMMITMENTS

     The Company leases office space and equipment under noncancelable operating leases expiring through the year 2002. The Company has an option to renew the building lease

                                  ASCENT PEDIATRICS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

for an additional five-year period. Rent expense was $300,904, $233,043 and $55,878 for fiscal years 1998, 1997 and 1996, respectively.

     Future minimum lease commitments are as follows:

1999.................................................   316,749
2000.................................................   317,317
2001.................................................   313,596
2002.................................................    51,435
                                                       --------
Total................................................  $999,097
                                                       ========

     The Company is a party to supply agreements with two third party manufacturers under which the third party manufacturers have agreed to manufacture Primsol trimethoprim solution and Feverall acetaminophen suppositories for the Company, and the Company has agreed to purchase all amounts of such products as it may require for the sale in the United States from those third party manufacturers in accordance with agreed upon price schedules. The agreement for Primsol trimethoprim solution may be terminated by either party on three months notice any time after October 17, 2004. The Company does not currently have any outstanding purchase agreements with this third party manufacturer at this time. Under the Feverall acetaminophen suppositories agreement, the Company may renew the agreement for two additional five-year terms, the first of which the Company may effect by giving notice one year before the expiration of the contract on July 10, 2002. The Company currently intends to renew this agreement. The Company currently has outstanding purchase agreements of $335,000 with this third party manufacturer.

I.  ACCRUED EXPENSES

     Accrued expenses consisted of the following:

                                                       DECEMBER 31,
                                                  -----------------------
                                                     1998         1997
                                                  ----------   ----------
Employee compensation expenses..................  $  762,664   $  109,887
Advertising expenses............................     183,509      198,599
Legal and accounting expenses...................     114,441      101,238
Selling fees and chargebacks....................     254,632      336,969
Interest payable................................     208,862       51,042
Preferred stock dividend........................     306,815            0
Other...........................................     475,320      334,644
                                                  ----------   ----------
                                                  $2,306,243   $1,157,379
                                                  ==========   ==========

J.  STOCKHOLDERS' EQUITY AND PREFERRED STOCK

     On February 3, 1997, February 19, 1997 and February 28, 1997, the Company completed a third, fourth and fifth closing of its Series F redeemable convertible preferred stock financing, respectively, resulting in the issuance of 1,104,229 shares at $6.50 per

                                  ASCENT PEDIATRICS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

share and net proceeds of $6,922,229. Pursuant to the Series F redeemable convertible preferred stock financing the Company granted the purchasers of the third, fourth and fifth closing of Series F redeemable convertible preferred stock financing, warrants to purchase an aggregate of 362,152 shares of common stock (See Note K).

     On May 27, 1997, the Company effected a 0.85-for-one reverse stock split of its outstanding common stock. The authorized number of shares of common stock was increased to 60,000,000. Accordingly, all shares and per share data have been restated to reflect the reverse stock split as though it had occurred at the beginning of the initial period presented.

     In June 1997, the Company completed its initial public offering ("Public Offering") of 2,240,000 shares of Common Stock, raising approximately $17.5 million of net proceeds after deducting offering costs. Concurrent with the closing of the initial public offering, all 5,208,657 shares of Series A convertible preferred stock, Series B convertible preferred stock, Series D redeemable convertible preferred stock, Series E redeemable convertible preferred stock and Series F redeemable convertible preferred stock were converted into 4,440,559 shares of common stock.

     After the closing of the initial public offering, the Company was authorized to issue up to 5,000,000 shares of Preferred Stock, $0.01 par value per share, in one or more series. Each such series of Preferred Stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors.

     On June 1, 1998, the Company issued and sold to funds affiliated with Furman Selz Investments and BancBoston Ventures 7,000 shares of Series G convertible exchangeable preferred stock for an aggregate purchase price of $7 million yielding net proceeds of $6,461,251. The Series G preferred stock is convertible into common stock at a price of $4.75 per share (which was above the fair market value of the Company's common stock on June 1, 1998) and is entitled to cumulative annual dividends equal to 8% of the liquidation preference of such stock ($1,000), payable semiannually in June and December of each year, commencing December 1998. The Series G preferred stock may be exchanged for 8% seven-year convertible subordinated notes having an aggregate principle amount equal to the aggregate liquidation preference of the preferred stock solely at the option of the Company any time within the seven years of issuance of the preferred stock (see Note O).

K.  STOCK PURCHASE WARRANTS

     Pursuant to a Stock Purchase Agreement dated March 4, 1993, as amended September 9, 1993, the Company granted to several holders of Series D redeemable convertible preferred stock, warrants to purchase an aggregate of 202,781 shares of common stock. The warrants, none of which were exercised, were exercisable at $10.59 per share for a period of five years from the date of grant. These warrants expired unexercised on March 4, 1998.

     Pursuant to the Stock Purchase Agreement dated July 12, 1995, as amended August 16, 1995, the Company granted the purchasers of Series E redeemable convertible preferred stock, warrants to purchase an aggregate of 103,891 shares of common stock.

                                  ASCENT PEDIATRICS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

These warrants, none of which have been exercised, are exercisable at $10.59 per share for a period of five years from the date of grant.

     Pursuant to the Stock Purchase Agreement dated June 28, 1996, as amended December 18, 1996 and February 28, 1997, the Company granted the purchasers of Series F redeemable convertible preferred stock warrants to purchase an aggregate of 651,334 shares of common stock. These warrants are exercisable at $7.65 per share for a period of five years from the date of grant. Prior to the closing of the Public Offering, a cashless exercise of 102,387 warrants resulted in the issuance of 13,296 shares of common stock. Upon the closing of the Public Offering, the aggregate number of shares issuable upon exercise of these warrants decreased from 548,947 to 466,604 and the per share exercise price increased from $7.65 to $9.00, pursuant to the terms of such warrants. These warrants, none of which were exercised in 1997 or 1998, retained the cashless exercise feature after the closing of the Public Offering.

     On February 28, 1997, the Company issued warrants exercisable for an aggregate of 48,449 shares of common stock at a weighted average exercise price of $4.61 per share to certain financial advisors. These warrants, none of which were exercised in 1997 or 1998, contain a cashless exercise feature. These warrants expire on August 28, 2002.

     In 1997, the Company also issued warrants to Subordinated Secured Note holders. Warrants were issued to purchase (i) 561,073 shares of common stock at an exercise price of $0.01 per share, and (ii) 218,195 shares of common stock at an exercise price of $5.29 per share (see Note N). None of these warrants have been exercised. The relative fair value was recorded as a contribution to additional paid in capital.

     On June 1, 1998 the Company issued warrants to the purchasers of shares of Series G convertible exchangeable preferred stock to purchase 2,116,958 shares of common stock at an exercise price of $4.75 per share (see Note O). The relative fair value was recorded as a contribution to additional paid in capital of $323,000.

L.  INCENTIVE PLANS

1992 Equity Incentive Plan

     On September 15, 1992, the Board of Directors adopted the 1992 Equity Incentive Plan (the "1992 Plan") which was approved by the shareholders on March 4, 1993. Under the 1992 Plan, The Board of Directors or a Committee appointed by the Board of Directors is permitted to award shares of restricted common stock or to grant stock options for the purchase of common stock to employees, consultants, advisors and members of the Board of Directors, up to a maximum of 722,500 shares. The 1992 Plan terminates on the earlier of (i) the day after the tenth anniversary of its adoption or (ii) upon issuance of all available shares.

     In connection with the closing of the initial public offering, the 1992 Plan was amended to increase the number of shares of common stock issuable upon the grant of awards or upon exercise of stock options granted under the 1992 Plan to 1,350,000 and to provide that the maximum number of shares with respect to which awards and options may be granted to any employee during any calendar year be 500,000 shares.

                                  ASCENT PEDIATRICS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     In June 1998, the 1992 Plan was amended to increase the number of shares of common stock issuable upon the grant of awards or upon exercise of stock options granted under the 1992 Plan to 1,850,000.

     The 1992 Plan provides for the granting of incentive stock options (ISOs), nonqualified stock options (NSOs) and stock awards. In the case of ISOs and NSOs, the exercise price may not be less than 100% (110% in certain cases for ISOs) of the fair market value per share of the common stock on the date of grant. In the case of stock awards, the purchase price will be determined by the Board of Directors.

     Each option granted under the 1992 Plan may be exercisable either in full or in installments as set forth in the option agreement. Each option and all rights expire on the date specified by the Board of Directors or the Committee, but not more than ten years after the date on which the option is granted in the case of ISOs (five years in certain cases). Options vest between zero and five years from the date of grant. The fair value of options issued to non-employees is recorded as a charge to earnings over the service period.

     In the case of awards of restricted common stock, the Board of Directors or the Committee determines the duration of certain restrictions on transfer of such stock.

     A summary of all of the Company's stock option activity for the three years ended December 31, 1998 is as follows:

                                                                         WEIGHTED
                                                                          AVERAGE
                                                          NUMBER OF      EXERCISE
                                                           OPTIONS         PRICE
                                                          ---------   ---------------
Outstanding at December 31, 1995........................    270,938        $3.16
  Granted, 1996.........................................    381,648         2.35
  Exercised, 1996.......................................       (318)        2.35
  Terminated, 1996......................................    (18,594)        2.35
                                                          ---------        -----
Outstanding at December 31, 1996........................    633,674        $2.40
  Granted, 1997.........................................    463,512         8.34
  Exercised, 1997.......................................     (1,275)        2.35
  Terminated, 1997......................................       (850)        2.35
                                                          ---------        -----
Outstanding at December 31, 1997........................  1,095,061        $4.92
  Granted, 1998.........................................    996,450         3.85
  Exercised, 1998.......................................    (29,963)        1.35
  Terminated, 1998......................................   (698,799)        6.50
                                                          ---------        -----
Outstanding at December 31, 1998........................  1,362,749        $3.69
                                                          =========        =====

                                  ASCENT PEDIATRICS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Summarized information about stock options outstanding at December 31, 1998 is as follows:

                                                                                 EXERCISABLE
                                                   WEIGHTED                 ----------------------
                                                   AVERAGE      WEIGHTED                 WEIGHTED
                       RANGE OF     NUMBER OF     REMAINING      AVERAGE                  AVERAGE
                       EXERCISE      OPTIONS     CONTRACTUAL    EXERCISE    NUMBER OF    EXERCISE
                        PRICES     OUTSTANDING   LIFE (YEARS)     PRICE      OPTIONS       PRICE
                      ----------   -----------   ------------   ---------   ----------   ---------
                      $1.18-1.88       23,750        7.0          $1.57       21,250       $1.53
                       2.16-2.75      512,549        7.5           2.35      362,517        2.35
                       3.50-3.88      689,450        9.0           3.75       39,924        3.75
                       7.06-9.13      137,000        7.4           8.79      114,500        8.72
                                    ---------                                -------
                                    1,362,749                                538,191

     Options exercisable at December 31, 1998, 1997 and 1996 were 538,191, 356,633 and 244,343, respectively.

     The weighted average fair value at date of grant for options granted during 1998, 1997 and 1996 were $1.42, $3.20 and $0.54, respectively, per option.

1997 Employee Stock Purchase Plan

     In March 1997, the Company adopted the 1997 Employee Stock Purchase Plan (the "Purchase Plan"), effective upon the closing of the initial public offering, pursuant to which rights are granted to purchase shares of common stock at 85% (or such other higher percentage as the Board of Directors determines to be appropriate) of the lesser of the fair market value of such shares at either the beginning or the end of each six month offering period. The Purchase Plan permits employees to purchase common stock through payroll deductions which may not exceed 10% of an employees compensation as defined in the plan. Under the Purchase Plan, the Company has reserved 500,000 shares of common stock for issuance to eligible employees. The Company issued 52,626 shares of common stock in 1998 for proceeds of $117,000 to employees pursuant to the Purchase Plan.

1997 Director Stock Option Plan

     In March 1997, the Company adopted the 1997 Director Stock Option Plan (the "Director Plan"). Under the terms of the Director Plan, options to purchase 15,000 shares of common stock were granted to each of the non-employee directors upon the closing of the initial public offering at $9.00 per share. Options to purchase 15,000 shares of common stock are granted to each new director upon his or her initial election to the Board of Directors. Annual options to purchase 5,000 shares of common stock will be granted to each non-employee director on May 1 of each year commencing in 1998. All options will vest on the first anniversary of the date of grant. However, the exercisability of these options will be accelerated upon the occurrence of a change in control of the Company (as defined in the Director Plan). A total of 300,000 shares of common stock may be issued upon the exercise of stock options granted under the Director Plan. With the exception of the options granted on the Public Offering, the exercise price of all options granted under the Director Plan will equal the closing price of the common stock on the date of grant.

                                  ASCENT PEDIATRICS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     A total of 50,000 and 105,000 options were granted under the Director Plan during the years ended December 31, 1998 and 1997, respectively.

401(k) Savings and Retirement Plan

     On August 28, 1996 the Company adopted a 401(k) Savings and Retirement Plan (the "401(k) Plan"), a tax-qualified plan covering all of its employees who are at least 20.5 years of age and who have completed at least three months of service to the Company. Each employee may elect to reduce his or her current compensation by up to 15%, subject to the statutory limit and have the amount of the reduction contributed to the 401(k) Plan. The 401(k) Plan provides that the Company may, as determined from time to time by the Board of Directors, provide a matching cash contribution. In addition, the Company may contribute an additional amount to the 401(k) Plan, as determined by the Board of Directors, which will be allocated based on the proportion of the employee's compensation for the plan year to the aggregate compensation for the plan year for all eligible employees. Upon termination of employment, a participant may elect a lump sum distribution or, if his or her total amount in the 401(k) Plan is greater than $3,500, may elect to receive benefits as retirement income. Through December 31, 1998, the Company has not matched any cash contributions made by employees to the 401(k) plan.

Stock-Based Compensation Plans

     The Company applies APB Opinion No. 25 and related Interpretations in accounting for the 1992 Plan, the Director Plan and the Purchase Plan and no compensation expense has been recognized for options granted to employees at fair market value and shares purchased under these plans. Had compensation expense for the stock-based compensation plans been determined based on the fair value at the grant dates for the options granted and shares purchased under the plan consistent with the method of SFAS 123, Accounting for Stock-Based Compensation, the net loss and net loss per share would have been as follows:

                                  1998                         1997                         1996
                       --------------------------   --------------------------   --------------------------
                                       BASIC AND                    BASIC AND                    BASIC AND
                       NET LOSS TO      DILUTED     NET LOSS TO      DILUTED     NET LOSS TO      DILUTED
                          COMMON       NET LOSS        COMMON       NET LOSS        COMMON       NET LOSS
                       STOCKHOLDERS    PER SHARE    STOCKHOLDERS    PER SHARE    STOCKHOLDERS    PER SHARE
                       ------------   -----------   ------------   -----------   ------------   -----------
As Reported..........  $(18,680,470)    $(2.69)     $(12,745,440)    $(3.08)     $(6,624,999)     $(33.44)
Pro Forma............   (19,356,551)     (2.79)      (13,014,737)     (3.15)      (6,653,966)      (33.59)

     The effects of applying SFAS 123 in this pro forma disclosure are not likely to be representative of the effects on reported net loss to common stockholders for future years. SFAS 123 does not apply to awards granted prior to fiscal year 1995 and additional awards are anticipated in future years.

     The fair value of options and other equity instruments at the date of grant was estimated using the Black-Scholes option pricing model for 1998 and 1997 and the

                                  ASCENT PEDIATRICS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Minimum Value Method for 1996 (since the Company was private then), with the following assumptions:

                                          1998              1997            1996
                                      ------------   ------------------   --------
Expected life (years) - stock
  options...........................    4 years       2.5 - 4.0 years     5 years
Expected life (years) - Purchase
  Plan..............................       .5                .5              --
Risk-free interest rate.............  4.13 - 5.65%      5.55 - 6.22%       6.50%
Volatility..........................      79%               47%              0
Dividend yield......................       0                 0               0
Expected forfeiture rate............      10%               10%              --

     The Black-Scholes option pricing model was developed for use in estimating the fair value of options that have no vesting restrictions and are fully transferable. In addition, option pricing models require the use of highly subjective assumptions, including the expected stock price volatility and expected forfeiture. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective assumptions can materially affect the fair value estimates, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock-based compensation.

M.  STOCK OPTION REPRICING

     On September 4, 1998, the Board of Directors of the Company and the Compensation Committee of the Board of Directors, by joint written action, authorized the Company to offer to grant each employee who held an outstanding stock option granted under the Company's 1992 Plan, during the period commencing on June 1, 1997 and ending on June 10, 1998 with an exercise price greater than $3.75 per share (collectively, the "Old Options"), a new stock option (collectively, the "New Options") under the 1992 Plan, in exchange for the cancellation of each such Old Option. Each such New Option would (i) have an exercise price of $3.75 per share, which was above fair market value, (ii) be exercisable for the same number of shares of the Company's common stock covered by the outstanding unexercised portion of the Old Option cancelled in exchange therefor, and (iii) have a vesting schedule that is based on the vesting schedule of the Old Option it replaces except that each installment covered by the Old Option would vest on the date six months after the date specified in the Old Option and that any part of the Old Option which is currently exercisable would remain exercisable and not be subject to such six month adjustment. Based on this offer, on September 4, 1998, the Company granted to employees New Options to purchase an aggregate of 555,450 shares of Common Stock, at an executable price of $3.75 per share in exchange for and upon cancellation of Old Options to purchase an aggregate of 555,450 shares of Common Stock with a weighted average exercise price of $6.97 per share.

N.  SUBORDINATED SECURED NOTES AND RELATED WARRANTS

     In January and June 1997, the Company issued an aggregate of $7.0 million of subordinated secured notes, resulting in net proceeds to the Company of $6,404,000. These subordinated secured notes were payable in eight equal quarterly principal payments and required quarterly interest payments on the unpaid principal balance, at a rate equal to the

                                  ASCENT PEDIATRICS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

lesser of 10% or 3.5% over the prime rate, with the first quarterly payment due in December 1997. Accordingly, in December 1997, the Company paid an aggregate of $1,050,000 to the holders of these subordinated secured notes as the first quarterly payment.


     In connection with the issuance of the subordinated secured notes, on January 31, 1997, the Company issued Series A warrants, to purchase an aggregate of 224,429 shares of common stock, and on June 4, 1997, the Company issued Series A warrants to purchase an aggregate of 336,644 shares of common stock and Series B warrants to purchase an aggregate of 218,195 shares of common stock, to the holders of the subordinated secured notes. The Series A warrants are exercisable at $0.01 per share for a period of seven years from the grant date and the Series B warrants are exercisable at $5.29 per share over the same period. None of these warrants were exercised in 1997 or 1998. The relative fair value of the warrants issued on January 31, 1997 was recorded as an allocation of approximately $450,000 from the subordinated secured notes issued on such date. Consequently, such subordinated secured notes were recorded at approximately $1,550,000. Similarly, the relative fair value of the warrants (as of June 4, 1997) issued on June 4, 1997 was recorded as an allocation of approximately $2,050,000 from the subordinated secured notes issued on such date. Consequently, such notes were recorded at approximately $2,950,000. Accordingly, approximately $2,500,000 of accretion will be charged to interest expense, in addition to the stated interest rates, over the terms of these subordinated secured notes. For the years ended December 31, 1998 and 1997, the accretion charges were $531,192 and $1,132,808, respectively, which were included in interest expense on the statements of operations. The Company also capitalized $596,040 of issuance costs related to the subordinated secured notes which will be amortized over the term of the notes. In June 1998, the Company used $5.3 million from the net proceeds of the Series G financing (see Note O) to repay the outstanding subordinated secured notes. As a result of the early repayment of the subordinated secured notes, the Company accelerated the $842,000 remaining unaccreted portion of the discount. In addition, $325,000 of unamortized debt issue costs were written off. These two items have been recorded as extraordinary items for the loss on early extinguishment of debt in accordance with SFAS 4, "Reporting Gains and Losses From Extinguishment of Debt."


O.  SERIES G PREFERRED STOCK, SUBORDINATED NOTES AND RELATED WARRANTS

     On June 1, 1998, pursuant to a Series G Securities Purchase Agreement dated as of May 13, 1998 between the Company and the purchasers names therein (the "Series G Purchase Agreement"), the Company issued and sold to funds affiliated with ING Furman Selz Investments and BancBoston Ventures an aggregate of 7,000 shares of Series G convertible exchangeable preferred stock (the "Preferred Stock"), $9 million of 8% seven-year subordinated notes (the "Subordinated Notes") and seven-year warrants to purchase 2,116,958 shares of common stock for an aggregate purchase price of $16 million (the "1998 Financing"). Of the $9 million of Subordinated Notes issued and sold by the Company, $8,652,515 was allocated to the relative fair value of the Subordinated Notes and $347,485 was allocated to the relative fair value of the warrants. Accordingly, the Subordinated Notes will be accreted from $8,652,515 to the maturity amount of $9,000,000 as interest expense over the term of the Subordinated Notes.

                                  ASCENT PEDIATRICS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Amounts allocated to the warrants was included in additional paid in capital. The Preferred Stock is convertible into common stock at a price of $4.75 per share, which was above the fair market value of the Company's common stock at June 1, 1998. The warrants are exercisable at a price of $4.75 per share. The Preferred Stock is entitled to cumulative annual dividends equal to 8% (subject to adjustment) of the liquidation preference of such stock ($1,000), payable semiannually in June and December of each year, commencing December 1998, and may be exchanged for 8% seven-year convertible subordinated notes (the "Convertible Notes") having an aggregate principal amount equal to the aggregate liquidation preference of the Preferred Stock solely at the option of the Company any time within seven years of issuance of the Preferred Stock. The Subordinated Notes and Convertible Notes (when and if issued upon exchange of the Preferred Stock) (collectively, the "1998 Notes") bear interest at a rate of 8% per annum, payable semiannually in June and December of each year, commencing December 1998. Forty percent of the interest due on the Subordinated Notes and fifty percent of the dividends due on the Preferred Stock (or the interest due on the Convertible Notes if issued upon exchange of the Preferred Stock) in each of December 1998, June 1999, December 1999 and June 2000 may be deferred by the Company for a period of three years. In the event of a change in control or unaffiliated merger of the Company, the Company at its sole discretion may also redeem the Preferred Stock (or the Convertible Notes issuable upon exchange of the Preferred Stock) at a price equal to the liquidation preference on such stock ($1,000) plus accrued and unpaid dividends, although the Company will be required to issue new Common Stock purchase warrants in connection with such redemption. In the event of a change of control or unaffiliated merger of the Company, the holders of the 1998 Notes may require the Company to redeem the 1998 Notes at a price equal to the unpaid principal plus accrued and unpaid interest on such notes. In connection with the investment, a representative of Furman Selz Investments was added to the Company's Board of Directors. The Company used a portion of the net proceeds, after fees and expense, of $14.7 million to repay the $5.3 million in subordinated secured notes and used the balance for working capital.

P.  FEVERALL ACQUISITION

     On July 10, 1997, the Company completed the acquisition of the Feverall acetaminophen suppository product line and certain related assets, including the Feverall trademark and the Feverall Sprinkle Caps powder and Acetaminophen Uniserts suppository product lines (the "Product Lines") from Upsher-Smith Laboratories, Inc. ("Upsher-Smith"). The purchase price of $11,905,145, including related costs of $183,880, consisted of cash of $6,405,145 and a promissory note issued to Upsher-Smith for $5,500,000 maturing on February 20, 1998 bearing no interest. The Company paid this note in February 1998.

                                  ASCENT PEDIATRICS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The purchase price was allocated to the assets acquired based on their estimated respective fair values on the date of acquisition as follows:

                                                        AMOUNT        USEFUL
                                                          (IN         LIVES
                                                       MILLIONS)    (IN YEARS)
                                                      -----------   ----------
Inventory...........................................     $ 0.4          --
Trademark...........................................       4.5          20
Manufacturing agreement.............................       5.0          15
Goodwill............................................       2.0          20
                                                         -----
          Total.....................................     $11.9
                                                         =====

     Accumulated amortization of intangible assets as of December 31, 1998 was $980,279.

     The Feverall trademark was valued using the Relief from Royalty Method, using a risk adjusted cash flow model under which future cash flows were discounted, taking into account risks relating to existing and future markets and assessments of the life expectancy of the Feverall products. The manufacturing agreement with Upsher-Smith was valued using a risk adjusted cash flow model under which future cash flows were discounted, taking into account risks relating to existing and future markets and the expected economic life of the agreement. Intangible assets are amortized over the useful lives on a straight line basis.

     Pursuant to the acquisition of the Product Lines, the Company entered into a manufacturing agreement with Upsher-Smith. The initial term of the agreement is five years with an option for two additional five-year terms. Optional term potential price increases are capped at 5% per option. The Company pays Upsher-Smith on the basis of the fully absorbed costs plus a fixed percent.

Q.  SUBSEQUENT EVENT (UNAUDITED)

     On February 16, 1999, the Company entered into a series of agreements with Alpharma, Inc. and its wholly-owned subsidiary, Alpharma USPD Inc. ("Alpharma"). This strategic alliance contemplates a number of transactions, including a loan agreement under which Alpharma will loan us up to $40.0 million from time to time, $12.0 million of which may be used for general corporate purposes and $28.0 million of which may only be used for specified projects and acquisitions intended to enhance the Company's growth. In addition, subject to stockholder approval, the Company will obtain a call option to acquire all of its outstanding common stock and assign the option to Alpharma, thereby giving Alpharma the option, exercisable in 2002, to purchase all of the Company's common stock then outstanding at a purchase price to be determined by a formula based on the Company's 2001 earnings. The consummation of the strategic alliance is subject to the approval of the Company's stockholders of a proposed merger between the Company and Bird Merger Corporation, a wholly-owned subsidiary of the Company, at a meeting expected to be held in the second quarter of 1999.

     On February 19, 1999, the Company borrowed $4.0 million from Alpharma under the loan agreement and issued Alpharma a 7.5% convertible subordinated note in the principal amount of up to $40.0 million. Alpharma's obligation to loan the Company the balance of the $40.0 million is subject to the approval of the Company's stockholders of the strategic

                                  ASCENT PEDIATRICS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

alliance. If the Company's stockholders do not approve the strategic alliance, the Company must immediately repay the outstanding principal and interest on the note. The other principal terms of the Alpharma note are set forth below.

     PAYMENT OF PRINCIPAL AND INTEREST. The Alpharma note bears interest at a rate of 7.5% per annum. Interest is due and payable quarterly, in arrears on the last day of each calendar quarter. If the call option terminates or expires, the Company does not otherwise prepay the principal amount of the note outstanding and Alpharma does not otherwise convert the note, the Company will repay the outstanding principal amount under the note over a 15 month period commencing March 30, 2004 and ending June 30, 2005.

     PREPAYMENT. On or before June 30, 2001, the Company may repay all or a portion of the outstanding principal amount under the note. the Company may re-borrow any repaid amounts on or before December 31, 2001. At any time after the expiration or termination of the call option and on or before December 31, 2002, the Company may prepay all of the outstanding principal amount under the note, together with any accrued and unpaid interest, if it also pays a conversion termination fee equal to 25% of the principal amount of the note outstanding as of December 31, 2001. The Company may not otherwise prepay the note. Following a change in control of the Company, Alpharma may require the Company to repay all outstanding principal and interest under the note.

     CONVERSION. Alpharma may convert all or a portion of the then outstanding principal amount of the note into common stock of the Company on one occasion after a change in control of the Company and at any time after December 31, 2002 at a conversion price of $7.125 per share (subject to adjustment). After January 1, 2003 and on or before February 28, 2003, Alpharma may cause the Company to borrow all remaining amounts available under the loan agreement (increasing the principal amount of the note to $40.0 million), but only if Alpharma converts all of the principal amount of the note into common stock of the Company within three business days after the increase.

     In connection with the Company's strategic alliance with Alpharma, the Company entered into a second amendment to the Series G Purchase Agreement providing for, among other things, (a) the Company's agreement to exercise its right to exchange all outstanding shares of Series G preferred stock for convertible subordinated notes in accordance with the original terms of the Series G preferred stock, (b) subject to stockholder approval, the reduction in the exercise price of warrants to purchase 2,116,958 shares of common stock of the Company from $4.75 per share to $3.00 per share and the agreement of the Series G purchasers to exercise these warrants, (c) the issuance and sale to the Series G purchasers of an aggregate of 300,000 shares of common stock of the Company at a price of $3.00 per share and (d) the cancellation of approximately $7.25 million of principal under the subordinated notes held by the Series G purchasers to pay the exercise price of the warrants and the purchase price of the additional 300,000 shares of common stock. In addition, the Company entered into an amendment to a financial advisory services fee agreement with ING Furman Selz whereby the Company agreed to issue 150,000 shares of common stock to ING Furman Selz in lieu of the payment of certain financial advisory fees. The reduction in the exercise price of the warrants and the issuance of the additional 300,000 shares of common stock are also subject to stockholder approval.

                                  ASCENT PEDIATRICS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     These transactions will be consummated, subject to stockholder approval, concurrently with the closing of the transactions contemplated by the Master Agreement, dated as of February 16, 1999, by and among the Company, Alpharma and Alpharma, Inc., including the merger of the Company with Bird Merger Corporation, a wholly-owned subsidiary of the Company, in accordance with the Agreement and Plan of Merger, dated as of February 16, 1999, by and between the Company and Bird Merger Corporation.

                            ASCENT PEDIATRICS, INC.

                       UNAUDITED CONDENSED BALANCE SHEETS

                                                       MARCH 31,     DECEMBER 31,
                                                         1999            1998
                                                      -----------    ------------
ASSETS
Current Assets
  Cash and cash equivalents.........................  $ 2,267,976    $ 2,171,777
  Accounts receivable, net..........................    1,490,892        918,307
  Inventory, net....................................      698,824        919,785
  Other current assets..............................      421,923        274,983
                                                      -----------    -----------
          Total current assets......................    4,879,615      4,284,852
Fixed assets, net...................................      660,706        730,894
Debt issue costs, net...............................      582,478        606,092
Intangibles, net....................................   10,358,959     10,523,789
Deferred charges (Note 7)...........................      716,231         63,760
Other assets........................................       65,046         91,543
                                                      -----------    -----------
          Total assets..............................  $17,263,035    $16,300,930
                                                      ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable..................................  $ 2,403,282    $ 1,510,193
  Accrued expenses (Note 6).........................    2,155,241      2,306,243
                                                      -----------    -----------
          Total current liabilities.................    4,558,423      3,816,436
Subordinated secured notes..........................   12,693,885      8,681,474
                                                      -----------    -----------
          Total liabilities.........................   17,252,408     12,497,910
Stockholders' equity
  Preferred stock, $.01 par value; 5,000,000 shares
     authorized; 7,000 shares, designated as Series
     G convertible exchangeable preferred stock,
     issued and outstanding at March 31, 1999 and
     December 31, 1998 (liquidation preference of
     $7,000,000)....................................    6,461,251      6,461,251
  Common stock, $.00004 par value; 60,000,000 shares
     authorized; 7,026,445 and 6,975,921 shares
     issued and outstanding at March 31, 1999 and
     December 31, 1998, respectively................          280            279
  Additional paid-in capital........................   47,835,662     47,951,271
  Accumulated deficit...............................  (54,286,566)   (50,609,781)
                                                      -----------    -----------
          Total stockholders' equity................       10,627      3,803,020
                                                      -----------    -----------
          Total liabilities and stockholders'
             equity.................................  $17,263,035    $16,300,930
                                                      ===========    ===========

See accompanying notes to unaudited condensed financial statements.

                            ASCENT PEDIATRICS, INC.

                  UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

                                                      THREE MONTHS ENDED MARCH 31,
                                                      ----------------------------
                                                          1999            1998
                                                      ------------    ------------
Product revenue, net................................  $ 1,241,399     $ 1,314,049
Co-promotional revenue..............................      615,000              --
                                                      -----------     -----------
     Total net revenue..............................    1,856,399       1,314,049
Costs and expenses
  Cost of product sales.............................      634,594         553,680
  Selling, general and administrative...............    4,115,095       3,764,832
  Research and development..........................      578,303       1,123,878
                                                      -----------     -----------
  Total costs and expenses..........................    5,327,992       5,442,390
     Loss from operations...........................   (3,471,593)     (4,128,341)
Interest income.....................................       25,897         158,822
Interest expense....................................     (231,089)       (471,313)
                                                      -----------     -----------
     Net loss.......................................   (3,676,785)     (4,440,832)
Preferred stock dividend............................      192,501              --
                                                      -----------     -----------
     Net loss to common stockholders................  $(3,869,286)    $(4,440,832)
                                                      ===========     ===========
Results per common share:
  Historical -- basic and diluted:
     Net loss.......................................  $     (0.52)    $     (0.64)
                                                      ===========     ===========
     Preferred stock dividend.......................  $     (0.03)    $        --
                                                      ===========     ===========
     Net loss to common stockholders................  $     (0.55)    $     (0.64)
                                                      ===========     ===========
Weighted average shares outstanding.................    7,010,821       6,910,414
                                                      ===========     ===========

                   UNAUDITED STATEMENTS OF COMPREHENSIVE LOSS

                                                      THREE MONTHS ENDED MARCH 31,
                                                      ----------------------------
                                                          1999            1998
                                                      ------------    ------------
Net loss............................................  $(3,676,785)    $(4,440,832)
Unrealized gain on securities.......................           --           1,762
                                                      -----------     -----------
Comprehensive loss..................................  $(3,676,785)    $(4,439,070)
                                                      ===========     ===========

See accompanying notes to unaudited condensed financial statements.

                            ASCENT PEDIATRICS, INC.

                  UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

                                                      THREE MONTHS ENDED MARCH 31,
                                                      ----------------------------
                                                          1999            1998
                                                      ------------    ------------
Cash flows for operating activities:
  Net loss..........................................  $(3,676,785)    $(4,440,832)
  Adjustments to reconcile net loss to net cash used
     for operating activities:
     Depreciation and amortization..................      272,294         293,365
     Non-cash interest expense......................       12,411         325,480
     Provision for bad debts........................       14,801              --
     Changes in operating assets and liabilities:
       Accounts receivable..........................     (587,387)        (67,643)
       Inventory....................................      220,961        (302,665)
       Other assets.................................     (120,443)       (341,785)
       Accounts payable.............................      893,090         (36,893)
       Accrued expenses.............................     (343,503)        (39,367)
                                                      -----------     -----------
          Net cash used for operating activities....   (3,314,561)     (4,610,340)
Cash flows used for investing activities:
  Purchase of property and equipment................      (13,662)       (132,548)
  Payment related to acquisition....................           --      (5,500,000)
                                                      -----------     -----------
          Net cash used for investing activities....      (13,662)     (5,632,548)
Cash flows from financing activities:
  Proceeds from issuance of common stock, net of
     issuance costs.................................       76,893          59,568
  Proceeds from issuance of debt....................    4,000,000              --
  Cash paid for deferred charges....................     (652,471)             --
  Repayment of debt.................................           --        (875,000)
                                                      -----------     -----------
          Net cash provided by financing
             activities.............................    3,424,422        (815,432)
Net (decrease) increase in cash and cash
  equivalents.......................................       96,199     (11,058,320)
Cash and cash equivalents, beginning of period......    2,171,777      11,700,612
                                                      -----------     -----------
Cash and cash equivalents, end of period............  $ 2,267,976     $   642,292
                                                      ===========     ===========
Supplemental disclosures of cash flow information:
  Cash paid during the quarter for:
     Interest.......................................  $        --     $   153,125

See accompanying notes to unaudited condensed financial statements.

                            ASCENT PEDIATRICS, INC.

               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

1.  NATURE OF BUSINESS

     Ascent Pediatrics, Inc. ("Ascent" or the "Company"), formerly Ascent Pharmaceuticals, Inc., incorporated in Delaware on March 16, 1989, is a drug development and marketing company focused exclusively on the pediatric market. Since its inception, until July 9, 1997, the Company operated as a development stage enterprise devoting substantially all of its efforts to establishing a new business and to carrying on development activities. On July 10, 1997, the Company completed the acquisition of the Feverall line of acetaminophen rectal suppositories from Upsher-Smith Laboratories, Inc. ("Upsher-Smith"), pursuant to an Asset Purchase Agreement dated as of March 25, 1997 (the "Asset Purchase Agreement") between the Company and Upsher-Smith and subsequently commenced sales of the Feverall line of products. In October 1997, the Company also commenced sales of Pediamist nasal saline spray. During March 1998, the Company began marketing Duricef(R) (cefadroxil monohydrate) to pediatricians in the United States pursuant to a co-promotion agreement with Bristol-Myers Squibb U.S. Pharmaceuticals Group. The Company terminated this co-promotion agreement effective December 31, 1998. During February 1999, the Company began marketing Omnicef(R) (cefdinir) oral suspension and capsules to pediatricians in the United States pursuant to a promotion agreement with Warner-Lambert Company (as further discussed in note 8).

     The Company has incurred net losses since its inception and expects to incur additional operating losses in the future as the Company continues its product development programs, growth of its sales and marketing organization and introduces its products to the market. The Company is subject to a number of risks similar to other companies in the industry, including rapid technological change, uncertainty of market acceptance of products, uncertainty of regulatory approval, limited sales and marketing experience, competition from substitute products and larger companies, customers' reliance on third-party reimbursement, the need to obtain additional financing, compliance with government regulations, protection of proprietary technology, dependence on third-party manufacturers, distributors, collaborators and limited suppliers, product liability, and dependence on key individuals.

2.  BASIS OF PRESENTATION

     The accompanying interim financial statements are unaudited and have been prepared by the Company in accordance with generally accepted accounting principles for interim financial information and with instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The interim financial statements include, in the opinion of management, all adjustments (consisting of normal and recurring adjustments) that are necessary for a fair presentation of the results for the interim periods ended March 31, 1999 and 1998. The results for the interim periods presented are not necessarily indicative of results to be expected in the full fiscal year. Certain prior period items have been reclassified to conform with the current quarter presentation.

     These financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 1998 included in the

                                  ASCENT PEDIATRICS, INC.
        NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)

Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Net Loss Per Common Share

     Options, warrants, preferred stock and debt to purchase or convert to 2,040,219 and 1,679,164 shares of common stock outstanding as of March 31, 1999 and 1998, respectively, were not included in the computation of diluted net loss per common share because the Company is in a loss position, and the inclusion of such shares, therefore, would be antidilutive.

     Similarly, options and warrants to purchase or convert to 2,382,153 and 982,195 shares of common stock outstanding as of March 31, 1999 and 1998, respectively, were not included in the computation of diluted net loss per common share because the options and warrants have exercise prices greater than the average market price of the common shares and, therefore, would be antidilutive under the treasury stock method.

4.  INVENTORIES

     Inventories are stated at the lower of cost or market using the first in, first out (FIFO) method and consist of the following:

                                                 MARCH 31,    DECEMBER 31,
                                                   1999           1998
                                                 ---------    ------------
Raw materials..................................  $191,033       $248,434
Finished goods.................................   507,791        671,351
                                                 --------       --------
     Total.....................................  $698,824       $919,785
                                                 ========       ========

5.  INTANGIBLE ASSETS


     Intangible assets consist of goodwill, patents, trademarks, and a manufacturing agreement and are being amortized using the straight-line method over useful lives of fifteen to twenty years. The Company periodically reviews the propriety of carrying amounts of its intangible assets as well as the amortization periods to determine whether current events and circumstances warrant adjustment to the carrying value or estimated useful lives. This evaluation compares the expected future cash flows against the net book values of related intangible assets. If the sum of the future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, the Company shall recognize an impairment loss as a charge to operations If impaired, the intangible would be written down to the present value of estimated expected future cash flows using a discount rate commensurate with the risk involved. Impairment of goodwill, if any, is measured periodically on the basis of whether anticipated undiscounted operating cash flows generated by the acquired businesses will recover the recorded net goodwill balances over the remaining amortization period.

                                  ASCENT PEDIATRICS, INC.
        NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)

6.  ACCRUED EXPENSES

     Accrued expenses consisted of the following:

                                                       MARCH 31,     DECEMBER 31,
                                                          1999           1998
                                                       ----------    ------------
Employee compensation expenses.......................  $  664,426     $  762,664
Advertising expenses.................................      80,149        183,509
Legal and accounting expenses........................      62,882        114,441
Selling fees and chargebacks.........................     190,841        254,632
Interest payable.....................................     394,270        208,862
Preferred stock dividend.............................     499,316        306,815
Other................................................     263,357        475,320
                                                       ----------     ----------
     Total...........................................  $2,155,241     $2,306,243
                                                       ==========     ==========

7.  ALPHARMA STRATEGIC ALLIANCE

     On February 16, 1999, the Company entered into a series of agreements with Alpharma, Inc. and its wholly-owned subsidiary, Alpharma USPD Inc. ("Alpharma"). This strategic alliance contemplates a number of transactions, including a loan agreement under which Alpharma will loan Ascent up to $40.0 million from time to time, $12.0 million of which may be used for general corporate purposes and $28.0 million of which may only be used for specified projects and acquisitions intended to enhance the Company's growth. In addition, the Company will obtain a call option to acquire all of its outstanding common stock and assign the option to Alpharma, thereby giving Alpharma the option, exercisable in 2002, to purchase all of the Company's common stock then outstanding at a purchase price to be determined by a formula based on the Company's 2001 earnings. The consummation of the strategic alliance is subject to the approval of the Company's stockholders, at a meeting expected to be held on June 29, 1999, of a proposed merger between the Company and Bird Merger Corporation, a wholly-owned subsidiary of the Company, which merger will result in the creation of the call option.

     On February 19, 1999, the Company borrowed $4.0 million from Alpharma under the loan agreement and issued Alpharma a 7.5% convertible subordinated note in the principal amount of up to $40.0 million. Alpharma's obligation to loan the Company the balance of the $40.0 million is subject to the approval of the strategic alliance by the Company's stockholders. If the Company's stockholders do not approve the strategic alliance, the Company must immediately repay the outstanding principal and interest on the note. The other principal terms of the Alpharma note are set forth below.

     PAYMENT OF PRINCIPAL AND INTEREST. The Alpharma note bears interest at a rate of 7.5% per annum. Interest is due and payable quarterly, in arrears on the last day of each calendar quarter. If the call option terminates or expires, the Company does not otherwise prepay the principal amount of the note outstanding and Alpharma does not otherwise convert the note, the Company will repay the outstanding principal amount under the note over a 15 month period commencing March 30, 2004 and ending June 30, 2005.

                                  ASCENT PEDIATRICS, INC.
        NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)

     PREPAYMENT. On or before June 30, 2001, the Company may repay all or a portion of the outstanding principal amount due under the note. The Company may re-borrow any repaid amounts on or before December 31, 2001. At any time after the expiration or termination of the call option and on or before December 31, 2002, the Company may prepay all of the outstanding principal amount under the note, together with any accrued and unpaid interest, if it also pays a conversion termination fee equal to 25% of the principal amount of the note outstanding as of December 31, 2001. The Company may not otherwise prepay the note. Following a change in control of the Company, Alpharma may require the Company to repay all outstanding principal and interest under the note.

     CONVERSION. Alpharma may convert all or a portion of the then outstanding principal amount of the note into common stock of the Company on one occasion after a change in control of the Company and at any time after December 31, 2002 at a conversion price of $7.125 per share (subject to adjustment). After January 1, 2003 and on or before February 28, 2003, Alpharma may cause the Company to borrow all remaining amounts available under the loan agreement (increasing the principal amount of the note to $40.0 million), but only if Alpharma converts all of the principal amount of the note into common stock of the Company within three business days after the increase.

     In connection with the Company's strategic alliance with Alpharma, the Company entered into a second amendment to the May 1998 Series G Purchase Agreement, providing for, among other things, (a) the Company's agreement to exercise its right to exchange all outstanding shares of Series G preferred stock for convertible subordinated notes in accordance with the terms of the Series G preferred stock, (b) subject to stockholder approval, the reduction in the exercise price of warrants to purchase 2,116,958 shares common stock of the Company from $4.75 per share to $3.00 per share and the agreement of the Series G purchasers to exercise these warrants, (c) the issuance and sale to the Series G purchasers of an aggregate of 300,000 shares of common stock of the Company at a price of $3.00 per share and (d) the cancellation of approximately $7.25 million of principal under the subordinated notes held by the Series G purchasers to pay the exercise price of the warrants and the purchase price of the additional 300,000 shares of common stock. In addition, the Company entered into an amendment to a financial advisory services fee agreement with ING Furman Selz whereby the Company agreed to issue 150,000 shares of common stock to ING Furman Selz in lieu of the payment of certain financial advisory fees. The reduction in the exercise price of the warrants and the issuance of the additional shares of common stock to the Series G purchasers and ING Furman Selz are also subject to stockholder approval.

     DEFERRED CHARGES. Also in connection with the Company's strategic alliance with Alpharma, the Company has incurred $716,000 in legal, accounting and consulting fees. These fees have been capitalized on the balance sheet as deferred charges and are being amortized over the life of the debt.

     These transactions will be consummated, subject to stockholder approval, concurrently with the closing of the transactions contemplated by the Master Agreement, dated as of February 16, 1999, by and among the Company, Alpharma and Alpharma, Inc., including the merger of the Company with Bird Merger Corporation, a wholly-owned subsidiary of the Company, in accordance with the Agreement and Plan of Merger, dated as of February 16, 1999, by and between the Company and Bird Merger Corporation.

                                  ASCENT PEDIATRICS, INC.
        NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)


8.  CO-PROMOTION AGREEMENT



     In November 1998, the Company signed a promotion agreement with Warner-Lambert Company to promote OMNICEF(R) (cefdinir) oral suspension and capsules to pediatricians in the United States commencing in February 1999. Warner-Lambert Company licenses OMNICEF(R)(cefdinir) from Fujisawa Pharmaceutical Co., Ltd. The Company agreed to co-promote OMNICEF(R) (cefdinir) oral suspension and capsules as part of its strategy to leverage its marketing and sales capabilities, including its domestic sales force. The term of the agreement expires on January 31, 2001, unless terminated earlier under specified circumstances. As compensation for the Company's promotional efforts, Warner-Lambert Company has agreed to pay the Company compensation on an annual basis which is subject to upward or downward adjustment based on the achievement of specified performance-based targets. The upward and downward adjustments to the annual compensation may not exceed specified levels, thereby guaranteeing the Company a minimum fee under the agreement. The Company will recognize the minimum fee under this agreement on a straight-line basis over the term of the agreement and will recognize any additional revenue related to any upward adjustment of the fees paid under this agreement when the performance targets have been met. Revenue from this agreement has been disclosed under co-promotional revenue on the Company's statement of operations as such revenues are material to the Company's revenues and results of operations. Because the Company's sales force will not be exclusively dedicated to the marketing of OMNICEF(R) (cefdinir) but, rather, will be marketing all of the Company's existing products, the costs to the Company associated with the performance of this agreement cannot be separately identifiable from the Company's existing selling efforts. Therefore, the costs to the Company associated with the performance of this agreement have been included in selling, general and administrative expenses on the Company's statement of operations.



9.  SUBSEQUENT EVENTS


Pediotic


     In April 1999, the Company entered into a one-year co-promotion agreement with King Pharmaceuticals, Inc., to begin marketing, in May 1999, Pediotic(R) (a combination corticosteroid/antibiotic) to pediatricians in the United States. As compensation for the Company's co-promotional efforts, King Pharmaceuticals has agreed to pay the Company the greater amount of (i) a base payment or (ii) a specified percentage of every prescription above a set market baseline. The Company will earn the base payment by meeting its obligations under the agreement, including conducting a base level of face-to-face physician calls. If the Company fails to meet these obligations, the base payment may be adjusted downward. However, any such adjustment will be limited to a set dollar amount per guaranteed detail not performed. The Company will recognize the revenue ratably as it performs the services and achieves the level of performance required under the agreement.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Upsher-Smith Laboratories, Inc.:

     We have audited the accompanying statement of assets related to the product line to be acquired by Ascent Pediatrics, Inc. as of December 29, 1996 and the related statements of net sales and identified costs and expenses for each of the years in the two-year period then ended. These financial statements are the responsibility of Upsher-Smith Laboratories, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The product line to be acquired by Ascent Pediatrics, Inc. has been operated as an integral part of Upsher-Smith Laboratories, Inc. and has no separate legal existence. The basis of preparation of these financial statements is described in note 1 to the financial statements.

     In our opinion, the aforementioned financial statements present fairly the assets related to the product line of Upsher-Smith Laboratories, Inc. at December 29, 1996 to be acquired by Ascent Pediatrics, Inc. and the net sales in excess of identified costs and expenses for each of the years in the two-year period then ended on the basis of accounting described in the preceding paragraph and in conformity with generally accepted accounting principles.

                                              KPMG Peat Marwick LLP

Minneapolis, Minnesota
February 21, 1997

               A PRODUCT LINE OF UPSHER-SMITH LABORATORIES, INC.
       STATEMENTS OF ASSETS RELATED TO THE PRODUCT LINE TO BE ACQUIRED BY
                            ASCENT PEDIATRICS, INC.

                                                      DECEMBER 29,
                                                          1996         JULY 9, 1997
                                                      -------------    ------------
                                                                       (UNAUDITED)
Inventories, net....................................    $122,235         $221,265
                                                        --------         --------
Assets of the product line to be acquired...........    $122,235         $221,265
                                                        ========         ========

                See accompanying notes to financial statements.

               A PRODUCT LINE OF UPSHER-SMITH LABORATORIES, INC.
          STATEMENTS OF NET SALES AND IDENTIFIED COSTS AND EXPENSES OF
           THE PRODUCT LINE TO BE ACQUIRED BY ASCENT PEDIATRICS, INC.

                                                                            FOR THE
                                          YEARS ENDED DECEMBER 31,      INTERIM PERIOD
                                          -------------------------     JANUARY 1, 1997
                                             1995          1996         TO JULY 9, 1997
                                          -----------   -----------   -------------------
                                                                         (UNAUDITED)
Net sales..............................   $3,563,761    $3,877,199        $1,486,561
Identified costs and expenses:
  Cost of sales........................    1,229,848     1,303,336           599,211
  Advertising and promotion expense....      657,655       669,456           238,986
Allocated selling expense..............      480,700       571,167           324,974
                                          ----------    ----------        ----------
     Total identified costs and
       expenses........................    2,368,203     2,543,959         1,163,171
                                          ----------    ----------        ----------
     Net sales in excess of identified
       costs and expenses..............   $1,195,558    $1,333,240        $  323,390
                                          ==========    ==========        ==========

                See accompanying notes to financial statements.

               A PRODUCT LINE OF UPSHER-SMITH LABORATORIES, INC.

      NOTES TO FINANCIAL STATEMENTS OF THE PRODUCT LINE TO BE ACQUIRED BY
                            ASCENT PEDIATRICS, INC.
                    DECEMBER 31, 1995 AND DECEMBER 29, 1996

(1) BASIS OF PRESENTATION

     The accompanying financial statements present the assets related to the Feverall product line of Upsher Smith Laboratories, Inc. (Upsher-Smith), and the net sales and the identified costs and expenses of the Feverall product line to be acquired by Ascent Pediatrics, Inc. (Ascent), as provided in a non-binding letter of intent dated November 13, 1996. The Feverall product line to be acquired by Ascent has been operated as an integral part of Upsher-Smith and has no separate legal existence.

     The assets related to the Feverall product line as presented in the accompanying statement of assets to be acquired include the historical balances at December 29, 1996, of work-in-process and finished goods inventory together with related samples of the Feverall product line. This product line has never been operated as a separate business entity but rather has been an integral part of the drug manufacturing and distribution business of Upsher-Smith.

     The statements of net sales and identified costs and expenses of the Feverall product line includes the net sales, cost of sales, and advertising and promotion expense, that substantially relate directly to the product line to be acquired by Ascent. Selling expense items are allocated based on estimates and assumptions as if the Feverall product line had been operated on a stand-alone basis during the periods presented and primarily reflect an estimate of activity attributable to selling the Feverall product line relative to the total selling activity of Upsher-Smith.

     The above allocations are believed by management to be reasonable allocations under the circumstances. However, there can be no assurance that such allocations will be indicative of future results of operations. In addition, the carrying value of inventories, as reflected in the accompanying statement of assets to be acquired, does not include any adjustments which may result at the date of acquisition.

     General and administrative expenses of Upsher-Smith were not dedicated specifically to the product line to be acquired for the periods presented and because Ascent is not acquiring any of the general and administrative cost structure of Upsher-Smith, general and administrative expenses were excluded from the accompanying financial statements. Research and development expenses of Upsher-Smith did not specifically relate to the product line to be acquired for the periods presented and as a result were excluded from the accompanying financial statements.

     Upsher-Smith is a pharmaceutical manufacturer and distributor that concentrates on developing cardiovascular products. The company markets its products to retail, chain, and hospital pharmacies primarily by means of wholesale and drug chain distribution channels throughout the United States. The accompanying financial statements are not intended to present all the assets or operations of Upsher-Smith.

               A PRODUCT LINE OF UPSHER-SMITH LABORATORIES, INC.

      NOTES TO FINANCIAL STATEMENTS OF THE PRODUCT LINE TO BE ACQUIRED BY
                            ASCENT PEDIATRICS, INC.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Inventories

     Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method. Samples and display inventory are charged to advertising and promotion expense when used.

Revenue Recognition

     Revenue is recognized upon shipment of the product. Allowances for sales returns, discounts and rebates are provided for based on the volume of sales and actual experience.

(3) INVENTORIES

     The components of inventories were as follows:

                                                       DECEMBER 29,      JULY 9,
                                                           1996           1997
                                                       ------------    -----------
                                                                       (UNAUDITED)
Work in process....................................      $ 10,864       $      0
Samples and displays...............................        42,486         46,938
Finished goods.....................................        68,885        174,327
                                                         --------       --------
                                                         $122,235       $221,265
                                                         ========       ========

(4) NET SALES

     Net sales consisted of the following:

                                                YEARS ENDED
                                        ----------------------------    INTERIM PERIOD
                                        DECEMBER 31,    DECEMBER 29,        ENDED
                                            1995            1996         JULY 9, 1997
                                        ------------    ------------    --------------
                                                                         (UNAUDITED)
Gross sales...........................   $4,677,134      $5,281,399       $2,205,787
Less sales returns, discounts and
  rebates.............................    1,113,373       1,404,200          719,226
                                         ----------      ----------       ----------
  Net sales...........................   $3,563,761      $3,877,199       $1,486,561
                                         ==========      ==========       ==========

For the year ended December 31, 1995, two customers accounted for 22% of sales of the Feverall product line. For the year ended December 29, 1996 three customers accounted for 33% of sales of the Feverall product line.

(5) INCOME TAXES

     Upsher-Smith has elected to be treated as a small business corporation
(S corporation) under provisions of the Internal Revenue Code of 1986, whereby profits and losses are passed directly to the stockholders for inclusion in their personal tax returns. Accordingly, no liability or provision for federal and state income taxes is included in the accompanying financial statements.

               A PRODUCT LINE OF UPSHER-SMITH LABORATORIES, INC.

      NOTES TO FINANCIAL STATEMENTS OF THE PRODUCT LINE TO BE ACQUIRED BY
                            ASCENT PEDIATRICS, INC.

(6) SUBSEQUENT EVENT (UNAUDITED)

     On March 25, 1997, Upsher-Smith entered into a definitive agreement relating to the sale of the Feverall product line to Ascent. Under the terms of this agreement, Upsher-Smith has agreed to sell the Feverall product line, including certain intellectual property, technical information, product formulations and regulatory approvals and registrations.

                            ASCENT PEDIATRICS, INC.

            INTRODUCTION TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
 AS OF MARCH 31, 1999 AND FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE QUARTER
                              ENDED MARCH 31, 1999

     On February 16, 1999, the Company entered into a series of agreements with Alpharma, Inc. and its wholly-owned subsidiary, Alpharma USPD Inc. ("Alpharma"). This strategic alliance contemplates a number of transactions, including a loan agreement under which Alpharma will loan us up to $40.0 million from time to time, $12.0 million of which may be used for general corporate purposes and $28.0 million of which may only be used for specified projects and acquisitions intended to enhance the Company's growth. In addition, subject to stockholder approval, the Company will obtain a call option to acquire all of its outstanding common stock and assign the option to Alpharma, thereby giving Alpharma the option, exercisable in 2002, to purchase all of the Company's common stock then outstanding at a purchase price to be determined by a formula based on the Company's 2001 earnings (with a minimum aggregate purchase price of $140.0 million). The consummation of the strategic alliance is subject to the approval of the Company's stockholders, at a meeting expected to be held on June 29, 1999, of a proposed merger between the Company and Bird Merger Corporation, a wholly-owned subsidiary of the Company, which merger will result in the creation of the call option.

     On February 19, 1999, the Company borrowed $4.0 million from Alpharma under the loan agreement and issued Alpharma a 7.5% convertible subordinated note in the principal amount of up to $40.0 million. Alpharma's obligation to loan the Company the balance of the $40.0 million is subject to the approval of the strategic alliance by the Company's stockholders. If the Company's stockholders do not approve the strategic alliance, the Company must immediately repay the outstanding principal and interest on the note. The other principal terms of the Alpharma note are set forth below.

     PAYMENT OF PRINCIPAL AND INTEREST. The Alpharma note bears interest at a rate of 7.5% per annum. Interest is due and payable quarterly, in arrears on the last day of each calendar quarter. If the call option terminates or expires, the Company does not otherwise prepay the principal amount of the note outstanding and Alpharma does not otherwise convert the note, the Company will repay the outstanding principal amount under the note over a 15 month period commencing March 30, 2004 and ending June 30, 2005.

     PREPAYMENT. On or before June 30, 2001, the Company may repay all or a portion of the outstanding principal amount due under the note. The Company may re-borrow any repaid amounts on or before December 31, 2001. At any time after the expiration or termination of the call option and on or before December 31, 2002, the Company may prepay all of the outstanding principal amount under the note, together with any accrued and unpaid interest, if it also pays a conversion termination fee equal to 25% of the principal amount of the note outstanding as of December 31, 2001. The Company may not otherwise prepay the note. Following a change in control of the Company, Alpharma may require the Company to repay all outstanding principal and interest under the note.

     CONVERSION. Alpharma may convert all or a portion of the then outstanding principal amount of the note into common stock of the Company on one occasion after a change in control of the Company and at any time after December 31, 2002 at a conversion price of $7.125 per share (subject to adjustment). After January 1, 2003 and on or before February 28, 2003, Alpharma may cause the Company to borrow all remaining amounts available under the loan agreement (increasing the principal amount of the note to $40.0

                            ASCENT PEDIATRICS, INC.

            INTRODUCTION TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
 AS OF MARCH 31, 1999 AND FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE QUARTER
                              ENDED MARCH 31, 1999

million), but only if Alpharma converts all of the principal amount of the note into common stock of the Company within three business days after the increase.

     In connection with the Company's strategic alliance with Alpharma, the Company entered into a second amendment to the May 1998 Series G Purchase Agreement, providing for, among other things, (a) the Company's agreement to exercise its right to exchange all outstanding shares of Series G preferred stock for convertible subordinated notes in accordance with the terms of the Series G preferred stock, (b) subject to stockholder approval, the reduction in the exercise price of warrants to purchase 2,116,958 shares of common stock of the Company from $4.75 per share to $3.00 per share and the agreement of the Series G purchasers to exercise these warrants, (c) the issuance and sale to the Series G purchasers of an aggregate of 300,000 shares of common stock of the Company at a price of $3.00 per share and (d) the cancellation of approximately $7.25 million of principal under the subordinated notes held by the Series G purchasers to pay the exercise price of the warrants and the purchase price of the additional 300,000 shares of common stock. In addition, the Company entered into an amendment to a financial advisory services fee agreement with ING Furman Selz whereby the Company agreed to issue 150,000 shares of common stock to ING Furman Selz in lieu of the payment of certain financial advisory fees, and the parties agreed that, upon the issuance of these shares, the financial advisory services fee agreement would terminate. The reduction in the exercise price of the warrants and the issuance of the additional shares of common stock are also subject to stockholder approval.

     The unaudited pro forma balance sheet as of March 31, 1999 reflects the Company's historical balance sheet adjusted for the second amendment to the Series G Purchase Agreement (as described above) as if it had occurred on March 31, 1999.

     The unaudited pro forma statements of operations for the year ended December 31, 1998 and the quarter ended March 31, 1999 reflect the Company's historical statement of operations adjusted as if the second amendment to the Series G Purchase Agreement (as described above) had occurred on January 1, 1998.

     These unaudited pro forma financial statements do not purport to be indicative of the financial position or the results of operations had the transactions actually occurred at this time or what results in the future may be. Additionally, the second amendment to the Series G Purchase Agreement is subject to stockholder approval, which may not occur.

                            ASCENT PEDIATRICS, INC.

                       UNAUDITED PRO FORMA BALANCE SHEET
                                 MARCH 31, 1999

                                                                                   ADJUSTMENTS
                                                    -------------------------------------------------------------------------
                                                                                                 TERMINATION   RECOGNITION OF
                                      HISTORICAL      EXCHANGE OF                    SALE OF     OF ADVISORY    UNAMORTIZED
                                      MARCH 31,     PREFERRED STOCK   EXERCISE OF     COMMON      SERVICES       DEBT ISSUE
                                         1999          FOR DEBT        WARRANTS       STOCK       AGREEMENT        COSTS
                                     ------------   ---------------   -----------   ----------   -----------   --------------
              ASSETS
Current Assets
  Cash and cash equivalents........  $  2,267,976
  Accounts receivable, less
    allowance for doubtful accounts
    of $63,000 at March 31,
    1999...........................     1,490,892
  Inventory, net...................       698,824
  Other current assets.............       421,923
                                     ------------
    Total current assets...........     4,879,615
Fixed assets, net..................       660,706
Debt issue costs, net..............       582,478                                                                 (485,798)(e)
Intangibles, net...................    10,358,959
Deferred charges...................       716,231
Other assets.......................        65,046
                                     ------------
    Total assets...................  $ 17,263,035
                                     ============
   LIABILITIES AND STOCKHOLDERS'
                EQUITY
Current Liabilities
  Accounts payable.................  $  2,403,282
  Accrued expenses.................     2,155,241
                                     ------------
    Total current liabilities......     4,558,423
Subordinated secured notes.........    12,693,885      6,461,251(a)   (6,350,874)(b)   (900,000)(c)
                                     ------------
    Total liabilities..............    17,252,408
Commitments and contingencies (Note
  H)
Stockholders' equity
  Preferred stock, $.01 par value;
    5,000,000 shares authorized;
    7,000 shares, designated as
    Series G convertible
    exchangeable preferred stock,
    issued and outstanding at March
    31, 1999 (liquidation
    preference of $7,000,000)......     6,461,251     (6,461,251)(a)
Common stock, $.00004 par value;
  60,000,000 shares authorized;
  7,026,445 shares issued and
  outstanding at March 31, 1999....           280                             85(b)         12(c)          6(d)
Additional paid-in capital.........    47,835,662                      6,350,789(b)    899,988(c)  1,031,244(d)    (485,798)(e)
Accumulated deficit................   (54,286,566)                                               (1,031,250)(d)
                                     ------------
    Total stockholders' equity.....        10,627
                                     ------------
    Total liabilities and
      stockholders' equity.........  $ 17,263,035
                                     ============

                                     ADJUSTMENTS
                                     ------------

                                     REDUCTION IN    PRO-FORMA
                                       ACCRUED       MARCH 31,
                                      DIVIDENDS         1999
                                     ------------   ------------
              ASSETS
Current Assets
  Cash and cash equivalents........                 $  2,267,976
  Accounts receivable, less
    allowance for doubtful accounts
    of $63,000 at March 31,
    1999...........................                    1,490,892
  Inventory, net...................                      698,824
  Other current assets.............                      421,923
                                                    ------------
    Total current assets...........                    4,879,615
Fixed assets, net..................                      660,706
Debt issue costs, net..............                       96,680
Intangibles, net...................                   10,358,959
Deferred charges...................                      716,231
Other assets.......................                       65,046
                                                    ------------
    Total assets...................                 $ 16,777,237
                                                    ============
   LIABILITIES AND STOCKHOLDERS'
                EQUITY
Current Liabilities
  Accounts payable.................                 $  2,403,282
  Accrued expenses.................    (175,000)(f)    1,980,241
                                                    ============
    Total current liabilities......                    4,383,523
Subordinated secured notes.........                   11,904,262
                                                    ------------
    Total liabilities..............                   16,287,785
Commitments and contingencies (Note
  H)
Stockholders' equity
  Preferred stock, $.01 par value;
    5,000,000 shares authorized;
    7,000 shares, designated as
    Series G convertible
    exchangeable preferred stock,
    issued and outstanding at March
    31, 1999 (liquidation
    preference of $7,000,000)......                           --
Common stock, $.00004 par value;
  60,000,000 shares authorized;
  7,026,445 shares issued and
  outstanding at March 31, 1999....                          383
Additional paid-in capital.........     175,000(f)    55,806,885
Accumulated deficit................                  (55,317,816)
                                                    ------------
    Total stockholders' equity.....                      489,452
                                                    ------------
    Total liabilities and
      stockholders' equity.........                 $ 16,777,237
                                                    ============

The accompanying notes are an integral part of the unaudited pro forma financial statements.

                            ASCENT PEDIATRICS, INC.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                                               ADJUSTMENTS
                                                    ------------------------------------------------------------------
                                                    TERMINATION
                                      HISTORICAL    OF ADVISORY       EXCHANGE OF         ALPHARMA        DEBT ISSUED
                                     DECEMBER 31,    SERVICES       PREFERRED STOCK     DEBT INTEREST      TO SETTLE
                                         1998        AGREEMENT         FOR DEBT            EXPENSE        TRIUMPH NOTE
                                     ------------   -----------     ---------------     -------------     ------------
Net revenue........................  $  4,475,718
Costs of sales.....................     2,306,717
                                     ------------
Gross margin.......................     2,169,001
Costs and expenses
  Selling, general and
    administrative.................    14,513,559    1,031,250(d)
  Research and development.........     3,868,185
                                     ------------
  Total costs and expenses.........    18,381,744
    Loss from operations...........   (16,212,743)
Interest income....................       368,570
Interest expense...................    (1,220,665)                     (326,666)(g)       (300,000)(h)       443,984(i)
Other income.......................            --
                                     ------------
    Loss before extraordinary
      item.........................   (17,064,838)
Extraordinary item loss on
  extinguishment of debt (Note N),
  net of taxes of $0...............     1,166,463
                                     ------------
    Net loss.......................   (18,231,301)
Accretion to redemption value of
  preferred stock..................            --
Preferred stock dividend...........       449,169                      (449,169)(g)
                                     ------------
    Net loss to common
      stockholders.................  $(18,680,470)
                                     ============
Results per common share:
  Historical -- basic and diluted:
    Loss before extraordinary
      item.........................  $      (2.46)
                                     ============
  Extraordinary item loss on early
    extinguishment on debt.........  $      (0.17)
                                     ============
  Net loss.........................  $      (2.63)
                                     ============
  Preferred stock dividend.........  $      (0.06)
                                     ============
  Net loss to common
    stockholders...................  $      (2.69)
                                     ============
Weighted average shares
  outstanding......................     6,939,348
                                     ============

                                     ADJUSTMENTS
                                     ------------

                                                      PRO-FORMA
                                     ISSUANCE OF     DECEMBER 31,
                                     COMMON STOCK        1998
                                     ------------    ------------
Net revenue........................                  $  4,475,718
Costs of sales.....................                     2,306,717
                                                     ------------
Gross margin.......................                     2,169,001
Costs and expenses
  Selling, general and
    administrative.................                    15,544,809
  Research and development.........                     3,868,185
                                                     ------------
  Total costs and expenses.........                    19,412,994
    Loss from operations...........                   (17,243,993)
Interest income....................                       368,570
Interest expense...................                    (1,403,347)
Other income.......................                            --
                                                     ------------
    Loss before extraordinary
      item.........................                   (18,278,770)
Extraordinary item loss on
  extinguishment of debt (Note N),
  net of taxes of $0...............                     1,166,463
                                                     ------------
    Net loss.......................                   (19,445,233)
Accretion to redemption value of
  preferred stock..................                            --
Preferred stock dividend...........                            --
                                                     ------------
    Net loss to common
      stockholders.................                  $(19,445,233)
                                                     ============
Results per common share:
  Historical -- basic and diluted:
    Loss before extraordinary
      item.........................                  $      (1.93)
                                                     ============
  Extraordinary item loss on early
    extinguishment on debt.........                  $      (0.12)
                                                     ============
  Net loss.........................                  $      (2.05)
                                                     ============
  Preferred stock dividend.........                  $
                                                     ============
  Net loss to common
    stockholders...................                  $      (2.05)
                                                     ============
Weighted average shares
  outstanding......................   2,566,958(j)      9,506,306
                                                     ============

The accompanying notes are an integral part of the unaudited pro forma financial statements.

                            ASCENT PEDIATRICS, INC.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE QUARTER ENDED MARCH 31, 1999

                                                                                    ADJUSTMENTS
                                                                 -------------------------------------------------
                                                   HISTORICAL      EXCHANGE OF         ALPHARMA        ISSUANCE OF     PRO-FORMA
                                                    MARCH 31,    PREFERRED STOCK     DEBT INTEREST       COMMON        MARCH 31,
                                                      1999          FOR DEBT            EXPENSE           STOCK          1999
                                                   -----------   ---------------     -------------     -----------    -----------
Product revenue, net.............................  $ 1,241,399                                                        $ 1,241,399
Co-promotional revenue...........................      615,000                                                            615,000
                                                   -----------                                                        -----------
Total net revenue................................    1,856,399                                                          1,856,399
Costs and expenses
  Cost of product sales..........................      634,594                                                            634,594
  Selling, general and administrative............    4,115,095                                                          4,115,095
  Research and development.......................      578,303                                                            578,303
                                                   -----------                                                        -----------
  Total costs and expenses.......................    5,327,992                                                          5,327,992
    Loss from operations.........................   (3,471,593)                                                        (3,471,593)
Interest income..................................       25,897                                                             25,897
Interest expense.................................     (231,089)     (140,000)(g)        (41,729)(h)                      (421,818)
                                                   -----------                                                        -----------
    Net loss.....................................   (3,676,785)                                                        (3,858,514)
Preferred stock dividend.........................      192,501      (192,501)(g)                                               --
                                                   -----------                                                        -----------
    Net loss to common stockholders..............  $(3,869,286)                                                       $(3,858,514)
                                                   ===========                                                        ===========
Results per common share:
  Historical -- basic and diluted:
    Net loss.....................................  $     (0.52)                                                       $     (0.40)
                                                   ===========                                                        ===========
    Preferred stock dividend.....................  $     (0.03)                                                       $        --
                                                   ===========                                                        ===========
    Net loss to common stockholders..............  $     (0.55)                                                       $     (0.40)
                                                   ===========                                                        ===========
Weighted average shares outstanding..............    7,010,821                                          2,566,958(k)    9,577,779
                                                   ===========                                                        ===========

The accompanying notes are an integral part of the unaudited pro forma financial statements.

                            ASCENT PEDIATRICS, INC.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

     The unaudited pro forma balance sheet as of March 31, 1999 reflects the impact of the second amendment to the Series G purchase agreement as if it occurred on March 31, 1999. The unaudited pro forma statement of operations for the year ended December 31, 1998 and the quarter ended March 31, 1999 reflect the impact of the second amendment to the Series G purchase agreement and the February 19, 1999 proceeds of $4 million from the Alpharma loan as if the transactions contemplated by these agreements occurred at the beginning of the periods presented.

     The pro forma adjustments are described below:

     (a) EXCHANGE OF PREFERRED STOCK FOR DEBT. The exchange of 7,000 shares of Series G convertible exchangeable preferred stock as a reduction to equity of $6,461,251, an increase to debt of $6,461,251 for the 8% convertible subordinated notes. The debt will be accreted to its face value of $7,000,000 over its life.

     (b) EXERCISE OF WARRANTS. The reduction in the exercise price of warrants to purchase 2,116,958 shares of Ascent common stock from $4.75 per share to $3.00 per share, the exercise of these warrants and the cancellation of $6,350,874 of 8% subordinated notes as payment of the exercise price. The $6,350,874 is treated as an increase to equity.

     (c) SALE OF COMMON STOCK. The sale and issuance of 300,000 shares of Ascent common stock at a purchase price of $3.00 per share and the cancellation of $900,000 of 8% subordinated notes as payment of the purchase price, which $900,000 is treated as an increase to equity.

     (d) TERMINATION OF ADVISORY SERVICES AGREEMENT. The issuance of 150,000 shares of Ascent common stock for advisory services, and the recording of the fair value of these shares, assuming a value of $6.875 per share of common stock which was the market price on the date the agreement was signed, totaling $1,031,250, as compensation expense as a debit to selling, general and administrative expenses with a corresponding credit to common stock and additional paid in capital.

     (e) RECOGNITION OF UNAMORTIZED DEBT ISSUE COSTS. The cancellation of the 8% subordinated notes (see b. and c. above) also results in the recognition of unamortized debt issue costs associated with the 8% subordinated notes of $485,798 with a corresponding debit to additional paid in capital.

     (f) REDUCTION IN ACCRUED DIVIDENDS. The dividends on the Series G convertible exchangeable preferred stock were recognized on an imputed basis of 11%, while under the 8% convertible subordinated notes issued upon exchange of the Series G convertible exchangeable preferred stock Ascent is only obligated to pay 8%. The difference of $175,000 is a debit against accrued expenses with a credit to additional paid in capital.

     (g) EXCHANGE OF PREFERRED STOCK FOR DEBT. Assuming the exchange of the Series G convertible exchangeable preferred stock for 8% convertible subordinated notes had taken place on June 1, 1998, Ascent would have recorded interest expense of $326,666 and $140,000 for the year ended December 31, 1998 and the quarter ended March 31, 1999, respectively. Additionally, Ascent would have reversed preferred stock dividends associated with the Series G convertible exchangeable preferred stock in the amounts of $449,169 and $192,501 for the year ended December 31, 1998 and the quarter ended March 31 ,1999, respectively.

     (h) ALPHARMA DEBT INTEREST EXPENSE. The $4,000,000 borrowed under the Alpharma loan agreement on February 19, 1999 results in pro forma interest expense of $300,000 for the year ended December 31, 1998 and $41,729 for the quarter ended March 31, 1999.

     (i) DEBT ISSUED TO SETTLE TRIUMPH NOTE. Assuming the 8% subordinated notes had been outstanding for the whole year, Ascent would have incurred additional interest expense and accretion associated with these notes amounting to $300,000 and $20,685, respectively, for the year ended December 31, 1998. However, in that case Ascent would not have incurred interest expense and accretion for the Triumph notes (which were extinguished with the proceeds of the Series G preferred stock and debt offering) amounting to $233,333 and $531,336, respectively.

     (j) ISSUANCE OF COMMON STOCK. For the year ended December 31, 1998, weighted average shares outstanding of 6,939,348 is increased by the issuance of 2,116,958 shares as described in (b) above, 300,000 shares as described in (c) above, and 150,000 shares as described in (d) above for a total pro forma weighted average shares outstanding of 9,506,306 assuming these transactions occurred at January 1, 1998.

     (k) ISSUANCE OF COMMON STOCK. For the quarter ended March 31, 1999, weighted average shares outstanding of 7,010,821 is increased by the issuance of 2,116,958 shares as described in (b) above, 300,000 shares as described in (c) above, and 150,000 shares as described in (d) above for a total pro forma weighted average shares outstanding of 9,577,779 assuming these transactions occurred at January 1, 1999.

     These transactions will be consummated, subject to stockholder approval, concurrently with the closing of the transactions contemplated by the Master Agreement, dated as of February 16, 1999, by and among the Company, Alpharma and Alpharma, Inc., including the merger of the Company with Bird Merger Corporation, a wholly-owned subsidiary of the Company, in accordance with the Agreement and Plan of Merger, dated as of February 16, 1999, by and between the Company and Bird Merger Corporation. In connection with the transactions contemplated by the Master Agreement, the Company entered into a second amendment to the securities purchase agreement dated as of May 13, 1998 between the Company and the purchasers named in the agreement. In order to induce the purchasers to agree to the second amendment, the Company agreed, subject to stockholder approval, among other things, to reduce the exercise price of warrants to purchase 2,116,958 shares of Ascent common stock issued under the May 1998 securities purchase agreement from $4.75 per share to $3.00 per share, to sell and issue to the holders of these warrants an aggregate of 300,000 shares of Ascent common stock at a price of $3.00 per share and to exchange the Series G convertible exchangeable preferred stock held by the purchasers for 8% convertible subordinated notes. These transactions will result in a net gain on redemption of approximately $1.2 million which will be included in additional paid-in capital as of the end of the fiscal quarter in which these transactions are consummated and will impact earnings per common share in such fiscal quarter. The unaudited pro forma statements of operations for the year ended December 31, 1998 and the quarter ended March 31, 1999 do not reflect this gain.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                            ASCENT PEDIATRICS, INC.

                                      AND

                            BIRD MERGER CORPORATION

                               FEBRUARY 16, 1999

                          AGREEMENT AND PLAN OF MERGER

     Agreement entered into as of February 16, 1999 by and between Ascent Pediatrics, Inc., a Delaware corporation (the "Company"), and Bird Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company (the "Transitory Subsidiary"). The Company and the Transitory Subsidiary are referred to collectively herein as the "Parties."

     This Agreement has been entered into concurrently with and pursuant to a Master Agreement, substantially in the form of Exhibit A attached hereto (the "Master Agreement"), entered into between the Company, Alpharma, Inc., a Delaware corporation ("Parent"), and Alpharma USPD Inc., a Maryland corporation and wholly-owned subsidiary of Parent ("Alpharma").

     This Agreement contemplates a tax-free merger of the Transitory Subsidiary into the Company. In such merger, the stockholders of the Company will receive the consideration set forth herein in exchange for their capital stock of the Company.

     NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. Upon and subject to the terms and conditions of this Agreement, the Transitory Subsidiary (which at all times shall have no assets or business operations and shall exist solely for the purpose of effecting the Merger) shall merge with and into the Company (with such merger referred to herein as the "Merger") at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). The "Effective Time" shall be the time at which the Company and the Transitory Subsidiary file the certificate of merger or other appropriate documents prepared and executed in accordance with the relevant provisions of the Delaware General Corporation Law with the Secretary of State of the State of Delaware (the "Certificate of Merger").

     1.2 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall occur concurrently with the Closing Date (as defined in the Master Agreement) and shall take place at the offices of Hale and Dorr LLP, 60 State Street, Boston, MA 02109, commencing at 9:00 a.m. local time on such date as the Company, the Transitory Subsidiary and Alpharma shall agree (or at such other place and/or time and/or on such other date as the Company, the Transitory Subsidiary and Alpharma may agree).

     1.3 Actions at the Closing. At the Closing, (a) the Company and the Transitory Subsidiary shall file with the Secretary of State of the State of Delaware the Certificate of Merger, and (b) the Depositary (as defined below) shall deliver on the Company's behalf Depositary Receipts (as defined below) to a bank or trust company or other entity appointed by the Company to act as the exchange agent in accordance with Section 1.5.

     1.4 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:

          (a) Each share of common stock, $.00004 par value per share, of the Company ("Old Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of Old Common Stock held in the Company's treasury and Dissenting Shares (if applicable and as defined in Section 1.7)) shall be converted into and represent the right to receive one depositary share (a "Depositary Share") issued pursuant to the Depositary Agreement (the "Depositary Agreement") dated as of the date hereof by and among the Company, Alpharma and State Street Bank and Trust Company (the "Depositary"), substantially in the form of Exhibit B attached hereto (such Depositary Shares being referred to herein as the "Merger Consideration"). Each Depositary Share shall evidence one share of common stock, $.00004 par value per share, of the Surviving Corporation ("New Common Stock"), subject to the Call Option (as such term is defined in the Depositary Agreement), and shall be represented by a depositary receipt (a "Depositary Receipt").

          (b) Each share of Old Common Stock held in the Company's treasury immediately prior to the Effective Time shall be cancelled and retired without payment of any consideration therefor.

          (c) Each share of common stock, $.01 par value per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence the right to receive $.01 per share.

     1.5  Exchange of Shares

     (a) Prior to the Effective Time, the Company shall appoint State Street Bank and Trust Company or another mutually acceptable bank or trust company as agent (the "Exchange Agent") for the purpose of exchanging certificates representing shares of Old Common Stock outstanding prior to the Effective Time for the Merger Consideration. At or prior to the Effective Time, the Company shall deposit with the Depositary a number of shares of New Common Stock equal to the number of shares of Old Common Stock outstanding immediately prior to the Effective Time, and the Depositary shall, in turn, deposit with the Exchange Agent Depositary Receipts representing the number of Depositary Shares corresponding to the number of shares of New Common Stock so deposited. Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to send to each holder of shares of Old Common Stock at the Effective Time a letter of transmittal in customary form for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing shares of Old Common Stock to the Exchange Agent).

     (b) Each holder of shares of Old Common Stock that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates formerly representing such shares of Old Common Stock together with a duly executed letter of transmittal covering such shares of Old Common Stock, shall be entitled to receive the Merger Consideration payable in respect of such shares of Old Common Stock. After the Effective Time, each such certificate shall, until so surrendered, represent for all purposes only the right to receive such Merger Consideration.

     (c) If any portion of the Merger Consideration is to be issued to a person other than the registered holder of the shares of Old Common Stock represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such issuance that

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the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such issuance shall pay the Exchange Agent any transfer or other taxes required as a result of such issuance to a person other than the registered holder of such shares of Old Common Stock or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) After the Effective Time, there shall be no further registration of transfers of shares of Old Common Stock outstanding prior to the Effective Time. If, after the Effective Time, certificates representing shares of Old Common Stock outstanding prior to the Effective Time are presented to the Surviving Corporation, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article I.

     (e) Any portion of the Merger Consideration deposited with the Exchange Agent in accordance with this Section 1.5 that remains unclaimed by the holders of shares of Old Common Stock one year after the Effective Time shall be returned upon demand to the Depositary, who shall return underlying shares of New Common Stock to the Surviving Corporation in accordance with the Depositary Agreement, and any such holder who has not exchanged his shares of Old Common Stock for Depositary Shares in accordance with this Article I prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of his shares of Old Common Stock, but shall have no greater rights against the Surviving Corporation than may be accorded to its general creditors under applicable law. Notwithstanding the foregoing, the Surviving Corporation shall not be liable to any holder of shares of Old Common Stock for any shares of New Common Stock issued to a public official pursuant to applicable abandoned property laws. Any portion of the Merger Consideration remaining unclaimed by holders of shares of Old Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become property of the Surviving Corporation, free and clear of any claims or interest of any person previously entitled thereto.

     (f) No dividends, interest or other distributions with respect to the Merger Consideration shall be paid to the holder of any unsurrendered certificates representing shares of Old Common Stock outstanding prior to the Effective Time until such certificates are surrendered as provided in this Section. Upon such surrender, there shall be paid, without interest, to the person in whose name the certificates representing the Merger Consideration into which such shares of Old Common Stock were converted are registered, all dividends, interest and other distributions payable in respect of such securities on any date subsequent to, and in respect of a record date after, the Effective Time.

     (g) The Depositary Receipts and the share certificates evidencing the shares of New Common Stock deposited with the Depositary shall bear the following legend:

          THE [SHARES OF COMMON STOCK EVIDENCED BY THE DEPOSITARY SHARES REPRESENTED HEREBY/SHARES OF COMMON STOCK EVIDENCED HEREBY] ARE SUBJECT TO A CALL OPTION PURSUANT TO A DEPOSITARY AGREEMENT DATED FEBRUARY 16, 1999 AMONG ASCENT, ALPHARMA USPD INC. AND STATE STREET BANK AND TRUST COMPANY. A COPY OF THIS AGREEMENT MAY BE OBTAINED FROM THE SECRETARY OF ASCENT.

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     1.6  Treatment of Convertible Securities, Warrants and Options.

     (a) Effective as of the Effective Time, each convertible security, warrant or option of the Company outstanding as of the Effective Time, whether or not then vested, convertible or exercisable, shall (when vested, convertible or exercisable in accordance with the terms thereof) be convertible into or exercisable for a number of Depositary Shares or shares of New Common Stock, as determined in accordance with Section 1.6(b), equal to the number of shares of Old Common Stock issuable upon conversion or exercise of such convertible security, warrant or option in accordance with the terms thereof.

     (b) From and after the Effective Time until the Option Determination Date (as defined in the Depositary Agreement), from time to time upon the conversion or exercise of any convertible security, warrant or option of the Surviving Corporation, the Surviving Corporation shall deposit with the Depositary a number of shares of New Common Stock corresponding to the number of Depositary Shares issuable upon conversion or exercise of such convertible security, warrant or option, and the Surviving Corporation shall cause the Depositary to issue to the holder of such convertible security, warrant or option upon such conversion or exercise, Depositary Receipts representing the number of Depositary Shares issuable upon conversion or exercise of such convertible security, warrant or option. From and after the Option Closing Date (as defined in the Depositary Agreement), holders of any outstanding convertible securities, warrants or options of the Surviving Corporation shall have the right to receive from the Surviving Corporation upon conversion or exercise thereof (and the payment of any exercise or purchase price provided for under the terms of such convertible security, warrant or option) cash in an amount equal to the Option Exercise Price (as defined in the Depositary Agreement) for each Depositary Share for which such convertible security, warrant or option is convertible or exercisable. From and after the Option Expiration Date (as defined in the Depositary Agreement), such holders shall have the right to receive from the Surviving Corporation upon conversion or exercise of such convertible securities, warrants or options shares of New Common Stock.

     (c) Prior to the Effective Time, the Company shall make any amendments to the respective terms of any convertible security, warrant or option of the Company then outstanding or the Company's 1992 Stock Incentive Plan, 1997 Director Stock Option Plan or 1997 Employee Stock Purchase Plan that are necessary or advisable to give effect to the transactions contemplated by this
Section 1.6, including without limitation providing that all references therein to Old Common Stock be deemed to be references to Depositary Shares.

     1.7 Dissenting Shares. If appraisal rights are available under Section 262 of the Delaware General Corporation Law, shares of Old Common Stock held as of the Effective Time by a stockholder of the Company who has not voted such shares of Old Common Stock in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the Delaware General Corporation Law and not effectively withdrawn or forfeited prior to the Effective Time ("Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration, unless such stockholder shall have forfeited his right to appraisal under the Delaware General Corporation Law or withdrawn, with the consent of the Surviving Corporation, his demand for appraisal. If such stockholder has so forfeited or withdrawn his right to appraisal of Dissenting Shares, then (a) as of the occurrence of such event, such stockholder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration issuable pursuant to Section 1.4(a) in respect of such shares of Old

Common Stock held by such stockholder, (b) promptly following the occurrence of such event, the Surviving Corporation shall deposit with the Depositary a number of shares of New Common Stock equal to the number of shares of Old Common Stock held by such stockholder, and (c) the Depositary shall, in turn, deposit with the Exchange Agent Depositary Receipts representing the number of Depositary Shares corresponding to the number of shares of New Common Stock so deposited.

     1.8 Call Option. The shares of New Common Stock shall be subject to a Call Option exercisable upon the terms and conditions set forth in the Depositary Agreement.

     1.9 No Further Rights. From and after the Effective Time, no shares of Old Common Stock shall be deemed to be outstanding, and holders of shares of Old Common Stock shall cease to have any rights with respect thereto, except as provided herein or by law.

                                   ARTICLE II

                             SURVIVING CORPORATION

     2.1 Certificate of Incorporation. The Certificate of Incorporation of the Surviving Corporation shall be the same as the Certificate of Incorporation of the Company, except that such Certificate of Incorporation shall be amended in the Merger in the manner set forth in Exhibit C attached hereto.

     2.2 By-laws. The By-laws of the Surviving Corporation shall be the same as the By-laws of the Company.

     2.3 Directors and Officers. The directors of the Company at the Effective Time shall be the directors of the Surviving Corporation, until their successors are duly elected or appointed and qualified in accordance with applicable law, and the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

                                  ARTICLE III

                      CONDITIONS TO CONSUMMATION OF MERGER

     3.1 Conditions to Each Party's Obligations. The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following conditions:

          (a) The Company's stockholders shall have approved and adopted this Agreement (including the exhibits attached hereto) and the Merger; and

          (b) A Registration Statement of the Company on Form S-4 (the "Registration Statement") registering the Depositary Shares and the underlying shares of New Common Stock shall have been filed with the Securities and Exchange Commission (the "SEC") and become effective in accordance with the provisions of the Securities Act of 1933, as amended, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect.

                                   ARTICLE IV

                                 MISCELLANEOUS

     4.1 Succession. At the Effective Time, the Surviving Corporation shall succeed to all of the rights, privileges, debts, liabilities, powers and property of the Company and the

Transitory Subsidiary in the manner of and as more fully set forth in Section 259 of the Delaware General Corporation Law. Without limiting the foregoing, at the Effective Time, all property, rights, privileges, franchises, patents, trademarks, licenses, registrations and other assets of every kind and description of the Company and the Transitory Subsidiary shall be transferred to, vested in and devolved upon the Surviving Corporation without further act or deed, and all property, rights and every other interest of the Company and the Transitory Subsidiary shall be as effectively the property of the Surviving Corporation as they were of the Company and the Transitory Subsidiary, respectively. All rights of creditors of the Company and the Transitory Subsidiary and all liens upon any property of the Company and the Transitory Subsidiary shall be preserved unimpaired, and all debts, liabilities and duties of the Company and the Transitory Subsidiary shall attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

     4.2 Further Assurances. From time to time, as and when required by the Surviving Corporation or by its successors and assigns, there shall be executed and delivered on behalf of the Company or the Transitory Subsidiary such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to confirm of record or otherwise in the Surviving Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of the Company and the Transitory Subsidiary, and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Company and the Transitory Subsidiary are fully authorized in the name and on behalf of the Company or the Transitory Subsidiary, as the case may be, or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

     4.3 Abandonment. At any time prior to the Effective Time, if the Master Agreement has been terminated, this Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either the Company or the Transitory Subsidiary or both, notwithstanding approval of this Agreement by the stockholders of the Company or the Transitory Subsidiary.

     4.4 Amendment. This Agreement may be amended by the Boards of Directors of the Company and the Transitory Subsidiary at any time prior to the Effective Time, provided that such amendment shall have been consented to by Alpharma; and provided further that an amendment made subsequent to the approval of this Agreement by the stockholders of either the Company or the Transitory Subsidiary shall not (i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such corporation, (ii) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of the stock of such corporation.

     4.5 Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

     4.6 Counterparts. In order to facilitate the filing and recording of this Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.
                        [REMAINDER OF PAGE LEFT BLANK.]
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

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement and Plan of Merger to be executed and attested on its behalf of its officers thereunto duly authorized, as of the date first above written.

                                              ASCENT PEDIATRICS, INC.

                                              By: /s/ EMMETT CLEMENTE
                                                --------------------------------
                                                  Chairman

                                              BIRD MERGER CORPORATION

                                              By: /s/ ALAN R. FOX
                                                --------------------------------
                                                  President

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

     I,                , Secretary of Ascent Pediatrics, Inc., a corporation
organized and existing under the laws of the State of Delaware (the "Company"), hereby certify that the Agreement and Plan of Merger to which this certificate is attached, after having been duly signed on behalf of the Company and having been signed on behalf of Bird Merger Corporation, a corporation organized and existing under the laws of the State of Delaware, was duly submitted to the stockholders of the Company at a meeting of said stockholders pursuant to
Section 251 of the General Corporation Law of Delaware; and that the Agreement and Plan of Merger was approved at said meeting by the affirmative vote of stockholders representing at least a majority of the outstanding stock of the Company entitled to vote thereon.

WITNESS my hand on this        day of              , 1999.

                                              ----------------------------------
                                              Secretary

     I, John G. Bernardi, Secretary of Bird Merger Corporation, a corporation organized and existing under the laws of the State of Delaware ("Transitory Subsidiary"), hereby certify that the Agreement and Plan of Merger to which this certificate is attached, after having been duly signed on behalf of Transitory Subsidiary and having been signed on behalf of Ascent Pediatrics, Inc., a corporation organized and existing under the laws of the State of Delaware, was duly submitted to the sole stockholder of Transitory Subsidiary by written action of said stockholder pursuant to Section 251 of the General Corporation Law of Delaware and that by said written action the Agreement and Plan of Merger was approved by the affirmative vote of the sole stockholder representing at least a majority of the outstanding stock of Transitory Subsidiary entitled to vote thereon.

WITNESS my hand on this        day of              , 1999.

                                              ----------------------------------
                                              Secretary

                                                                       EXHIBIT A

                                MASTER AGREEMENT

                                  BY AND AMONG

                            ASCENT PEDIATRICS, INC.,

                                 ALPHARMA, INC.

                                      AND

                               ALPHARMA USPD INC.

                               FEBRUARY 16, 1999

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

     MASTER AGREEMENT dated as of February 16, 1999 among Ascent Pediatrics, Inc., a Delaware corporation (the "Company"), Alpharma, Inc., a Delaware corporation ("Parent"), and Alpharma USPD Inc., a Maryland corporation and wholly owned subsidiary of Parent ("Alpharma").

     WHEREAS, the Company and Bird Merger Corporation, a Delaware corporation and wholly owned subsidiary of the Company ("Transitory Subsidiary"), have entered into an Agreement and Plan of Merger dated as of February 16, 1999 (the "Merger Agreement"), pursuant to which, among other things:

          (i) Transitory Subsidiary shall be merged (the "Merger") with and into the Company;

          (ii) each share of common stock, $.00004 par value per share, of the Company issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) (the "Old Common Stock") (other than shares of Old Common Stock held in the Company's treasury and shares of Old Common Stock as to which appraisal rights have been perfected by the holders thereof (if such rights are available under Section 262 of the Delaware General Corporation Law)) shall be converted in the Merger into and represent the right to receive one depositary share (a "Depositary Share") issued pursuant to the Depositary Agreement, each Depositary Share evidencing one share of common stock, $.00004 par value per share, of the Company following the Merger (the "New Common Stock"), represented by a depositary receipt ("Depositary Receipt") and subject to the right and option of the Company (the "Call Option"), upon the terms and conditions set forth in the Depositary Agreement (as defined below), to purchase all of the outstanding shares of New Common Stock of the Company deposited with the Depositary (as defined below);

          (iii) each share of common stock, $.01 par value per share, of Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted in the Merger into and thereafter evidence the right to receive $.01 per share; and

     WHEREAS, Alpharma and the Company have entered into a Loan Agreement dated as of February 16, 1999 (the "Loan Agreement") pursuant to which Alpharma has agreed to loan to the Company an aggregate of up to $40 million from time to time upon the terms and conditions set forth therein;

     WHEREAS, as a condition to, and as additional consideration for, Alpharma agreeing to make Loans (as defined below), the Company desires to assign the Call Option to Alpharma; and

     WHEREAS, the Company, Alpharma, and State Street Bank and Trust Company (the "Depositary") have entered into a Depositary Agreement dated as of February 16, 1999 (the "Depositary Agreement") providing for (i) the terms and conditions pursuant to which the Company may exercise the Call Option prior to the transfer of the Call Option to Alpharma and (ii) the terms and conditions pursuant to which Alpharma may exercise the Call Option from and after the transfer of the Call Option to Alpharma;

     NOW, THEREFORE, in consideration of the premises, it is agreed by and among the parties hereto as follows:

                                   ARTICLE I

                   DEFINITIONS AND INCORPORATION BY REFERENCE

1.1  Definitions.

     "Affiliate" shall have the meaning ascribed to it in Rule 405 promulgated under the Securities Act.

     "Alpharma Director" has the meaning set forth in Section 6.5(a) of the Loan Agreement.

     "Ancillary Agreements" shall mean the Depositary Agreement, the Loan Agreement, the Registration Rights Agreement and the Subordination Agreement dated as of February 16, 1999 by and among the Company, Alpharma and the Purchasers (as defined in the May 1998 Securities Purchase Agreement).

     "Board of Directors" means the Board of Directors of the Company or any committee of the Board of Directors authorized to act for it hereunder.

     "Business Day" means any day which is neither a Saturday nor a Sunday nor a legal holiday on which banks are authorized or required to be closed in Boston, Massachusetts, New York, New York or in any other city in which the Depositary's Office (as defined in the Depositary Agreement) is located.

     "Capital Stock" means any and all shares, interests, participations or other equivalents of or interests in (however designated) equity of the Company, including any preferred stock, but excluding any debt securities convertible into such equity prior to such conversion.

     "Change in Control" of the Company means:

          (a) the acquisition by any Person or "group" within the meaning of
     Section 13(d)(3) or 14(d)(2) of the Exchange Act (excluding, for this purpose, the Company or its Subsidiaries, any employee benefit plan of the Company or its Subsidiaries which acquires beneficial ownership of voting securities of the Company, or Alpharma or its Affiliates) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange
     Act) of more than 50% of the aggregate voting power of all classes of Voting Capital Stock that are then outstanding or that are issuable upon the conversion or exercise of convertible securities, options, warrants or rights of the Company that are then outstanding; provided that any voting securities acquired directly from the Company by an underwriter of the Company as part of an underwritten public offering of Capital Stock of the Company shall not be deemed to be beneficially owned by such underwriter for purposes of determining whether a Change in Control has occurred;

          (b) Persons who, as of the Closing Date constitute all of the Non-Alpharma Directors (the "Non-Alpharma Incumbent Directors") cease for any reason to constitute at least a majority of the Non- Alpharma Directors then in office, provided that any Person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the Non-Alpharma Incumbent Directors shall be considered as though such Person were one of the Non-Alpharma Incumbent Directors as of the

     Closing Date; provided, however, that there shall be excluded from this clause (b) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a Person other than the Board of Directors;

          (c) the consummation of a reorganization, merger or consolidation involving the Company, if the stockholders of the Company beneficially owning 100% of the aggregate voting power of all classes of Voting Capital Stock that are then outstanding or that are issuable upon conversion or exercise of convertible securities, options, warrants or rights that are then outstanding immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, beneficially own more than 50% of the aggregate voting power of all classes of Voting Capital Stock that are then outstanding or issuable upon conversion or exchange of convertible securities, options, warrants or rights that are then outstanding; or

          (d) a liquidation or dissolution of the Company (other than pursuant to the United States Bankruptcy Code) or the conveyance, transfer or leasing of all or substantially all of the assets of the Company to any Person.

     "Closing" has the meaning set forth in Section 2.1 of this Agreement.

     "Closing Date" has the meaning set forth in Section 2.1 of this Agreement.

     "Common Stock" means (i) prior to the Effective Time (as defined in the Merger Agreement), the Old Common Stock, and (ii) at and after the Effective Time, the New Common Stock.

     "Company" means the party named as such above until a successor replaces it pursuant to the applicable provision hereof and thereafter means the successor to such party.

     "Depositary Agreement" shall have the meaning ascribed to it in the Preamble to this Master Agreement.

     "Effective Time" shall have the meaning ascribed to it in the Merger Agreement.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Financial Statements" has the meaning set forth in Section 3.7(a) of the Loan Agreement.

     "First Loan" has the meaning set forth in Section 2.3 of the Loan
Agreement.

     "Forty Percent Limit" has the meaning set forth in Section 6.1 of this Agreement.

     "GAAP" means U.S. generally accepted accounting principles as in effect from time to time.

     "Guaranty Agreement" means the Guaranty Agreement dated as of February 16, 1999 between the Company and the Parent.

     "Indebtedness" means and includes:

          (a) all items which in accordance with GAAP would be included on the liability side of a balance sheet on the date as of which Indebtedness is to be determined (excluding capital stock, surplus reserves and deferred credits);

          (b) all guaranties, letter of credit, contingent reimbursement obligations and other contingent obligations in respect of, or any obligations to purchase or otherwise acquire, indebtedness of others; and

          (c) all indebtedness secured by any Lien existing on any interest of the Person with respect to which indebtedness is being determined in Property owned subject to such Lien whether or not the indebtedness secured thereby shall been assumed.

     "Intellectual Property" has the meaning set forth in Section 3.11(a) of the Loan Agreement.

     "Lien" means any mortgage, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind, whether based on common law, constitutional provision, statute or contract, and shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions and other title exceptions.

     "Loan" means any borrowing by the Company of up to a maximum principal amount of $40,000,000 from Alpharma pursuant to Section 2.1 of the Loan Agreement and the other terms and conditions of the Loan Agreement.

     "Loan Agreement" shall have the meaning ascribed to it in the Preamble to this Master Agreement.

     "Material Adverse Effect" means any development, change or effect that is materially adverse to the business, Properties (including, without limitation, Intellectual Property), assets, net worth, financial condition, results of operations or future prospects (including, without limitation, future equity value) of the Company or Alpharma, as the case may be, and its Subsidiaries taken as a whole.

     "May 1998 Securities Purchase Agreement" means the Series G Securities Purchase Agreement dated as of May 13, 1998 by and among the Company and the Purchasers named in Schedule I thereto, as amended.

     "Merger" has the meaning set forth in the Preamble to this Agreement.

     "Merger Agreement" has the meaning set forth in the Preamble to this Agreement.

     "Merger Consideration" has the meaning set forth in Section 1.4(a) of the Merger Agreement.

     "New Common Stock" has the meaning set forth in the preamble to this Agreement.

     "Non-Alpharma Directors" has the meaning set forth in Section 6.3 of this Agreement.

     "Note" means the note to be issued by the Company to Alpharma pursuant to
Section 2.2(a) of the Loan Agreement, provided however, that in the event that Alpharma exchanges all or a portion of the Note for one or more Notes in accordance with Section 2.2(c) of the Loan Agreement or transfers all or a portion of the Note in accordance with Article XII of the Loan Agreement, all references to the Note in this Agreement shall be deemed to include the Notes issued by the Company upon such exchange or transfer.

     "Note Conversion Shares" has the meaning set forth in Section 3.4(b) of the Loan Agreement.

     "Officer" means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company.

     "Old Common Stock" has the meaning set forth in the preamble to this Agreement.

     "Option Determination Date" has the meaning set forth in the Depositary Agreement.

     "Option Expiration Date" has the meaning set forth in the Depositary Agreement.

     "Person" means any individual, corporation, association, company, business trust, partnership, joint venture, joint-stock company, limited liability company, trust, unincorporated organization or association or government or any agency or political subdivision thereof.

     "Property" means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

     "Proxy Statement/Prospectus" has the meaning set forth in Section 4.1 of this Agreement.

     "Registration Rights Agreement" means the Registration Rights Agreement dated as of February 16, 1999 between the Company and Alpharma.

     "S-4 Registration Statement" has the meaning set forth in Section 4.2 of this Agreement.

     "SEC" means the United States Securities and Exchange Commission.

     "Second Amendment" shall mean the Second Amendment dated as of February 16, 1999 to the May 1998 Securities Purchase Agreement.

     "Securities" means the Note and the Note Conversion Shares.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Standstill Period" has the meaning set forth in Section 6.1 of this Agreement.

     "Stockholder Meeting" has the meaning set forth in Section 4.1 of this Agreement.

     "Subsidiary" of a Person means any corporation, association, partnership, joint venture or other business entity of which more than fifty percent (50%) of the Voting Capital Stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.

     "Voting Capital Stock" means the Capital Stock of the Company entitled to vote generally in the election of directors.

     The term "to the knowledge of" or derivatives thereof shall mean the actual knowledge of the Chief Executive Officer or the Vice President, Finance of the Company.

1.2  Rules of Construction

     Unless the context otherwise requires:

          a. a term has the meaning assigned to it;

          b. an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

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          c. "or" is not exclusive;

          d. words in the singular include the plural and in the plural include the singular;

          e. provisions apply to successive events and transactions; and

          f. "herein," "hereof" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

                                   ARTICLE II

                                  THE CLOSING

2.1 The Closing. The Closing of the transactions contemplated by this Agreement (the "Closing") shall occur within five days after the satisfaction or waiver of all of the conditions to the obligations of the parties hereunder, including without limitation the conditions set forth in Article V hereof and in
Section 4.2 of the Loan Agreement (the date of such Closing being referred to as the "Closing Date").

2.2 Actions at the Closing. At the Closing, (a) the Company shall deliver to Alpharma the certificates, instruments and documents referred to in Section 5.2(j), (b) the Company shall file with the Secretary of State of the State of Delaware the Certificate of Merger and (c) following the Effective Time of the Merger, Alpharma and the Company shall take such other actions as are provided in this Agreement, the Merger Agreement and the Ancillary Agreements.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

3.1 Company Representations and Warranties. The Company has made certain representations and warranties to Alpharma pursuant to Article III of the Loan Agreement, which representations and warranties are incorporated herein by reference. The Company hereby confirms that such representations and warranties are true and correct in all respects as of the date hereof as if included herein.

3.2 Alpharma Representations and Warranties. Alpharma represents and warrants to the Company that:

          (a) it is an "accredited investor" as that term is defined in Rule 501(a) promulgated under the Securities Act,

          (b) it has the requisite knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment in the Company,

          (c) it has had an opportunity to discuss the Company's business, management and financial affairs with the Company's management,

          (d) it is acquiring the Securities for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and Alpharma has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof,

          (e) it is not in material breach or violation of, or in default under, any term or provision of (i) its Certificate of Incorporation or Bylaws,
     (ii) any indenture,

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     mortgage, deed of trust, voting trust agreement, stockholders agreement, note agreement or other agreement or instrument to which it is a party or by which it is bound or to which any of its Property is subject, the effect of which breach, violation or default, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to Alpharma, or (iii) any statute, judgment, decree, order, rule or regulation applicable to Alpharma or of any arbitrator, court, regulatory body, administrative agency or any other governmental agency or body, domestic or foreign, having jurisdiction over Alpharma or any of its activities or properties and the effect of which breach, violation or default, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to Alpharma,

          (f) it has not been organized, reorganized or recapitalized specifically for the purpose of investing in the Company,

          (g) it understands that the Securities have not been registered under the Securities Act and it will not offer, sell, transfer, pledge, hypothecate or otherwise dispose of any Securities except pursuant to an exemption from, or otherwise in a transaction not subject to, the registration requirements of the Securities Act or pursuant to an effective registration statement under the Securities Act, and, in each case, in accordance with any applicable state securities or "blue sky" laws,

          (h) it has full power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements,

          (i) the Person executing this Agreement and the Ancillary Agreements on behalf of Alpharma has the appropriate authority to act on behalf of Alpharma,

          (j) it has full power and authority to execute and deliver this Agreement, the Ancillary Agreements and such other documents furnished or to be furnished by Alpharma hereunder, this Agreement and the Ancillary Agreements have each been duly authorized, executed and delivered by Alpharma and each constitutes a legal, valid and binding agreement of Alpharma, enforceable against Alpharma in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity,

          (k) the compliance by Alpharma with the provisions of this Agreement and the Ancillary Agreements and the consummation of the other transactions contemplated hereby or thereby will not result in the creation or imposition of any lien, charge, security interest or encumbrance upon any of the assets of Alpharma pursuant to the terms or provisions of, or result in a breach or violation of or conflict with any of the terms or provisions of, or constitute a default under, or give any other party a right to terminate any of its obligations under, or result in the acceleration of any obligation under, (i) the Certificate of Incorporation and Bylaws of Alpharma, (ii) any contract or other agreement to which Alpharma is a party or by which Alpharma or any of its respective properties is bound, or (iii) any judgment, ruling, decree, order, statute, rule or regulation of any court or other governmental agency or body, domestic or foreign, applicable to the business or properties of Alpharma, except, with respect to clauses
     (ii) and (iii), in circumstances that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Alpharma,

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          (l) it has not employed any broker or finder in connection with the transactions contemplated by this Agreement or the Ancillary Agreements,

          (m) it acknowledges receipt of, and the opportunity to review, the information that it believes necessary to make an investment in the Securities, including, without limitation, the Financial Statements and the other documents referenced in the Loan Agreement as having been delivered to Alpharma by the Company,

          (n) there is no action, suit, proceeding or investigation pending, or, to the knowledge of Alpharma, threatened, against Alpharma before or by any court, regulatory body or administrative agency or any other governmental agency or body, domestic or foreign, or any action, suit, proceeding or investigation pending, or, to the knowledge of Alpharma, threatened, which challenges the validity of any action taken or to be taken pursuant to or in connection with this Agreement and the Ancillary Agreements or the issuance of the Note or the Note Conversion Shares, which would not reasonably be expected to have a Material Adverse Effect with respect to Alpharma, and

          (o) Alpharma (i) is duly incorporated, validly existing and in good standing under the laws of the State of Maryland, and has all requisite corporate power and authority to carry on its business as now conducted and proposed to be conducted, and (ii) is duly qualified to do business as a foreign corporation and is in good standing (or the equivalent thereof under applicable law) in each jurisdiction in which the conduct of its business requires such qualification by reason of the ownership or leasing of property or otherwise (except for those jurisdictions in which the failure so to qualify does not have a Material Adverse Effect with the respect to Alpharma).

                                   ARTICLE IV

                      STOCKHOLDER MEETING; PROXY MATERIAL;
             REGISTRATION STATEMENT; STOCK LISTING; INDEMNIFICATION

4.1 Stockholder Meeting; Proxy Material. The Company shall cause a meeting of its stockholders (the "Stockholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of (i) the Merger Agreement (including the exhibits attached thereto) and the transactions contemplated thereby, including the Merger, and (ii) the Second Amendment and the transactions contemplated thereby. The Board of Directors of the Company shall recommend approval and adoption of (i) the Merger Agreement (including the exhibits attached thereto) and the transactions contemplated thereby, including the Merger, and (ii) the Second Amendment and the transactions contemplated thereby, by the Company's stockholders. In connection with the Stockholder Meeting, the Company (a) will promptly prepare and file with the SEC, will use its best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable a proxy statement/prospectus and all other documents which may be required to be filed or mailed in connection with the Stockholder Meeting (collectively, the "Proxy Statement/Prospectus") and the consummation of the transactions contemplated by
(i) the Merger Agreement and (ii) the Second Amendment, (b) will use its best efforts to obtain the necessary approvals by its stockholders of (i) the Merger Agreement (including the exhibits attached thereto) and the transactions contemplated thereby, including the Merger, and (ii) the Second Amendment and the transactions contemplated thereby, and (c) will otherwise comply with all legal requirements applicable to the Stockholder Meeting.

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4.2  S-4 Registration Statement.  Promptly following the resolution to the satisfaction of the SEC of all SEC comments on the Proxy Statement/Prospectus (or the expiration of the ten-day period under Rule 14a-6(a) under the Exchange Act if no SEC comments are received by such date), the Company shall promptly prepare and file with the SEC, under the Securities Act, a registration statement on Form S-4 with respect to the Depositary Shares and the underlying shares of New Common Stock (the "S-4 Registration Statement") and shall use its best efforts to cause the S-4 Registration Statement to be declared effective as promptly as practicable. The Company shall take any action required to be taken under foreign or state securities or Blue Sky laws in connection with the issuance of the Merger Consideration.

4.3 Cooperation. Alpharma will provide all information relating to Alpharma and its Affiliates for use in preparation of the Proxy Statement/Prospectus and the S-4 Registration Statement. The Company shall give Alpharma and its counsel reasonable opportunity to review and comment upon the Proxy Statement/Prospectus and the S-4 Registration Statement and any amendments thereto prior to the filing thereof with the SEC and prior to dissemination of the Proxy Statement/Prospectus to the stockholders of the Company. The Company shall provide Alpharma and its counsel with a copy of any written comments or telephonic notification of any verbal comments the Company may receive from the SEC or its staff with respect to the Proxy Statement/Prospectus and the S-4 Registration Statement promptly after the receipt thereof, shall permit Alpharma and its counsel to participate in the preparation of any written responses or any verbal responses of the Company or its counsel and shall provide Alpharma and its counsel with a copy of any written responses and telephonic notification of any verbal responses of the Company or its counsel. The Company agrees to use its best efforts, after consultation with Alpharma, to respond promptly to all such comments of or requests by the SEC and to cause the Proxy Statement/Prospectus and all required amendments and supplements to be mailed to the stockholders entitled to vote at the Stockholder Meeting at the earliest practicable time. The Proxy Statement/Prospectus shall contain the recommendations of the Board of Directors of the Company referred to in Section 4.1.

4.4  Indemnification.

     (a) The Company will indemnify and hold harmless Alpharma, each of its directors and officers and each person, if any, who controls Alpharma within the meaning of the Securities Act and the Exchange Act against any losses, claims, damages or liabilities, joint or several, to which Alpharma may become subject under the Securities Act, the Exchange Act, state securities or Blue Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the S-4 Registration Statement as of its effective date or in the Proxy Statement/Prospectus as of the date on which it is distributed to the Company's stockholders and as of the date of the Stockholder Meeting, (ii) any omission or alleged omission to state a material fact required to be stated in the S-4 Registration Statement or necessary to make the statements therein not misleading as of its effective date or (iii) any omission or alleged omission to state a material fact required to be stated in the Proxy Statement/Prospectus or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading as of the date on which the Proxy Statement/Prospectus is distributed to the Company's stockholders and as of the date of the Stockholder Meeting, and the Company will reimburse Alpharma for any legal or any other expenses reasonably incurred by Alpharma in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be

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liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in the S-4 Registration Statement or the Proxy Statement/Prospectus in reliance upon and in conformity with information furnished to the Company, in writing, by or on behalf of Alpharma specifically for use in the preparation thereof.

     (b) Alpharma will indemnify and hold harmless the Company, each of its directors and officers and each person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages or liabilities, joint or several, to which the Company, such directors and officers or controlling persons may become subject under the Securities Act, Exchange Act, state securities or Blue Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the S-4 Registration Statement as of its effective date or in the Proxy Statement/Prospectus as of the date on which it is distributed to the Company's stockholders and as of the date of the Stockholder Meeting, (ii) any omission or alleged omission to state a material fact required to be stated in the S-4 Registration Statement or necessary to make the statements therein not misleading as of its effective date or (iii) any omission or alleged omission to state a material fact required to be stated in the Proxy Statement/Prospectus or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading as of the date on which it is distributed to the Company's stockholders and as of the date of the Stockholder Meeting if the statement or omission was made in reliance upon and in conformity with information relating to Alpharma furnished in writing to the Company by or on behalf of Alpharma specifically for use in connection with the preparation of the S-4 Registration Statement or the Proxy Statement/Prospectus.

     (c) Each party entitled to indemnification under this Section (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld); and, provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section except to the extent that the Indemnifying Party is adversely affected by such failure. The Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party shall pay such expense if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential conflicting interests between the Indemnified Party and any other party represented by such counsel in such proceeding; provided further that in no event shall the Indemnifying Party be required to pay the expenses of more than one law firm per jurisdiction as counsel for the Indemnified Party. The Indemnifying Party also shall be responsible for the expenses of such defense if the Indemnifying Party does not elect to assume such defense. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation, and no Indemnified Party shall consent to entry of any judgment or settle such claim or

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litigation without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

4.5 Stock Listing. The Company shall file a listing application with the Nasdaq National Market to list the Depositary Shares to be issued in connection with the Merger, and upon exercise or conversion of options, warrants and convertible securities of the Company which are exercised or converted after the Effective Time, on the Nasdaq National Market and shall use reasonable efforts to cause such listing application to be approved.

4.6 Fiduciary Duties. Neither the Company nor its Board of Directors shall be obligated to make either of the recommendations set forth in Section 4.1 to the extent that the making of such recommendation would be inconsistent with the fiduciary duties of the Board of Directors of the Company, as determined in good faith by the Company's Board of Directors.

                                   ARTICLE V

                          CONDITIONS TO OBLIGATIONS OF
                            ALPHARMA AND THE COMPANY

5.1 Conditions to Each Party's Obligations. The obligation of the Company to consummate the Merger and the other transactions contemplated by the Merger Agreement, and the respective obligations of Alpharma and the Company to consummate the transactions contemplated by this Agreement and the Ancillary Agreements (other than the obligation of Alpharma to make the First Loan, which is subject to the fulfillment or waiver of the conditions set forth in Section
4.1 of the Loan Agreement, and the obligation of the Company to issue the Note, which is subject to the fulfillment or waiver of the conditions set forth in
Section 5.1 of the Loan Agreement) are subject to the satisfaction of the following conditions:

     (a) Stockholder Approval. The Company's stockholders shall have approved and adopted the Merger Agreement (including the exhibits attached thereto) and transactions contemplated thereby, including the Merger.

     (b) S-4 Registration Statement. The S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued by the SEC and remain in effect.

     (c) Litigation. No action, suit or proceeding shall be pending or threatened by or before any court, regulatory body, administrative agency or any other governmental agency or body wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the Merger or any of the other transactions contemplated by the Merger Agreement, this Agreement, the Guaranty Agreement and the Ancillary Agreements or (ii) cause the Merger or any of the other transactions contemplated by the Merger Agreement, this Agreement, the Guaranty Agreement and the Ancillary Agreements to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect.

     (d) Second Amendment to May 1998 Securities Purchase Agreement Amendment. The Second Amendment shall be in full force and effect. The Second Amendment Closing Date (as defined in the Second Amendment) shall have occurred and all the other

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transactions required by the Second Amendment to have occurred at or prior to the Closing Date shall have occurred.

5.2 Conditions to Alpharma's Obligations. The obligation of Alpharma to consummate the transactions contemplated by this Agreement and the Ancillary Agreements (other than the obligation of Alpharma to make the First Loan, which is subject to the fulfillment or waiver of the conditions set forth in Section
4.1 of the Loan Agreement) is subject to the fulfillment to its reasonable satisfaction, or the waiver by Alpharma, on or prior to the Closing Date, of each of the following conditions:

     (a) Representations and Warranties Correct. The representations and warranties of the Company which are set forth in the Loan Agreement and incorporated herein pursuant to Section 3.1 hereof shall be (x) true and correct on and as of the date hereof and (y) true and correct in all material respects on and as of the Closing Date with the same force and effect as if they had been made on and as of the Closing Date, except in the case of clause (y) for (i) those representations and warranties which address matters only as of a particular date (which shall be true and correct as of such date) and (ii) circumstances in which the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

     (b) Performance. All covenants, agreements and conditions contained in this Agreement to be performed or complied with on or prior to the Closing Date by the Company shall have been performed or complied with by the Company in all material respects on or prior to the Closing Date.

     (c) No Impediments. No statute, judgment, order or decree of any court, regulatory body, administrative agency or any other governmental agency or body shall be in effect which would impose any material limitation on the ability of Alpharma to exercise full rights of ownership of the Securities.

     (d) No Defaults. The Company shall not be in default under an indenture, mortgage, agreement, instrument or commitment evidencing or under which there is at the time outstanding any Indebtedness of the Company or any Subsidiary in excess of $200,000 or which results in such Indebtedness, in an aggregate amount (with other defaulted Indebtedness) in excess of $200,000, becoming due and payable prior to its due date.

     (e) No Material Adverse Events. Except as set forth in the schedules attached to the Loan Agreement pursuant to Article III thereof, as disclosed in the 1934 Act Filings (as defined in the Loan Agreement) filed with the SEC prior to the date hereof or as set forth in Schedule 4.1(e) to the Loan Agreement, since September 30, 1998, there shall have been no Material Adverse Effect with respect to the Company (other than the continued incurrence of losses in the ordinary course of business).

     (f) Compliance Certificate. The Company shall have delivered to Alpharma a certificate of the Company's President, dated the Closing Date, certifying to the fulfillment of the conditions specified in subsections (a), (b), (d) and (e) of this Section 5.2.

     (g) Proceedings and Other Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement, the Merger Agreement and the Ancillary Agreements shall have been taken, and Alpharma shall have received such other documents and instruments in form and substance reasonably satisfactory to it and its counsel, as to such other matters incident to the transaction contemplated hereby

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as it may reasonably request. The Merger Agreement and the Ancillary Agreements shall be in full force and effect. The Merger shall have occurred and all the other transactions required by the Merger Agreement and the Ancillary Agreements to have occurred at or prior to the Effective Time shall have occurred.

     (h) Opinion of Counsel. Alpharma shall have received the opinion of Hale and Dorr LLP, counsel for the Company, dated the Closing Date, substantially with respect to the matters set forth on Exhibit A attached hereto.

     (i) Consents, Waivers, Etc. The Company shall have obtained all consents or waivers necessary to execute and deliver this Agreement, the Merger Agreement and the Ancillary Agreements, effect the Merger, issue the Securities and carry out the transactions contemplated hereby and thereby, and all such consents and waivers shall be in full force and effect.

     (j) Delivery. The Company shall have delivered to Alpharma (i) the Note (in accordance with Section 4.1(l) of the Loan Agreement) and (ii) the following:

          (A) A certified copy of the Company's certificate of incorporation and all amendments thereto, appropriately authenticated;

          (B) A copy of the Company's bylaws, as amended to date, certified as being true by a principal Officer of the Company; and

          (C) A certificate of good standing of the Company as a foreign corporation certified as of a recent date by the Secretary of State of the Commonwealth of Massachusetts, and from every jurisdiction in which the Company is qualified to do business.

     (k) Appraisal Rights. The number of shares as to which appraisal rights have been asserted by stockholders of the Company in connection with the Merger pursuant to Section 262 of the Delaware General Corporation Law shall not exceed 5% of the number of shares of Voting Capital Stock then outstanding.

     (l) Board of Directors. The Board of Directors of the Company shall have elected a nominee of Alpharma to serve as a Class I Director of the Company immediately prior to, or concurrently with, the Effective Time.

     (m) Ancillary Agreements. The Merger Agreement and each of the Ancillary Agreements shall have been executed and delivered by the Company and the other parties thereto.

     (n) Call Option Transfer. Immediately following the Effective Time of the Merger, the Company shall have transferred the Call Option to Alpharma by executing the Call Option Assignment attached hereto as Exhibit C.

5.3 Conditions to the Company's Obligations. The Company's obligations to consummate the Merger and the other transactions contemplated by this Agreement, the Merger Agreement and the Ancillary Agreements (other than the obligation of the Company to issue the Note, which is subject to the fulfillment or waiver of the conditions set forth in Section 5.1 of the Loan Agreement) are subject to the fulfillment to its reasonable satisfaction, or the waiver by the Company, on or prior to the Closing Date, of each of the following conditions:

     (a) Representations and Warranties Correct. The representations and warranties of Alpharma in Section 3.2 hereof shall be (x) true and correct on and as of the date hereof and (y) true and correct in all material respects on and as of the Closing Date with the

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same force and effect as if they had been made on and as of the Closing Date, except in the case of clause (y) for (i) those representations and warranties which address matters only as of a particular date (which shall be true and correct as of the such date) and (ii) circumstances in which the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Alpharma.

     (b) Performance. All covenants, agreements and conditions contained in this Agreement to be performed or complied with on or prior to the Closing Date by Alpharma shall have been performed or complied with in all material respects on or prior to the Closing Date.

     (c) Compliance Certificate. Alpharma shall have delivered to the Company a certificate of Alpharma's President, dated the Closing Date, certifying to the fulfillment of the conditions specified in subsections (a) and (b) of this
Section 5.3.

     (d) No Impediments. No statute, judgment, order or decree of any court, regulatory body, administrative agency or any other governmental agency or body shall be in effect which would impose any material limitation on the ability of the Company to exercise its rights under this Agreement and the Ancillary Agreements.

     (e) Opinion of Counsel. The Company shall have received the opinion of Kirkland & Ellis, counsel for Parent and Alpharma, dated the Closing Date, substantially with respect to the matters set forth on Exhibit B attached hereto.

     (f) Consents, Waivers, Etc. On or prior to the Closing Date, the Company shall have obtained all consents or waivers necessary to execute and deliver this Agreement, the Merger Agreement and the Ancillary Agreements, effect the Merger, issue the Securities and carry out the transactions contemplated hereby and thereby, and all such consents and waivers shall be in full force and effect.

     (g) Ancillary Agreements. Each of the Ancillary Agreements shall have been executed and delivered by Alpharma and the other parties thereto.

     (h) Guaranty Agreement. The Guaranty Agreement shall have been executed and delivered by Parent.

     (i) Proceedings and Other Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement, the Merger Agreement, the Guaranty Agreement and the Ancillary Agreements required to be taken by Alpharma or Parent shall have been taken, and the Company shall have received such other documents and instruments in form and substance reasonably satisfactory to it and its counsel, as to such other matters incident to the transaction contemplated hereby as it may reasonably request. The Guaranty Agreement and the Ancillary Agreements shall be in full force and effect.

     (j) First Loan. Alpharma shall have made the First Loan to the Company under the Loan Agreement and any other Loan properly requested by the Company to be made on or prior to the Closing Date.

5.4 Cooperation. The Company and Alpharma shall each take all reasonable steps and use all reasonable efforts necessary or desirable, and shall cooperate with the other party to enable it, to obtain, as promptly as practicable, all approvals, authorizations, certificates, consents and clearances required to consummate the transactions contemplated by this Agreement, the Merger Agreement and the Ancillary Agreements and satisfy the conditions set forth in this
Article V. Each of the Company and Alpharma shall cooperate with the other party to agree, prior to the Effective Time, upon a reasonable valuation of the Call Option.

                                   ARTICLE VI

                        COVENANTS OF ALPHARMA AND PARENT

6.1 Standstill Agreement. Each of the Parent and Alpharma agrees that, during the period beginning on the date hereof and ending on (a) the date this Agreement terminates (if this Agreement terminates pursuant to Section 8.8(a)(i) or (ii)) or (b) the seventh anniversary of the date this Agreement terminates (if this Agreement terminates pursuant to Section 8.8(a)(iii)) (the "Standstill Period"), unless it has obtained the prior written consent of the Company by vote of the majority of the Non-Alpharma Directors of the Company then in office, it will not, and it will cause its Affiliates to not:

     (i) acquire, directly or indirectly, by purchase or otherwise, of record or beneficially, any Voting Capital Stock (which for purposes of this Agreement shall include without limitation New Common Stock, Depositary Shares and Depositary Receipts), any securities of the Company convertible into Voting Capital Stock (which for purposes of this Agreement shall include without limitation any convertible notes of the Company issued pursuant to the Loan Agreement), or any rights, options or warrants to acquire Voting Capital Stock of the Company, if after such acquisition (and after giving effect to the conversion of any such convertible securities and the exercise of any such rights, options or warrants held by Parent, Alpharma and their respective Affiliates (including an aggregate of 5,614,035 shares of Common Stock of the Company issued or issuable upon conversion of the Note, irrespective of whether the Note or any principal thereunder is outstanding at such time)), Parent, Alpharma and their respective Affiliates would together own of record or beneficially in the aggregate more than forty percent (40%) of the aggregate voting power of all classes of Voting Capital Stock that are then outstanding or that are issuable upon conversion or exercise of convertible securities, options, warrants or rights of the Company that are then outstanding (the "Forty Percent Limit"); provided that notwithstanding the provisions of this clause (i) the foregoing restrictions shall not apply to voting securities acquired (or deemed owned as provided above) in connection with the existence or exercise of the Call Option. If the number of shares of Voting Capital Stock that are then outstanding or that are issuable upon conversion or exercise of convertible securities, options, warrants or rights of the Company that are then outstanding is reduced or if the aggregate ownership of Parent, Alpharma and their respective Affiliates in the Company is increased as a result of a recapitalization of the Company or as a result of any other action taken by the Company, Parent, Alpharma and their respective Affiliates will not be required to dispose of (and may continue to vote in accordance with Section 6.4) any of its or their holdings of Voting Capital Stock even though such action resulted in Parent's, Alpharma's and their respective Affiliates' aggregate ownership exceeding the Forty Percent Limit.

     Except as otherwise explicitly provided above, if Parent, Alpharma and their respective Affiliates shall at any time during the Standstill Period own in the aggregate in excess of the Forty Percent Limit, then:

          (X) Parent and Alpharma shall (or shall cause their respective Affiliates to) sell as promptly as practicable under the circumstances sufficient Voting Capital Stock so that after such sale Parent, Alpharma and their respective Affiliates shall not own in the aggregate more than the Forty Percent Limit, and

          (Y) notwithstanding Section 6.4 to the contrary, Parent and Alpharma shall (and shall cause their respective Affiliates to) refrain from voting on any matter as to which the holders of all classes of Voting Capital Stock shall have the right to vote with respect to any such Voting Capital Stock held by Parent, Alpharma and their respective Affiliates in excess of the Forty Percent Limit (provided, however, that the foregoing paragraph shall not be deemed to limit the Company's remedies in the event that the excess Voting Capital Stock were acquired in violation of this Section);

     (ii) "solicit" proxies with respect to voting securities of the Company under any circumstances or become a "participant" in any "election contest" relating to the election of directors of the Company, as such terms are defined in Regulation 14A under the Exchange Act;

     (iii) deposit any voting securities of the Company in a voting trust or subject them to a voting agreement or other agreement of similar effect;

     (iv) initiate, propose or otherwise solicit stockholders of the Company for the approval of one or more stockholder proposals at any time, or induce or attempt to induce any other person to initiate any stockholder proposal;

     (v) present, or propose to present, publicly or otherwise, to the Company, the Board of Directors of the Company or the stockholders of the Company any proposal or offer for a merger, tender or exchange offer or other form of business combination involving the Company, or effect, propose to effect or cause to occur any of the foregoing; or

     (vi) take any action individually or jointly with any partnership, limited partnership, syndicate, or other group or assist any other person, corporation, entity or group in taking any action it could not take individually under the terms of this Agreement.

6.2 Resignation. Alpharma shall cause any director of the Company nominated by Alpharma and appointed to the Board of Directors as contemplated by Section 5.2(l) of this Agreement and Section 6.5 of the Loan Agreement, and any successor or replacement thereof then in office who was elected to the Board of Directors upon the nomination of Alpharma (the "Alpharma Director"), to resign from the Board of Directors effective upon the Option Expiration Date.

6.3  Recusal.

     (a) Alpharma Director. Alpharma shall cause the Alpharma Director to abstain from voting on and/or recuse himself from any matter to be discussed, considered and/or acted upon at any meeting of the Board of Directors of the Company or of a committee of the Board of Directors of the Company with respect to which the Company and Alpharma have a potential conflict of interest, if counsel to the Company advises the Board of Directors of the Company or such committee of the Board of Directors of the Company that such abstention and/or recusal is appropriate given such potential conflict of interest. The Company shall have the right by vote of a majority of all directors of the Company then in office other than the Alpharma Director (the "Non-Alpharma Directors") to exclude the Alpharma Director from access to any documents or other materials provided to the other members of the Board of Directors of the Company which relate to any matter with respect to which the Company and Alpharma have a potential conflict of interest if counsel to the Company advises the Non-Alpharma Directors that such exclusion is appropriate given such potential conflict of interest.

     (b) Non-Alpharma Directors. The Company shall request that any Non-Alpharma Director abstain from voting and/or recuse himself from any matter to be discussed, considered and/or acted upon at any meeting of the Board of Directors of the Company or of a Committee of the Board of Directors of the Company with respect to which the Company and such Non-Alpharma Director (or an Affiliate of such Non-Alpharma Director) have a potential conflict of interest, if counsel to the Company advises the Board of Directors of the Company or such committee of the Board of Directors of the Company that such abstention and/or recusal is appropriate given such potential conflict of interest.

6.4  Voting of Capital Stock.  During the Standstill Period, subject to clause
(Y) of clause (i) of Section 6.1, in any election of directors and in any other vote to be taken by the stockholders of the Company as to any matter (whether taken at an annual or special meeting of stockholders or by written action), Parent and Alpharma shall, and shall cause their respective Affiliates to, vote any Depositary Shares (or shares of New Common Stock following the Option Expiration Date), or other Voting Capital Stock which Parent, Alpharma or their respective Affiliates hold, in the same manner and in the same proportion as the votes cast by the other holders of Depositary Shares (or shares of New Common Stock following the Option Expiration Date) or such other Voting Capital Stock.

                                  ARTICLE VII

                            COVENANTS OF THE COMPANY

     The Company hereby covenants and agrees as follows:

7.1 General Company Covenants. The Company shall perform and comply with the covenants of the Company set forth in Sections 6.1 through 6.8 and Sections 7.1 through 7.13 of the Loan Agreement (including the definitions set forth in Section 1.1 of the Loan Agreement to the extent applicable to such sections), which covenants are incorporated herein by reference, whether or not the Loan Agreement is in effect or any amounts are outstanding thereunder, as if such covenants (including the definitions set forth in Section 1.1 of the Loan Agreement to the extent applicable to such sections) were included herein. Any waiver by Alpharma or any holder of the Note of any of such covenants under the terms of the Loan Agreement shall not constitute a waiver of any covenant of the Company under this Agreement unless Alpharma waives such covenant in accordance with Section 8.5(a).

7.2 Call Option Transfer. Immediately following the Effective Time of the Merger, the Company shall transfer the Call Option to Alpharma by executing the Call Option Assignment attached hereto as Exhibit C.

7.3 Future Option Grants. Any options to purchase shares of Common Stock granted by the Company to officers, directors or employees of, or consultants or advisors to, the Company from and after the date hereof through the Option Expiration Date shall provide that such options may not be exercised on the Option Closing Date (as defined in the Depositary Agreement).

7.4 Further Assurances. From time to time the Company shall execute and deliver to Alpharma such other instruments, certificates, agreements and documents and take such other action and do all other things as may be reasonably requested by Alpharma in order to implement or effectuate the terms and provisions of this Agreement.

                                  ARTICLE VIII

                                 MISCELLANEOUS

8.1 Notices. All notices, requests, demands, claims, and other communications to any party hereunder or pursuant to the terms hereof shall be in writing. Any such notice, request, demand, claim, or other communication to any party hereunder shall be deemed duly delivered three Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one Business Day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

     If to Alpharma, to:

        Alpharma USPD Inc.
        7205 Windsor Blvd.
        Baltimore, MD 21244
        Attention: President

     with a copy to:

        Alpharma USPD Inc.
        7205 Windsor Blvd.
        Baltimore, MD 21244
        Attention: Chief Legal Officer

     If to Parent, to:

        Alpharma, Inc.
        One Executive Drive
        Fort Lee, New Jersey 07024
        Attention: President

     with a copy to:

        Alpharma, Inc.
        One Executive Drive
        Fort Lee, New Jersey 07024
        Attention: Chief Legal Officer

     If to the Company, to:

        Ascent Pediatrics, Inc.
        187 Ballardvale Street, Suite B125
        Wilmington, Massachusetts 01887
        Attention: Alan R. Fox

     with a copy to:

        Hale and Dorr LLP
        60 State Street
        Boston, Massachusetts 02109
        Attention: David E. Redlick, Esq.

Any party may give any such notice, request, demand, claim, or other communication using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

8.2 Duplicate Originals. The parties may sign any number of copies of this Agreement. Each signed copy shall be an original, but all of them together represent the same agreement.

8.3 Press Releases and Announcements. Neither Parent or Alpharma, on the one hand, nor the Company, on the other hand, shall issue any press release or public disclosure relating to the existence of, or the subject matter of this Agreement, the Merger Agreement or any of the Ancillary Agreements without the prior written approval of the other party; provided, however, that any party hereto may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing party shall advise the other party and provide it with a copy of the proposed disclosure prior to making the disclosure).

8.4 Governing Law. The laws of the State of Delaware, without regard to principles of conflicts of law, shall govern this Agreement.

8.5  Amendments; No Waivers.

     (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in case of an amendment, by Alpharma and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that no such amendment or waiver on behalf of the Company shall be effective without the approval of a majority of the Non-Alpharma Directors.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

8.6 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto. Notwithstanding the foregoing, Alpharma may assign, delegate or otherwise transfer all of its rights and obligations under this Agreement to a transferee that acquires all or substantially all of the business, assets or capital stock of Alpharma; provided that (a) Alpharma also assigns, delegates or otherwise transfers all of its rights and obligations under the Depositary Agreement to such transferee and (b) such transferee agrees in writing to be bound by and subject to the provisions of this Agreement and the Depositary Agreement.

8.7 Specific Performance. The Company, Parent and Alpharma acknowledge and agree that Alpharma's and the Company's respective remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of that fact, agree that, in the event of a breach or threatened breach by Alpharma, Parent or the Company of any of the provisions of this Agreement, in addition to any remedies at law or otherwise, Alpharma and the Company, respectively, without posting any bond shall be entitled to seek equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

8.8  Termination.

     (a) This Agreement shall terminate upon the earliest of (i) September 30, 1999 if the Closing has not occurred prior to or on such date, (ii) the Option Closing Date and (iii) the Option Expiration Date; provided that, notwithstanding the foregoing, (A) the terms of Sections 4.4 and 8.12 of this Agreement and the obligations thereunder shall survive the termination contemplated by this Section 8.8 in accordance with their respective terms, and
(B) the terms of Sections 6.1 and 6.4 of this Agreement and the obligations thereunder shall survive the termination contemplated by this Section 8.8 in accordance with their respective terms and shall terminate upon the expiration of the Standstill Period.

     (b) Notwithstanding the foregoing, (i) Alpharma may terminate this Agreement upon written notice to the Company if (A) the Board of Directors of the Company withdraws its recommendation of the Merger or (B) the stockholders fail to approve the Merger Agreement (including the exhibits thereto) and the transactions contemplated thereby, including the Merger, at the Stockholder Meeting, and (ii) the Company may terminate this Agreement upon written notice to Alpharma if the Board of Directors withdraws its recommendation of the Merger in accordance with its fiduciary duties as provided in Section 4.6 of this Agreement. In either of such events, the Company shall pay to Alpharma in cash a termination fee in the amount of $1,200,000, such termination fee to be payable within ten Business Days after such termination.

8.9 Entire Agreement. This Agreement (including the documents referred to herein, including the Merger Agreement, the Ancillary Agreements and the Guaranty Agreement) constitutes the entire agreement among the parties and supersedes any prior understanding, agreements or representations as between the parties, written or oral, with respect to the subject matter hereof.

8.10 Separability. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

8.11 Headings, Etc. The Headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

8.12 Confidentiality. Each of Parent and Alpharma agree that it will keep confidential and will not disclose, divulge or use for any purpose other than to monitor Alpharma's investment in the Company any confidential, proprietary or secret information which Parent or Alpharma may obtain from the Company pursuant to financial statements, reports and other materials submitted by the Company to Parent or Alpharma pursuant to this Agreement, or pursuant to visitation or inspection rights granted hereunder, unless such information is known, or until such information becomes known, to the public (other than as a result of a breach of this Section 8.12 by Parent or Alpharma); provided, however that Parent or Alpharma, as the case may be, may disclose such information if required by law, provided that Parent or Alpharma, as the case may be, provides prior written notice to the Company of such proposed disclosure and takes reasonable steps to avoid and/or minimize the extent of any such required disclosure. Each of Parent and Alpharma further acknowledge and agree that certain of the confidential, proprietary or secret information which it may obtain hereunder may be material non-public information and that neither it nor any of its Affiliates shall engage in any acquisition, disposition or other similar transaction involving the Company's securities on the basis of, or at such time as Parent or Alpharma possesses, such material non-public information.

                         [REMAINDER OF PAGE LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above set forth.

Attest:                                        ASCENT PEDIATRICS, INC.

/s/ John G. Bernardi                           By: /s/ Alan R. Fox
--------------------------------------         --------------------------------------------
          Secretary                                       Title: President
           Attest:                                        ALPHARMA USPD INC.

                                               By: /s/ Thomas L. Anderson
--------------------------------------         --------------------------------------------
          Secretary                                      Title: President
           Attest:                                        ALPHARMA, INC.

                                               By: /s/ Jeffrey E. Smith
-------------------------------------          --------------------------------------------
          Secretary                                Title: Vice President Finance and
                                                        Chief Financial Officer

                                                                       EXHIBIT A

                          OPINION OF HALE AND DORR LLP

1. Each of the Company and Merger Sub is a corporation existing and in good standing under the General Corporation Law of the State of Delaware.

2. The Company has the requisite corporate power and authority to execute, deliver and perform the Merger Agreement and the Transaction Agreements. The Merger Sub has the requisite corporate power and authority to execute, deliver and perform the Merger Agreement.

3. The Board of Directors of the Company has adopted by requisite vote the resolutions necessary to authorize the execution, delivery and performance by the Company of the Merger Agreement and the Transaction Agreements. The Board of Directors of the Merger Sub has adopted by requisite vote the resolutions necessary to authorize the execution, delivery and performance by the Merger Sub of the Merger Agreement.

4. The Company has duly executed and delivered the Merger Agreement and the Transaction Agreements. The Merger Sub has duly executed and delivered the Merger Agreement.

5. Each of the Merger Agreement and the Transaction Agreements is a valid and binding obligation of the Company and is enforceable against the Company in accordance with its respective terms. The Merger Agreement is a valid and binding obligation of the Merger Sub and is enforceable against the Merger Sub in accordance with its terms.

6. The Note has been duly authorized, executed, issued and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

7. The execution and delivery by the Company of the Merger Agreement and the Transaction Agreements and the performance of its obligations thereunder will not (a) constitute a violation of the certificate of incorporation or bylaws of the Company, (b) constitute a material violation by the Company of any statutory law or governmental regulation covered by this Opinion, or (c) breach, or result in a default under any existing obligation of the Company under any of its Other Specified Agreements. The execution and delivery by the Merger Sub of the Merger Agreement and the performance of its obligations thereunder will not (a) constitute a violation of the certificate of incorporation or bylaws of the Merger Sub or (b) constitute a material violation by the Merger Sub of any statutory law or governmental regulation covered by this Opinion. The term Other Specified Agreements means those agreements set forth on Schedule A attached hereto.

8. Except as provided on the schedule of Governmental Filings attached hereto as Schedule B, to our knowledge and based in part upon the representations of Alpharma in the Master Agreement, neither the Company nor Merger Sub was required to obtain any consent, approval, authorization or order of, or make any filings or registrations with, any United States federal court or governmental agency in order to obtain the right to enter into or perform under the Merger Agreement or, in the case of the Company, any of the Transaction Agreements, or to take any of the actions taken by it on or prior to this date to consummate the transactions contemplated thereby, except for (i) such consents, authorizations, approvals, orders, registrations or filings as have been obtained or made prior to the date hereof, or as permitted to be made or obtained on or after the date hereof pursuant to the Merger Agreement, the Transaction Agreements and the exhibits and schedules thereto, respectively; and (ii) such consents, authorizations, approvals, orders, registrations or filings as could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

9. Neither the Company nor Merger Sub is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                                                                       EXHIBIT B

                        FORM OF KIRKLAND & ELLIS OPINION

1. Alpharma is a corporation existing and in good standing under the laws of the State of Maryland. Parent is a corporation existing and in good standing under the General Corporation Law of the State of Delaware.

2. Alpharma has the corporate power to enter into and perform its obligations under the Transaction Agreements to which it is a party. Parent has the corporate power to enter into and perform its obligations under the Transaction Agreements to which it is a party.

3. The Board of Directors of Alpharma has adopted by requisite vote the resolutions necessary to authorize the execution, delivery and performance by Alpharma of the Transaction Agreements to which it is a party. The Board of Directors of Parent has adopted by requisite vote the resolutions necessary to authorize the execution, delivery and performance by Parent of the Transaction Agreements to which it is a party.

4. Alpharma has duly executed and delivered the Transaction Agreements to which it is a party. Parent has duly executed and delivered the Transaction Agreements to which it is a party.

5. Each of the Transaction Agreements to which Alpharma or Parent is a party is a valid and binding obligation of Alpharma or Parent, respectively, and is enforceable against Alpharma or Parent, as applicable, in accordance with its respective terms.

6. The execution and delivery by each of Alpharma and Parent of the Transaction Agreements to which it is a party and performance of its obligations thereunder will not (a) constitute a violation of the certificate of incorporation or bylaws of Alpharma or Parent, respectively, (b) constitute a material violation by Alpharma or Parent, respectively, of any applicable provision of statutory law or governmental regulation covered by this Opinion or (c) breach, or result in a default under any existing obligation of Alpharma or Parent, respectively, under any of its Other Specified Agreements. Our opinion in this paragraph does not address any impact the actions of Alpharma or Parent may have under any financial covenants or tests, any consequences a default by Alpharma or Parent under any of the Transaction Agreements may have under any of the Other Specified Agreements or any cross default provisions in the Other Specified Agreements. The term Other Specified Agreements means those agreements set forth on Schedule I attached hereto.

7. To our actual knowledge and based in part upon your representations in the Master Agreement, neither Alpharma nor Parent was required to obtain any consent, approval, authorization or order of, or make any filings or registrations with, any United States federal court or governmental agency in order to obtain the right to enter into or perform under any of the Transaction Agreements, or to take any of the actions taken by it on or prior to this date to consummate the transactions contemplated thereby, except for (i) such consents, authorizations, approvals, orders, registrations or filings as have been obtained or made prior to the date hereof, or as permitted to be made or obtained on or after the date hereof pursuant to the Transaction Agreements and the exhibits and schedules thereto, respectively; and (ii) such consents, authorizations, approvals, orders, registrations or filings as could not individually or in the aggregate be expected to have a Material Adverse Effect.

                                                                       EXHIBIT C

                             CALL OPTION ASSIGNMENT

                                                                          , 1999

     Reference is hereby made to the Depositary Agreement (the "Depositary Agreement") dated as of February 16, 1999 by and among Ascent Pediatrics, Inc., a Delaware corporation, Alpharma USPD Inc., a Maryland corporation, and State Street Bank and Trust Company and to the Master Agreement (the "Master Agreement") dated as of February 16, 1999 by and between the Company and Alpharma.

     In accordance with Sections 5.2(n) and 7.2 of the Master Agreement and
Section 10.09 of the Depositary Agreement, the Company hereby:

          (i) assigns, transfers and otherwise delegates such of its rights and obligations under the Call Option (as defined in the Depositary Agreement) so that following such assignment, transfer and delegation, Alpharma shall have the rights and obligations under the Call Option specified in the Depositary Agreement;

          (ii) agrees to undertake such other obligations and actions with respect to Alpharma as are specified in the Depositary Agreement; and

          (iii) relinquishes any and all rights to exercise the Call Option.

     Executed as of the date set forth above.

                                              ASCENT PEDIATRICS, INC.

                                              By:
                                              ----------------------------------

                                              Its:
                                                --------------------------------

Accepted:

ALPHARMA USPD INC.

By:
----------------------------------------

Its:
    --------------------------------------------

                                                                       EXHIBIT B

                              DEPOSITARY AGREEMENT

                         DATED AS OF FEBRUARY 16, 1999

                                     AMONG

                              ALPHARMA USPD INC.,

                            ASCENT PEDIATRICS, INC.

                                      AND

                      STATE STREET BANK AND TRUST COMPANY
                                 AS DEPOSITARY

                               TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----
ARTICLE  I -- DEFINITIONS............................................  A-41
ARTICLE  II -- DEPOSIT OF NEW COMMON STOCK...........................  A-48
         SECTION 2.01   Deposit of New Common Stock; Depositary
                        Receipts.....................................  A-48
ARTICLE  III -- COMPANY CALL OPTION..................................  A-49
         SECTION 3.01   Company Call Option..........................  A-49
         SECTION 3.02   Effectiveness................................  A-50
ARTICLE  IV -- ALPHARMA CALL OPTION..................................  A-50
         SECTION 4.01   Alpharma Call Option.........................  A-50
         SECTION 4.02   Option Closing Date..........................  A-51
         SECTION 4.03   Covenants of the Company and Alpharma........  A-52
         SECTION 4.04   Effectiveness................................  A-53
ARTICLE  V -- THE CALL OPTION CLOSING................................  A-53
         SECTION 5.01   Closing Shares...............................  A-53
         SECTION 5.02   Notice of Option Exercise; Delivery of Option
                        Exercise Price...............................  A-54
         SECTION 5.03   Company Options, Etc. .......................  A-56
ARTICLE  VI -- FORM OF DEPOSITARY RECEIPTS, DEPOSIT OF STOCK,
              EXECUTION AND DELIVERY, TRANSFER, SURRENDER AND
              REDEMPTION OF DEPOSITARY RECEIPTS......................  A-57
         SECTION 6.01   Form and Transferability of Depositary
                        Receipts.....................................  A-57
         SECTION 6.02   Execution and Delivery of Depositary
                        Receipts.....................................  A-58
         SECTION 6.03   Transfer of Depositary Receipts..............  A-58
         SECTION 6.04   Combinations and Split-ups of Depositary
                        Receipts.....................................  A-58
         SECTION 6.05   Limitations on Execution and Delivery,
                        Transfer, Split-up, Combination, Surrender
                        and Exchange of Depositary Receipts..........  A-58
         SECTION 6.06   Lost Depositary Receipts, etc. ..............  A-59
         SECTION 6.07   Cancellation and Destruction of Surrendered
                        Depositary Receipts..........................  A-59
         SECTION 6.08   Representations and Warranties as to Stock...  A-59
ARTICLE  VII -- THE DEPOSITED SECURITIES, NOTICES....................  A-59
         SECTION 7.01   Cash Distributions...........................  A-59
         SECTION 7.02   Distributions Other Than Cash................  A-60
         SECTION 7.03   Fixing of Record Date for Holders of
                        Depositary Receipts..........................  A-60
         SECTION 7.04   Voting Rights................................  A-60
         SECTION 7.05   Changes Affecting Deposited Securities and
                        Reclassifications, Recapitalizations, etc....  A-60

                                                                       PAGE
                                                                       ----
         SECTION 7.06   Reports......................................  A-61
         SECTION 7.07   Lists of Depositary Receipt Holders..........  A-61
ARTICLE  VIII -- THE DEPOSITARY, ALPHARMA AND THE COMPANY............  A-61
         SECTION 8.01   Maintenance of Offices, Agencies, Transfer
                        Books by the Depositary Registrar............  A-61
         SECTION 8.02   Prevention or Delay in Performance by the
                        Depositary, the Depositary's Agents or the
                        Company......................................  A-62
         SECTION 8.03   Obligations of the Depositary, the
                        Depositary's Agents and the Company..........  A-62
         SECTION 8.04   Resignation and Removal of the Depositary,
                        Appointment of Successor Depositary..........  A-64
         SECTION 8.05   Corporate Notices and Reports................  A-64
         SECTION 8.06   Deposit of New Common Stock by the Company...  A-65
         SECTION 8.07   Indemnification..............................  A-65
         SECTION 8.08   Charges and Expenses.........................  A-65
         SECTION 8.09   Consequential Damages........................  A-65
ARTICLE  IX -- AMENDMENT AND TERMINATION.............................  A-65
         SECTION 9.01   Amendment....................................  A-65
         SECTION 9.02   Termination..................................  A-66
ARTICLE  X -- MISCELLANEOUS..........................................  A-66
         SECTION 10.01  Counterparts.................................  A-66
         SECTION 10.02  Exclusive Benefits of Parties................  A-67
         SECTION 10.03  Invalidity of Provisions.....................  A-67
         SECTION 10.04  Notices......................................  A-67
         SECTION 10.05  Depositary's Agents..........................  A-68
         SECTION 10.06  Holders of Depositary Receipts are Parties...  A-68
         SECTION 10.07  Governing Law................................  A-68
         SECTION 10.08  Headings.....................................  A-68
         SECTION 10.09  Successors and Assigns.......................  A-68

     DEPOSITARY AGREEMENT, dated as of February 16, 1999, among ALPHARMA USPD INC., a Maryland corporation ("Alpharma"), ASCENT PEDIATRICS, INC., a Delaware corporation (the "Company"), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company, as depositary (the "Depositary").

                              W I T N E S S E T H:

     WHEREAS, Alpharma and the Company have entered into a Loan Agreement dated as of February 16, 1999 (the "Loan Agreement") pursuant to which Alpharma has agreed to loan to the Company an aggregate of up to $40 million from time to time upon the terms and conditions set forth therein;

     WHEREAS, the Company and Bird Merger Corporation, a Delaware corporation and wholly-owned subsidiary of the Company ("Transitory Subsidiary"), have entered into an Agreement and Plan of Merger dated as of February 16, 1999 (the "Merger Agreement"), pursuant to which, among other things:

          (i) Transitory Subsidiary shall be merged (the "Merger") with and into the Company on the date hereof;

          (ii) each share of common stock, $.00004 par value per share, of the Company issued and outstanding immediately prior to the Effective Time (as defined below) (the "Old Common Stock") (other than shares of Old Common Stock held in the Company's treasury and shares of Old Common Stock as to which appraisal rights have been perfected by the holders thereof, (if such rights are available under Section 262 of the Delaware General Corporation
     Law)) shall be converted in the Merger into and represent the right to receive one depositary share (a "Depositary Share") issued hereunder, each Depositary Share evidencing one share of common stock, $.00004 par value per share, of the Company (the "New Common Stock"), represented by a depositary receipt (a "Depositary Receipt") and subject to the right and option of the Company, upon the terms and conditions set forth in Article III hereof, to purchase all outstanding shares of New Common Stock of the Company deposited with the Depositary hereunder; and

          (iii) each share of common stock, $.01 par value per share, of Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted in the Merger into and thereafter evidence the right to receive $.01 per share;

     WHEREAS, it is desired to provide as hereinafter set forth in this Depositary Agreement for the terms and conditions pursuant to which the Company may exercise the Call Option (as defined below);

     WHEREAS, as a condition to, and as additional consideration for, Alpharma agreeing to make Loans (as defined below), Alpharma, the Company and Alpharma, Inc., a Delaware corporation, have entered into a Master Agreement dated as of February 16, 1999 (the "Master Agreement"), pursuant to which the Company has agreed to assign to Alpharma the Call Option;

     WHEREAS, it is desired to provide as hereinafter set forth in this Depositary Agreement for the terms and conditions pursuant to which Alpharma may exercise the Call Option following the assignment by the Company to Alpharma of the Call Option;

     WHEREAS, it is desired to provide, as hereinafter set forth in this Depositary Agreement, for the deposit on behalf of the holders of Old Common Stock of the Depositary Shares with the Depositary for the purposes set forth in this Depositary Agreement and for the issuance hereunder of Depositary Receipts evidencing Depositary Shares or the proceeds received therefor upon exercise of the Call Option described herein; and

     WHEREAS, the Depositary Receipts are to be substantially in the form of Exhibit A attached hereto, with appropriate insertions, modifications and omissions, as hereinafter provided in this Depositary Agreement;

     NOW, THEREFORE, in consideration of the premises, it is agreed by and among the parties hereto as follows:

                                   ARTICLE I

                                  DEFINITIONS

     The following definitions shall for all purposes, unless otherwise clearly indicated, apply to the respective terms used in this Depositary Agreement and the Depositary Receipts:

     "2001 Audited Financial Statements" shall mean the audited balance sheet of the Company as of December 31, 2001, and the related audited statements of operations, changes in stockholders' equity and cash flows of the Company for the fiscal year ended December 31, 2001, together with the notes thereto. These financial statements shall be prepared in accordance with GAAP (as defined below), shall be prepared on a consolidated basis (if the Company has any subsidiaries) and shall be accompanied by a report on such statements by an Approved Accounting Firm (as defined below) confirming that such statements were prepared in all material respects in conformity with GAAP.

     "90-Day Extension Date" shall have the meaning ascribed to it in Section 4.02(a) of this Depositary Agreement.

     "180-Day Extension Date" shall have the meaning ascribed to it in Section 4.02(a) of this Depositary Agreement.

     "Adjusted 2001 Operating Income" shall mean the sum of:

          (i) the Company's net income for the fiscal year ended December 31, 2001 as reflected in the 2001 Audited Financial Statements,

          (ii) the Excluded Interest Expense (as defined below),

          (iii) the provision for income taxes for the fiscal year ended December 31, 2001 as reflected in the 2001 Audited Financial Statements, and

          (iv) the amount by which the Company's research and development expenses for the fiscal year ended December 31, 2001 as reflected in the 2001 Audited Financial Statements exceeds $1.5 million, as adjusted to (A) exclude Extraordinary Items (as defined below), (B) reflect GAAP Adjustments (as defined below), (C) exclude the amount, if any, by which the Company's research and development expenses for the fiscal year ended December 31, 2001 as reflected in the 2001 Audited Financial Statements is less than $1.5 million and (D) exclude any interest income earned in the fiscal year ended December 31, 2001 on any Permitted Investment of the principal amount of any Loan (as defined below).

     "Affiliate" shall have the meaning ascribed to it in Rule 405 promulgated under the 1933 Act.

     "Alpharma" shall have the meaning ascribed to it in the Introductory Paragraph to this Depositary Agreement.

     "Antitrust Approval Condition" shall have the meaning ascribed to it in
Section 4.02(a) of this Depositary Agreement.

     "Approved Accounting Firm" shall mean one of the public accounting firms currently known as the "Big Five"; provided, that following the Call Option Transfer, such term shall also include any other public accounting firm reasonably acceptable to Alpharma.

     "Business Day" shall mean any day which is neither a Saturday nor a Sunday nor a legal holiday on which banks are authorized or required to be closed in Boston, Massachusetts or in any other city in which the Depositary's Office is located.

     "Call Option" shall mean the right and option to purchase all but not less than all of the outstanding shares of New Common Stock deposited with the Depositary hereunder upon the terms and conditions set forth in this Depositary Agreement.

     "Call Option Exercise Notice" shall mean the written notice delivered to the Depositary by the holder of the Call Option pursuant to Section 3.01(a) or
Section 4.01(a) (as applicable) indicating that the holder has elected to exercise the Call Option.

     "Call Option Rejection Notice" shall mean the written notice delivered to the Depositary by the holder of the Call Option pursuant to Section 3.01(c) or
Section 4.01(d) (as applicable) indicating that the holder has elected not to exercise the Call Option.

     "Call Option Transfer" shall mean the transfer of the Call Option by the Company to Alpharma in accordance with Sections 5.2(n) and 7.2 of the Master Agreement and in accordance with Section 10.09 of this Depositary Agreement.

     "Call Period" shall (i) prior to a Call Option Transfer, have the meaning ascribed to it in Section 3.01(a) of this Depositary Agreement and (ii) from and after a Call Option Transfer, have the meaning ascribed to it in Section 4.01(a) of this Depositary Agreement.

     "Certificate of Incorporation" shall mean the Amended and Restated Certificate of Incorporation of the Company, as amended from time to time after the date hereof.

     "Company" shall have the meaning ascribed to it in the Introductory Paragraph of this Depositary Agreement.

     "Conflict of Law Condition" shall have the meaning ascribed to it in
Section 4.02(a) of this Depositary Agreement.

     "Depositary" shall have the meaning ascribed to it in the Introductory Paragraph of this Depositary Agreement and, as the context requires, any successor appointed pursuant to the terms of this Depositary Agreement.

     "Depositary's Agent" or "Depositary's Agents" shall mean an agent or agents, as the case may be, appointed by the Depositary as provided, and for the purposes specified, in Section 10.05 of this Depositary Agreement.

     "Depositary Bank Account" shall have the meaning ascribed to it in Section 5.01(a) of this Depositary Agreement.

     "Depositary's Office" shall mean the shareholder services office of the Depositary at which at any particular time its shareholder services business shall be administered, which at the date of this Depositary Agreement is located at 150 Royall Street, Canton, Massachusetts 02021.

     "Depositary Receipt" shall mean one or more of the depositary receipts issued hereunder, substantially in the form of Exhibit A attached hereto.

     "Depositary Share" shall have the meaning ascribed to it in the Preamble to this Depositary Agreement.

     "Depositary Share Consideration" shall mean (a) following the Option Closing, the right to receive the Option Exercise Price, without interest, or
(b) following the Option Expiration Date, the right to receive one share of New Common Stock (subject to adjustment for any stock dividend, stock split, reverse stock split or similar event affecting the New Common Stock after the date hereof), together with all declared but unpaid dividends thereon.

     "Determination Date Notice" shall have the meaning ascribed to it in
Section 5.03 of this Depositary Agreement.

     "Dispute Notice" shall have the meaning set forth in Section 4.01(b)(i) of this Depositary Agreement.

     "Dissenting Shares" shall have the meaning ascribed to it in the Merger Agreement.

     "Effective Time" shall have the meaning ascribed to it in Article I of the Merger Agreement.

     "Excluded Interest Expense" shall mean the sum of the Company's interest expense (including without limitation the full effect of both cash and non-cash accrued and accreted interest) for the fiscal year ended December 31, 2001 as reflected in the 2001 Audited Financial Statements, in respect of or associated with:

          (i) the First Loan and any Unrestricted Loans (each as defined in the Loan Agreement),

          (ii) an amount of Project Loans equal to the lesser of (a) $8.0 million and (b) the amount by which the sum of the Company's research and development expenses for the three fiscal years ending December 31, 2001, as reflected in the Company's audited financial statements, exceeds $4.5 million

          (iii) any convertible subordinated notes of the Company issued or issuable pursuant to the Series G Agreement,

          (iv) any other loans to the Company that are convertible into equity or other convertible securities of the Company, and

          (v) any loans to the Company or debt securities of the Company originally issued as a unit or together with warrants, or such warrants;

other than, in the case of items (iii), (iv) and (v), such loans or securities which will not have been converted into Depositary Shares as of the Option Closing Date and which are not required by their terms to be converted into Depositary Shares on or prior to the Option Closing Date.

     "Exercising Party" shall have the meaning ascribed to it in Section 5.01(a) of this Depositary Agreement.

     "Extraordinary Items" shall mean any events or transactions that are distinguished by their unusual nature and by the infrequency of their occurrence (as defined by Accounting Principle Board No. 30) as reflected in the 2001 Audited Financial Statements.

     "Final Closing Shares" shall have the meaning ascribed to it in Section 5.01(b) of this Depositary Agreement.

     "Final Extension Date" shall mean the latest date on which the Option Closing may be held pursuant to Section 4.02 of this Depositary Agreement.

     "Follow-up Depositary Notice" shall have the meaning ascribed to it in
Section 5.01(b) of this Depositary Agreement.

     "GAAP" shall mean U.S. generally accepted accounting principles as in effect from time to time.

     "GAAP Adjustments" shall mean all adjustments to the 2001 Audited Financial Statements required in connection with the calculation of the Adjusted 2001 Operating Income in order (i) to reflect GAAP and the other accounting methods, treatments, principles and procedures in a manner consistent with the preparation of the Company's audited financial statements for the fiscal year ended December 31, 1998 and (ii) to account for any of the following actions to the extent that such actions are not consistent with the Company's ordinary course of business and past practice and have the effect of increasing Adjusted 2001 Operating Income:

          (a) deferring the fulfillment of orders placed in the calendar year 2000 until the calendar year 2001;

          (b) announcing any price increase, effective January, 2002, which price increase results in an unusually large number of orders being received and shipped in December 2001;

          (c) announcing and implementing any unusual promotion during the fiscal year ending December 31, 2001, including, for example, changes in payment terms and significant discounts;

          (d) selling intangible or other operating assets during the fiscal year ending December 31, 2001 (except to the extent that such sale constitutes an Extraordinary Item);

          (e) deferring the incurrence of necessary expenses for staff, regulatory compliance, quality control or maintenance and repairs with the effect that operations after December 31, 2001 are burdened with disproportionately higher expenses;

          (f) prepaying and recognizing expenses in the fiscal year ending December 31, 2000 that would otherwise have been recognized in the fiscal year ending December 31, 2001;

          (g) classifying selling, general and administrative expenses as research and development expenses (except to the extent consistent with the accounting methods, treatments, principles and procedures used in the preparation of the Company's audited financial statements for prior fiscal years);

          (h) implementing unusual employee, customer or vendor incentive programs that are inconsistent with industry practice and that have the effect of increasing the Company's net income for the fiscal year ending December 31, 2001 at the expense of the Company's net income for the fiscal year ending December 31, 2002; and

          (i) unreasonably allocating license fees, royalties or other consideration to, or otherwise entering into agreements containing front-loaded payment terms providing for payment in, the fiscal year ending December 31, 2001, which fees, royalties, other consideration or payments would otherwise be payable to the Company in another fiscal year;

provided however, that no adjustment to the 2001 Audited Financial Statements shall be made hereunder with respect to such adjustments as shall have been waived by Alpharma in writing.

     "HSR Act" shall have the meaning ascribed to it in Section 4.03(c) of this Depositary Agreement.

     "Initial Depositary Notice" shall have the meaning ascribed to it in
Section 5.01(a) of this Depositary Agreement.

     "Letter of Transmittal" shall have the meaning ascribed to it in Section 4.03(c) of this Depositary Agreement.

     "Loan" shall have the meaning ascribed to it in the Loan Agreement.

     "Loan Agreement" shall have the meaning ascribed to it in the Preamble to this Depositary Agreement.

     "Master Agreement" shall have the meaning ascribed to it in the Preamble to this Depositary Agreement.

     "Material Adverse Effect" shall have the meaning ascribed to it in the Master Agreement.

     "Merger" shall have the meaning ascribed to it in the Preamble to this Depositary Agreement.

     "Merger Agreement" shall have the meaning ascribed to it in the Preamble to this Depositary Agreement.

     "Nasdaq" shall mean the Nasdaq National Market.

     "New Common Stock" shall mean the New Common Stock as defined in the Preamble to this Depositary Agreement or any security into which the New Common Stock may be converted.

     "Neutral Accountants" shall have the meaning ascribed to it in Section 4.01(a)(ii)(B) of this Depositary Agreement.

     "Non-Alpharma Directors" shall have the meaning ascribed to it in Section
6.3 of the Master Agreement.

     "Old Common Stock" shall have the meaning ascribed to it in the Preamble to this Depositary Agreement.

     "Option Closing" shall mean the closing of the exercise of the Call Option.

     "Option Closing Date" shall mean the date specified pursuant to Section 3.01(b) or Section 4.02(a) (as applicable) for the Option Closing.

     "Option Determination Date" shall mean the first to occur of the Option Closing Date and the Option Expiration Date.

     "Option Exercise Deliverables" shall mean the 2001 Audited Financial Statements and the Option Exercise Price Statement.

     "Option Exercise Price" shall mean, for each share of New Common Stock, the price determined by dividing:

          (A) the greater of:

             (i) $140,000,000 and

             (ii) the sum of (a) the product of (x) 12.2 and (y) the Adjusted 2001 Operating Income, and (b) the aggregate exercise price of all options and warrants of the Company issued by the Company after December 31, 1998 and either (I) exercised prior to the Option Closing Date (to the extent that the Company has cash and cash equivalents on the date immediately preceding the Option Closing Date in an amount equal to or greater than the aggregate exercise price of such options and warrants) or (II) outstanding as of the date immediately preceding the Option Closing Date, by

          (B) the sum of (i) the number of shares of New Common Stock outstanding as of the date immediately preceding the Option Closing Date, and (ii) the number of shares of New Common Stock issuable upon the exercise or conversion of any options, warrants, rights or convertible securities of the Company outstanding as of the date immediately preceding the Option Closing Date (excluding the shares of New Common Stock issuable upon conversion of the convertible securities issued to Alpharma pursuant to the Loan Agreement);

provided that, notwithstanding the foregoing, in the event that the Option Exercise Price calculated in the manner set forth above (the "Original Option Exercise Price") shall equal a price per share of New Common Stock that is less than $11.76 per share (subject to appropriate adjustment in the event of any stock split, stock dividend, reverse stock split or other similar recapitalization affecting the New Common Stock) and warrants to purchase at least 75,000 Depositary Shares (subject to appropriate adjustment in the event of any stock split, stock dividend, reverse stock split or other similar recapitalization affecting the New Common Stock) issued pursuant to the Triumph Agreement (the "Triumph Warrants") remain outstanding as of the Option Closing Date, the Option Exercise Price shall mean:

          (X) with respect to each Depositary Share that is issuable upon exercise of the Triumph Warrants which are outstanding as of the Option Closing Date ("Triumph Warrant Shares"), $11.76 (subject to appropriate adjustment in the event of a stock split, stock dividend, reverse stock split or other similar recapitalization affecting the New Common Stock);

          (Y) with respect to each Depositary Share (the "Series G Shares") issued or issuable upon conversion of the Series G Preferred or any convertible notes issuable upon exchange of the Series G Preferred outstanding as of the Option Closing Date or issued or issuable upon exercise of the warrants issued pursuant to the Series G Agreement (to the extent any such shares continue to be held as of the Option Closing Date by one of the purchasers set forth on Schedule 1 to the Series G Agreement or an Affiliate of any of such purchasers), the Original Option Exercise Price; and

          (Z) with respect to any Depositary Shares outstanding as of the Option Closing Date or issuable as of the Option Closing Date upon conversion of securities of the

     Company convertible into Depositary Shares of the Company or upon exercise of rights, options or warrants to acquire Depositary Shares (other than Triumph Warrant Shares and the Series G Shares) (all of such Depositary Shares being referred to as the "Stockholder Shares"), the difference between (i) the Original Option Exercise Price and (ii) the price determined by dividing (a) the product of (I) the Triumph Warrant Shares and (II) the difference between $11.76 (subject to appropriate adjustment in the event of a stock split, stock dividend, reverse stock split or other similar recapitalization affecting the New Common Stock) and the Original Option Exercise Price, by (b) the number of Stockholder Shares.

     "Option Exercise Price Statement" shall mean a statement from the Company
(a) stating the Option Exercise Price as calculated by the Company and setting forth in reasonable detail the manner in which such calculation was made (which stated Option Exercise Price shall be calculated based upon the Company's reasonable assumptions as to what the Option Exercise Price will be as of the date immediately preceding the Option Closing Date), (b) stating the Adjusted 2001 Operating Income as calculated by the Company and setting forth the manner in which such amount was calculated and (c) setting forth the GAAP Adjustments used in the calculation of Adjusted 2001 Operating Income as calculated by the Company.

     "Option Expiration Date" shall mean December 31, 2002; provided, that from and after a Call Option Transfer, the Option Expiration Date shall be the first to occur of (i) the date on which the Call Option terminates in accordance with
Section 4.01(a) of this Depositary Agreement, (ii) the date on which the Call Option terminates in accordance with Section 4.02(c) of this Depositary Agreement and (iii) the Final Extension Date, if Alpharma exercises the Call Option but the Option Closing has not occurred on or before the Final Extension Date; provided further that, notwithstanding the foregoing, in the event of a Call Option Transfer, the Option Expiration Date shall occur immediately at 5:00 p.m. (Boston, Massachusetts time) (the "Final Refusal Time") on the third Business Day following the day on which the Company provides written notice to Alpharma that Alpharma has refused or otherwise failed to make a Loan requested by the Company pursuant to Section 2.3 of the Loan Agreement if prior to the Final Refusal Time Alpharma has still not funded such Loan, unless Alpharma's failure to fund such Loan is due to the Company's failure to satisfy the condition set forth in Section 4.2(f) or Section 4.3(d) of the Loan Agreement.

     "Original Option Exercise Price" shall have the meaning ascribed to it in the definition of "Option Exercise Price.

     "Permitted Investment" shall have the meaning ascribed to it in the Loan Agreement.

     "Person" means any corporation, association, company, business trust, partnership, joint venture, joint-stock company, limited liability company, trust, unincorporated organization or association or government or any agency or political subdivision thereof.

     "Preliminary Closing Shares" shall have the meaning ascribed to it in
Section 5.01(a) of this Depositary Agreement.

     "Record Date" shall mean the date fixed pursuant to Section 7.03 of this Depositary Agreement.

     "Record Holder" with respect to a Depositary Receipt shall mean the person in whose name a Depositary Receipt is registered on the books of the Depositary maintained for such purpose as of a specified Record Date.

     "Registrar" shall mean any bank or trust company which shall be appointed to register Depositary Receipts as herein provided.

     "Registration Statement" shall mean the Registration Statement on Form S-4 of the Company relating to the offering of the New Common Stock and the Depositary Shares in connection with the Merger.

     "Required Antitrust Approvals" shall have the meaning ascribed to it in
Section 4.03(c) of this Depositary Agreement.

     "Series G Agreement" shall mean the Series G Securities Purchase Agreement dated May 13, 1998 between the Company and the Purchasers (as defined therein), as amended.

     "Series G Preferred" shall mean the shares of Series G Convertible Exchangeable Preferred Stock of the Company, par value $.01 per share, issued pursuant to the Series G Agreement.

     "Series G Shares" shall have the meaning ascribed to it in the definition of Option Exercise Price.

     "Stockholder Shares" shall have the meaning ascribed to it in the definition of Option Exercise Price.

     "Transitory Subsidiary" shall have the meaning ascribed to it in the Preamble to this Depositary Agreement.

     "Triumph Agreement" shall mean the Securities Purchase Agreement dated as of January 31, 1997 among the Company, Triumph-Connecticut Limited Partnership and the other Purchasers named therein, as amended.

     "Triumph Warrants" shall have the meaning ascribed to it in the definition of Option Exercise Price.

     "Triumph Warrant Shares" shall have the meaning ascribed to it in the definition of Option Exercise Price.

     "1933 Act" shall mean the Securities Act of 1933 and the rules and regulations promulgated thereunder, as amended from time to time.

     References to any party hereto shall include such party's respective successors and assigns.

                                   ARTICLE II

                          DEPOSIT OF NEW COMMON STOCK

     SECTION 2.01  Deposit of New Common Stock; Depositary Receipts.

     (a) At or prior to the Effective Time, the Company shall deposit with the Depositary a number of shares of New Common Stock equal to the number of shares of Old Common Stock outstanding immediately prior to the Effective Time (excluding any Dissenting Shares and shares held in the Company's treasury). The Company shall make such deposit by delivery of (i) a certificate or certificates for the New Common Stock to be deposited, registered in the name of the Depositary, (ii) all such certifications as may be required by the Depositary in accordance with the provisions of this Depositary Agreement and (iii) a written order directing the Depositary, in its capacity as Depositary hereunder, to execute and deliver to or upon the written order of the person or persons stated in such order a Depositary Receipt or Depositary Receipts representing the number of Depositary Shares set forth in such order.

     (b) All shares of New Common Stock to be issued by the Company from and after the date hereof through the Option Determination Date (other than the Note Conversion Shares (as defined in the Loan Agreement)) shall be deposited hereunder by the Company in the manner prescribed by paragraph (a) above. In the case of any conversion or exercise of any convertible security, warrant or option (other than the Note (as defined in the Loan Agreement)) from and after the date hereof and through the Option Determination Date, the Company shall deposit with the Depositary in the manner prescribed in paragraph (a) above a number of shares of New Common Stock corresponding to the number of Depositary Shares issuable upon conversion or exercise of such convertible security, warrant or option; provided that, following the Option Determination Date, the Company's obligation to deposit shares of New Common Stock hereunder shall be governed by and subject to Sections 5.02 and 5.03.

     (c) Promptly following any deposit by the Company of shares of New Common Stock with the Depositary pursuant to this Section 2.01, the Depositary shall issue Depositary Receipts in the manner directed by the Company, such Depositary Receipts representing a number of Depositary Shares corresponding to the number of shares of New Common Stock so deposited by the Company with the Depositary.

     (d) Each Depositary Share shall, as provided herein, represent an interest in one share of New Common Stock. Subject to the terms of this Depositary Agreement, until the Option Determination Date, each share of New Common Stock represented by a Depositary Share shall be held in custody by the Depositary and each owner of a Depositary Share shall be entitled, proportionately, to all the rights of the New Common Stock represented thereby, including the dividend, voting and liquidation rights set forth in the Certificate of Incorporation. Following the Option Determination Date, each owner of a Depositary Share shall be entitled to receive the Depositary Share Consideration in respect of such Depositary Share.

                                  ARTICLE III

                              COMPANY CALL OPTION

     SECTION 3.01  Company Call Option.

     (a) Prior to a Call Option Transfer, the Company shall have the right, at its sole option, to purchase all but not less than all of the outstanding shares of New Common Stock deposited with the Depositary hereunder as of the Option Closing Date at a price per share of New Common Stock equal to the Option Exercise Price and on such other terms and conditions as are specified in this Depositary Agreement. The Company may elect to exercise the Call Option by delivery of the Call Option Exercise Notice to the Depositary at any time during the period (the "Call Period") commencing February 1, 2002 and continuing until December 31, 2002.

     (b) The Call Option Exercise Notice shall specify a date for the Option Closing (the "Option Closing Date"), which shall be a date not earlier than ten Business Days after the date of the Call Option Exercise Notice nor later than January 15, 2003; provided, that the Company, in its sole discretion, at any time may postpone the Option Closing to a date no later than January 15, 2003. The Option Closing shall take place at 10:00 a.m. (Boston time) on the Option Closing Date at the offices of the Company's legal counsel in Boston, Massachusetts.

     (c) If, in lieu of the Call Option Exercise Notice, the Company delivers to the Depositary the Call Option Rejection Notice or if the Call Period expires without the Call Option Exercise Notice being provided to the Depositary, then, effective as of the date of the Call Option Rejection Notice or as of the expiration of the Call Period, as the case may be, the Call Option shall terminate and become null and void and of no further force or effect.

     SECTION 3.02 Effectiveness. This Article III, including without limitation the Company's right to exercise the Call Option, shall be of no force or effect from and after a Call Option Transfer.

                                   ARTICLE IV

                              ALPHARMA CALL OPTION

     SECTION 4.01  Alpharma Call Option.

     (a) The Company shall deliver the Option Exercise Deliverables to Alpharma on or before March 30, 2002. Alpharma shall have the right, at its sole option, to purchase all but not less than all of the outstanding shares of New Common Stock deposited with the Depositary hereunder as of the Option Closing Date at a price per share of New Common Stock equal to the Option Exercise Price and on such other terms and conditions as are specified in this Depositary Agreement. Alpharma may elect to exercise the Call Option by providing the Call Option Exercise Notice to the Company and the Depositary at any time during the period (the "Call Period") commencing upon the date the Company delivers to Alpharma the Option Exercise Deliverables and continuing until the later of (A) the date 20 days after the date of such delivery and (B) if Alpharma in good faith disputes the Option Exercise Price pursuant to clause (b) of this Section 4.01, the date 10 days after the Option Exercise Price is determined pursuant to clause (b) of this Section 4.01.

     (b) (i) Following delivery of the Option Exercise Deliverables, if Alpharma in good faith disputes the Option Exercise Price as shown on the Option Exercise Price Statement prepared by the Company, Alpharma shall deliver to the Company within 20 days after receiving the Option Exercise Deliverables a statement (the "Dispute Notice") disputing the Company's calculation of and, insofar as Alpharma is capable based upon the information available to it, setting forth what Alpharma believes is the correct Option Exercise Price and describing the basis for the determination of such different Option Exercise Price. Alpharma and the Company shall use reasonable efforts to resolve such differences regarding the determination of the Option Exercise Price for a period of 10 days after Alpharma has given the Dispute Notice.

     (ii) If Alpharma and the Company do not reach a final resolution within 10 days after Alpharma has given the Dispute Notice, unless Alpharma and the Company mutually agree to continue their efforts to resolve such differences, Alpharma and the Company shall agree within five Business Days thereafter upon one of the public accounting firms currently known as the "Big Five" (other than one which has a then existing relationship with either Alpharma or the Company) (the "Neutral Accountants") to resolve such differences in the manner provided below. Alpharma and the Company shall each be entitled to make a presentation to the Neutral Accountants, pursuant to procedures to be determined by the Neutral Accountants, advocating the merits of the Option Exercise Price espoused by such party, which presentations shall be made within 10 Business Days after Alpharma and the Company agree on the Neutral Accountants; and the Neutral Accountants shall be required to resolve the differences between Alpharma and the

Company and to determine the Option Exercise Price within 10 Business Days thereafter. The Option Exercise Price determined by the Neutral Accountants shall be deemed to be the Option Exercise Price. Such determination by the Neutral Accountants shall be conclusive and binding upon Alpharma and the Company, absent fraud or manifest error. Nothing herein shall be construed to authorize or permit the Neutral Accountants (A) to determine any questions or matters whatsoever under or in connection with this Depositary Agreement except for the resolution of differences between Alpharma and the Company regarding the Option Exercise Price and (B) to apply any accounting methods, treatments, principles or procedures other than as set forth in the definitions of "2001 Audited Financial Statements," "Adjusted 2001 Operating Income," "Excluded Interest Expense," "GAAP Adjustments" and "Option Exercise Price" in Article I of this Depositary Agreement.

     (iii) Alpharma, on the one hand, and the Company, on the other hand, shall share equally the fees and expenses of the Neutral Accountants; provided that if the Neutral Accountants determine that either Alpharma or the Company has adopted a position or positions with respect to the Option Exercise Price that is unreasonable, frivolous or clearly without merit, the Neutral Accountants may, in their discretion, assign a greater portion of any such fees and expenses to such party.

     (iv) The failure of Alpharma to deliver a Dispute Notice within 20 days after receiving the Option Exercise Deliverables shall constitute acceptance of the Option Exercise Price set forth on the Option Exercise Price Statement, whereupon such Option Exercise Price shall be deemed to be conclusive and the final determination of the Option Exercise Price.

     (v) During the period commencing January 1, 2002 and continuing until the earliest of (A) the date 20 days after such delivery of the Option Exercise Deliverables, (B) the delivery to the Company of the Call Option Exercise Notice and (C) the delivery to the Company of the Dispute Notice, the Company will afford Alpharma, during regular business hours of the Company, upon reasonable notice and as often as Alpharma may reasonably request, access to the Company's books, accounts, records and work papers and to the Company's employees and independent public accountants solely for the purpose of evaluating the accuracy of the Option Exercise Price Statement; provided that such access shall not interfere with or disrupt the business or operations of the Company.

     (c) The Call Option Exercise Notice shall specify a date not earlier than ten Business Days nor later than 15 Business Days after the date of the Call Option Exercise Notice for the closing of the exercise of the Call Option. The closing of the exercise of the Call Option shall take place at 10:00 a.m. (Boston time) on the date specified in the Call Option Exercise Notice (or such other date as may be provided under Section 4.02) at the offices of the Company's legal counsel in Boston, Massachusetts.

     (d) If, in lieu of the Call Option Exercise Notice, Alpharma delivers the Call Option Rejection Notice to the Company and the Depositary or if the Call Period expires without the Call Option Exercise Notice being provided to the Company or the Depositary, then, effective as of the date of the Call Option Rejection Notice or as of the expiration of the Call Period, as the case may be, the Call Option shall terminate and become null and void and of no further force or effect.

     SECTION 4.02  Option Closing Date.

     (a) Subject to this Section 4.02(a) and Sections 4.02(b) and 4.02(c) below, the Option Closing shall occur on the date specified in the Call Option Exercise Notice (the

"Option Closing Date"); provided that notwithstanding anything in this Depositary Agreement to the contrary, the Option Closing shall not occur on the scheduled Option Closing Date if either of the following conditions are in existence as of the scheduled Option Closing Date:

          (i) any provision of any applicable law or regulation or any judgment, injunction, order or decree prohibits the Option Closing and the failure to comply with such provision, judgment, injunction, order or decree would have a material adverse effect on the Company or Alpharma (the "Conflict of Law Condition"); or

          (ii) any Required Antitrust Approval shall not have been obtained (the "Antitrust Approval Condition").

     If either of the closing conditions described above has not been satisfied as of the scheduled Option Closing Date, then the Option Closing Date shall be extended to the earlier of (x) the date which is five Business Days after the date that both closing conditions have been satisfied and (y) the date which is 90 days after the date of the Call Option Exercise Notice (the "90-Day Extension Date").

     If the Antitrust Approval Condition has not been satisfied as of the 90-Day Extension Date, the Option Closing Date shall be further extended to the earlier of (I) the date which is five Business Days after the date that both closing conditions have been satisfied and (II) the date which is 180 days after the date of the Call Option Exercise Notice (the "180-Day Extension Date").

     (b) If the Option Closing does not occur on or prior to the 90-Day Extension Date or the 180-Day Extension Date, as applicable, because one or both of the closing conditions set forth in Section 4.02(a) has not been satisfied, then, effective as of such date, the Call Option shall terminate and become null and void and of no further force or effect.

     (c) Notwithstanding the foregoing, if any event shall occur during the period commencing on the date on which Alpharma delivers the Call Option Exercise Notice to the Company and ending on the Option Closing Date that has a Material Adverse Effect with respect to the Company, Alpharma may, in its sole discretion, elect not to proceed with the Option Closing and to terminate the Call Option by providing written notice of such election and termination to the Company and the Depositary within 10 days of becoming aware of such event (but in no event after the Option Closing Date). Effective as of the date of such notice, the Call Option shall terminate and become null and void and of no further force or effect.

     SECTION 4.03  Covenants of the Company and Alpharma.

     (a) The Company and Alpharma shall (i) use all commercially reasonable efforts to promptly take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or appropriate to satisfy the conditions to the Option Closing set forth in Section 4.02(a) and to consummate and make effective the transactions contemplated by this Depositary Agreement on the terms and conditions set forth herein and (ii) not take any action which might reasonably be expected to impair the ability of the parties to consummate the transactions contemplated by this Depositary Agreement.

     (b) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated by this Depositary Agreement is commenced, whether before or after the exercise of the Call Option, each of the Company and Alpharma agrees to fully cooperate and use their respective best efforts to vigorously defend against and respond thereto (including, without limitation and, to the extent applicable, seeking to remove promptly any injunction or other legal barrier that may prevent the consummation of the transactions contemplated by this Depositary Agreement).

     (c) The Company and Alpharma shall each:

          (i) take all actions necessary to make the filings required of such party under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), relating to the possible exercise of the Call Option by September 30, 2001, which filings shall comply in all respects with the requirements of the HSR Act;

          (ii) comply at the earliest practicable date with any formal or informal request for additional information received by such party from the Federal Trade Commission or Antitrust Division of the Department of Justice pursuant to the HSR Act;

          (iii) consult and cooperate with the other party and consider in good faith the views of the other party, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to the Required Antitrust Approvals;

          (iv) request early termination of the applicable waiting period under the HSR Act; and

          (v) take any and all such other commercially reasonable actions as are required in order to obtain the approval of the governmental entity with the jurisdiction of enforcing applicable antitrust laws (the "Required Antitrust Approvals"), including without limitation complying with the HSR Act and obtaining termination or expiration of the applicable waiting period under the HSR Act.

At any time and from time to time following the date of this Depositary Agreement and prior to receipt of the Required Antitrust Approvals, each party shall provide 30 days' prior written notice to the other party of any transactions or other business activities in which such party is engaged which such party reasonably believes could have an adverse impact on either party's ability to obtain the Required Antitrust Approvals.

     SECTION 4.04 Effectiveness. This Article IV, including without limitation Alpharma's right to exercise the Call Option, shall be of no force or effect prior to a Call Option Transfer.

                                   ARTICLE V

                            THE CALL OPTION CLOSING

     SECTION 5.01  Closing Shares.

     (a) On or before the date three Business Days prior to the Option Closing Date, (i) the Depositary shall provide the Company and, following a Call Option Transfer, Alpharma with a written notice (the "Initial Depositary Notice") specifying the total number of shares of New Common Stock deposited hereunder as of the date five Business Days prior to the Option Closing Date (the "Preliminary Closing Shares"), and (ii) the Company shall deliver to the Depositary and, following a Call Option Transfer, Alpharma a written notice specifying as of the date five Business Days prior to the Option Closing Date
(I) the amounts specified in clauses (A)(ii)(b) and (B)(ii) of the definition of Option Exercise Price and (II) the number of outstanding Triumph Warrant Shares and Series G Shares, if applicable. Following receipt of the Initial Depositary Notice and on or before the Option Closing Date, the Company, if it shall have exercised the Call Option pursuant to Section 3.01 of this Depositary Agreement, or Alpharma, if it shall have exercised the Call Option pursuant to Section 4.01 of this Depositary Agreement (the party exercising the Call Option being referred to herein as the "Exercising Party"), shall pay to the Depositary an amount equal to the product of (A) the Option Exercise Price and (B) the number of Preliminary Closing Shares (if applicable, taking into account the proviso to the definition of Option Exercise Price), by wire transfer to a bank account of the Depositary (the "Depositary Bank Account") designated by the Depositary in writing prior to the Option Closing in a bank having combined capital, surplus and undivided profits aggregating at least $500,000,000.

     (b) On the Option Closing Date, (i) the Depositary shall provide the Company and, following a Call Option Transfer, Alpharma with a written notice (the "Follow-up Depositary Notice") specifying the total number of shares of New Common Stock deposited hereunder as of the Option Closing Date (the "Final Closing Shares"), and (ii) the Company shall deliver to the Depositary and, following a Call Option Transfer, Alpharma a written notice specifying the number of Triumph Warrant Shares and Series G Shares, if applicable, outstanding as of the Option Closing Date. On or prior to the first Business Day following receipt of the Follow-up Depositary Notice, the Exercising Party shall pay to the Depositary an amount equal to the product of (A) the Option Exercise Price and (B) the difference between the number of Preliminary Closing Shares and the number of Final Closing Shares (taking into account the proviso to the definition of Option Exercise Price, if applicable) by wire transfer to the Depositary Bank Account.

     (c) Any payments hereunder shall be made for payment to the holders of Depositary Shares, and the Depositary shall disburse the funds so deposited to the holders of Depositary Shares in accordance with Section 5.02. At the Option Closing, the Depositary shall deliver to the Exercising Party a certificate or certificates evidencing all of the New Common Stock held by the Depositary for which payment has been made by the Exercising Party accompanied by a duly endorsed stock power or stock powers with respect thereto. Any certificates not delivered at the Option Closing shall be delivered promptly upon receipt of payment therefor in accordance with subsection (b) of this Section 5.01.

     SECTION 5.02  Notice of Option Exercise; Delivery of Option Exercise Price.

     (a) Promptly following the Option Determination Date, the Depositary shall mail notice thereof, postage prepaid, to the holders of record of the Depositary Shares at their respective addresses then appearing on the books of the Depositary, but neither failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of any exercise of the Call Option or the rights of the holders of Depositary Shares to receive the Depositary Share Consideration. The Company shall provide the Depositary with the form of such notice and each such notice shall state the form and amount of the Depositary Share Consideration. Such notice shall be accompanied by a letter of transmittal (the "Letter of Transmittal"), which the Company shall supply, in customary form for use in the exchange of Depositary Receipts representing Depositary Shares for cash or certificates representing shares of New Common Stock, as the case may be (which Letter of Transmittal shall specify (i) the place or places designated by the Depositary where Depositary Receipts representing Depositary Shares are to be surrendered for payment of the Depositary Share Consideration and (ii) that delivery of Depositary Receipts shall be effected, and risk of loss shall pass, only upon proper delivery to the Depositary).

     (b) Each holder of Depositary Shares following the Option Determination Date shall, upon surrender to the Depositary of a Depositary Receipt or Depositary Receipts and a duly executed Letter of Transmittal, be entitled to receive the Depositary Share Consideration attributable to the Depositary Shares held of record by such holder. Upon receipt of a duly completed Letter of Transmittal and a Depositary Receipt or Depositary Receipts, without unreasonable delay, the Depositary shall deliver to such holder, or to the person or persons designated by such holder as hereinafter provided, the number of whole shares of New Common Stock or cash represented by the Depositary Receipt or Depositary Receipts so surrendered. No holder of a Depositary Receipt or Depositary Receipts shall be entitled to any distribution of shares of New Common Stock held by the Depositary pursuant to the terms of this Depositary Agreement except upon the occurrence of the Option Expiration Date and pursuant to the provisions of this Article V. No holder of a Depositary Receipt or Depositary Receipts shall be entitled to any distribution of cash held by the Depositary pursuant to the terms of this Depositary Agreement except upon the occurrence of the Option Closing and pursuant to the provisions of this Article V. In no event will fractional shares of New Common Stock be distributed by the Depositary. If fractional shares of New Common Stock would otherwise be required to be issued to a holder of Depositary Shares, the Depositary shall pay to such holder in cash an amount equal to such fraction multiplied by the fair market value of one share of New Common Stock on the Option Expiration Date, as determined by the Board of Directors of the Company in good faith, which determination of fair market value shall promptly be provided in writing by the Company to the Depositary. Delivery of the New Common Stock or the cash being distributed by the Depositary hereunder shall be made by the delivery of such certificates, documents of title and other instruments as the Depositary may deem appropriate, which, if required by law, shall be properly endorsed or accompanied by proper instruments of transfer.

     Delivery of the New Common Stock or the cash to be distributed by the Depositary hereunder shall be made by the Depositary by first class mail under the provisions of the Depositary's first class mail bond protecting the Depositary from loss or liability arising out of the non-receipt or non-delivery of such New Common Stock or cash or arising out of the replacement thereof, for any deliveries where market value does not exceed the amount of the Depositary's first class mail bond. Any mail delivery exceeding such amount shall be delivered by registered mail or overnight mail and shall be insured separately for the replacement value of its contents at the time of mailing. Any Depositary Share Consideration remaining unclaimed at the expiration of two years after the date of mailing of the notice specified in Section 5.02(a) to holders of Depositary Receipts shall be returned to the Exercising Party, if such notice relates to an Option Closing, or to the Company, if such notice relates to an Option Expiration Date, after which return such holders shall have no claim against the Depositary but shall either have a claim as an unsecured creditor against the Exercising Party for the Option Exercise Price, without interest, or against the Company for shares of New Common Stock (together with accrued and unpaid dividends from the Option Expiration Date), as the case may be, but shall have no greater rights against the Company or, following a Call Option Transfer, against Alpharma than may be accorded such party's respective general creditors under applicable law. Notwithstanding the foregoing, none of Alpharma, the Company and the Depositary shall be liable to any holder of Depositary Shares for any amount paid to any public official pursuant to abandoned property laws. After an Option Closing, any portion of the Depositary Share Consideration remaining unclaimed by holders of Depositary Shares as of the date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become property of the Exercising Party, free and clear of any claims or interest of any person previously entitled thereto. If the Call Option terminates without being exercised, or if such option is exercised but the Option Closing does not occur on or before January 15, 2003 or, following a Call Option Transfer, the Final Extension Date, any portion of the New Common Stock remaining unclaimed by holders of Depositary Shares as of the date which is immediately prior to such time as such New Common Stock would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become property of the Company, free and clear of any claims or interest of any person previously entitled thereto.

     (c) If the New Common Stock or the cash being distributed are to be delivered to a person or persons other than the Record Holder of the Depositary Receipt or Depositary Receipts being surrendered, such holder shall execute and deliver to the Depositary a written order (accompanied by a signature guarantee if required by the Depositary) so directing the Depositary and the Depositary may require that the Depositary Receipt or Depositary Receipts surrendered by such holder for withdrawal of such shares of New Common Stock be properly endorsed in blank or accompanied by a properly executed instrument of transfer in blank. It shall be a condition of such distribution that the person requesting such distribution shall pay the Depositary any transfer or other taxes required as a result of such payment to a person other than the registered holder of such Depositary Shares or establish to the satisfaction of the Exchange Agent (as defined in the Merger Agreement) that such tax has been paid or is not payable.

     (d) After the Option Determination Date, there shall be no further registration of transfers of Depositary Shares outstanding prior to such date. If, after such date, Depositary Receipts are presented to the Depositary they shall be cancelled and exchanged for the Depositary Share Consideration.

     (e) Any funds received by the Depositary pursuant to this Depositary Agreement shall be held by the Depositary, in its capacity as Depositary, on behalf of the holders of Depositary Receipts. No interest will accrue on such funds.

     SECTION 5.03 Company Options, Etc. The Company will make appropriate provision to assure that any securities of the Company convertible into Depositary Shares of the Company, or any rights, options or warrants to acquire Depositary Shares outstanding on the Option Closing Date (whether or not convertible, vested, exercisable or exchangeable on such date) are convertible into or exercisable or exchangeable solely for the cash that the holders thereof would have received had they converted, exercised or exchanged such convertible securities, rights, options and warrants for Depositary Shares, immediately prior to the Option Closing Date. Promptly after the Option Determination Date, the Depositary shall give the holders of such convertible securities, rights, options or warrants notice (a "Determination Date Notice") of the event giving rise to the Option Determination Date (i.e., the Option Closing or Option Expiration Date), which Determination Date Notice shall be in the form provided by the Company to the Depositary. If the event giving rise to the Option Determination Date was the Option Closing, then from and after the Option Determination Date, holders of such convertible securities, rights, options or warrants shall have the right to receive from the Exercising Party (and not the Depositary or, if Alpharma is the Exercising Party, the Company) upon conversion or exercise thereof (and the payment of any exercise or purchase price provided for under the terms of such convertible security, right, warrant or option) cash in an amount equal to the Option Exercise Price for each Depositary Share for which such convertible security, right warrant or option is convertible or exercisable. Upon any such conversion or exercise, the Exercising Party shall promptly pay such holders the cash to which they would be entitled hereunder. If the event giving rise to the Option

Determination Date was the Option Expiration Date, then, from and after the Option Determination Date, holders of such convertible securities, rights, options or warrants shall have the right to receive from the Company (and not Alpharma or the Depositary) upon conversion or exercise thereof (and the payment of any exercise or purchase price provided for under the terms of such convertible security, right, warrant or option) the number of shares of New Common Stock for which such convertible security, right warrant or option is convertible or exercisable. Nothing herein shall be deemed or construed as a waiver of any other rights that a holder of any such securities may have.

                                   ARTICLE VI

                 FORM OF DEPOSITARY RECEIPTS, DEPOSIT OF STOCK,
                  EXECUTION AND DELIVERY, TRANSFER, SURRENDER
                     AND REDEMPTION OF DEPOSITARY RECEIPTS

     SECTION 6.01  Form and Transferability of Depositary Receipts.

     (a) Depositary Receipts shall be engraved or printed or lithographed on steel-engraved borders and shall be substantially in the form set forth in Exhibit A annexed to this Depositary Agreement, with appropriate insertions, modifications and omissions, as hereinafter provided. Depositary Receipts shall be executed by the Depositary by the manual signature of a duly authorized officer of the Depositary, provided that such signature may be a facsimile if a Registrar for the Depositary Receipts (other than the Depositary) shall have been appointed and such Depositary Receipts are countersigned by manual signature of a duly authorized officer of the Registrar. No Depositary Receipt shall be entitled to any benefits under this Depositary Agreement or be valid or obligatory for any purpose, unless it shall have been executed manually by a duly authorized officer of the Depositary or if a Registrar for the Depositary Receipts (other than the Depositary) shall have been appointed, by facsimile signature of a duly authorized officer of the Depositary and, if executed by facsimile signature of the Depositary, shall have been countersigned manually by a duly authorized officer of such Registrar. The Depositary shall record on its books each Depositary Receipt so signed and delivered as hereinafter provided. All Depositary Receipts shall be dated the date of their execution.

     (b) Except as the Depositary may otherwise determine, Depositary Receipts shall be in denominations of any number of whole Depositary Shares.

     (c) Depositary Receipts may be endorsed with or have incorporated in the text thereof such legends or recitals or changes not inconsistent with the provisions of this Depositary Agreement as may be required by the Depositary or required to comply with any applicable law or any regulation thereunder or with the rules and regulations of any securities exchange upon which the Depositary Shares or the Depositary Receipts, may be listed or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which any particular Depositary Receipts are subject by reason of the date of issuance of the Deposit Shares or otherwise.

     (d) Title to a Depositary Receipt which is properly endorsed or accompanied by a properly executed instrument of transfer and to Depositary Shares evidenced thereby shall be transferable by delivery with the same effect as in the case of a negotiable instrument; provided, however, that until a Depositary Receipt shall be transferred on the books of the Depositary as provided in Section 4.03, the Depositary, each Depositary's Agent and the Company may, notwithstanding any notice to the contrary, treat the Record Holder thereof at such time as the absolute owner thereof for the purpose of determining the person entitled to distribution of dividends or other distributions or to any notice provided for in this Depositary Agreement and for all other purposes.

     SECTION 6.02  Execution and Delivery of Depositary Receipts.

     (a) Upon each delivery to the Depositary of a certificate or certificates for New Common Stock to be deposited hereunder, registered in its name as provided above, the Depositary shall hold such shares in an account to be established by the Depositary, at the Depositary's Office, or at such other place or places as the Depositary shall determine.

     (b) Upon receipt by the Depositary of a certificate or certificates for New Common Stock deposited in accordance with the provisions of this Section 4.02, together with the other documents required as above specified, the Depositary, subject to the terms and conditions of this Depositary Agreement, shall execute and deliver a Depositary Receipt or Depositary Receipts evidencing beneficial ownership of the number of Depositary Shares representing the New Common Stock so deposited and registered in such name or names as may be requested by the person or persons named in the written order delivered to the Depositary in accordance with the first paragraph of this Section 6.02. The Depositary shall execute and deliver such Depositary Receipt at the Depositary's Office and at such other offices, if any, as it may designate. Delivery at other offices shall be at the risk and expense of the Company. However, in each case, subsequent to the initial deposit hereunder, such delivery shall be made only upon payment to the Depositary of all taxes and governmental charges and fees payable in connection with such deposit and the transfer of the deposited New Common Stock.

     SECTION 6.03 Transfer of Depositary Receipts. Subject to the terms and conditions of this Depositary Agreement, the Depositary shall make transfers on its books from time to time of Depositary Receipts upon any surrender thereof by the holder in person or by duly authorized attorney, properly endorsed or accompanied by a properly executed instrument of transfer, and duly stamped as may be required by law. Thereupon the Depositary shall execute a new Depositary Receipt or Depositary Receipts and deliver the same to or upon the order of the person entitled thereto evidencing beneficial ownership of the same aggregate number of Depositary Shares as those evidenced by the Depositary Receipt or Depositary Receipts surrendered.

     SECTION 6.04 Combinations and Split-ups of Depositary Receipts. Upon surrender of a Depositary Receipt or Depositary Receipts at the Depositary's Office or at such other offices as it may designate for the purpose of effecting a split-up or combination of such Depositary Receipt or Depositary Receipts, by the holder or by duly authorized attorney, properly endorsed or accompanied by a properly executed instrument of transfer, together with written instructions specifying the number of Depositary Receipts to be received upon such split-up or combination, and subject to the terms and conditions of this Depositary Agreement, the Depositary shall execute and deliver a new Depositary Receipt or Depositary Receipts in the authorized denominations requested, evidencing the same aggregate number of Depositary Shares evidenced by the Depositary Receipt or Depositary Receipts surrendered.

     SECTION 6.05 Limitations on Execution and Delivery, Transfer, Split-up, Combination, Surrender and Exchange of Depositary Receipts.

     (a) As a condition precedent to the execution and delivery, transfer, split-up, combination, surrender, or exchange of any Depositary Receipt, the Depositary, or any of the Depositary's Agents, or the Company, may require payment to it of a sum sufficient for the payment (or, in the event that the Depositary or the Company shall have made such payment, the reimbursement to it) of any tax or other governmental charge with respect thereto, may require the production of proof satisfactory to it as to the identity and genuineness of any signature and may also require compliance with such regulations, if any, as the Depositary or the Company may establish consistent with the provisions of this Depositary Agreement.

     (b) The transfer of Depositary Receipts may be refused, or the transfer, split-up, combination, surrender or exchange of outstanding Depositary Receipts may be suspended (i) during any period when the register of stockholders of the Company is closed, or (ii) if any such action is deemed necessary or advisable by the Depositary, any of the Depositary's Agents or the Company at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any provision of this Depositary Agreement.

     SECTION 6.06 Lost Depositary Receipts, etc. In case any Depositary Receipt shall be mutilated or destroyed or lost or stolen, the Depositary in its discretion may execute and deliver a Depositary Receipt of like form and tenor in exchange and substitution for such mutilated Depositary Receipt, or in lieu of and in substitution for such destroyed, lost or stolen Depositary Receipt, upon receipt by the Depositary of an appropriate affidavit of loss and a corporate bond of indemnity which shall include indemnification of the Company and the Depositary for the Depositary Shares evidenced by such Depositary Receipt by a surety all in such form and substance as have been approved by the Depositary.

     SECTION 6.07 Cancellation and Destruction of Surrendered Depositary Receipts. All Depositary Receipts surrendered to the Depositary or any Depositary's Agent shall be cancelled by the Depositary. Except as prohibited by applicable law or regulation, the Depositary is authorized to destroy such Depositary Receipts so cancelled.

     SECTION 6.08 Representations and Warranties as to Stock. The Company hereby represents and warrants that the New Common Stock deposited hereunder upon consummation of the Merger is, and will be deemed to have represented and warranted that any additional shares of New Common Stock which it deposits hereunder from time to time in accordance with Section 2.01 will be, when issued, validly issued, fully paid and nonassessable. Such representation and warranty shall survive any deposit of shares of New Common Stock and the issuance of Depositary Receipts.

                                  ARTICLE VII

                       THE DEPOSITED SECURITIES, NOTICES

     SECTION 7.01 Cash Distributions. Whenever the Depositary shall receive any cash dividend or other cash distribution on the New Common Stock, the Depositary shall, subject to Section 6.02, promptly distribute to Record Holders of Depositary Receipts on the Record Date fixed pursuant to Section 7.03 hereof such amounts of such sum as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by the Depositary Receipts held by such holders; provided, that in case the Company or the Depositary shall be required to withhold and does withhold from any cash dividend or other cash distribution received by the Depositary in respect of the Stock an amount on account of taxes, the amount made available for distribution or distributed in respect of Depositary Shares shall be reduced accordingly. The Depositary shall distribute or make available for distribution, as the case may be, only such amount, however, as can be distributed without attributing to any owner of Depositary Shares a fraction of one cent

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and any balance, not so distributable shall be held by the Depositary (without liability for interest thereon) and shall be added to and be treated as part of the next sum received by the Depositary for distribution to Record Holders of Depositary Receipts then outstanding.

     SECTION 7.02 Distributions Other Than Cash. Whenever the Depositary shall receive any distribution other than cash upon the New Common Stock, the Depositary shall, subject to Section 6.02, promptly distribute to Record Holders of Depositary Receipts on the Record Date fixed pursuant to Section 7.03 hereof such amount of the securities or property received by it as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by the Depositary Receipts held by such holders.

     SECTION 7.03 Fixing of Record Date for Holders of Depositary Receipts. Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or if rights, preferences or privileges shall at any time be offered, with respect to New Common Stock, or whenever the Depositary shall receive notice of any meeting at which holders of New Common Stock are entitled to vote or of which holders of New Common Stock are entitled to notice, the Depositary shall in each such instance fix a Record Date for the determination of the Record Holders of Depositary Receipts who shall be entitled to receive such dividend, distribution, rights, preferences or privileges, or to give instructions for the exercise of voting rights at any such meeting, or who shall be entitled to notice of such meeting. The Record Date established by the Depositary shall be the same as the Record Date set by the Company for the holders of its New Common Stock with respect to the corresponding right or privilege.

     SECTION 7.04  Voting Rights.

     (a) Upon receipt of notice of any meeting at which the holders of New Common Stock are entitled to vote, the Depositary shall, as soon as practicable thereafter, mail to the Record Holders of Depositary Receipts a notice which shall be provided by the Company and which shall contain (i) such information as is contained in such notice of meeting, and (ii) a statement that the Record Holders of Depositary Receipts at the close of business on a specified Record Date will be entitled, subject to any applicable provision of law and of the Company's Certificate of Incorporation, to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of New Common Stock represented by their respective Depositary Shares, and a brief statement as to the manner in which such instructions may be given. Upon the written request of a Record Holder of a Depositary Receipt on such Record Date, the Depositary shall vote or cause to be voted the number of shares of New Common Stock represented by the Depositary Shares evidenced by such Depositary Receipt in accordance with the instructions set forth in such request. The Company hereby agrees to take all reasonable action which may be deemed necessary by the Depositary in order to enable the Depositary to vote such New Common Stock or cause such New Common Stock to be voted. In the absence of specific instructions from the holder of a Depositary Receipt, the Depositary will abstain from voting to the extent of the New Common Stock represented by the Depositary Shares evidenced by such Depositary Receipt.

     (b) Record Holders of Depositary Shares shall also be entitled to vote on certain amendments of this Depositary Agreement pursuant to Section 9.01.

     SECTION 7.05 Changes Affecting Deposited Securities and Reclassifications, Recapitalizations, etc. Upon any split-up, consolidation or any other reclassification of New Common Stock, or upon any recapitalization, reorganization, merger, amalgamation, consolidation or sale of all or substantially all of the Company's assets affecting the Company or to which it is a party, the Depositary shall, upon the instructions of the Company treat any shares of stock or other securities, cash (including without limitation cash paid in lieu of fractional shares) or property which shall be received by the Depositary in exchange for or upon conversion of or in respect of the New Common Stock as new deposited property under this Depositary Agreement, and Depositary Receipts then outstanding shall, subject to Sections 3.01 and 4.01, thenceforth represent the new deposited property so received in exchange for or upon conversion or in respect of such New Common Stock. In any such case the Depositary may in its discretion, with the approval of the Company, execute and deliver additional Depositary Receipts, or may call for the surrender of all outstanding Depositary Receipts to be exchanged for new Depositary Receipts specifically describing such new deposited property.

     SECTION 7.06 Reports. The Depositary shall make available for inspection by holders of Depositary Receipts at the Depositary's Office, and at such other places as it may from time to time deem advisable during normal business hours, copies of this Depositary Agreement and any reports and communications received from the Company which are both (a) received by the Depositary as the holder of New Common Stock and (b) made generally available to the holders of New Common Stock of the Company.

     SECTION 7.07 Lists of Depositary Receipt Holders. Promptly upon request from time to time of the Company or, from and after the Option Closing, Alpharma (if Alpharma is the Exercising Party), the Depositary shall furnish to the Company or Alpharma, as the case may be, a list, as of a recent date, of the names, addresses and holdings of Depositary Shares by all persons in whose names Depositary Receipts are registered on the books of the Depositary as Record Holders.

                                  ARTICLE VIII

                    THE DEPOSITARY, ALPHARMA AND THE COMPANY

     SECTION 8.01 Maintenance of Offices, Agencies, Transfer Books by the Depositary Registrar.

     (a) Upon execution of this Depositary Agreement in accordance with its terms, the Depositary shall maintain at the Depositary's Office facilities for the execution and delivery, transfer, surrender and exchange of Depositary Receipts, and at the offices of the Depositary's Agents, if any, facilities for the delivery, transfer, surrender and exchange of Depositary Receipts, all in accordance with the provisions of this Depositary Agreement.

     (b) The Depositary shall maintain, or cause one of the Depositary's Agents to maintain, appropriate records which shall reflect registrations, registrations of transfers, exchanges, split-ups and combinations and conversions of Depositary Shares. Such records shall be open for inspection by the Company, the Record Holders of Depositary Receipts and, from and after the Option Closing, Alpharma (if Alpharma is the Exercising Party), to the same extent and for the same purposes as a Record Holder of New Common Stock may inspect books for the transfer of New Common Stock as provided by applicable law. The Depositary shall, if requested by the Company or, from and after the Option Closing, Alpharma (if Alpharma is the Exercising Party), consult with such party upon its receipt of any request by a Record Holder for inspection. The Depositary may close such books, at any time or from time to time, when deemed expedient by it in connection with the performance of its duties hereunder.

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

     (c) If the Depositary Receipts or the Depositary Shares evidenced thereby (or the New Common Stock represented by such Depositary Shares) are quoted with NASDAQ, the Depositary may, with the approval of the Company, appoint a Registrar for registry of such Depositary Receipts or Depositary Shares in accordance with the requirements of NASDAQ. Such Registrar (which may be the Depositary if so permitted by the requirements of NASDAQ) may be removed and a substitute Registrar appointed by the Depositary upon the request or with the approval of the Company. If the Depositary Receipts or the Depositary Shares are (or the New Common Stock is) listed on one or more other stock exchanges or quoted on a national trading market, the Depositary will, at the request of the Company, arrange such facilities for the delivery, transfer, surrender and exchange of such Depositary Receipts, Depositary Shares or New Common Stock as may be required by law or applicable stock exchange or trading market regulations.

     SECTION 8.02 Prevention or Delay in Performance by the Depositary, the Depositary's Agents or the Company. None of the Depositary, any Depositary's Agent or the Company shall incur any liability to any holder of any Depositary Receipt, if by reason of any provision of any present or future law, or regulation promulgated thereunder, of the United States of America, or of any other governmental authority or, in the case of the Depositary or the Depositary's Agent, by reason of any provision, present or future, of the Company's Certificate of Incorporation or in the case of the Depositary, the Depositary's Agent or the Company by reason of any act of God or war or other circumstance beyond the control of the relevant party, the Depositary, any Depositary's Agent or the Company shall be prevented or forbidden from doing or performing any act or thing which the terms of this Depositary Agreement provide shall be done or performed; nor shall the Depositary, any Depositary's Agent or the Company incur any liability to any holder of a Depositary Receipt by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or thing which the terms of this Depositary Agreement provide shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in this Depositary Agreement except, in case of any such exercise or failure to exercise discretion not caused as aforesaid, if caused by the negligence or willful misconduct of the party charged with such exercise or failure to exercise.

     SECTION 8.03 Obligations of the Depositary, the Depositary's Agents and the Company.

     (a) None of the Depositary, any Depositary's Agent or the Company assumes any obligation or shall be subject to any liability under this Depositary Agreement to holders of Depositary Receipts except that nothing herein shall relieve the Depositary, the Depositary's Agent or the Company for liability arising out of negligence or bad faith on the part of such person or persons in the performance of such duties as are specifically set forth in this Depositary Agreement.

     (b) The Depositary agrees to comply with all information reporting and withholding requirements with respect to any applicable law.

     (c) None of the Depositary, any Depositary's Agent or the Company shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding with respect to New Common Stock, Depositary Shares or Depositary Receipts, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense and liability be furnished as often as may be required.

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

     (d) None of the Depositary, any Depositary's Agent or the Company shall be liable for any action or any failure to act by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting New Common Stock for deposit, any holder of a Depositary Receipt or any other person believed by it in good faith to be competent to give such advice or information. The Depositary, any Depositary's Agent and the Company may each rely and shall each be protected in acting upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

     (e) The Depositary and the Depositary's Agents may own and deal in any class of securities of the Company and its Affiliates and in Depositary Shares. The Depositary may also act as transfer agent or registrar of any of the securities of the Company and its Affiliates.

     (f) Notwithstanding any other provision of this Depositary Agreement that may be interpreted to the contrary, neither the Depositary nor any of the Depositary's Agents is a trustee hereunder. It is intended that neither the Depositary nor any Depositary's Agent shall be deemed to be an "issuer" of the securities under the federal securities laws or applicable state securities laws, it being expressly understood and agreed that the primary purpose of this Depositary Agreement is to facilitate the implementation of the Call Option and that the Depositary and the Depositary's Agents are acting only in a ministerial custodial capacity as Depositary for the Depositary Shares and the Depositary Share Consideration and have no obligation or right to exercise any discretion regarding the preservation of any property held on behalf of the Record Holders of outstanding Depositary Receipts.

     (g) Neither the Depositary (or its officers, directors, employees or agents) nor any Depositary's Agent makes any representation or has any responsibility as to the validity of the Registration Statement filed by the Company in connection with the Merger, the New Common Stock, the Depositary Shares or any instruments referred to therein or herein, or as to the correctness of any statement made therein or herein; provided, that the Depositary is responsible for (i) its representations in this Depositary Agreement and (ii) the validity of any action taken or required to be taken by the Depositary in connection with this Depositary Agreement.

     (h) The Depositary assumes no responsibility for the correctness of the description of certain provisions of the Depositary Agreement which appears in the Depositary Receipts. Notwithstanding any other provision herein or set forth in the Depositary Receipts, the Depositary makes no warranties or representations as to the validity, genuineness or sufficiency of any New Common Stock at any time deposited with the Depositary hereunder or of the Depositary Shares, as to the value of the Depositary Shares or as to any right, title or interest of the Record Holders of the Depositary Receipts to the Depositary Shares. The Depositary shall not be accountable for the use or application by the Company of the Depositary Shares or Depositary Receipts or the proceeds of either thereof.

     SECTION 8.04 Resignation and Removal of the Depositary, Appointment of Successor Depositary.

     (a) The Depositary may at any time resign as Depositary hereunder by written notice of its election to do so delivered to the Company, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as hereinafter provided.

     (b) The Depositary may at any time be removed by the Company by written notice of such removal delivered to the Depositary, such removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment as hereinafter provided.

     (c) In case at any time the Depositary acting hereunder shall resign or be removed at any time prior to the termination of this Depositary Agreement, the Company (with the prior written approval of Alpharma from and after a Call Option Transfer, which shall not be unreasonably withheld or delayed) shall, within 60 days after the delivery of the notice of resignation or removal, as the case may be, appoint a successor depositary, which shall be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $500,000,000. If a successor Depositary shall not have been appointed in 90 days, the resigning Depositary may petition a court of competent jurisdiction to appoint a successor depositary, and the Company and Alpharma shall bear equally the expense of any such petition. Every successor depositary shall execute and deliver to its predecessor and to Alpharma and the Company an instrument in writing accepting its appointment hereunder, and thereupon such successor depositary, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor and for all purposes shall be the Depositary under this Depositary Agreement, and such predecessor, upon payment of all sums due it and on the written request of the Company, shall promptly execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder, shall duly assign, transfer and deliver all rights, title and interest in the New Common Stock and any moneys or property held hereunder to such successor, and shall deliver to such successor a list of the Record Holders of all outstanding Depositary Receipts. Any successor depositary shall promptly mail notice of its appointment to the Record Holders of Depositary Receipts.

     (d) Any corporation into or with which the Depositary may be merged, consolidated or converted or any corporation to which the Depositary may transfer all or substantially all of its shareholder services business shall be the successor of such Depositary without the execution or filing of any document or any further act. Such successor depositary may authenticate the Depositary Receipts either in the name of the predecessor depositary or in the name of the successor depositary.

     SECTION 8.05 Corporate Notices and Reports. The Company agrees that it will deliver to the Depositary, and the Depositary will, promptly after receipt thereof, transmit to the Record Holders of Depositary Receipts, in each case at the address recorded in the Depositary's books, copies of all notices and reports (including, without limitation, financial statements) required by law, by the rules of NASDAQ or any national securities exchange upon which the New Common Stock, the Depositary Shares or the Depositary Receipts are listed or by the Company's Certificate of Incorporation to be furnished by the Company to holders of New Common Stock. Such transmission will be at the Company's expense and the Company will provide the Depositary with such number of copies of such documents as the Depositary may reasonably request for such purpose. In addition, the

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Depositary will transmit to the holders of Depositary Receipts (at the Company's expense) such other documents as may be requested by the Company.

     SECTION 8.06 Deposit of New Common Stock by the Company. The Company shall instruct the Depositary upon the deposit of shares of New Common Stock hereunder as to whether the shares of New Common Stock so deposited are registered under the provisions of the 1933 Act, are covered by a then effective registration statement under the 1933 Act or are restricted. The Depositary agrees that, consistent with Section 6.01(c) of this Depositary Agreement, upon the instruction of the Company, it shall incorporate into the Depositary Receipts evidencing the Depositary Shares to be issued in respect of such New Common Stock any legends or other stock transfer restrictions deemed appropriate and requested by the Company.

     SECTION 8.07 Indemnification. The Company agrees to indemnify the Depositary, any Depositary's Agent and any Registrar against, and hold each of them harmless from, any liability, costs and expenses (including reasonable attorneys' fees) which may arise out of acts performed or omitted in accordance with the provisions of this Depositary Agreement (as the same may be amended, modified or supplemented from time to time) and the Depositary Receipts (i) by the Depositary, any Registrar or any of their respective agents (including any Depositary's Agent), except for any liability arising out of negligence or bad faith on the part of any such person or persons, or (ii) by the Company or any of its respective agents (other than the Depositary, the Depositary's Agents, the Registrar, if any, or any of their agents).

     SECTION 8.08 Charges and Expenses. No charges and expenses of the Depositary or any Depositary's Agent hereunder, or those of any Registrar, shall be payable by any person other than the Company, except for any taxes and other governmental charges and except as provided in this Section 8.08. If the Depositary incurs charges or expenses at the election of a holder for which it is not otherwise liable hereunder, such holder will be liable for such charges and expenses. All other charges and expenses of the Depositary and any Depositary's Agent hereunder and of any Registrar (including, in each case, fees and expenses of counsel) incident to the performance of their respective obligations hereunder will be paid upon consultation and agreement between the Depositary and the Company as to the amount and nature of such charges and expenses. The Depositary shall present its statement for charges and expenses to the Company once every three months or at such other intervals as the Company and the Depositary may agree.

     SECTION 8.09 Consequential Damages. No party to this Depositary Agreement shall be liable to the other parties for consequential damages under any provision of this Depositary Agreement or any consequential damages arising out of any act or failure to act hereunder.

                                   ARTICLE IX

                           AMENDMENT AND TERMINATION

     SECTION 9.01 Amendment. The form of the Depositary Receipts and any provision of this Depositary Agreement may at any time and from time to time be amended by written agreement between Alpharma, the Company and the Depositary in any respect which they may deem necessary or desirable; provided that prior to the Option Determination Date, no such amendment or waiver by the Company shall be effective without the approval of a majority of the Non-Alpharma Directors; provided, further, that if a Call Option Transfer to Alpharma does not occur on or before the ninetieth day following the Effective Time of the Merger, Alpharma shall reasonably cooperate with the Company and the Depositary in adopting any amendment to this Agreement that the Company and the Depositary may request. Any amendment which shall impose any fees, taxes or charges (other than taxes and other governmental charges, fees and telegram, telex or delivery expenses payable by owners of Depositary Shares) shall not become effective as to outstanding Depositary Receipts until the expiration of three months after notice of such amendment shall have been given to the Record Holders of outstanding Depositary Receipts. If any such amendment shall materially and adversely alter the rights of holders of Depositary Receipts, it shall not become effective as to outstanding Depositary Receipts until the Record Holders of Depositary Receipts representing not less than a majority of the number of Depositary Shares then outstanding shall have consented thereto in writing or by voting therefor in person or by proxy at a meeting held on notice for such purpose or any adjournment or adjournments thereof. Every holder of an outstanding Depositary Receipt at the time any such amendment so becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by this Depositary Agreement as amended thereby. In addition, in no event shall any amendment obligate or empower the Depositary to act as a trustee with respect to Depositary Shares or cash held by it on behalf of the Record Holders of outstanding Depositary Receipts or otherwise result in the Depositary being treated as other than the mere custodian of the New Common Stock on behalf of such Record Holders.

     SECTION 9.02 Termination. This Depositary Agreement shall be of no further force and effect from and after the earliest of:

          (i) September 30, 1999 if the Effective Time has not occurred prior to or on such date;

          (ii) the later of (A) 24 months after the Option Determination Date and (B) the date on which all securities of the Company convertible into Depositary Shares of the Company, and any rights, options or warrants to acquire Depositary Shares outstanding on the Option Determination Date cease to be convertible into or exercisable or exchangeable for the Depositary Share Consideration; and

          (iii) the date that no Depositary Receipts remain outstanding.

Upon the termination of this Depositary Agreement, the Company shall be discharged from all obligations under this Depositary Agreement except for its obligations to the Depositary, any Depositary's Agent and any Registrar under Sections 8.07 and 8.08.

                                   ARTICLE X

                                 MISCELLANEOUS

     SECTION 10.01 Counterparts. This Depositary Agreement may be executed in any number of counterparts, and by each of the parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument. Copies of this Depositary Agreement shall be filed with the Depositary and the Depositary's Agents and shall be open to inspection during business hours at the Depositary's Corporate Trust Office and the respective offices of the Depositary's Agents, if any, by any holder of a Depositary Receipt.

     SECTION 10.02 Exclusive Benefits of Parties. This Depositary Agreement is for the exclusive benefit of the Depositary, Alpharma and the Company, and their respective successors hereunder, and shall not be deemed to give any legal or equitable right, remedy or claim to any other person whatsoever.

     SECTION 10.03 Invalidity of Provisions. In case any one or more of the provisions contained in this Depositary Agreement or in the Depositary Receipts should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall in no wise be affected, prejudiced or disturbed thereby.

     SECTION 10.04  Notices.

     (a) All notices, requests, demands, claims, and other communications to any party hereunder or pursuant to the terms hereof shall be in writing. Any such notice, request, demand, claim, or other communication to any party hereunder shall be deemed duly delivered three Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one Business Day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

     if to Alpharma, to:

          Alpharma USPD Inc.
          7205 Windsor Blvd.
          Baltimore, MD 21244
          Attention: President

     with a copy to:

          Alpharma USPD Inc.
          One Executive Drive
          Fort Lee, New Jersey 07024
          Attention: Chief Legal Officer

     If to the Company, to:

          Ascent Pediatrics, Inc.
          187 Ballardvale Street, Suite B125
          Wilmington, Massachusetts 01887
          Attention: Alan R. Fox

     with a copy to:

          Hale and Dorr LLP
          60 State Street
          Boston, Massachusetts 02109
          Attention: David E. Redlick, Esq.

     If to the Depositary, to:

          State Street Bank and Trust Company
          c/o EquiServe, L.P.
          150 Royall Street
          Canton, MA 02021

Any party may give any such notice, request, demand, claim, or other communication using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

     (b) Any and all notices given to any Record Holder of a Depositary Receipt hereunder or under the Depositary Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail or by telegram or telex confirmed by letter, addressed to such holder at the address of such Record Holder as it appears on the books of the Registrar, or, if such holder shall have filed with the Registrar a written request that notices intended for such holder be mailed to some other address, at the address designated in such request. Delivery of a notice sent by mail or by telegram or telex shall be deemed to be effected at the time when a duly addressed letter containing the same notice (or a confirmation thereof in the case of a telegram or telex message) is deposited, postage prepaid, in a post-office letter box. The Depositary or the Company may, however, act upon any telegram or telex message received by it from any holder of a Depositary Receipt, notwithstanding that such telegram or telex message shall not subsequently be confirmed by letter as aforesaid.

     SECTION 10.05 Depositary's Agents. The Depositary may from time to time appoint Depositary's Agents (which may include the Company) for the purposes of this Depositary Agreement and may at any time appoint additional Depositary's Agents and vary or terminate the appointment of such Depositary's Agents; provided that no such Depositary Agent may hold the New Common Stock at any time, other than EquiServe Limited Partnership, a Delaware limited partnership, which may hold the New Common Stock as service agent for the Depositary. The Depositary will notify the Company of any such action.

     SECTION 10.06 Holders of Depositary Receipts are Parties. The holders of Depositary Receipts from time to time shall be parties to this Depositary Agreement and shall be bound by all of the terms and conditions hereof and of the Depositary Receipts by acceptance thereof.

     SECTION 10.07 Governing Law. This Depositary Agreement and the Depositary Receipts and all rights hereunder and thereunder and provisions hereof and thereof shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

     SECTION 10.08 Headings. The headings of articles and sections in this Depositary Agreement and in the form of the Depositary Receipt set forth in Exhibit A hereto have been inserted for convenience only and are not to be regarded as a part of this Depositary Agreement or to have any bearing upon the meaning or interpretation of any provision contained herein or in the Depositary Receipts.

     SECTION 10.09 Successors and Assigns. The provisions of this Depositary Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Depositary Agreement without the consent of the other party hereto. Notwithstanding the foregoing, (i) the Company may transfer the Call Option to and assign, delegate or otherwise transfer all of its rights and obligations as the holder of the Call Option under this Depositary Agreement to Alpharma in accordance with Sections 5.2(n) and 7.2 of the Master Agreement, and (ii) Alpharma may assign, delegate or otherwise transfer all of its rights and obligations under this

Agreement to a transferee that acquires all or substantially all of the business, assets or capital stock of Alpharma, provided that (a) Alpharma also assigns, delegates or otherwise transfers all or its rights and obligations under the Master Agreement to such transferee and (b) such transferee agrees in writing to be bound by and subject to the provisions of this Depositary Agreement and the Master Agreement.

                        [REMAINDER OF PAGE LEFT BLANK.]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Depositary Agreement as of the day and year first above set forth and all holders of Depositary Receipts shall become parties hereto upon acceptance by them of Depositary Receipts issued in accordance with the terms hereof.

Attest:                                                ASCENT PEDIATRICS, INC.

/s/ JOHN G. BERNARDI                                   By: /s/ ALAN R. FOX
------------------------------------------------       -------------------------------------------
      Secretary                                            Title: President


Attest:                                                ALPHARMA USPD INC.

                                                       By: /s/ THOMAS L. ANDERSON
------------------------------------------------       -------------------------------------------
      Secretary                                            Title: President


Attest:                                                STATE STREET BANK AND TRUST COMPANY

/s/ DAVID M. ELWOOD                                    By: /s/ CHARLES V. ROSSI
------------------------------------------------       -------------------------------------------
    Vice President                                         Title: Vice President

                                                                       EXHIBIT A

                           FORM OF DEPOSITARY RECEIPT

                               DEPOSITARY RECEIPT
   NUMBER                             FOR                              NUMBER
                               DEPOSITARY SHARES,
                  EACH REPRESENTING ONE SHARE OF COMMON STOCK,
                          $.00004 PAR VALUE PER SHARE,
                                       OF
                            ASCENT PEDIATRICS, INC.

               SUBJECT TO THE CALL OPTION EXERCISABLE PURSUANT TO
                           THE DEPOSITARY AGREEMENT,
                             SEE BELOW AND REVERSE.

              INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

             THIS CERTIFICATE IS TRANSFERABLE IN BOSTON, NEW YORK,
                             CHICAGO OR LOS ANGELES

                                              SEE REVERSE FOR
                                              CERTAIN DEFINITIONS

                                              CUSIP

State Street Bank and Trust Company, a Massachusetts trust company, as Depositary (the "Depositary"), hereby certifies that


------------------------------------------------        ------------------------------------
         is the registered owner of                                Depositary Shares

------------------------------------------------
         By Depositary and Registrar

------------------------------------------------
             Authorized Signature

     Each Depositary Share ("Depositary Shares") represents one share (a "Share") of Common Stock, $.00004 par value per share, (the "Common Stock") of Ascent Pediatrics, Inc., a Delaware corporation (the "Company") (i) subject to an option under the Depositary Agreement dated as of February 19, 1999 (the "Depositary Agreement"), among the Company, Alpharma USPD, Inc., a Maryland corporation ("Alpharma"), and the Depositary to purchase all shares of Common Stock held by the Depositary at any time during the Call Period (as defined in the Depositary Agreement) (the "Call Option") at the Option Exercise Price determined in accordance with the Depository Agreement (the "Option Exercise Price"), and (ii) deposited with the Depositary. Subject to the terms and entitled to the benefits of the Depositary Agreement, each owner of a Depositary Share is entitled proportionately to all the powers, preferences and rights and the qualifications, limitations or restrictions of such preferences and/or rights of the Common Stock represented thereby, including dividends and voting rights as set forth in the Amended and Restated Certificate of Incorporation and the By-Laws of the Company, as amended from time to time (copies of which are on file with the Depositary). If the Call Option is exercised, the holders of Depositary Shares will be entitled to receive the Option Exercise Price paid in respect thereof. By accepting this Depositary Receipt, the holder hereof agrees to be bound by all of the terms and conditions of the Depositary Agreement. This Depositary Receipt shall not be valid or obligatory for any purpose or entitled to any benefits under the Depositary Agreement unless it shall have been executed by the Depositary by the manual signature of a duly authorized officer or, if executed in facsimile by the Depositary, countersigned by a Registrar in respect of the Depositary Receipts by the manual signature of a duly authorized officer thereof.

     The Company will furnish without charge to each holder of a Depositary Receipt who so requests a copy of the Depositary Agreement, such request to be addressed to the Depositary named on the face of this receipt.

     The following receipt abbreviations, when used in the instructions on the face of this receipt shall be construed as though they were written out in full according to applicable laws or regulations

TEN COM  --   as tenants in common             UNIF GIFT MIN ACT ------ Custodian ------
TEN ENT  --   as tenants by the entireties                       (Cust)          (Minor)
JT TEN   --   as joint tenants with right of   under Uniform Gifts to Minors
              survivorship and not as tenants  Act ------------------------
              in common                                   (State)

    Additional abbreviations may also be used though not in the above list.

    FOR VALUE RECEIVED,              hereby sell(s), assign(s) and transfer(s)
unto

--------------------------------------------------------------------------------

     (PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE. PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE).

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Depositary Shares represented by the within Depositary Receipt, and does (do)
hereby irrevocably constitute and appoint                               Attorney
                                          ------------------------------

--------------------------------------------------------------------------------
     to transfer such Depositary Shares on the books of the within named Depositary, with full power of substitution in the premises.

Dated

                               X
                               ------------------------------------------NOTICE:
                               THE SIGNATURE APPEARING ABOVE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THIS DEPOSITARY RECEIPT IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.

                                                                       EXHIBIT C

                             CERTIFICATE OF MERGER

                                       OF

                            BIRD MERGER CORPORATION
                            (A DELAWARE CORPORATION)

                                      INTO
                            ASCENT PEDIATRICS, INC.
                            (A DELAWARE CORPORATION)

     Ascent Pediatrics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

          FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

                    NAME                        STATE OF INCORPORATION
                    ----                        ----------------------
Ascent Pediatrics, Inc.                                Delaware
Bird Merger Corporation                                Delaware

          SECOND: That an Agreement and Plan of Merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Subsection (c) of Section 251 of the General Corporation Law of the State of Delaware.

          THIRD: That the name of the surviving corporation of the merger is Ascent Pediatrics, Inc., a Delaware Corporation.

          FOURTH: That the amendments or changes in the Restated Certificate of Incorporation of Ascent Pediatrics, Inc., a Delaware corporation, which is the surviving corporation, that are to be effected by the merger are as follows:

     That the following Article FOURTEENTH be and hereby is inserted immediately following Article THIRTEENTH of the Restated Certificate of Incorporation of the surviving corporation:

          "FOURTEENTH. The Board of Directors of the Corporation may discuss, consider and take any actions relating to any of the following matters, without the participation or consent of any Alpharma Director (as defined below), upon the approval of a majority of the Non-Alpharma Directors (as defined below) of the Corporation then in office:

             (a) approve any amendment or waiver by the Corporation of the form of Depositary Receipt (as defined in the Depositary Agreement dated as of February 16, 1999 (the "Depositary Agreement") by and among the Corporation, Alpharma USPD, Inc., a Delaware corporation ("Alpharma"), and State Street Bank and Trust Company) or any provision of the Depositary Agreement pursuant to Section 9.01 of the Depositary Agreement;

             (b) consent to any waiver or exception to Section 6.1 of the Master Agreement dated as of February 16, 1999 by and between the Corporation,

        Alpharma and Alpharma, Inc., a Delaware corporation ("Parent"), (the "Master Agreement");

             (c) exclude any Alpharma Director from access to any documents or other materials provided to the other members of the Board of Directors of the Corporation which relate to any matter with respect to which the Corporation and Alpharma have a potential conflict of interest if counsel to the Corporation advises the Non-Alpharma Directors that such exclusion is appropriate given such potential conflict of interest;

             (d) approve any amendment or waiver by the Corporation of any provision of the Master Agreement pursuant to Section 8.5(a) thereof; or

             (e) make any other determination under the terms of the Depositary Agreement, the Master Agreement or the Loan Agreement dated as of February 16, 1999 (the "Loan Agreement") by and among the Corporation, Alpharma and Parent, or that otherwise relates to any matter with respect to which the Corporation and Alpharma have a potential conflict of interest if counsel to the Corporation has advised the Corporation to such effect.

     Any act or decision done or made by a majority of the Non-Alpharma Directors pursuant to this Article FOURTEENTH shall be regarded as the act of the Board of Directors of the Corporation. For purposes of this Article FOURTEENTH, (i) the "Non-Alpharma Directors" shall mean all members of the Board of Directors of the Corporation at any time in office, excluding any Alpharma Director then in office, and (ii) the "Alpharma Director" shall mean the member of the Board of Directors of the Corporation nominated by Alpharma and appointed to the Board of Directors pursuant to Section 6.5 of the Loan Agreement and any successor to or replacement of such director then in office who was elected to the Board of Directors upon the nomination of Alpharma. This Article FOURTEENTH shall terminate and be of no further force or effect from and after the Option Expiration Date (as defined in the Depositary Agreement).

          FIFTEENTH. The Board of Directors of the Corporation may not, without the consent of the Alpharma Director then in office, authorize the issuance of any securities of the Company convertible into any equity security of the Company (including Depositary Shares (as defined in the Depositary Agreement)), or any rights, options or warrants to acquire any equity security of the Company, which, following the Option Closing (as defined in the Depositary Agreement) (whether or not convertible, vested, exercisable or exchangeable on the Option Closing Date (as defined in the Depositary Agreement)), are not convertible into or exercisable or exchangeable solely for the cash that the holders thereof would have received had they converted, exercised or exchanged such convertible securities, rights, options and warrants for such equity security of the Company immediately prior to the Option Closing Date. This Article FIFTEENTH shall terminate and be of no further force or effect from and after the Option Expiration Date."

          FIFTH: That the executed Agreement and Plan of Merger is on file at the principal place of business of the surviving corporation. The address of said principal place of business is 187 Ballardvale Street, Suite B-125, Wilmington, Massachusetts 01887.

          SIXTH: That a copy of the Agreement and Plan of Merger will be furnished by the surviving corporation upon request and without cost to any stockholder of any constituent corporation.

          SEVENTH: That this Certificate of Merger shall be effective upon filing.

     IN WITNESS WHEREOF, Ascent Pediatrics, Inc. has caused this Certificate to
be executed by its Chief Executive Officer this      day of           , 1999.

                                              ASCENT PEDIATRICS, INC.
                                              (a Delaware corporation)

                                              By:
                                                --------------------------------
                                                  Alan R. Fox
                                                  Chief Executive Officer

                                                                         ANNEX B

                            ASCENT PEDIATRICS, INC.

                              MAXIMUM $40,000,000
                  7.5% CONVERTIBLE SUBORDINATED NOTES DUE 2005

                                 LOAN AGREEMENT

                            DATE: FEBRUARY 16, 1999

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
ARTICLE I  DEFINITIONS AND INCORPORATION BY REFERENCE.......     B-5
   1.1 DEFINITIONS..........................................     B-5
   1.2 RULES OF CONSTRUCTION................................    B-12
ARTICLE II  AMOUNT AND TERMS OF SECURITIES..................    B-12
   2.1 COMMITMENT TO LEND; LOANS............................    B-12
   2.2 EVIDENCE OF DEBT.....................................    B-13
   2.3 MAKING OF LOANS......................................    B-13
   2.4 INTEREST AND PRINCIPAL PAYMENTS......................    B-14
   2.5 MANDATORY PREPAYMENT UPON CHANGE IN CONTROL..........    B-14
   2.6 LENDER DISCRETIONARY BORROWING UNDER NOTE............    B-15
   2.7 OPTIONAL PREPAYMENT..................................    B-15
ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE
  COMPANY...................................................    B-15
   3.1 ORGANIZATION AND EXISTENCE, ETC......................    B-15
   3.2 SUBSIDIARIES.........................................    B-15
   3.3 CAPITALIZATION.......................................    B-16
   3.4 AUTHORIZATION; BINDING OBLIGATIONS...................    B-16
   3.5 COMPLIANCE WITH INSTRUMENTS, ETC.....................    B-17
   3.6 LITIGATION...........................................    B-17
   3.7 FINANCIAL STATEMENTS; TAXES..........................    B-17
   3.8 OFFERING.............................................    B-18
   3.9 PERMITS; GOVERNMENTAL AND OTHER APPROVALS............    B-18
  3.10 SALES REPRESENTATIVES, CUSTOMERS AND KEY EMPLOYEES...    B-18
  3.11 INTELLECTUAL PROPERTY................................    B-19
  3.12 FORM 10-K AND 10-Q...................................    B-20
  3.13 REGULATORY STATUS....................................    B-20
  3.14 REGISTRATION RIGHTS..................................    B-20
  3.15 NO RELATIONSHIP BETWEEN PARTIES......................    B-20
  3.16 ORDINARY COURSE......................................    B-20
  3.17 NO FINDERS...........................................    B-20
ARTICLE IV  CONDITIONS OF OBLIGATIONS OF THE LENDER.........    B-21
   4.1 CONDITIONS TO LENDER'S OBLIGATIONS ON THE FIRST LOAN
       DATE.................................................    B-21
   4.2 CONDITIONS TO LENDER'S OBLIGATIONS TO MAKE THE FIRST
       UNRESTRICTED LOAN....................................    B-22
   4.3 CONDITIONS PRECEDENT TO EACH LOAN....................    B-23
   4.4 COOPERATION..........................................    B-23
ARTICLE V  CONDITIONS OF OBLIGATIONS OF THE COMPANY.........    B-23
   5.1 COMPANY'S OBLIGATION.................................    B-23

                                                                PAGE
                                                                ----
   5.2 COOPERATION..........................................    B-24
ARTICLE VI  AFFIRMATIVE COVENANTS OF THE COMPANY............    B-24
   6.1 REPORTS..............................................    B-24
   6.2 ACCOUNTS AND RECORDS.................................    B-25
   6.3 INSPECTION...........................................    B-25
   6.4 INDEPENDENT ACCOUNTANTS..............................    B-25
   6.5 BOARD MEMBERS AND MEETINGS...........................    B-25
   6.6 USE OF PROCEEDS......................................    B-26
   6.7 INSURANCE............................................    B-26
   6.8 RESEARCH AND DEVELOPMENT.............................    B-26
   6.9 FURTHER ASSURANCES...................................    B-26
  6.10 TERMINATION..........................................    B-26
ARTICLE VII  NEGATIVE COVENANTS.............................    B-27
   7.1 BORROWED MONEY INDEBTEDNESS..........................    B-27
   7.2 LIENS................................................    B-27
   7.3 CONTINGENT LIABILITIES...............................    B-28
   7.4 MERGERS, CONSOLIDATIONS AND DISPOSITIONS AND
       ACQUISITIONS OF ASSETS...............................    B-28
   7.5 REDEMPTION, DIVIDENDS AND DISTRIBUTIONS..............    B-28
   7.6 NATURE OF BUSINESS...................................    B-28
   7.7 TRANSACTIONS WITH RELATED PARTIES....................    B-28
   7.8 LOANS AND INVESTMENTS................................    B-29
   7.9 ORGANIZATIONAL DOCUMENTS.............................    B-29
  7.10 LEASE EXPENSES; PURCHASE MONEY INDEBTEDNESS..........    B-29
  7.11 SALE/LEASEBACKS......................................    B-29
  7.12 ISSUANCE OF STOCK....................................    B-29
  7.13 SUBSIDIARIES.........................................    B-29
  7.14 TERMINATION..........................................    B-30
ARTICLE VIII  DEFAULTS AND REMEDIES.........................    B-30
   8.1 EVENTS OF DEFAULT....................................    B-30
   8.2 ACCELERATION.........................................    B-31
   8.3 OTHER REMEDIES.......................................    B-31
   8.4 WAIVER OF PAST DEFAULTS..............................    B-31
ARTICLE IX  CONVERSION......................................    B-31
   9.1 RIGHT OF CONVERSION..................................    B-31
   9.2 CONVERSION PRICE.....................................    B-31
   9.3 EXERCISE OF CONVERSION RIGHT.........................    B-32
   9.4 PROVISIONS IN CASE OF MERGER, ETC....................    B-32
   9.5 TAXES ON CONVERSION..................................    B-32
   9.6 COMPANY TO PROVIDE STOCK.............................    B-32

                                                                PAGE
                                                                ----
   9.7 REQUIRED ANTITRUST APPROVAL..........................    B-33
ARTICLE X  SUBORDINATION....................................    B-33
  10.1 AGREEMENT TO SUBORDINATE.............................    B-33
ARTICLE XI  RESTRICTIONS ON TRANSFER........................    B-33
  11.1 SECURITIES LAWS RESTRICTIONS ON TRANSFER.............    B-33
  11.2 RESTRICTIVE LEGEND...................................    B-34
  11.3 REGISTRATION RIGHTS AGREEMENT........................    B-34
  11.4 ADDITIONAL RESTRICTIONS..............................    B-34
ARTICLE XII  AMENDMENT, SUPPLEMENT AND WAIVER...............    B-35
  12.1 WITH CONSENT OF HOLDERS OF THE NOTE..................    B-35
ARTICLE XIII  MISCELLANEOUS.................................    B-35
  13.1 NOTICES..............................................    B-35
  13.2 DUPLICATE ORIGINALS..................................    B-35
  13.3 GOVERNING LAW........................................    B-35
  13.4 NO ADVERSE INTERPRETATION OF OTHER AGREEMENTS........    B-37
  13.5 SUCCESSORS AND ASSIGNS...............................    B-37
  13.6 SEPARABILITY.........................................    B-37
  13.7 HEADINGS, ETC........................................    B-37
  13.8 CONFIDENTIALITY......................................    B-37
  13.9 PARENT GUARANTEE.....................................    B-37

     LOAN AGREEMENT (the "Agreement") dated as of February 16, 1999 among ASCENT PEDIATRICS, Inc., a Delaware corporation (the "Company"), Alpharma USPD Inc., a Maryland corporation (the "Lender"), and Alpharma Inc., a Delaware corporation (the "Parent").

     WHEREAS, the Lender has agreed to loan to the Company an aggregate of up to $40 million from time to time upon the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises, it is agreed by and among the parties hereto as follows:

                                   ARTICLE I

                   DEFINITIONS AND INCORPORATION BY REFERENCE

1.1  Definitions.

     "Affiliate" shall have the meaning ascribed to it in Rule 405 promulgated under the Securities Act.

     "Alpharma Director" has the meaning set forth in Section 6.5(a) of this Agreement.

     "Ancillary Agreements" shall mean the Depositary Agreement, the Master Agreement, the Merger Agreement and the Registration Rights Agreement.

     "Approved Accounting Firm" shall have the meaning set forth in Section 6.1(a) of this Agreement.

     "Bankruptcy Law" means Title 11, U.S. Code or any similar Federal or State law for the relief of debtors. The term "Custodian" means any receiver trustee, assignee, liquidator or similar official under any Bankruptcy Law.

     "Board of Directors" means the Board of Directors of the Company or any committee of the Board authorized to act for it hereunder.

     "Borrowed Money Indebtedness" means, with respect to any Person, without duplication:

          (a) all obligations of such Person for borrowed money;

          (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

          (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person;

          (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies and deferred payment for services to employees and former employees incurred in the ordinary course of such Person's business);

          (e) all capital lease obligations;

          (f) all obligations of others secured by any Lien on Property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;

          (g) all outstanding letters of credit, surety bonds and currency swap or similar agreements issued for the account of such Person; and

          (h) all guarantees of such Person for obligations of the type described above.

     "Business Day" means any day which is neither a Saturday nor a Sunday nor a legal holiday on which banks are authorized or required to be closed in Boston, Massachusetts, New York, New York or in any other city in which the Depositary's Office (as defined in the Depositary Agreement) is located.

     "Call Option" has the meaning set forth in the Depositary Agreement.

     "Capital Stock" means any and all shares, interests, participations or other equivalents of or interests in (however designated) equity of the Company, including any preferred stock, but excluding any debt securities convertible into such equity prior to such conversion.

     "Change in Control" of the Company means:

          (a) the acquisition by any Person or "group" within the meaning of
     Section 13(d)(3) or 14(d)(2) of the Exchange Act (excluding, for this purpose, the Company or its Subsidiaries, any employee benefit plan of the Company or its Subsidiaries which acquires beneficial ownership of voting securities of the Company, or the Lender or its Affiliates) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange
     Act) of more than 50% of the aggregate voting power of all classes of outstanding Voting Capital Stock that are then outstanding or that are issuable upon the conversion or exercise of convertible securities, options, warrants or rights of the Company that are then outstanding; provided that any voting securities acquired directly from the Company by an underwriter of the Company as part of an underwritten public offering of Capital Stock of the Company shall not be deemed to be beneficially owned by such underwriter for purposes of determining whether a Change in Control has occurred;

          (b) Persons who, as of the Closing Date constitute all of the Non-Alpharma Directors (the "Non-Alpharma Incumbent Directors") cease for any reason to constitute at least a majority of the Non-Alpharma Directors then in office, provided that any Person becoming a director subsequent to the Closing Date whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the Non-Alpharma Incumbent Directors shall be considered as though such Person were one of the Non-Alpharma Incumbent Directors as of the Closing Date, provided, however, that there shall be excluded from this clause (b) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a Person other than the Board of Directors;

          (c) the consummation of a reorganization, merger or consolidation involving the Company, if the stockholders of the Company beneficially owning 100% of the aggregate voting power of all classes of Voting Capital Stock that are then outstanding or that are issuable upon conversion or exercise of convertible securities, options, warrants or rights that are then outstanding immediately prior to such reorganization, merger, or consolidation do not, immediately thereafter, beneficially own more than 50% of the aggregate voting power of all classes of Voting Capital Stock that are then outstanding or issuable upon conversion or exercise of convertible securities, options, warrants or rights that are then outstanding; or

          (d) a liquidation or dissolution of the Company (other than pursuant to the United States Bankruptcy Code) or the conveyance, transfer or leasing of all or substantially all of the assets of the Company to any Person.

     "Closing Date" has the meaning set forth in the Master Agreement.

     "Common Stock" means (i) prior to the Effective Time, the Old Common Stock, and (ii) at and after the Effective Time, the New Common Stock.

     "Company" means the party named as such above until a successor replaces it pursuant to the applicable provision hereof and thereafter means the successor to such party.

     "Company Intellectual Property" has the meaning set forth in Section 3.11(a) of this Agreement.

     "Conversion Date" has the meaning set forth in Section 9.3 of this Agreement.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default (as defined in Article VIII of this Agreement).

     "Depositary Agreement" means the Depositary Agreement dated as of the date hereof by and among the Company, the Lender and State Street Bank and Trust Company, as Depositary.

     "Depositary Share" has the meaning set forth in the Merger Agreement.

     "Derivative Securities" has the meaning set forth in Section 3.3(a) of this Agreement.

     "Effective Time" has the meaning set forth in the Merger Agreement.

     "Encumbrance" has the meaning set forth in Section 3.4(a) of this Agreement.

     "Event of Default" has the meaning set forth in Section 8.1 of this Agreement.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "FDA" means the United States Food and Drug Administration.

     "Financial Statements" has the meaning set forth in Section 3.7(a) of this Agreement.

     "First Loan" has the meaning set forth in Section 2.3 of this Agreement.

     "First Loan Date" has the meaning set forth in Section 2.3 of this Agreement.

     "GAAP" means U.S. generally accepted accounting principles as in effect from time to time.

     "Historical Financial Statements" has the meaning set forth in Section 3.7(a) of this Agreement.

     "Holder" means the Lender and any other Person to whom all or a portion of the Note is transferred in accordance with Article XI of this Agreement.

     "HSR Act" means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

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     "Impairment Event" means (i) the existence of a Negative Equity Position, provided, however, that notwithstanding the requirements of GAAP, any amounts outstanding under the 8% Subordinated Notes and any amounts outstanding under any debt securities issued upon conversion or exchange of the Series G Preferred shall be considered to be equity for purposes of this clause only; (ii) the occurrence of an event which would make it reasonably probable that the Company's operating income as defined by GAAP for the 2001 fiscal year will be less than the amount set forth on Schedule I hereto; or (iii) the occurrence of an event described in Section 8.1(i) or (j) hereof.

     "Indebtedness" means and includes:

          (a) all items which in accordance with GAAP would be included on the liability side of a balance sheet on the date as of which Indebtedness is to be determined (excluding capital stock, surplus reserves and deferred credits);

          (b) all guaranties, letter of credit, contingent reimbursement obligations and other contingent obligations in respect of, or any obligations to purchase or otherwise acquire, indebtedness of others; and

          (c) all indebtedness secured by any Lien existing on any interest of the Person with respect to which indebtedness is being determined in Property owned subject to such Lien whether or not the indebtedness secured thereby shall been assumed.

     "Intellectual Property" has the meaning set forth in Section 3.11(a) of this Agreement.

     "Investment" means the purchase or other acquisition of any Indebtedness of, or the making of any loan, advance or capital contribution to, or the incurring of any liability, contingent or otherwise, in respect of the Indebtedness of, any Person.

     "Lien" means any mortgage, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind, whether based on common law, constitutional provision, statute or contract, and shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions and other title exceptions.

     "Loan" means any borrowing by the Company from the Lender of up to a maximum principal amount of $40,000,000 pursuant to Section 2.1 and the other terms and conditions of this Agreement.

     "Loan Date" has the meaning set forth in Section 2.3 of this Agreement.

     "Master Agreement" means the Master Agreement dated as of the date hereof by and between the Company and the Lender.

     "Material Adverse Effect" means, when used in connection with the Company, any development, change or effect that is materially adverse to the business, Properties (including, without limitation, Intellectual Property), assets, net worth, financial condition, results of operations or future prospects (including, without limitation, future equity value) of the Company and its Subsidiaries taken as a whole.

     "May 1998 Securities Purchase Agreement" means the Series G Securities Purchase Agreement dated as of May 13, 1998 by and among the Company and the Purchasers named in Schedule I thereto.

     "Merger" means the merger of Merger Sub with and into the Company pursuant to the Merger Agreement.

     "Merger Agreement" means the Agreement and Plan of Merger dated as of the date hereof by and between the Company and Bird Merger Corporation, a Delaware corporation and wholly-owned subsidiary of the Company ("Merger Sub").

     "Merger Sub" has the meaning set forth in the definition of Merger
Agreement.

     "Negative Equity Position" means the existence of a stockholders' deficit on the Company's balance sheet, determined in accordance with GAAP, as of the last day of any monthly fiscal period.

     "New Common Stock" has the meaning set forth in the Depositary Agreement.

     "Non-Alpharma Directors" has the meaning set forth in the Depositary Agreement.

     "Note" means the note to be issued by the Company to the Lender pursuant to
Section 2.2(a) of this Agreement, substantially in the form attached hereto as Exhibit A, evidencing the maximum principal amount of the Loans; provided however, that in the event that the Lender exchanges all or a portion of the Note for one or more Notes in accordance with Section 2.2(c) of this Agreement or transfer all or a portion of the Note in accordance with Article XI, all references to the Note in this Agreement shall be deemed to include the Notes issued by the Company upon such exchange or transfer.

     "Note Conversion Shares" has the meaning set forth in Section 3.4(b) of this Agreement.

     "Notice of Borrowing" has the meaning set forth in Section 2.3 of this Agreement.

     "Officer" means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company.

     "Old Common Stock" has the meaning set forth in the Depositary Agreement.

     "Option Determination Date" has the meaning set forth in the Depositary Agreement.

     "Option Expiration Date" has the meaning set forth in the Depositary Agreement.

     "Permitted Investments" means:

          (a) readily marketable securities issued or fully guaranteed by the United States of America with maturities of not more than one year;

          (b) commercial paper rated "Prime 1" by Moody's Investors Services, Inc. or "A-1" by Standard and Poor's Rating Services with maturities of not more than 180 days;

          (c) certificates of deposit or repurchase obligations issued by any bank organized under the laws of the United States of America or any state thereof having capital surplus of at least $100,000,000 or by any other financial institution acceptable to the Requisite Holders, all of the foregoing not having a maturity of more than one year from the date of issuance thereof; and

          (d) other Investments not exceeding, in the aggregate, $50,000 in any fiscal year.

     "Permitted Liens" means each of the following:

          (a) artisans' or mechanics' Liens arising in the ordinary course of business, and Liens for taxes, but only to the extent that payment thereof shall not at the time be due or if due, the payment thereof is being diligently contested in good faith and adequate reserves computed in accordance with GAAP have been set aside therefor;

          (b) Liens in effect on the First Loan Date and disclosed to the Lender in the Financial Statements, provided that neither the Borrowed Money Indebtedness secured thereby nor the Property covered thereby shall increase after the First Loan Date without the prior written consent of the Requisite Holders, provided that, for purposes of this clause (b), the accrual of interest on such Borrowed Money Indebtedness, so long as it is not converted to principal, shall not be deemed to increase such Borrowed Money Indebtedness;

          (c) normal encumbrances and restrictions on title which do not secure Borrowed Money Indebtedness and which do not have a material adverse affect on the value or utility of the applicable Property;

          (d) Liens incurred or deposits made in the ordinary course of business
     (i) in connection with workmen's compensation, unemployment insurance, social security and other like laws, or (ii) to secure insurance in the ordinary course of business, the performance of bids, tenders, contracts, leases, licenses, statutory obligations, surety, appeal and performance bonds and other similar obligations incurred in the ordinary course of business, but not, in any of the cases specified in this clause (ii), incurred in connection with the borrowing of money, the obtaining of advances or the payment of the deferred purchase of Property;

          (e) Liens in connection with or to secure Borrowed Money Indebtedness permitted under Section 7.1(c);

          (f) attachments, judgments and other similar Liens arising in connection with the court proceedings, provided that the execution and enforcement of such Liens are effectively stayed and the claims secured thereby are being actively contested in good faith with adequate reserve made therefor in accordance with GAAP;

          (g) Liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's and vendors' liens incurred in good faith in the ordinary course of business and securing obligations which are not yet due or which are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained in accordance with GAAP;

          (h) zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, and restrictions on the use of Property, and which do not in any case singly or in the aggregate materially impair the present use or value of Property subject to any such restriction or materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries, if any;

          (i) Liens securing purchase money Indebtedness permitted under Section
     7.1 hereof and covering only the Property so purchased;

          (j) capital leases and sale/leaseback transactions permitted under the other provisions of this Agreement; and

          (k) extensions, renewals and replacements of Liens referred to in paragraphs (a) through (j) of this Section; provided that any such extension, renewal or replacement Lien shall be limited to the Property or assets (and, in the case of clause (e), categories of Property or assets) covered by the Lien extended, renewed or replaced and that the Borrowed Money Indebtedness secured by any such extension, renewal or replacement Lien shall be in an amount not greater than the amount of the Indebtedness secured by the Lien extended, renewed or replaced.

     "Person" means any individual, corporation, association, company, business trust, partnership, joint venture, joint-stock company, limited liability company, trust, unincorporated organization or association or government or any agency or political subdivision thereof.

     "Project" means (i) the acquisition of all or a substantial part of the stock or assets of any Person engaged in the development, manufacture or sale of pharmaceuticals or other health care products principally for the pediatric market; (ii) the acquisition of a product or product line from, or the acquisition of the right to manufacture, distribute or sell any product or product line of any Person, in each case with applications in the pediatric pharmaceutical or pediatric health care market; or (iii) R&D Project.

     "Project Loans" has the meaning set forth in Section 2.1.

     "Property" means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

     "R&D Project" means any project for the research and development of products or processes related to pediatric pharmaceuticals.

     "Registration Rights Agreement" means the Registration Rights Agreement between the Company and the Lender dated as of the date hereof.

     "Requisite Holders" means Holders of more than 50% of the aggregate principal amount of the Note outstanding at any time.

     "Screened Project" means a Project that meets the criteria set forth on
Schedule II hereto.

     "Screened Project Loans" has the meaning set forth in Section 2.1.

     "Screened Project Indebtedness" means Borrowed Money Indebtedness (other than Loans under this Agreement) incurred for the purpose of funding a Screened Project.

     "SEC" means the United States Securities and Exchange Commission.

     "Second Amendment" means the Second Amendment to the May 1998 Securities Purchase Agreement.

     "Securities" means the Note and the Note Conversion Shares.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Series G Preferred" means the Series G Convertible Exchangeable Preferred Stock of the Company.

     "Subordination Agreement" means the Subordination Agreement dated the date hereof by and among the Company, the Lender and the Original Lenders (as defined therein).

     "Subsidiary" of a Person means any corporation, association, partnership, joint venture or other business entity of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.

     "Top-Off Notice" has the meaning set forth in Section 2.6 of this Agreement.

     The term "to the knowledge of" or derivatives thereof shall mean the actual knowledge of the Chief Executive Officer or the Vice President, Finance of the Company.

     "Type," when referring to a Loan, indicates whether such Loan is the First Loan, an Unrestricted Loan, a Project Loan or a Screened Project Loan.

     "Unrestricted Loans" means one or more Loans made on or after the Closing Date in an aggregate principal amount not to exceed $8,000,000.

     "Voting Capital Stock" means the Capital Stock entitled to vote generally in the election of directors.

     "1934 Act Filings" means the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 1997, the Quarterly Reports of the Company on Form 10-Q for each of the three months ended March 31, 1998, June 30, 1998 and September 30, 1998 and any other reports or other documents filed by the Company with the SEC since December 31, 1997 pursuant to the Exchange Act.

     "1998 Financial Statements" has the meaning set forth in Section 3.7(a) of this Agreement.

     "1999 Financial Statements" has the meaning set forth in Section 3.7(a) of this Agreement.

     "8% Subordinated Notes" means the Company's 8% Subordinated Notes in the aggregate principal amount of $9,000,000 issued pursuant to the May 1998 Securities Purchase Agreement.

1.2  Rules of Construction.

     Unless the context otherwise requires:

          a.  a term has the meaning assigned to it;

          b. an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

          c. "or" is not exclusive;

          d. words in the singular include the plural and in the plural include the singular;

          e. provisions apply to successive events and transactions; and

          f. "herein", "hereof" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

                                   ARTICLE II

                         AMOUNT AND TERMS OF SECURITIES

2.1 Commitment to Lend; Loans. On the terms and subject to the conditions contained in this Agreement (including, without limitation, Section 2.3(b) of this Agreement), the Lender agrees to make one or more Loans to the Company from time to time on any Business Day on or prior to December 31, 2001. Such Loans shall consist of (i) the First Loan, (ii) the Unrestricted Loans, (iii) Loans in addition to those referred to in clauses (i) and (ii) in the maximum principal amount of $8,000,000 ("Project Loans") and (iv) Loans in addition to those referred to in clauses (i), (ii) and (iii) in the maximum principal amount of $20,000,000 ("Screened Project Loans"). The maximum principal amount of Loans outstanding at any time shall not exceed $4,000,000 prior to the Closing Date and $40,000,000 at any time thereafter. On the terms and subject to the conditions contained in this Agreement, on or prior to December 31, 2001 amounts repaid pursuant to the first sentence of Section 2.4(b) may be reborrowed by the Company and, if reborrowed, (A) shall be deemed to be a Loan of the same Type as the Loan that was repaid, if the aggregate amount of Loans made pursuant to this Agreement at the time of such reborrowing (whether or not repaid) is less than $20,000,000 and (B) shall be deemed to be a Screened Project Loan, in all other cases. The Lender shall (i) have no obligation to make more than one Loan in any one calendar month and (ii) have no obligation to make any Loans to the Company after December 31, 2001.

2.2  Evidence of Debt.

     (a) On the First Loan Date, Lender shall receive from the Company the Note evidencing the maximum aggregate principal amount of the Loans.

     (b) There shall be attached to the Note, and maintained by the Company, a register in which the Company shall, from time to time, record (i) the date, amount and Type of each Loan under the Note, (ii) the date and amount of any interest payments due under the Note and (iii) the date and amount of any principal and interest payments made by the Company under the Note. The entries made in the register by the Company shall be conclusive and binding for all purposes, absent manifest error.

     (c) At any time after the Option Expiration Date, the Lender may, at its option, exchange the Note for one or more Notes of like tenor, in such denominations as the Lender may determine, payable to the order of the Lender evidencing in the aggregate the principal amount of Loans outstanding on such date; provided that the Lender may not transfer the Note or any portion of the Note except in accordance with Article XI of this Agreement.

2.3  Making of Loans.

     (a) The Lender agrees to make each Loan upon receipt of a notice of borrowing in the form of Exhibit B (a "Notice of Borrowing") specifying the amount of the proposed Loan given by the Company to the Lender not later than 10:00 am (New York time) on the tenth Business Day prior to the date of the proposed Loan, except with respect to the first Loan hereunder which shall be in the principal amount of $4,000,000 (the "First Loan") and which shall be made by the Lender to the Company on the third Business Day after the date hereof (the "First Loan Date") and shall be made without any requirement that the Company deliver a Notice of Borrowing. Subject to the terms and conditions of this Agreement, upon the date of a proposed Loan (a "Loan Date"), the Lender shall make available for the account of the Company in accordance with the bank wire instructions contained in such Notice of Borrowing, immediately available funds in the amount of the Loan. Each Loan shall be in an aggregate amount of not less than $1,000,000 or a multiple of $500,000 in excess thereof. Each Notice of Borrowing shall be irrevocable and binding upon the Company. The Company shall indemnify the Lender against any loss, cost or expense including, without limitation, the cost of Lender funds on its credit facilities, incurred by the Lender if a proposed Loan requested in a Notice of Borrowing (other than any Notice of Borrowing delivered pursuant to Section 2.6) is not made by the Lender because the conditions precedent to such Loan as set forth in Section 4.1, 4.2 or 4.3 of this Agreement were not satisfied or waived.

     (b) Each Notice of Borrowing shall describe the proposed use of proceeds, and shall provide sufficient information (including a description of any Project, if applicable) to allow the Lender to reasonably determine that the proceeds of the requested Loan will be used as required by Section 6.6. The Lender shall have the reasonable opportunity to review information (including without limitation the Company's financial projections) related to any Screened Project proposed in a Notice of Borrowing and to discuss the proposed use of proceeds with the Company.

2.4  Interest and Principal Payments.

     (a) The Company shall pay interest on the unpaid principal amount of each Loan from the date of the making thereof until the principal amount thereof shall be paid in full at a rate of 7.5% per annum. Interest shall be due and payable by the Company with respect to each Loan quarterly, in arrears on the last Business Day of each calendar quarter. All amounts paid shall first be applied to any accrued but unpaid interest. All payments required to be made by the Company under this Agreement shall be paid to the Lender to an account of the Lender designated to the Company in writing.

     (b) On or prior to June 30, 2001, the Company may repay all or a portion of the outstanding principal amount of the Note in its sole discretion (by approval of the Non-Alpharma Directors) on no more than one occasion in each calendar quarter on the last Business Day of such calendar quarter. Subject to the terms and conditions of this Agreement, amounts so repaid may be reborrowed pursuant to Section 2.1 on or prior to December 31, 2001. The Company shall repay the aggregate principal amount of the Note outstanding as of December 31, 2001 in accordance with the following schedule:

                                             % OF PRINCIPAL AMOUNT
                                             OF NOTE OUTSTANDING AS
DATE OF PAYMENT                               OF DECEMBER 31, 2001
---------------                              ----------------------
March 30, 2004.............................             5%
June 30, 2004..............................             5%
September 30, 2004.........................             5%
December 31, 2004..........................             5%
March 30, 2005.............................            10%
June 30, 2005..............................            70%

provided that any then remaining principal and interest outstanding with respect to the Note shall be paid in full on June 30, 2005. Notwithstanding the foregoing, Loans made pursuant to Section 2.6 may not be repaid by the Company.

     (c) Notwithstanding the foregoing, if the Closing Date has not occurred on or prior to September 30, 1999 (i) the Lender shall have no further obligation to make Loans and (ii) all unpaid principal and accrued interest on the Note shall be and become immediately due and payable by the Company without any declaration or other act on the part of any Holder.

     (d) If any required payment of principal or interest is not paid when due, whether at stated maturity, by acceleration or otherwise, the interest rate applicable to the amount of any such payment shall be the 7.5% per annum provided above plus an additional 2% per annum, all payable on demand.

2.5 Mandatory Prepayment Upon Change in Control. The Company shall give all Holders notice of any Change in Control with respect to the Company within 10 days after the later of (i) the date of such Change in Control and (ii) the date on which the Company becomes aware of such Change in Control. Upon any such Change in Control, any Holder shall have the right at its option exercisable upon written notice to the Company within 15 days after the Holder receives notice of such Change in Control, (i) to convert all or a portion of the then outstanding principal of the Note into Common

Stock (or such other security as may be provided under Section 9.4) pursuant to
Article IX hereof, or (ii) to require the Company to repay all of the outstanding amounts principal and accrued and unpaid interest under the Note held by such Holder. Following a Change in Control with respect to the Company, the Lender shall have no further obligations to make Loans.

2.6 Lender Discretionary Borrowing Under Note. So long as the Company has not exercised its right under Section 2.7 hereof, at any time after the close of business on December 31, 2002 and prior to the close of business on February 28, 2003, the Company shall, upon receipt of a written request from the Lender, deliver to the Lender a Notice of Borrowing (a "Top-Off Notice") requesting a Loan in an amount so that after giving effect to the Loan requested by such Notice of Borrowing the maximum principal amount of $40,000,000 is outstanding under the Note and the Lender shall make such Loan on the third Business Day following receipt of such Top-Off Notice. The Loan made pursuant to this Section is intended by the parties to provide for conversion of the maximum principal amount of the Note into Common Stock and may not be repaid by the Company. If a Loan is made pursuant to this Section, the Lender shall deliver a notice of conversion pursuant to Section 9.3 with respect to the maximum principal amount of $40,000,000 within three Business Days of making such Loan. Notwithstanding
Section 2.3(b) of this Agreement, any Top-Off Notice need not specify a Project for which the Company proposes to use the proceeds of the Loan being requested. Notwithstanding the foregoing, the Lender shall have no right to request a Top-Off Notice and no obligation to make a Loan pursuant to this Section if the Option Expiration Date has occurred due to the failure or refusal of Alpharma to make Loans, as set forth in the proviso to the definition of the term "Option Expiration Date" in the Depositary Agreement.

2.7 Optional Prepayment. At any time beginning at the close of business on the Option Expiration Date and ending at the close of business on December 31, 2002, the Company may, at its option, upon five Business Days prior written notice to the Lender, prepay all, but not less than all, of the outstanding principal amount of the Note, together with any accrued and unpaid interest to the date of such prepayment. Concurrent with such prepayment, the Company shall pay to the Lender in cash a conversion termination fee equal to 25% of the principal amount of the Note outstanding as of the close of business on December 31, 2001.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Lender as follows:

3.1 Organization and Existence, Etc. The Company (a) is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted, and (b) is duly qualified to do business as a foreign corporation and is in good standing (or the equivalent thereof under applicable law) in each jurisdiction in which the conduct of its business requires such qualification by reason of the ownership or leasing of property or otherwise (except for those jurisdictions in which the failure so to qualify does not have a Material Adverse Effect).

3.2 Subsidiaries. Other than Merger Sub, the Company has no Subsidiaries and owns no securities of other corporations or entities other than Permitted Investments.

3.3  Capitalization.

     (a) As of the date hereof, (i) the Company's authorized capital stock consists of: 60,000,000 shares of Common Stock, of which 7,026,445 shares are validly issued and outstanding, fully paid and non-assessable, and 5,000,000 shares of "blank check" preferred stock, $.01 par value per share, of which 7,000 shares have been designated Series G Convertible Exchangeable Preferred Stock, all of which shares are validly issued and outstanding, fully paid and non-assessable; and (ii) the Company has outstanding the securities set forth on
Schedule 3.3A which are convertible into or exercisable or exchangeable for Common Stock (the "Derivative Securities").

     (b) All the issued and outstanding shares of Capital Stock are free of preemptive and similar rights and have been offered, issued, sold and delivered by the Company in transactions in compliance with the applicable federal, state and foreign securities laws. Other than as set forth in Schedule 3.3A, there are no outstanding agreements or commitments requiring the Company to issue Capital Stock or Derivative Securities.

3.4  Authorization; Binding Obligations.

     (a) The Company has full power and authority to execute, deliver and perform this Agreement, the Note, the Ancillary Agreements and such other documents furnished or to be furnished by the Company hereunder, subject to the approval by the stockholders of the Company of the Merger Agreement and the transactions contemplated thereby. This Agreement, the Note and the Ancillary Agreements have each been duly authorized, executed and delivered by the Company, subject to the approval by the stockholders of the Company of the Merger Agreement and the transactions contemplated thereby, and each constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity and subject to the approval by the stockholders described above. Subject to the approval by the stockholders of the Company of the Merger Agreement and the transactions contemplated thereby, the issuance, offering and sale of the Securities pursuant to this Agreement, the compliance by the Company with the provisions of this Agreement, the Securities and the Ancillary Agreements, and the consummation of the other transactions contemplated hereby or thereby will not result in the creation or imposition of any lien, charge, security interest or encumbrance (collectively "Encumbrance") upon any of the assets of the Company pursuant to the terms or provisions of, or result in a breach or violation of or conflict with any of the terms or provisions of, or constitute a default under, or give any other party a right to terminate any of its obligations under, or result in the acceleration of any obligation under, (i) the Certificate of Incorporation and Bylaws of the Company, (ii) any contract or other agreement to which the Company is a party or by which the Company or any of its respective properties is bound, or (iii) any judgment, ruling, decree, order, statute, rule or regulation of any court or other governmental agency or body, domestic or foreign, applicable to the business or properties of the Company, except, with respect to clauses (ii) and (iii), in circumstances that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (b) The Note has been duly authorized for issuance and, following the issuance of the Note, the shares of Common Stock issuable upon conversion of the Note (the "Note Conversion Shares") will have been duly authorized and reserved for issuance. When the Note has been duly executed and delivered by the Company in accordance with this Agreement, (i) the Note will constitute the valid and legally binding obligation of the

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Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity, (ii) the principal amount outstanding under the Note will be convertible into Note Conversion Shares in accordance with the provisions of this Agreement and the Note, and (iii) the Note Conversion Shares initially issuable upon such conversion, when issued and delivered in accordance with the provisions of this Agreement and the Note, will be validly issued, fully paid and non-assessable.

3.5 Compliance with Instruments, Etc. Except as set forth on Schedule 3.5 hereto, the Company is not in breach or violation of, or in default under, any term or provision of (i) its Certificate of Incorporation and Bylaws, (ii) any indenture, mortgage, deed of trust, voting trust agreement, stockholders agreement, note agreement, debt instrument or other agreement or instrument to which it is a party or by which it is bound or to which any of its Property is subject, the effect of which breach, violation or default, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (iii) any statute, judgment, decree, order, rule or regulation applicable to the Company or of any arbitrator, court, regulatory body, administrative agency or any other governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its respective activities or properties and the effect of which breach, violation or default, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

3.6 Litigation. Except as set forth on Schedule 3.6 hereto, there are no actions, suits, proceedings or investigations pending, or, to the knowledge of the Company, threatened, against the Company before or by any court, regulatory body or administrative agency or any other governmental agency or body, domestic or foreign, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or any actions, suits, proceedings or investigations pending, or, to the knowledge of the Company, threatened, which challenges the validity of any action taken or to be taken pursuant to or in connection with this Agreement or the issuance of the Note or the Note Conversion Shares, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.7  Financial Statements; Taxes.

     (a) The Company has previously delivered to the Lender, true, correct and complete copies of its financial statements for the years ended December 31, 1995, 1996 and 1997 (the "Historical Financial Statements") and for the nine months ended September 30, 1998 (the "1998 Financial Statements"). The Company will deliver to the Lender true, correct and complete copies of all financial statements filed with the SEC from January 1, 1999 to the Closing Date (the "1999 Financial Statements" and together with the Historical Financial Statements and the 1998 Financial Statements, the "Financial Statements"). The Financial Statements have been (and in the case of 1999 Financial Statements will be) prepared in accordance with GAAP (except for the absence of the footnotes in any Financial Statements which do not cover a full fiscal year) and fairly present (and in the case of the 1999 Financial Statements will present) in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods then ended (subject to normal year-end adjustments in the case of the 1998 Financial Statements and in any other Financial Statements which do not cover a full fiscal year). The Historical Financial Statements have been (and the Company's financial statements for the year ended

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December 31, 1998 will be) audited by PricewaterhouseCoopers LLP who are independent public accountants within the meaning of the Securities Act and they have expressed (or in the case of the Company's financial statements for the year ended December 31, 1998 will express) an opinion thereon, which is unqualified with respect to the Financial Statements for the years ended December 31, 1995 and 1996. As of the respective dates of the Financial Statements, the Company had (and in the case of 1999 Financial Statements will have) no material liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) whether or not required by GAAP to be reflected on a balance sheet or disclosed in the notes thereto except as were reflected on any balance sheet or disclosed in any notes contained in the Financial Statements.

     (b) Except as set forth on Schedule 3.7B hereto, the Company has filed or obtained extensions for all necessary income, franchise and other material tax returns, domestic and foreign, and has paid all taxes shown as due thereunder (except in the case where the Company is contesting such matter in good faith and except in such circumstances where such failure would not reasonably be expected to have a Material Adverse Effect), and the Company has no knowledge of any tax deficiency which might be assessed against the Company which would reasonably be expected to have a Material Adverse Effect.

3.8 Offering. Subject to the Lender's representations and warranties in the Ancillary Agreements, the offer, sale and issuance of the Securities to the Lender as contemplated by this Agreement are not subject to the registration requirements of the Securities Act and neither the Company, nor anyone acting on its behalf, has taken or will take any action that would cause such registration requirements to be applicable.

3.9  Permits; Governmental and Other Approvals.  Except as set forth in Schedule
3.9 hereto, the Company has such licenses, permits, consents, orders, approvals and other authorizations necessary for the conduct of its business as now being conducted, except where the absence of such authorizations would not have a Material Adverse Effect and except with respect to the Company's products in development for which marketing and other approval from the FDA and similar regulatory authorities have not been obtained. No approval, consent, authorization or other order of, and no designation, filing, registration, qualification or recording with, any governmental authority, domestic or foreign, is required for the Company's performance of this Agreement or the consummation of the transactions contemplated hereby except for applicable filings with the Nasdaq Stock Market, the filing of Form D under the Securities Act, the filing of one or more Reports on Form 8-K under the Exchange Act, the filing of a Registration Statement on Form S-4 and a Registration Statement on Form 8-A in connection with the Merger, any filings required under the HSR Act and the filing of a Certificate of Merger and Certificate of Amendment to the Company's Certificate of Incorporation in connection with the Merger.

3.10 Sales Representatives, Customers and Key Employees. Except as set forth in Schedule 3.10A, to the knowledge of the Company, as of the date hereof, no independent sales representative or key employee or group of employees of, or party or Person providing services to, the Company has any intention to terminate his, her or its relationship with the Company or, in the case of employees, to leave the employ of the Company, which termination or departure would have a Material Adverse Effect. Except as set forth in Schedule 3.10B hereto, all personnel as of the date hereof are employed on an "at will" basis and may be terminated upon notice of not more than (30) days.

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3.11  Intellectual Property.

     (a) To the Company's knowledge, the Company has full and exclusive right, title and interest in and to, or, to the extent set forth on Schedule 3.11(a), license rights to, all (i) patents, patent applications, registered or unregistered trademarks, service marks, tradenames, and applications therefor, registered or unregistered copyrights and applications therefor, know-how, proprietary rights and processes, trade secrets, customer lists, methodologies (to the extent practicable), proprietary developments and marketing information,
(ii) know-how, inventions, inventors' notes (to the extent such notes exist), drawings and designs associated with the foregoing and (iii) other confidential information, (all of the foregoing collectively, "Intellectual Property") used in or necessary for the ongoing conduct of its business and the development of the Pipeline Products ("Company Intellectual Property"), free and clear of all Encumbrances of any nature, except where the failure to have full and exclusive right, title and interest in and to, or license rights to, Intellectual Property would not reasonably be expected to have a Material Adverse Effect; and except as set forth on Schedule 3.11(a), the Company has no material obligation to any other Person or entity with respect to Company Intellectual Property or any developed or under development product or process of the Company utilizing or embodying any Company Intellectual Property. Schedule 3.11(a) is a complete and accurate schedule of all patents, patent applications, registered trademarks, service marks, tradenames and applications therefor, registered copyrights and applications therefor, and license agreements used in or necessary for the ongoing conduct of Company's business.

     (b) There is (i) to the Company's knowledge, no infringement, misuse or misappropriation of any Intellectual Property owned, licensed or controlled by any third party arising out of any product or process (including without limitation any Pipeline Product) now being used, manufactured, developed, under development, or distributed, or ever having been used, manufactured, developed, under development, or distributed at any time previously, by or on behalf of the Company, except to the extent such infringement, misuse or misappropriation would not reasonably be expected to have a Material Adverse Effect, (ii) no pending or, to the knowledge of the Company, threatened claim or challenge of or proceeding for infringement, misuse or misappropriation of or interference with any Intellectual Property owned, licensed or controlled by any third party arising out of any product or process now being used, manufactured, developed or distributed, or ever having been used, manufactured, distributed or developed at any time previously, by or on behalf of the Company, which would reasonably be expected to have a Material Adverse Effect, (iii) except as set forth in
Schedule 3.11(b) hereto, no pending or, to the knowledge of the Company, threatened claim, challenge or proceeding by the Company against any third party for infringement, misuse or misappropriation of or interference with any Intellectual Property owned, licensed or controlled by the Company or (iv) no notice from any another party to the Company to the effect that, or, to the knowledge of the Company, facts or information which, in the reasonable opinion of the Company, would render any Company Intellectual Property owned, invalid or unenforceable, nor, to the knowledge of the Company, is there any allegation that any such Company Intellectual Property is invalid or unenforceable, except to the extent that the invalidity or unenforceability of such Company Intellectual Property would not reasonably be expected to have a Material Adverse Effect.

     (c) Except as set forth in Schedule 3.11(c), the Company has not disclosed any material confidential information developed or utilized by the Company to any third party except on a confidential basis and pursuant to a written confidentiality agreement, nor, to the knowledge of the Company, has any third party disclosed confidential information developed or utilized by the Company to any Person in material breach of such confidentiality agreement.

3.12 Form 10-K and 10-Q. The Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 1997, the Quarterly Reports on Form 10-Q for each of the three months ended March 31, 1998, June 30, 1998 and September 30, 1998, and any reports filed with the SEC pursuant to the Exchange Act from the date hereof to the First Loan Date when filed by the Company, complied or will comply as to form in all material respects with the applicable requirements of the Exchange Act and did not or will not, as of the date of such filing, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

3.13 Regulatory Status. Schedule 3.13 sets forth a description of the development status of each of the Company's principal products not currently on the market as of the date hereof ("Pipeline Products"), including status with the FDA. The Company has made available to the Lender for its review all of its correspondence with the FDA related to the Pipeline Products and has had no oral communications with the FDA that are contrary to any such correspondence dated later than January 1, 1998. With respect to any Pipeline Products not in commercial production, such description sets forth the remaining steps to be taken prior to commercial production and an estimate of the time required to reach commercial production. The Company makes no representation or warranty with respect to the estimated time to achieve such steps.

3.14 Registration Rights. Except as provided for in this Agreement, the Ancillary Agreements, or in Schedule 3.14, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any of its securities which may hereunder be issued.

3.15 No Relationship Between Parties. The Company is not an owner of any shares of the stock or equity interest in the Lender. To the Company's knowledge, as of the date hereof no officer, director, or owner of more than 5% of the outstanding capital stock of the Company with which any officer or director of the Company is affiliated owns any shares of the capital stock of or equity interest in the Lender.

3.16 Ordinary Course. Since September 30, 1998, the Company, except as set forth on Schedule 3.16 hereto, in the 1934 Act Filings or as explicitly contemplated by this Agreement, has conducted its business in the ordinary course, has not incurred any material obligation, absolute or contingent, or entered into any material transactions not in the ordinary course of business which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and has not declared or paid any dividends or distributions on its Capital Stock or reacquired any shares of its Capital Stock.

3.17 No Finders. The Company has not employed any broker or finder in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

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                                   ARTICLE IV

                    CONDITIONS OF OBLIGATIONS OF THE LENDER

4.1 Conditions to Lender's Obligations on the First Loan Date. The obligation of the Lender to make the First Loan is subject to the fulfillment to its reasonable satisfaction, or the waiver by the Lender, on the First Loan Date of each of the following conditions:

     (a) Representations and Warranties Correct. The representations and warranties of the Company in Article III hereof shall be (x) true and correct on and as of the date hereof and (y) true and correct in all material respects on and as of the First Loan Date with the same force and effect as if they had been made on and as of the First Loan Date, except in the case of clause (y) for (i) those representations and warranties which address matters only as of a particular date (which shall be true and correct as of such date), (ii) circumstances in which the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (iii) inaccuracies resulting from the failure to obtain shareholder approval for the transactions contemplated by the Ancillary Agreements.

     (b) Compliance Certificate. The Company shall have delivered to the Lender a certificate of the Company's President, dated the First Loan Date, certifying to the fulfillment of the conditions specified in subsections (a) and (e) of this Section 4.1.

     (c) No Impediments. No statute, judgment, order or decree of any court, regulatory body, administrative agency or any other governmental agency or body shall be in effect which would impose any material limitation on the ability of the Lender to exercise full rights of ownership of the Securities.

     (d) No Defaults. The Company shall not be in default under any indenture, mortgage, agreement, instrument or commitment evidencing or under which there is at the time outstanding any Indebtedness of the Company or any Subsidiary, in excess of $200,000, or which results in such Indebtedness, in an aggregate amount (with other defaulted Indebtedness) in excess of $200,000 becoming due and payable prior to its due date.

     (e) No Material Adverse Events. Except as set forth in the schedules attached hereto pursuant to Article III hereof, as disclosed in the 1934 Act Filings filed with the SEC prior to the date hereof or as set forth in Schedule 4.1(e) hereto, since September 30, 1998, there shall have been no Material Adverse Effect with respect to the Company (other than the continued incurrence of losses in the ordinary course of business).

     (f) Legal Investment. The purchase of the Note by the Lender hereunder shall be legally permitted by all statutes, rules and regulations to which the Lender and the Company are subject.

     (g) Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body that are now required in connection with the lawful issuance and sale of the Note pursuant to this Agreement shall have been duly obtained and shall be in full force and effect.

     (h) Issuance Taxes. All taxes imposed by law in connection with the initial issuance, sale and delivery of the Securities shall have been fully paid by the Company, and all laws imposing such taxes shall have been fully complied with at the time of such issuance.

     (i) Proceedings and Other Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and the Ancillary

Agreements (other than shareholder approval) shall have been taken, and the Lender shall have received such other documents and instruments in form and substance reasonably satisfactory to it and its counsel, as to such other matters incident to the transaction contemplated hereby as it may reasonably request. The Ancillary Agreements shall be in full force and effect.

     (j) Opinion of Counsel. The Lender shall have received the opinion of Hale and Dorr LLP, counsel for the Company, dated the First Loan Date, substantially with respect to the matters set forth on Exhibit C attached hereto.

     (k) Consents, Waivers, Etc. The Company shall have obtained all consents or waivers necessary to execute and deliver this Agreement and the Ancillary Agreements, issue the Securities and carry out the transactions contemplated hereby and thereby, and all such consents and waivers shall be in full force and effect except for shareholder approval.

     (l) Delivery. The Company shall have delivered to the Lender (i) the Note and (ii) the following:

          (A) A certified copy of the Company's certificate of incorporation and all amendments thereto, appropriately authenticated;

          (B) A copy of the Company's bylaws, as amended to date, certified as being true by a principal Officer of the Company; and

          (C) A certificate of good standing of the Company as a foreign corporation certified as of a recent date by the Secretary of State of the Commonwealth of Massachusetts, and from every jurisdiction in which the Company is qualified to do business.

4.2  Conditions to Lender's Obligations to Make the First Unrestricted
Loan. The obligation of the Lender to make the first Unrestricted Loan is subject to the fulfillment to its reasonable satisfaction, or the waiver by the Lender, on or prior to the Closing Date of each of the following conditions:

     (a) Representations and Warranties Correct. The representations and warranties of the Company in Article III hereof shall be (x) true and correct on and as of the date hereof and (y) true and correct in all material respects on and as of the Closing Date with the same force and effect as if they had been made on and as of the Closing Date, except in the case of clause (y) for (i) those representations and warranties which address matters only as of a particular date (which shall be true and correct as of such date) and (ii) circumstances in which the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (b) Performance. All covenants, agreements and conditions contained in this Agreement to be performed or complied with on or prior to the Closing Date by the Company shall have been performed or complied with by the Company in all material respects on or prior to the Closing Date.

     (c) Conditions in Section 4.1. The conditions set forth in Section 4.1 remain fulfilled or waived by the Lender on or prior to the Closing Date, provided that any exceptions therein for shareholder approval shall not be given effect.

     (d) Proceedings and Other Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and the Ancillary Agreements shall have been taken, and the Lender shall have received such other documents and instruments in form and substance reasonably satisfactory to it and its counsel, as to such other matters incident to the transaction contemplated hereby as it may reasonably request. The Ancillary Agreements shall be in full force and effect. The Merger shall have occurred as contemplated by the Merger Agreement and the other transactions required by the Ancillary Agreements (including the satisfaction or waiver of the conditions set forth in Section 5.1, 5.2 and 5.3 of the Master Agreement) to have occurred at or prior to the Effective Time shall have occurred. The Second Amendment shall be in full force and effect. The Second Amendment Closing Date (as defined in the Second Amendment) shall have occurred and all the other transactions required by the Second Amendment to have occurred at or prior to the Second Amendment Closing Date shall have occurred.

     (e) No Defaults. No event has occurred and is continuing or would result from the first Unrestricted Loan being made on such date, which constitutes a Default or an Event of Default.

     (f) Use of Proceeds. The Lender shall be reasonably satisfied that the proceeds of the Loan being made will be used as set forth in Section 6.6.

4.3 Conditions Precedent to Each Loan. The obligation of the Lender to make any Loan other than the First Loan or the first Unrestricted Loan is subject to the fulfillment to its reasonable satisfaction, or the waiver by the Lender, on or prior to the applicable Loan Date of each of the following conditions:

     (a) The conditions set forth in subsections (c), (d), (f) and (g) of
Section 4.1 remain fulfilled or waived by Lender.

     (b) No event has occurred and is continuing, or would result from the Loan being made on such date, which constitutes a Default or an Event of Default.

     (c) No Impairment Event has occurred and is continuing since September 30, 1998.

     (d) The Lender shall be reasonably satisfied that the proceeds of the Loan being made will be used as set forth in Section 6.6.

4.4 Cooperation. The Lender shall take all reasonable steps and use all reasonable efforts necessary or desirable, and shall cooperate with the Company to enable it, to obtain, as promptly as practicable, all approvals, authorizations, certificates, consents and clearances required to consummate the transactions contemplated hereby and satisfy the conditions set forth in Sections 4.1, 4.2 and 4.3.

                                   ARTICLE V

                    CONDITIONS OF OBLIGATIONS OF THE COMPANY

5.1 Company's Obligation. The Company's obligations under this Agreement are subject to the fulfillment to its reasonable satisfaction, or the waiver by the Company, on or prior to the First Loan Date of each of the following conditions:

     (a) Performance. All covenants, agreements and conditions contained in this Agreement to be performed or complied with on or prior to the First Loan Date by the Lender shall have been performed or complied with in all respects on or prior to the First Loan Date.

     (b) Compliance Certificate. The Lender shall have delivered to the Company a certificate of an Officer of the Lender, dated the First Loan Date, certifying to the fulfillment of the condition specified in subsection (a) of this Section 5.1.

5.2 Cooperation. The Company shall take all reasonable steps and use all reasonable efforts necessary or desirable, and shall cooperate with the Lender to enable it, to obtain, as promptly as practicable, all approvals, authorizations, certificates, consents and clearances required to consummate the transactions contemplated hereby and satisfy the conditions set forth in Section 5.1.

                                   ARTICLE VI

                      AFFIRMATIVE COVENANTS OF THE COMPANY

     Subject to Section 6.10 hereof, the Company hereby covenants and agrees:

6.1  Reports.  The Company will deliver to each Holder the following:

     (a) within thirty (30) days after the end of each of the twelve (12) monthly accounting periods in each fiscal year (or when furnished to the Board of Directors, if earlier), unaudited consolidated statements of income and retained earnings and cash flows of the Company and its Subsidiaries, if any, for each monthly period and for the period from the beginning of such fiscal year to the end of such monthly period, together with consolidated balance sheets of the Company and its Subsidiaries, if any, as at the end of each monthly period, setting forth in each case comparisons to budget and to corresponding periods in the preceding fiscal year which statements will be prepared in accordance with GAAP, consistently applied subject to the absence of footnotes and year-end adjustments;

     (b) within ninety (90) days after the end of each fiscal year, consolidated statements of income and retained earnings and cash flow of the Company and its Subsidiaries, if any, for the period from the beginning of each fiscal year to the end of such fiscal year, and consolidated balance sheets as at the end of such fiscal year, setting forth in each case in comparative form corresponding figures for the preceding fiscal year, which statements will be prepared in accordance with GAAP, consistently applied (except as approved by the accounting firm examining such statements and disclosed by the Company) and will be accompanied by a report on the consolidated statements of a public accounting firm reasonably acceptable to the Requisite Holders or one of the public accounting firms currently known as the "Big Five" (either, an "Approved Accounting Firm");

     (c) within ten (10) days after transmission thereof, copies of all financial statements, proxy statements, reports and other communications which the Company sends to its stockholders, copies of all registration statements and all regular, special or periodic reports which it files with the SEC or with any securities exchange on which any of the securities of the Company are then listed or proposed to be listed, and copies of all press releases made generally available by the Company to the public concerning material developments in the business of the Company and its Subsidiaries, if any; and

     (d) promptly after the occurrence thereof (but in any event within seven
(7) days after such occurrence is known to the Company) notice of any condition or event which constitutes, or the occurrence of (i) an event which would lead the Company to believe that the Company is not in compliance in material respects with the covenants in this Agreement or (ii) the institution or threatened institution of an action, suit or proceeding against the Company or any of its Subsidiaries by or before any court, regulatory authority, administrative agency or any other governmental agency or body, domestic or foreign, which, if adversely decided, could have a Material Adverse Effect.

     (e) at least thirty (30) days prior to the end of each fiscal year, a detailed annual operating budget and business plan for the Company and its subsidiaries, if any, for such fiscal year. Such budgets shall be prepared on a monthly basis, displaying consolidated statements of anticipated income and retained earnings, consolidated statements of anticipated cash flow and projected consolidated balance sheets, setting forth in each case the assumption (which assumptions and projections shall represent and be based upon the good faith best judgment in respect thereof of the Chief Executive Officer of the Company) behind the projections contained in such financial statements, and which budgets shall have been approved by the Board of Directors of the Company or prior to the beginning of each twelve-month period to which they pertain and, promptly upon preparation thereof, any other budgets that the Company may prepare and any revisions of such annual or other budgets.

6.2 Accounts and Records. The Company shall keep true records and books of account in which entries will be made of all dealings or transactions in relation to the business and affairs of the Company and its Subsidiaries, if any, in accordance with GAAP, to the extent applicable, applied on a consistent basis.

6.3 Inspection. For so long as the Lender has not transferred any portion of the Note, the Company shall permit the Lender or any of its officers, employees, representatives or such other Person as the Lender may designate, during regular business hours of the Company, upon reasonable prior notice, to visit and inspect the offices and properties of the Company and to (i) review and make extracts or copies of the books, accounts and records of the Company, and (ii) discuss the affairs, finances and accounts of the Company, with the Company's Officers, members of the Board of Directors, Approved Accounting Firm, consultants and attorneys.

6.4 Independent Accountants. The Company will retain an Approved Accounting Firm to audit the Company's financial statements at the end of each fiscal year. In the event the services of the Approved Accounting Firm shall be terminated, the Company shall promptly thereafter seek to engage another Approved Accounting Firm.

6.5 Board Members and Meetings. From and after the Closing Date and prior to the Option Expiration Date,

     (a) The Company's Board of Directors may not consist of more than eleven or less than seven directors without the consent of the Requisite Holders. The Company agrees to hold meetings of its Board of Directors at least four times a year, at least once per calendar quarter. The Lender shall have the right to have one (1) nominee included on the Board of Directors' slate of nominees to stand for election to the Board of Directors. The director of the Company designated by the Lender pursuant to this Section 6.5(a) shall be referred to hereinafter as the "Alpharma Director".

     (b) If at any time the Board of Directors designates a committee or committees to act on behalf of the Board, (other than any special committee or committees of Non-Alpharma Directors constituted for the purpose of making any determination that is to be made by such committee under the terms of this Agreement or any Ancillary Agreement or that otherwise relates to any matter with respect to which the Company and the Lender have a potential conflict of interest, if counsel to the Company advises the Board of Directors that the exclusion of the Alpharma Director from such committee is appropriate given such potential conflict of interest) the Alpharma Director shall be given an option to

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be a member of such committee or committees. Prior to the Closing Date, the
Alpharma Director shall have been appointed to the Compensation Committee and the Audit Committee of the Company's Board of Directors.

     (c) No more than three (3) of the members of the Company's Board of Directors shall be employed, or otherwise be compensated (other than normal director's compensation (i.e., meeting fees, expense reimbursements and stock options), by the Company.

     (d) The Company shall pay fees to the Alpharma Director in an amount not less than the fees paid to any other director of the Company who is not an executive officer of the Company, and shall reimburse such Alpharma Director for his or her reasonable expenses incurred in attending each Board or committee meeting or otherwise serving as a director.

6.6 Use of Proceeds. The Company shall use all the proceeds received from the First Loan and the Unrestricted Loans for (a) general corporate purposes, including capital expenditures and working capital, (b) the payment of legal fees and disbursements, accounting fees, investment banking fees, SEC filing fees and other fees and expenses incurred in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, and (c) any Projects. The Company shall use all of the proceeds of Project Loans (other than Loans made pursuant to Section 2.6 hereof) only for Projects and the payment of fees and expenses related thereto. The Company shall use all the proceeds received from Screened Project Loans (other than any Loans made pursuant to Section 2.6 hereof) for Screened Projects and the payment of fees and expenses related thereto. Pending the Company's use of the proceeds as set forth herein, the Company shall invest all Loan proceeds in Permitted Investments consisting exclusively of such proceeds.

6.7 Insurance. The Company shall keep in force with responsible insurers, policies of insurance providing coverage, limits and deductibles customary in the Company's industry.

6.8 Research and Development. The Company shall not incur expenses of, or make commitments with respect to, more than an aggregate of $7,500,000 in the 2001 fiscal year in R&D Projects.

6.9 Further Assurances. From time to time the Company shall execute and deliver to Lender such other instruments, certificates, agreements and documents and take such other action and do all other things as may be reasonably requested by Lender in order to implement or effectuate the terms and provisions of this Agreement.

6.10 Termination. The covenants and agreements of the Company set forth in this Article VI (other than Section 6.9) shall terminate and be of no further force or effect at such time as no principal or interest on the Note is outstanding or payable (whether as a result of the payment of all outstanding principal and accrued interest on the Note or the conversion of the Note) and no amounts may be borrowed pursuant to this Agreement.

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                                  ARTICLE VII

                               NEGATIVE COVENANTS

     Subject to Section 7.14 hereof, the Company hereby covenants and agrees that it will not, will not agree to and will not suffer or permit any Subsidiary of the Company to, do any of the following without the consent of the Requisite
Holders:

7.1 Borrowed Money Indebtedness. Create, incur, suffer or permit to exist, or assume or guarantee, or become or remain liable with respect to any Borrowed Money Indebtedness, except the following:

     (a) the Note;

     (b) the Borrowed Money Indebtedness existing on the date of this Agreement and disclosed in the Financial Statements, and all renewals, extensions and replacements (but not increases) of any of the foregoing, provided that the accrual of interest on such liabilities, so long as it is not converted to principal, shall not be deemed to increase such liabilities;

     (c) principal of up to $50,000,000 of Borrowed Money Indebtedness in the aggregate outstanding at any time (which (i) prior to or on the Option Expiration Date must consist solely of Screened Project Indebtedness and (ii) thereafter, may include up to $10,000,000 of Borrowed Money Indebtedness that is not Screened Project Indebtedness), plus any accrued interest thereon; provided, that all such Screened Project Indebtedness outstanding on the Option Exercise Date must be repayable at the option of the Company in full with aggregate penalties not in excess of $1,000,000 in connection with the Lender's purchase of the Common Stock pursuant to its exercise of the Call Option;

     (d) purchase money Indebtedness permitted by Section 7.10 to the extent liens securing the same are allowed by the other provisions of this Agreement;

     (e) capitalized lease obligations to the extent leases with respect thereto are allowed by the other provisions of this Agreement;

     (f) the convertible notes issuable pursuant to the May 1998 Securities Purchase Agreement;

     (g) on or prior to the Option Expiration Date, any Screened Project Indebtedness that is convertible directly or indirectly into Common Stock provided that (i) the aggregate annual interest expense (including, without limitation the full effect of both cash and non-cash accrued interest) with respect to such Indebtedness shall not exceed $1,500,000; (ii) such Indebtedness by its terms is automatically converted into Common Stock on or prior to the Option Closing Date; and (iii) such Indebtedness may not be repaid by the Company prior to the Option Closing Date; and

     (h) after the Option Expiration Date, any Borrowed Money Indebtedness that is convertible directly or indirectly into Common Stock.

7.2 Liens. Create or suffer to exist any Lien upon any of its Property now owned or hereafter acquired, or acquire any Property upon any conditional sale or other title retention device or arrangement or any purchase money security agreement; provided, however, that the Company any Subsidiaries of the Company may create or suffer to exist Permitted Liens.

7.3 Contingent Liabilities. Directly or indirectly guarantee the performance or payment or, or purchase or agree to purchase, or assume or contingently agree to become or be secondarily liable in respect of, any obligation or liability of any other Person except for:

     (a) the endorsement of checks or other negotiable instruments in the ordinary course of business;

     (b) obligations disclosed to Lender in the Financial Statements (but not increases of such obligations after the First Loan Date, provided that the accrual of interest on such obligations, so long as it is not converted to principal, shall not be deemed to increase such obligations);

     (c) obligations in respect of employees which shall not exceed an aggregate amount equal to $200,000 at any time outstanding; and

     (d) those liabilities permitted under Section 7.1 hereof.

7.4 Mergers, Consolidations and Dispositions and Acquisitions of Assets. In any single transaction or series of related transactions, directly or indirectly:

     (a) liquidate or dissolve;

     (b) be a party to any merger or consolidation unless (i) no Default or Event of Default has occurred that is then continuing; (ii) immediately thereafter and giving effect thereto, no event will occur and be continuing which constitutes a Default; (iii) the Company, or the Subsidiary, if any, is the surviving Person; and (iv) the Holders are given at least twenty (20) days prior notice of such merger or consolidation or such lesser number of days as is practicable;

     (c) sell, convey or lease all or substantially all of its assets, except for the sale of property in the ordinary course of business;

     (d) acquire all or a substantial portion of the assets or stock of any person whether by merger or otherwise other than in a transaction or series of transactions that constitute a Screened Project, provided that this subsection shall not prevent any Project funded with the proceeds of the First Loan, any Unrestricted Loan or Project Loans; or

     (e) pledge, transfer or otherwise dispose of any equity interest in any of its Subsidiaries, if any exist, or issue or permit any of its Subsidiaries, if any exist, to issue any additional equity interests except to the Company or another of its Subsidiaries. Nothing in this Agreement shall prohibit the Company from selling obsolete equipment or from replacing used equipment in the ordinary course of business.

7.5 Redemption, Dividends and Distributions. At any time, except as contemplated by this Agreement and the terms of the Note, by the Ancillary Agreements and by the Series G Preferred: (a) redeem, retire or otherwise acquire, directly or indirectly, any equity interest of the Company or any of its Subsidiaries (other than $250,000 in any fiscal year to be used to effectuate the repurchase of restricted stock issued to employees, directors or consultants of the Company pursuant to a restricted stock agreement) or (b) make any distributions of any property or cash in respect of any of its Capital Stock.

7.6 Nature of Business. Change the nature of its business or enter into any business which is substantially different from the development, manufacture and sale of pharmaceuticals principally for the pediatric market.

7.7 Transactions with Related Parties. Enter into any transaction or agreement with any Officer, director or beneficial owner of five percent (5%) or more of the outstanding

Capital Stock in the Company or any of its Subsidiaries (or any Affiliate of any such Person) unless the transaction is upon no less favorable terms than those that are obtainable from wholly unrelated sources. The provisions of this
Section 7.7 shall not apply to (a) fees and compensation (including options and equity compensation) paid to or indemnity provided on behalf of Officers, directors, employees or consultants of the Company and any of its Subsidiaries, as determined by the Board of Directors of the Company or any of such Subsidiaries or the Chief Executive Officer thereof in good faith and (b) transactions exclusively between or among the Company's Subsidiaries, provided such transactions are not otherwise prohibited by this Agreement. Notwithstanding the prior two sentences, the Company may not pay management or consulting fees to such related parties in excess of an aggregate of $50,000 per year.

7.8 Loans and Investments. Make any loan, advance, extension of credit or capital contribution to, or make or have any Investment in, any Person, or make any commitment to make any such extension of credit or investment, except (a) Permitted Investments, (b) normal and reasonable advances in the ordinary course of business to Officers and employees and (c) capital contributions or Investments used to fund a Project permitted by Section 6.6, provided in the case of clause (c) that the making of such capital contribution or Investment does not cause a Default under any other provision hereof.

7.9 Organizational Documents. Amend, modify, restate or supplement its Certificate of Incorporation or Bylaws if such action could reasonably be expected to adversely affect the rights of the Lender under this Agreement or any Ancillary Agreement.

7.10 Lease Expenses; Purchase Money Indebtedness. Permit aggregate operating lease expenses (excluding lease payments under capital leases), for the Company and its Subsidiaries in the aggregate in any fiscal year, to exceed $500,000. Incur or create new capital lease obligations or purchase money Indebtedness in any fiscal year in excess of $200,000 in the aggregate for the Company and its Subsidiaries. Permit aggregate capital lease obligations and purchase money Indebtedness outstanding at any one time to exceed $2,000,000 in the aggregate for the Company and its Subsidiaries.

7.11 Sale/Leasebacks. Enter into any sale/leaseback transactions except as permitted under the provisions of Section 7.10.

7.12 Issuance of Stock. On or prior to the Option Expiration Date, issue, or become obligated to issue shares of Capital Stock or securities convertible into Capital Stock, except for (i) shares of Common Stock, (ii) rights, warrants or options to purchase shares of Common Stock granted prior to March 31, 2002 and rights, warrants or options to purchase up to 100,000 shares of Common Stock on or after March 31, 2002 (such number to be adjusted for stock splits or reclassifications), (iii) securities evidencing Screened Project Indebtedness permitted by Section 7.1(g). On or prior to the Option Expiration Date, use the proceeds of any issuances of securities (other than pursuant to the exercise of options granted to officers, directors, consultants, employees and advisors and other than the First Loan, the Unrestricted Loans and the Project Loans) to fund Screened Projects and the payment of fees and expenses related thereto. Prior to the Option Expiration Date, establish a "Shareholders Rights Plan" or "Poison Pill" or issue any securities in connection therewith.

7.13 Subsidiaries. Form, create or acquire any Subsidiary other than Merger Sub or permit any Person other than the Company or a wholly owned Subsidiary to hold an equity interest in any Subsidiary.

7.14 Termination. The covenants and agreements of the Company set forth in this Article VII shall terminate and be of no further force or effect at such time as no principal or interest on the Note is outstanding or payable (whether a result of the payment of all outstanding principal and accrued interest on the Note or the conversion of the Note) and no amounts may be borrowed pursuant to this Agreement.

                                  ARTICLE VIII

                             DEFAULTS AND REMEDIES

8.1  Events of Default.  An "Event of Default" occurs if:

     (a) the Company defaults in the payment of interest on the Note when the same becomes due and payable and such default continues for a period of 5 Business Days;

     (b) the Company defaults in the payment of the principal of the Note when the same becomes due and payable at maturity, upon acceleration or otherwise;

     (c) the Company defaults in the performance of any covenants under Article VII of this Agreement;

     (d) the Company fails to comply with any of the provisions of this Agreement (other than Article VII) and such failure continues for 20 Business Days after notice from the Requisite Holders;

     (e) the Company defaults in payment on Borrowed Money Indebtedness (giving effect to any applicable grace periods and any extensions thereof) of at least $700,000 principal amount;

     (f) there has been an acceleration of the final stated maturity of any Borrowed Money Indebtedness of the Company (which acceleration shall not have been cured, waived, rescinded or annulled for 10 Business Days) if the aggregate principal amount of such Borrowed Money Indebtedness, together with the principal amount of any other such Borrowed Money Indebtedness in default for failure to pay principal at maturity or which has been accelerated, aggregates $700,000 or more at any time;

     (g) any representation or warranty of the Company under this Agreement shall prove to have been incorrect in any material respect when made;

     (h) there exists an outstanding unsatisfied final judgment which, either alone or together with other outstanding unsatisfied final judgments against the Company, exceeds an aggregate of $200,000 (to the extent not covered by insurance) and such judgment shall have continued undischarged or unstayed for 20 Business Days after entry thereof;

     (i) the Company pursuant to or within the meaning of any Bankruptcy Law:

          (i) commenced a voluntary case,

          (ii) consents to the entry of an order for relief against it in an involuntary case,

          (iii) consents to the appointment of a custodian of it or for all or substantially all of its property, or

          (iv) makes a general assignment for the benefit of its creditors; or

     (j) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

          (i) is for relief against the Company in an involuntary case,

          (ii) appoints a custodian of the Company for all or substantially all of its property, or

          (iii) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for 90 consecutive days.

8.2 Acceleration. If an Event of Default occurs and is continuing, the Requisite Holders by notice to the Company, may declare the principal of and any accrued interest on the Note to be due and payable. Upon such declaration such principal and interest shall be due and payable immediately. If an Event of Default specified in Section 8.1(i) or (j) occurs, all unpaid principal and accrued interest on the Note then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of any Holder.

8.3 Other Remedies. Notwithstanding any other provision of this Agreement, if an Event of Default occurs and is continuing, any Holder may pursue any available remedy by proceeding at law or in equity to collect the principal of or interest then due on the Note held by such Holder. Without limiting the foregoing, the Company, the Parent and the Lender acknowledge and agree that the respective remedies of the Company, the Parent, the Lender and any other Holder at law for a breach or threatened breach of any of the provisions of this Agreement or the Subordination Agreement would be inadequate and, in recognition of that fact, agree that, in the event of a breach or threatened breach by the Company, the Parent, the Lender or any Holder of any of the provisions of this Agreement, or the Subordination Agreement, in addition to any remedies specified herein, at law or otherwise, any party hereto and any Holder, without posting any bond shall be entitled to seek equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, provided that no Holder shall be entitled to specific performance of the provisions of Section
6.5 hereof.

     A delay or omission by any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative.

8.4 Waiver of Past Defaults. Any past Default or Event of Default and its consequences may be waived in accordance with Section 12.2. When a Default or an Event of Default is waived, it is cured and ceases.

                                   ARTICLE IX

                                   CONVERSION

9.1 Right of Conversion. A Holder may convert all or a portion of the then outstanding principal of the Note into Common Stock of the Company (i) on one occasion on or after any Change in Control with respect to the Company in accordance with Section 2.5 and (ii) at any time after the close of business on December 31, 2002.

9.2 Conversion Price. The conversion price per share of Common Stock for the Note shall be $7.125 per share. The number of shares of Common Stock issuable upon conversion of the Note shall be determined by dividing the dollar amount of the outstanding principal of the Note to be converted, by $7.125. Except as set forth in Section 9.4, no payment or adjustment to the conversion price shall be made with respect to dividends or other distributions declared on shares of Common Stock prior to the Conversion Date. The Company will pay the Lender in cash any accrued and unpaid interest with respect to the principal amount of the Note being converted on the Conversion Date. No fractional shares of Common Stock shall be issuable upon conversion of the Note, but a payment in cash will be made in respect of any fraction of a share which would otherwise be issuable upon such conversion. Such payment shall be based on the fair market value of the Common Stock at the time of conversion of the Note, as determined in good faith by the Board of Directors.

9.3 Exercise of Conversion Right. A Holder may exercise the conversion right set forth in this Article IX by giving written notice to the Company at the time or times specified in Section 9.1, which notice shall be accompanied by the Note being surrendered for cancellation and shall state the portion of the principal amount of the Note being converted. As promptly as practicable after receipt of the Holder's notice of conversion and the Note being surrendered, the Company shall deliver or cause to be delivered at its principal executive office to the Holder a certificate or certificates for the number of full shares issuable upon the conversion of the Note, or portion thereof, in accordance with the provisions hereof. Such conversion shall be deemed to have been made at the time the Note was surrendered for conversion and the notice specified above shall have been received by the Company at its principal executive office (the "Conversion Date"), and the Holder upon such conversion shall be deemed to have become on the Conversion Date the holder of record of the shares represented thereby. If less than the entire outstanding principal amount of the Note is being converted, a new Note shall promptly be delivered to the Holder for the unconverted principal balance and shall be of like tenor as to all terms as the Note surrendered. Upon the Conversion Date, the Note or the portion of the Note being converted shall be deemed to be retired and canceled.

9.4 Provisions in Case of Merger, Etc. In the case of any reorganization or reclassification of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value) or as a result of a subdivision, combination or stock split or in the case of any consolidation of the Company into, or the merger of the Company with another entity in which the Company is not the surviving entity (or it is the surviving entity, but its shares of Common Stock become shares of another entity), or in the case of a sale, lease or conveyance of all or substantially all of the assets of the Company as an entity, a Holder shall thereafter have the right to convert the Note held by such Holder into the kind and amount of securities, cash or other property that would have otherwise been receivable by such Holder upon such reorganization, reclassification, consolidation, merger or disposition if such Holder had converted the Note into shares of Common Stock immediately prior to such reorganization, reclassification, consolidation, merger or disposition. Notwithstanding the foregoing, nothing in this Section shall alter or affect any covenant in this Agreement which would limit or prevent the Company from entering into any transaction described in this Section.

9.5 Taxes on Conversion. If a Holder converts the Note, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon such conversion.

9.6 Company to Provide Stock. The Company shall reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury enough shares of Common Stock to permit the conversion of the maximum principal amount of the Note.

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

     All shares of Common Stock which may be issued upon conversion of the Note in accordance with the terms hereof shall be validly issued, fully paid and non-assessable.

     The Company will endeavor to comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of the Note and will endeavor to list or qualify such shares for trading on each national securities exchange or market on which the Common Stock is then listed or traded.

9.7 Required Antitrust Approval. Notwithstanding anything in this Article IX to the contrary, the Note may not be converted at any time if such conversion and the issuance of shares of Common Stock upon such conversion require governmental approval under applicable antitrust laws, including without limitation the HSR Act, until such approval is obtained. If such approval is required and a Holder wishes to convert all or a portion of the Note, the Company shall at the request of such Holder:

     (a) take all actions necessary to make the filings required of the Holder or the Company under the HSR Act, relating to the possible conversion of the Note, which filings shall comply in all respects with the requirements of the HSR Act;

     (b) comply at the earliest practicable date with any formal or informal request for additional information received by the Holder or the Company from the Federal Trade Commission or Antitrust Division of the Department of Justice pursuant to the HSR Act;

     (c) consult and cooperate with the Holder and consider in good faith the views of the Holder, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to the required approvals;

     (d) request early termination of the applicable waiting period under the HSR Act; and

     (e) take any and all other commercially reasonable actions in order to obtain the approval of the governmental entity with the jurisdiction of enforcing applicable antitrust laws, including without limitation complying with the HSR Act and obtaining termination or expiration of the applicable waiting period under the HSR Act.

                                   ARTICLE X

                                 SUBORDINATION

10.1 Agreement to Subordinate. The Company shall perform and comply with the covenants and other obligations for the benefit of the Lender set forth in the Subordination Agreement, which covenants and other obligations are incorporated by reference herein, as if such covenants and other obligations were included herein.

                                   ARTICLE XI

                            RESTRICTIONS ON TRANSFER

11.1 Securities Laws Restrictions on Transfer. Neither the Note or the Note Conversion Shares shall be sold or transferred unless either (a) they first shall have been registered under the Securities Act or (b) the Company shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that such a transfer is exempt from the registration requirements of the Securities Act.

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

11.2 Restrictive Legend. Each Note or certificate representing Note Conversion Shares and any other securities issued in respect of such securities shall be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):

     "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD OR OFFERED FOR SALE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."

     The foregoing legend may be removed after the second anniversary of the later of (a) the issue date of the Conversion Shares and (b) the last date upon which the Company or any Affiliate of the Company was the owner of such Security (or such shorter period of time as permitted by Rule 144(k) under the Securities Act or any successor provision).

11.3 Registration Rights Agreement. The rights and obligations of the Company and the Lender with respect to Securities Act registration are set forth in the Registration Rights Agreement.

11.4  Additional Restrictions.

     (a) Notwithstanding the foregoing, none of this Agreement, the Note or the rights and obligations hereunder and thereunder may be transferred by the Lender on or prior to the Option Expiration Date except in the event of a Change in Control. Following the Option Expiration Date or such Change in Control, this Agreement, the Note and the rights and obligations hereunder and thereunder may be transferred or assigned by a Holder to an affiliate of such Holder, to another Holder, if any, or to any Person acquiring a Note having a principal amount equal to at least 25% of the aggregate principal amount of the Note or Notes then outstanding; provided, however, that the transferee provides written notice of such assignment to the Company stating its name and address and the principal amount of the Note with respect to which such rights are being assigned; and provided further, that the Company receives the written instrument provided in subparagraph (b) below. Any transferee to whom a transfer is made in accordance with the immediately preceding sentence shall be deemed a Holder for purposes of this Agreement.

     (b) Any transferee (other than a Holder) to whom rights hereunder are transferred shall, as a condition to such transfer, deliver to the Company a written instrument by which such transferee agrees to be bound by the obligations imposed upon Holders under this Agreement to the same extent as if such transferee were a party hereto, including without limitation the obligations imposed upon Holders pursuant to Section 13.8.

     (c) A transferee to whom such rights are transferred pursuant to this
Section 11.4 may not again transfer such rights to any other Person, other than as provided in this Section 11.4.

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

                                  ARTICLE XII

                        AMENDMENT, SUPPLEMENT AND WAIVER

     12.1 With Consent of Holders of the Note. Except as provided below in this Section 12.1, no provision of this Agreement or the Note may be amended, supplemented or waived without the consent of the Requisite Holders voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Note) and the Company, and no existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Note, other than a payment default resulting from an acceleration that has been rescinded) and no compliance with any provision of this Agreement or the Note may be waived without the consent of the Requisite Holders voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase, of the Note). Except as provided below in this Section 12.1, without the consent of the Holders holding at least 75% in principal amount of the Note then outstanding (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, such Note) and the Company, no provisions of Article II hereof may be amended, supplemented or waived in a manner that adversely affects the rights of any Holder.

     It shall not be necessary for the consent of the Holders of the Note under this Section 12.1 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

     After an amendment, supplement or waiver under this Section becomes effective, the Company shall mail to the Holders of the Note a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver. Notwithstanding the foregoing, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 12.1 may not (with respect to the Note held by a non-consenting Holder):

     (a) reduce the principal amount of the Note;

     (b) reduce the principal of or change the fixed maturity of the Note or alter or waive any of the provisions with respect to the conversion of the Note;

     (c) reduce the rate of or change the time for payment of interest, including default interest, on the Note;

     (d) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Note (except a rescission of acceleration of the Note by the Requisite Holders and a waiver of the payment default that resulted from such acceleration);

     (e) make any Note payable in money other than that stated in the Note;

     (f) make any change in the provisions of this Agreement relating to waivers of past Defaults or the rights of the Holders of the Note to receive payments of principal of or interest on the Note; or

     (g) make any changes in the foregoing amendment and waiver provisions.

                                  ARTICLE XIII

                                 MISCELLANEOUS

13.1 Notices. All notices, requests, demands, claims, and other communications to any party hereunder or pursuant to the terms hereof shall be in writing. Any such notice, request, demand, claim, or other communication to any party hereunder shall be deemed duly delivered three Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one Business Day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

     if to the Lender, to:

          Alpharma, Inc.
          One Executive Drive
          Fort Lee, New Jersey 07024
          Attention: President

     with a copy to:

          Alpharma, Inc.
          One Executive Drive
          Fort Lee, New Jersey 07024
          Attention: Chief Legal Officer

     If to the Company, to:

          Ascent Pediatrics, Inc.
          187 Ballardvale Street, Suite B125
          Wilmington, Massachusetts 01887
          Attention: Alan R. Fox

     with a copy to:

          Hale and Dorr LLP
          60 State Street
          Boston, Massachusetts 02109
          Attention: David E. Redlick, Esq.

     If to a Holder other than the Lender, to the address provided to the Company pursuant to Section 11.4.

Any party may give any such notice, request, demand, claim, or other communication using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

13.2 Duplicate Originals. The parties may sign any number of copies of this Agreement. Each signed copy shall be an original, but all of them together represent the same agreement.

13.3 Governing Law. The laws of the State of New York, without regard to principles of conflicts of law, shall govern this Agreement and the Securities.

13.4 No Adverse Interpretation of Other Agreements. This Agreement may not be used to interpret another indenture, loan or debt agreement of the Company or a subsidiary. Any such indenture, loan or debt agreement may not be used to interpret this Agreement.

13.5 Successors and Assigns. All agreements of the Company in this Agreement and the Securities shall bind its successors and assigns. All agreements of the Lender in this Agreement shall bind its successors and assigns.

13.6 Separability. In case any provision in this Agreement or in the Securities shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

13.7 Headings, Etc. The Headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

13.8 Confidentiality. The Lender and each other Holder agree that he, she or it will keep confidential and will not disclose, divulge or use for any purpose other than to monitor his, her or its investment in the Company any confidential, proprietary or secret information which such Holder may obtain from the Company pursuant to financial statements, reports and other materials submitted by the Company to such Holder pursuant to this Agreement, or pursuant to visitation or inspection rights granted hereunder, unless such information is known, or until such information becomes known, to the public (other than as a result of a breach of this Section 13.8 by such Holder); provided, however that a Holder may disclose such information if required by law, provided that the Holder provides prior written notice to the Company of such proposed disclosure and takes reasonable steps to avoid and/or minimize the extent of any such required disclosure. The Lender and each other Holder further acknowledge and agree that certain of the confidential, proprietary or secret information which it may obtain hereunder may be material non-public information and that neither it nor any of its Affiliates shall engage in any acquisition, disposition or other similar transaction involving the Company's securities on the basis of, or at such time as such Holder possesses, such material non-public information.

13.9 Parent Guarantee. The Parent agrees to enter into a guaranty agreement with the Company with respect to all obligations of the Lender, monetary or otherwise, under this Agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above set forth.

                                          ASCENT PEDIATRICS, INC.

                                          By:    /s/ EMMETT CLEMENTE
                                              Name: Emmett Clemente
                                              Title: Chairman

                                          ALPHARMA USPD, INC.

                                          By:  /s/ THOMAS L. ANDERSON
                                              Name: Thomas L. Anderson
                                              Title: President

                                          ALPHARMA INC.

                                          By:   /s/ JEFFREY E. SMITH
                                              Name: Jeffrey E. Smith
                                              Title: Vice President Finance
                                                     and Chief Financial Officer

                                                                       EXHIBIT A

                                      NOTE

                                                       Wilmington, Massachusetts
                                                               February 19, 1999

up to $40,000,000

     FOR VALUE RECEIVED, the undersigned, ASCENT PEDIATRICS, INC., a Delaware corporation (the "Company"), HEREBY PROMISES TO PAY to the order of ALPHARMA USPD INC., a Maryland corporation (the "Lender") in lawful money of the United States of America in immediately available funds, the amount of $40,000,000 or, if less, the aggregate unpaid amount of all Loans made to the undersigned under the "Loan Agreement" (as hereinafter defined). Schedule A attached hereto and incorporated herein by reference records (i) the date, amount and Type of each Loan hereunder, (ii) the date and amount of any interest payments due hereunder and (iii) the date and amount of any principal and interest payments made by the Company hereunder; provided, however, that any failure to endorse such information on such schedule or continuation thereof shall not in any manner affect the obligation of the Company to make payments of principal and interest in accordance with the terms of this Note. All capitalized terms used but not otherwise defined herein have the meanings given to them in the Loan Agreement.

     This Note is issued pursuant to that certain Loan Agreement dated as of February 16, 1999 by and between the Company, the Lender and Alpharma Inc., a Delaware corporation (including all annexes, exhibits and schedules thereto and as amended, modified, restated or supplemented from time to time (the "Loan Agreement")), and is entitled to the benefit and security of the Loan Agreement. Reference is hereby made to the Loan Agreement for a statement of all of the terms and conditions under which the Loans evidenced hereby are made and are to be repaid.

          1. Interest and Principal Payments. The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Loan Agreement, the terms of which are hereby incorporated herein by reference. Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times, and pursuant to such calculations, as are specified in the Loan Agreement.

          2. Default and Remedies. Subject to the requirements of Section 8.2 of the Loan Agreement, upon and after the occurrence of any Event of Default, this Note may, as provided in the Loan Agreement, be declared, and immediately shall become, due and payable.

          3. Conversion. A Holder has the right to convert this Note under the circumstances and at a Conversion Price as provided in the Loan Agreement. A Holder may exercise the conversion right by following the procedures set forth in the Loan Agreement.

          4. Subordination. This Note is subordinated in right of payment, in the manner and to the extent set forth in the Subordination Agreement dated as of February 16, 1999 among the Company, the Lender and the Original Lenders named therein (the "Subordination Agreement"), to the prior payment in full of the Senior Indebtedness in accordance with the terms set forth in the Loan Agreement.

          5.  Legends.

             "THIS NOTE AND THE SECURITIES ISSUED UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD OR OFFERED FOR SALE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE AND THE SECURITIES ISSUED UPON CONVERSION OF THIS NOTE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."

          The foregoing legend may be removed after the second anniversary of the later of (a) the issue date of the Conversion Shares and (b) the last date upon which the Company or any Affiliate of the Company was the owner of such Security (or such shorter period of time as permitted by Rule 144(k) under the Securities Act or any successor provision).

             "THIS INSTRUMENT IS SUBJECT TO THE TERMS OF A SUBORDINATION AGREEMENT DATED AS OF FEBRUARY 16, 1999, AMONG ASCENT PEDIATRICS, INC., ALPHARMA USPD, INC. AND THE ORIGINAL LENDERS NAMED THEREIN, WHICH AGREEMENT IS INCORPORATED HEREIN BY REFERENCE. NOTWITHSTANDING ANY STATEMENT TO THE CONTRARY CONTAINED IN THIS INSTRUMENT, NO PAYMENT OF ANY NATURE ON ACCOUNT OF THE OBLIGATIONS HEREUNDER, WHETHER PRINCIPAL OR INTEREST, SHALL BE MADE, PAID, RECEIVED OR ACCEPTED EXCEPT IN ACCORDANCE WITH THE EXPRESS TERMS OF SUCH AGREEMENT."

          The foregoing legend may be removed upon termination of the Subordination Agreement.

             "THIS INSTRUMENT HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT, AS SUCH TERM IS DEFINED IN SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. FROM AND AFTER THE CLOSING DATE (AS DEFINED IN THE LOAN AGREEMENT DATED AS OF FEBRUARY 16, 1999 BY AND BETWEEN ASCENT PEDIATRICS, INC., ALPHARMA USPD INC. AND ALPHARMA, INC.) UPON INQUIRY MADE BY ANY HOLDER HEREOF, ADDRESSED TO ASCENT PEDIATRICS, INC. AT 187 BALLARDVALE STREET, SUITE B125, WILMINGTON, MASSACHUSETTS, ATTENTION:
        ALAN R. FOX, ASCENT PEDIATRICS, INC. WILL PROVIDE A STATEMENT SETTING FORTH THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE AND THE YIELD TO MATURITY WITH RESPECT TO THE INSTRUMENT HELD BY SUCH HOLDER."

          6. Registration Rights. The rights and obligations of the Company and the Lender with respect to Securities Act registration are set forth in the Registration Rights Agreement.

          7.  Additional Restrictions.

          (a) None of this Note or the rights and obligations hereunder may be transferred by the Lender on or prior to the Option Expiration Date except in the event of a Change in Control. Following the Option Expiration Date or such Change in Control, this Note and the rights and obligations hereunder may be transferred or assigned by a Holder to an affiliate of such Holder, to another Holder, if any, or to any Person acquiring a Note having a principal amount equal to at least 25% of the aggregate principal amount of the Note or Notes then outstanding; provided, however, that the transferee provides written notice of such assignment to the Company stating its name and address and the principal amount of the Note with respect to which such rights are being assigned; and provided further, that the Company receives the written instrument provided in subparagraph (b) below. Any transferee to whom a transfer is made in accordance with the immediately preceding sentence shall be deemed a Holder of the Loan Agreement.

          (b) Any transferee (other than a Holder) to whom rights hereunder are transferred shall, as a condition to such transfer, deliver to the Company a written instrument by which such transferee agrees to be bound by the obligations imposed upon Holders under the Loan Agreement to the same extent as if such transferee were a party hereto, including without limitation the obligations imposed upon Holders pursuant to the Loan Agreement.

          (c) A transferee to whom such rights are transferred pursuant to the Loan Agreement may not again transfer such rights to any other Person, other than as provided in the Loan Agreement.

          8. Governing Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE.

                                              ASCENT PEDIATRICS, INC.

                                              By:
                                                --------------------------------
                                                  Title:

                           SCHEDULE A TO THE NOTE OF
                            ASCENT PEDIATRICS, INC.
                            DATED FEBRUARY 19, 1999

                                                                       EXHIBIT B

                          FORM OF NOTICE OF BORROWING

     Reference is made to that certain Loan Agreement dated as February 16, 1999 by and among Ascent Pediatrics, Inc. (the "Company"), Alpharma USPD Inc. (the "Lender") and Alpharma Inc. (including all annexes, exhibits and schedules thereto, and as from time to time amended, restated, supplemented or otherwise modified, the "Loan Agreement"). Capitalized terms used herein without definition are so used as defined in the Loan Agreement.

     The Company hereby gives irrevocable notice, pursuant to Section 2.3(a) of the Loan Agreement, that it requests a Loan under the Loan Agreement and in that connection sets forth below the terms on which such Loan is requested to be made:

(A)     Date of Borrowing
        (which is a Business Day) __________________________________

(B)     Principal Amount of Loan(1) ________________________________

(C)     Funds are requested to be disbursed
        to the Company's account with ______________________________

                                           Account No. _____________

(D)     Project Information and Use of Proceeds:

______________________
(1) Not less than $1,000,000 or a multiple of $500,000 in excess thereof.

     The Company shall indemnify the Lender against any loss, cost or expense including, without limitation, the cost of Lender funds on its credit facilities, incurred by the Lender as a result of the Loan requested in this Notice of Borrowing (other than any Notice of Borrowing delivered pursuant to Section 2.6 of the Loan Agreement) not being made if such Loan is not made by the Lender because the conditions precedent to such Loan as set forth in Section 4.1, 4.2 or 4.3 of the Loan Agreement were not satisfied or waived.

     IN WITNESS WHEREOF, the Company has caused this Notice of Borrowing to be executed and delivered by its duly authorized officer as of the date first set above.

                                          ASCENT PEDIATRICS, INC.

                                          By:
                                             -----------------------------------

                                          Title:
                                              ----------------------------------

                                                                       EXHIBIT C

                          OPINION OF HALE AND DORR LLP

1. Each of the Company and Merger Sub is a corporation existing and in good standing under the General Corporation Law of the State of Delaware.

2. The Company has the requisite corporate power and authority to execute, deliver and, subject to the approval of the stockholders of the Company of the Merger Agreement (including the exhibits thereto) and the transactions contemplated thereby, perform the Merger Agreement and the Transaction Agreements. The Merger Sub has the requisite corporate power and authority to execute, deliver and perform the Merger Agreement.

3. The Board of Directors of the Company has adopted by requisite vote the resolutions necessary to authorize the execution, delivery and, subject to the approval of the stockholders of the Company of the Merger Agreement (including the exhibits thereto) and the transactions contemplated thereby, performance by the Company of the Merger Agreement and the Transaction Agreements. The Board of Directors of the Merger Sub has adopted by requisite vote the resolutions necessary to authorize the execution, delivery and performance by the Merger Sub of the Merger Agreement.

4. The Company has duly executed and delivered the Merger Agreement and the Transaction Agreements. The Merger Sub has duly executed and delivered the Merger Agreement.

5. Subject to the approval of the stockholders of the Company of the Merger Agreement (including the exhibits thereto) and the transactions contemplated thereby, each of the Merger Agreement and the Transaction Agreements is a valid and binding obligation of the Company and is enforceable against the Company in accordance with its respective terms. The Merger Agreement is a valid and binding obligation of the Merger Sub and is enforceable against the Merger Sub in accordance with its terms.

6. The Note has been duly authorized, executed, issued and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

7. Subject to the approval of the stockholders of the Company of the Merger Agreement (including the exhibits thereto) and the transactions contemplated thereby, the execution and delivery by the Company of the Merger Agreement and the Transaction Agreements and the performance of its obligations thereunder will not (a) constitute a violation of the certificate of incorporation or bylaws of the Company, (b) constitute a material violation by the Company of any statutory law or governmental regulation covered by this Opinion, or (c) breach, or result in a default under any existing obligation of the Company under any of its Other Specified Agreements. The execution and delivery by the Merger Sub of the Merger Agreement and the performance of its obligations thereunder will not (a) constitute a violation of the certificate of incorporation or bylaws of the Merger Sub or (b) constitute a material violation by the Merger Sub of any statutory law or governmental regulation covered by this Opinion. The term Other Specified Agreements means those agreements set forth on Schedule A attached hereto.

8. Except as provided on the schedule of Governmental Filings attached hereto as Schedule B, to our knowledge and based in part upon the representations of Alpharma in the Master Agreement, neither the Company nor Merger Sub was required to obtain any consent, approval, authorization or order of, or make any filings or registrations with, any United States federal court or governmental agency in order to obtain the right to enter into or perform under the Merger Agreement or, in the case of the Company, any of the Transaction Agreements, or to take any of the actions taken by it on or prior to this date to consummate the transactions contemplated thereby, except for (i) such consents, authorizations, approvals, orders, registrations or filings as have been obtained or made prior to the date hereof, or as permitted to be made or obtained on or after the date hereof pursuant to the Merger Agreement, the Transaction Agreements and the exhibits and schedules thereto, respectively; and (ii) such consents, authorizations, approvals, orders, registrations or filings as could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

9. Neither the Company nor Merger Sub is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                                                                         ANNEX C

                          ADAMS, HARKNESS & HILL, INC.
                               INVESTMENT BANKING

February 16, 1999

Board of Directors
Ascent Pediatrics, Inc.
187 Ballardsvale Street, Suite B125
Wilmington, MA 01887

        Attention:  Emmett Clemente, Ph.D. -- Chairman of the Board

Members of the Board:

     You have requested our opinion (the "Fairness Opinion") as to the fairness, from a financial point of view, to the holders of common stock, $0.00004 par value (the "Common Stock"), of Ascent Pediatrics, Inc., a Delaware corporation (the "Company"), of certain transactions by and among the Company, Alpharma USPD Inc., a Maryland corporation (the "Lender"), and Alpharma, Inc., a Delaware corporation (the "Parent").

     The Company proposes entering into a loan agreement (the "Loan Agreement") dated February 16, 1999 with the Lender. Pursuant to the Loan Agreement, the Company may borrow from time to time through December 31, 2001, up to a maximum principal amount of $40,000,000, subject to certain terms, conditions and other limitations. The outstanding principal and accrued but unpaid interest thereon shall bear interest at the rate of 7.5% per annum. In conjunction with the Loan Agreement, the Company proposes entering into a number of agreements (collectively, the "Option Agreement") involving both the Lender and the Parent dated February 16, 1999 pursuant to which the Company shall assign to the Lender an option (the "Option"), pursuant to which the Lender, on or about March 31, 2002, may acquire all of the outstanding capital stock of the Company (the "Acquisition") for an aggregate amount equal to 12.2 times the sum of the Company's fiscal year 2001 net income (as determined using 1998 Generally Accepted Accounting Principles), plus the provision for income taxes for fiscal year 2001, plus fiscal year 2001 research and development expenses in excess of $1.5 million, plus certain interest expenses. If the Lender does not exercise the Option the Company may elect to pre-pay all of the outstanding principal and accrued but unpaid interest thereon at 125% of outstanding principal as of December 31, 2001 plus accrued but unpaid interest thereon. If the Lender does not exercise the Option and the Company does not elect to pre-pay the outstanding principal and accrued but unpaid interest thereon, the Lender may convert up to $40,000,000 of outstanding principal plus accrued interest (the "Conversion") into Common Stock of the Company at a conversion price of $7.125 per share. If none of the foregoing occurs, the Lender shall be entitled to receive repayment of all outstanding principal and accrued but unpaid interest thereon according to a repayment schedule with a final payment due on June 30, 2005. We refer to the Loan Agreement, Option Agreement and the transactions contemplated thereby collectively as the "Strategic Alliance".

     Adams, Harkness & Hill, Inc., as part of its investment banking activities, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have been engaged to render a Fairness Opinion by the Board of Directors of the Company in connection with the Strategic Alliance and will receive a fee payable upon rendering this Fairness Opinion. We have in the past provided investment banking and financial advisory services to the Company for which we have received various fees. We also serve as a market maker for the Common Stock, and, in the ordinary course of our business, may trade in the Common Stock for our own account and for the accounts of our customers. Accordingly, we may at any time hold a long or short position in the Common Stock.

     We are expressing no opinion as to the value of the Common Stock either now, upon consummation of the Acquisition, upon consummation of the Conversion, or at any other time. Our Fairness Opinion as expressed herein is limited to the fairness, from a financial point of view, of the terms of the Strategic Alliance as a whole to holders of the Common Stock as of the day hereof and does not address the Company's underlying business decision to engage in the Strategic Alliance.

     In developing our Fairness Opinion, we have, among other things: (i) reviewed the financial information contained in the prospectus of the Company, dated May 29, 1997, related to its public offering of common equity, the Company's Annual Report, Form 10-K, and related financial information for the fiscal year ended December 31, 1997, and the Company's Form 10-Q and the related unaudited financial information for the nine month period ended September 30, 1998; (ii) analyzed and discussed certain financial statements and other financial and operating data concerning the Company, including forecasts, prepared by members of the senior management of the Company; (iii) conducted due diligence discussions with members of senior management of the Company; (iv) reviewed the historical market prices and trading activity for the Common Stock and compared them with those of certain publicly traded companies we deem to be relevant and comparable to the Company; (v) reviewed the historical market prices for the Common Stock and compared them with those of certain market indices we deem to be relevant; (vi) compared the results of operations of the Company with those of certain companies we deem to be relevant and comparable to the Company; (vii) compared the financial terms of the Strategic Alliance with the financial terms of certain other mergers and acquisitions to the extent we deemed them to be relevant and comparable to the Strategic Alliance; (viii) participated in certain discussions among representatives of the Company and their financial and legal advisors; (ix) reviewed a draft of the Loan Agreement dated February 16, 1999, and a draft of the Option Agreement dated February 16, 1999; and (x) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions as of the date hereof.

     In connection with our review and arriving at our Fairness Opinion, we have not independently verified any information received from the Company, have relied on such information, and have assumed that all such information is complete and accurate in all material respects. With respect to any forecasts reviewed relating to the prospects of the Company, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Company management as to the future financial performance of the Company. Our Fairness Opinion is rendered on the basis of securities market conditions prevailing as of the date hereof and on the conditions and prospects, financial and otherwise, of the Company as known to us on the date hereof. We have not conducted, nor have we received copies of, any independent valuation or appraisal of any of the assets of the Company. In addition, we have assumed, with your consent, that any material liabilities (contingent or otherwise, known or unknown) of the Company are as set forth in the consolidated financial statements of the Company.

     It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission with respect to the Strategic Alliance contemplated by the Loan Agreement and the Option Agreement.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, from a financial point of view, the terms of the Strategic Alliance as a whole are fair to the holders of the Common Stock.

Sincerely,

ADAMS, HARKNESS & HILL, INC.

By: /s/ GREGORY B. BROWN
    ----------------------------------------
    Gregory B. Brown
    Managing Director

                                                                         ANNEX D

                            ASCENT PEDIATRICS, INC.

                           1999 STOCK INCENTIVE PLAN

1.  PURPOSE

     The purpose of this 1999 Stock Incentive Plan (the "Plan") of Ascent Pediatrics, Inc., a Delaware corporation (the "Company"), is to advance the interests of the Company's stockholders by enhancing the Company's ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing such persons with equity ownership opportunities and performance-based incentives and thereby better aligning the interests of such persons with those of the Company's stockholders. Except where the context otherwise requires, the term "Company" shall include any of the Company's present or future subsidiary corporations as defined in
Section 424(f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the "Code") and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a significant interest, as determined by the Board of Directors of the Company (the "Board").

2.  ELIGIBILITY

     All of the Company's employees, officers, directors, consultants and advisors (and any individuals who have accepted an offer for employment) are eligible to be granted options, restricted stock awards, or other stock-based awards (each, an "Award") under the Plan. Each person who has been granted an Award under the Plan shall be deemed a "Participant".

3.  ADMINISTRATION, DELEGATION

     (a) Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board's sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

     (b) Delegation to Executive Officers. To the extent permitted by applicable law, the Board may delegate to one or more executive officers of the Company the power to make Awards and exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the maximum number of shares subject to Awards and the maximum number of shares for any one Participant to be made by such executive officers.

     (c) Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or

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subcommittees of the Board (a "Committee"). All references in the Plan to the
"Board" shall mean the Board or a Committee of the Board or the executive officer referred to in Section 3(b) to the extent that the Board's powers or authority under the Plan have been delegated to such Committee or executive officer.

4.  STOCK AVAILABLE FOR AWARDS

     (a) Number of Shares. Subject to adjustment under Section 8, Awards may be made under the Plan for up to 500,000 shares of common stock, $.00004 par value per share, of the Company (the "Common Stock"). If any Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part or results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan, subject, however, in the case of Incentive Stock Options (as hereinafter defined), to any limitation required under the Code. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

     (b) Per-Participant Limit. Subject to adjustment under Section 8, the maximum number of shares of Common Stock with respect to which an Award may be granted to any Participant under the Plan shall be 400,000 per calendar year. The per-Participant limit described in this Section 4(c) shall be construed and applied consistently with Section 162(m) of the Code.

5.  STOCK OPTIONS

     (a) General. The Board may grant options to purchase Common Stock (each, an "Option") and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option which is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a "Nonstatutory Stock Option".

     (b) Incentive Stock Options. An Option that the Board intends to be an "incentive stock option" as defined in Section 422 of the Code (an "Incentive Stock Option") shall only be granted to employees of the Company and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) which is intended to be an Incentive Stock Option is not an Incentive Stock Option.

     (c) Exercise Price. The Board shall establish the exercise price at the time each Option is granted and specify it in the applicable option agreement; provided, however, that the exercise price shall not be less than 100% of the fair market value of the Common Stock, as determined by the Board, at the time the Option is granted.

     (d) Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided, however, that no Option will be granted for a term in excess of 10 years and that no Option granted hereunder may be exercised on the Option Closing Date (as defined in Section 8(d) below).

     (e) Exercise of Option. Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice

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(including electronic notice) approved by the Board together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised.

     (f) Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

          (1) in cash or by check, payable to the order of the Company;

          (2) except as the Board may, in its sole discretion, otherwise provide in an option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price;

          (3) by delivery of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board in good faith ("Fair Market Value"), provided (i) such method of payment is then permitted under applicable law and (ii) such Common Stock as owned by the Participant at least six months prior to such delivery;

          (4) to the extent permitted by the Board, in its sole discretion by
     (i) delivery of a promissory note of the Participant to the Company on terms determined by the Board, or (ii) payment of such other lawful consideration as the Board may determine; or

          (5) by any combination of the above permitted forms of payment.

6.  RESTRICTED STOCK

     (a) Grants. The Board may grant Awards entitling recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award (each, a "Restricted Stock Award").

     (b) Terms and Conditions. The Board shall determine the terms and conditions of any such Restricted Stock Award, including the conditions for repurchase (or forfeiture) and the issue price, if any. Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant's death (the "Designated Beneficiary"). In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant's estate.

7.  OTHER STOCK-BASED AWARDS

     The Board shall have the right to grant other Awards based upon the Common Stock having such terms and conditions as the Board may determine, including the grant of

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shares based upon certain conditions, the grant of securities convertible into
Common Stock and the grant of stock appreciation rights.

8.  ADJUSTMENTS FOR CHANGES IN COMMON STOCK AND CERTAIN OTHER EVENTS

     (a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a normal cash dividend, (i) the number and class of securities available under this Plan,
(ii) the per-Participant limit set forth in Section 4(c), (iii) the number and class of securities and exercise price per share subject to each outstanding Option, (iv) the repurchase price per share subject to each outstanding Restricted Stock Award, and (v) the terms of each other outstanding Award shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent the Board shall determine, in good faith, that such an adjustment (or substitution) is necessary and appropriate. If this Section 8(a) applies and Section 8(c) also applies to any event, Section 8(c) shall be applicable to such event, and this Section 8(a) shall not be applicable.

     (b) Liquidation or Dissolution. In the event of a proposed liquidation or dissolution of the Company, the Board shall upon written notice to the Participants provide that all then unexercised Options will (i) become exercisable in full as of a specified time at least 10 business days prior to the effective date of such liquidation or dissolution and (ii) terminate effective upon such liquidation or dissolution, except to the extent exercised before such effective date. The Board may specify the effect of a liquidation or dissolution on any Restricted Stock Award or other Award granted under the Plan at the time of the grant of such Award.

     (c) Acquisition Events

     (1) Definition. An "Acquisition Event" shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which the Common Stock is converted into or exchanged for the right to receive cash, securities or other property or (b) any exchange of shares of the Company for cash, securities or other property pursuant to a statutory share exchange transaction.

     (2) Consequences of an Acquisition Event on Options. Upon the occurrence of an Acquisition Event, or the execution by the Company of any agreement with respect to an Acquisition Event, the Board shall provide that all outstanding Options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof). For purposes hereof, an Option shall be considered to be assumed if, following consummation of the Acquisition Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Acquisition Event, the consideration (whether cash, securities or other property) received as a result of the Acquisition Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Acquisition Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Acquisition Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate

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thereof) equivalent in fair market value to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Acquisition Event.

     Notwithstanding the foregoing, if the acquiring or succeeding corporation (or an affiliate thereof) does not agree to assume, or substitute for, such Options, then the Board shall, upon written notice to the Participants, provide that all then unexercised Options will become exercisable in full as of a specified time prior to the Acquisition Event and will terminate immediately prior to the consummation of such Acquisition Event, except to the extent exercised by the Participants before the consummation of such Acquisition Event; provided, however, that in the event of an Acquisition Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share of Common Stock surrendered pursuant to such Acquisition Event (the "Acquisition Price"), then the Board may instead provide that all outstanding Options shall terminate upon consummation of such Acquisition Event and that each Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (A) the Acquisition Price multiplied by the number of shares of Common Stock subject to such outstanding Options (whether or not then exercisable), exceeds (B) the aggregate exercise price of such Options.

     (3) Consequences of an Acquisition Event on Restricted Stock Awards. Upon the occurrence of an Acquisition Event, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company's successor and shall apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Acquisition Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award.

     (4) Consequences of an Acquisition Event on Other Awards. The Board shall specify the effect of an Acquisition Event on any other Award granted under the Plan at the time of the grant of such Award.

     (d) Depositary Shares Merger.

     (1) In accordance with this Section 8, effective as of the effective time (the "Effective Time") of the merger (the "Merger") contemplated by the Agreement and Plan of Merger dated as of February 16, 1999 by and between the Company and Bird Merger Corporation, a wholly-owned subsidiary of the Company, the class of securities available under this Plan shall mean the depositary shares ("Depositary Shares") issued or issuable pursuant to the Depositary Agreement dated as of February 16, 1999 by and among the Company, Alpharma USPD, Inc. and State Street Bank and Trust Company (the "Depositary") until the Option Expiration Date (as defined in the Depositary Agreement) and shall mean the Common Stock of the Company from and after the Option Expiration Date.

     (2) From and after the Effective Time until the Option Determination Date (as defined in the Depositary Agreement), a Participant shall receive from the Depositary, upon the exercise of an Option a depositary receipt ("Depositary Receipt") representing the number of Depositary Shares issuable upon exercise of such Option.

     (3) From and after the Option Closing Date (as defined in the Depositary Agreement), a Participant shall receive from the Company, upon exercise of an Option, cash in an amount equal to the Option Exercise Price (as defined in the Depositary Agreement) for each Depositary Share issuable upon conversion or exercise of such Option.

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     (4) From and after the Option Expiration Date, a Participant shall receive from the Company, upon exercise of an Option, the number of shares of Common Stock of the Company issuable upon conversion or exercise of such Option.

9.  GENERAL PROVISIONS APPLICABLE TO AWARDS

     (a) Transferability of Awards. Except as the Board may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

     (b) Documentation. Each Award shall be evidenced by a written instrument in such form as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

     (c) Board Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

     (d) Termination of Status. The Board shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, the Participant's legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award.

     (e) Withholding. Each Participant shall pay to the Company, or make provision satisfactory to the Board for payment of, any taxes required by law to be withheld in connection with Awards to such Participant no later than the date of the event creating the tax liability. Except as the Board may otherwise provide in an Award, Participants may, to the extent then permitted under applicable law, satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

     (f) Amendment of Award. The Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant's consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

     (g) Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company's counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

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     (h) Acceleration.  The Board may at any time provide that any Options shall become immediately exercisable in full or in part, that any Restricted Stock Awards shall be free of restrictions in full or in part or that any other Awards may become exercisable in full or in part or free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

10.  MISCELLANEOUS

     (a) No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

     (b) No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares. Notwithstanding the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to such Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

     (c) Effective Date and Term of Plan. The Plan shall become effective on the date on which it is adopted by the Board, but no Award granted to a Participant designated by the Board as subject to Section 162(m) of the Code by the Board shall become exercisable, vested or realizable, as applicable to such Award, unless and until the Plan has been approved by the Company's stockholders to the extent stockholder approval is required by Section 162(m) in the manner required under Section 162(m) (including the vote required under Section 162(m)). No Awards shall be granted under the Plan after the completion of ten years from the earlier of (i) the date on which the Plan was adopted by the Board and (ii) the date the Plan was approved by the Company's stockholders, but Awards previously granted may extend beyond that date.

     (d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that to the extent required by
Section 162(m) of the Code, no Award granted to a Participant designated as subject to Section 162(m) by the Board after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award (to the extent that such amendment to the Plan was required to grant such Award to a particular Participant), unless and until such amendment shall have been approved by the Company's stockholders as required by Section 162(m) (including the vote required under Section 162(m)).

     (e) Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

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                                                                         ANNEX E

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

     SEC.262 APPRAISAL RIGHTS. - (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words 'depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

        a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

        b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

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        c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

        d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

        (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights

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may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article EIGHTH of the Registrant's Second Amended and Restated Certificate of Incorporation provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

     Article NINTH of the Registrant's Amended and Restated Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a Director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

     Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

     Article NINTH of the Registrant's Second Amended and Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the full extent permitted by such law as so amended.

     Article NINTH also permits the Registrant to purchase and maintain insurance, at the Registrant's expense, to protect any director against any expense, liability or loss incurred by such director in such capacity or arising out of his status as such.

     Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following documents are exhibits to the registration statement.

EXHIBIT
NUMBER                           DESCRIPTION OF DOCUMENT
-------                          -----------------------
 2.1(1)        Agreement and Plan of Merger dated as of February 16, 1999 by and between the Registrant and Bird Merger Corporation.
 3.1(2)        Amended and Restated Certificate of Incorporation of the
               Registrant.
 3.2(3)        Certificate of Designation, Voting Powers, Preferences and
               Rights of Series G Convertible Exchangeable Preferred Stock
               of the Registrant.
 3.3(2)        Amended and Restated By-Laws of the Registrant.
 4.1(2)        Specimen Certificate for shares of Common Stock, par value
               $.00004 per share, of the Registrant.
 4.2(1)        Form of Depositary Receipt (included in Exhibit 10.1).
 4.3(1)        Form of 7.5% Convertible Subordinated Note of the Registrant
               issued on February 19, 1999 under the Alpharma Loan
               Agreement (as defined below) (included in Exhibit 10.3).
 4.4(1)        Form of 8% Subordinated Note of the Registrant issued on
               June 1, 1998 under the May 1998 Securities Purchase
               Agreement (as defined below) (included in Exhibit 10.7).
 4.5(1)        Form of 8% Convertible Subordinated Note of the Registrant
               issuable under the May 1998 Securities Purchase Agreement
               (included in Exhibit 10.7).
 5.1*          Opinion of Hale and Dorr LLP as to the legality of the
               securities being offered.
 8.1*          Opinion of Hale and Dorr LLP as to the material United
               States federal income tax consequences of the merger.
10.1(1)        Depositary Agreement dated as of February 16, 1999 by and
               among the Registrant, Alpharma USPD, Inc. ("Alpharma") and
               State Street Bank and Trust Company (included in Exhibit
               2.1).
10.2(1)        Master Agreement dated as of February 16, 1999 by and among the Registrant, Alpharma and Alpharma, Inc. (included in
               Exhibit 2.1).
10.3(1)        Loan Agreement (the "Alpharma Loan Agreement") dated as of
               February 16, 1999 by and among the Registrant, Alpharma and
               Alpharma, Inc.
10.4(1)        Guaranty Agreement dated as of February 16, 1999 by and
               between the Registrant and Alpharma, Inc.

EXHIBIT
NUMBER                           DESCRIPTION OF DOCUMENT
-------                          -----------------------
10.5(1)        Subordination Agreement dated as of February 16, 1999 by and among the Registrant, Alpharma and the Original Lenders (as defined therein).
10.6(1)        Registration Rights Agreement dated as of February 16, 1999 by and between the Registrant and Alpharma.
10.7(3)        Securities Purchase Agreement (the "May 1998 Securities
               Purchase Agreement") dated as of May 13, 1998, by and among the Registrant, Furman Selz Investors II, L.P., FS Employee
               Investors LLC, FS Parallel Fund L.P., BancBoston Ventures,
               Inc. and Flynn Partners.
10.8(1)        Second Amendment dated as of February 16, 1999 to the May
               1998 Securities Purchase Agreement.
10.9(2)(4)     Amended and Restated 1992 Equity Incentive Plan.
10.10(2)(4)    1997 Director Stock Option Plan.
10.11(2)(4)    1997 Employee Stock Purchase Plan.
10.12(2)       Lease dated November 21, 1996 between the Registrant and New
               Boston Wilmar Limited Partnership.
10.13(2)(4)    Employment Agreement dated as of March 15, 1994 between the
               Registrant and Emmett Clemente (the "Clemente Employment
               Agreement").
10.14(2)(4)    Consulting Agreement dated as of April 1, 1996 between the
               Registrant and Robert E. Baldini.
10.15(2)+      Development and License Agreement dated as of October 8,
               1996 by and between the Registrant and Recordati S.A.
               Chemical and Pharmaceutical Company ("Recordati").
10.16(2)       Amendment No. 1 dated February 28, 1997 to the Development and License Agreement dated as of October 8, 1996 by and
               between the Registrant and Recordati.
10.17(2)+      Manufacturing and Supply Agreement dated as of October 8,
               1996 by and between the Registrant and Recordati.
10.18(2)+      Supply Agreement dated as of October 12, 1994 by and between the Registrant and Lyne Laboratories, Inc.
10.19(2)       Securities Purchase Agreement dated as of January 31, 1997 among the Registrant, Triumph-Connecticut Limited
               Partnership and the purchasers identified therein (the
               "Triumph Agreement").
10.20(2)       Waiver and Amendment to the Triumph Agreement dated as of
               March 13, 1997.
10.21(3)       Second Waiver and Amendment to the Triumph Agreement dated as of May 13, 1998.
10.22(2)       Series F Convertible Preferred Stock and Warrant Purchase
               Agreement dated as of June 28, 1996 between the Registrant and certain purchasers identified therein as amended by
               Amendment No. 1 dated as of June 28, 1996 and Amendment No.
               2 dated February 3, 1997.
10.23(2)       Form of Common Stock Purchase Warrant issued to Chestnut
               Partners, Inc. on February 28, 1997.
10.24(2)       Common Stock Purchase Warrant issued to Banque Paribas on
               February 28, 1997.
10.25(2)       Form of Common Stock Purchase Warrant with an exercise price of $.01 per share issued to designees of Bentley Securities on February 28, 1997.
10.26(2)       Form of Common Stock Purchase Warrant with an exercise price of $5.91 per share issued to designees of Bentley Securities on February 28, 1997.
10.27(2)+      Asset Purchase Agreement dated as of March 25, 1997, between the Registrant and Upsher-Smith (the 'Asset Purchase
               Agreement'), which includes the form of Manufacturing
               Agreement between the Registrant and Upsher-Smith as Exhibit
               E thereto.
10.28(5)+      Addendum to Asset Purchase Agreement dated as of July 10,
               1997, between the Registrant and Upsher-Smith.

EXHIBIT
NUMBER                           DESCRIPTION OF DOCUMENT
-------                          -----------------------
10.29(6)+      Promotion Agreement dated as of November 25, 1998, between the Registrant and Warner-Lambert Company.
10.30(7)       1999 Stock Incentive Plan.
10.31*         Amendment No. 1 dated as of March 15, 1999 to Clemente
               Employment Agreement.
10.32*         Financial Advisory Services Fee Arrangement dated as of May
               13, 1998 by and among Ascent Pediatrics, Inc., FS Private
               Investments LLC and BancBoston Ventures Inc. as amended by the Letter Agreement dated as of February 16, 1999.
10.33*         Agreement among the Registrant and the Purchasers (as
               defined in the May 1998 Securities Purchase Agreement) dated as of May 26, 1999.
23.1           Consent of PricewaterhouseCoopers LLC, independent
               accountants.
23.2           Consent of KPMG Peat Marwick LLP.
23.3*          Consent of Adams, Harkness & Hill, Inc. (included in Annex
               C-1 to the proxy statement/prospectus which is a part of
               this Registration Statement).
23.4*          Consent of Hale and Dorr LLP (included in Exhibits 5.1 and
               8.1 of this registration statement).
24.1*          Powers of Attorney (included in the signature page of this
               Registration Statement).
99.1*          Form of the proxy card for the annual meeting of the
               Registrant.

---------------
(1) Incorporated herein by reference to the Exhibits to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission (the "Commission") on February 22, 1999.

(2) Incorporated herein by reference to the Exhibits to the Registrant's Registration Statement on Form S-1 (File No. 333-23319).

(3) Incorporated herein by reference to the Exhibits to the Registrant's Current Report on Form 8-K filed with the Commission on June 2, 1998.

(4) Management contract or compensatory plan or arrangement required to be filed as an Exhibit to this Registration Statement.

(5) Incorporated herein by reference to Exhibits to the Registrant's Current Report on Form 8-K filed with the Commission on July 25, 1997.

(6) Incorporated herein by reference to the Exhibits to the Registrant's Annual Report on Form 10-K filed with the Commission on March 31, 1999.

(7) Incorporated herein by reference to the 1999 Stock Incentive Plan of the Registrant included as Annex D to the proxy statement/prospectus which is a part of this Registration Statement.

 *  Previously filed.

 + Confidential treatment granted as to certain portions, which portions were omitted and filed separately with the Commission.

    (b) Not applicable.

    (c) The opinion of Adams, Harkness & Hill, Inc. is included as Annex C-1, to the proxy statement/prospectus which is part of this registration statement and is incorporated herein by reference.

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar amount of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (2) The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Wilmington, Commonwealth of Massachusetts on this 7th day of June, 1999.


                                          ASCENT PEDIATRICS, INC.

                                          By: /s/ ALAN R. FOX
                                             -----------------------------------
                                              Alan R. Fox
                                              President and Chief Executive
                                              Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to registration statement has been signed by the following persons in the capacities and on the dates indicated.



SIGNATURE                                                 TITLE                    DATE
---------                                                 -----                    ----

*                                              President, Chief Executive      June 7, 1999
---------------------------------------------  Officer and Director
    Alan R. Fox                                (Principal Executive
                                               Officer)

*                                              Vice President, Finance and     June 7, 1999
---------------------------------------------  Treasurer (Principal
    John G. Bernardi                           Financial and Accounting
                                               Officer)

*                                              Chairman                        June 7, 1999
---------------------------------------------
    Emmett Clemente, Ph.D.

*                                              Vice Chairman                   June 7, 1999
---------------------------------------------
    Robert E. Baldini

*                                              Director                        June 7, 1999
---------------------------------------------
    Raymond F. Baddour, Ph.D.

*                                              Director                        June 7, 1999
---------------------------------------------
    Michael J.F. DuCros

*                                              Director                        June 7, 1999
---------------------------------------------
    Andre L. Lamotte, Sc.D.

*                                              Director                        June 7, 1999
---------------------------------------------
    James L. Luikart

*                                              Director                        June 7, 1999
---------------------------------------------
    Lee J. Schroeder



*By: /s/  ALAN R. FOX

     -----------------------------

           Alan R. Fox


           Attorney-in-Fact

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                        DESCRIPTION OF DOCUMENT
  -------                       -----------------------
 2.1(1)       Agreement and Plan of Merger dated as of February 16, 1999 by and between the Registrant and Bird Merger Corporation.
 3.1(2)       Amended and Restated Certificate of Incorporation of the
              Registrant.
 3.2(3)       Certificate of Designation, Voting Powers, Preferences and
              Rights of Series G Convertible Exchangeable Preferred Stock
              of the Registrant.
 3.3(2)       Amended and Restated By-Laws of the Registrant.
 4.1(2)       Specimen Certificate for shares of Common Stock, par value
              $.00004 per share, of the Registrant.
 4.2(1)       Form of Depositary Receipt (included in Exhibit 10.1).
 4.3(1)       Form of 7.5% Convertible Subordinated Note of the Registrant
              issued on February 19, 1999 under the Alpharma Loan
              Agreement (as defined below) (included in Exhibit 10.3).
 4.4(1)       Form of 8% Subordinated Note of the Registrant issued on
              June 1, 1998 under the May 1998 Securities Purchase
              Agreement (as defined below) (included in Exhibit 10.7).
 4.5(1)       Form of 8% Convertible Subordinated Note of the Registrant
              issuable under the May 1998 Securities Purchase Agreement
              (included in Exhibit 10.7).
 5.1*         Opinion of Hale and Dorr LLP as to the legality of the
              securities being offered.
 8.1*         Opinion of Hale and Dorr LLP as to the material United
              States federal income tax consequences of the merger.
10.1(1)       Depositary Agreement dated as of February 16, 1999 by and
              among the Registrant, Alpharma USPD, Inc. ("Alpharma") and
              State Street Bank and Trust Company (included in Exhibit
              2.1).
10.2(1)       Master Agreement dated as of February 16, 1999 by and among the Registrant, Alpharma and Alpharma, Inc. (included in
              Exhibit 2.1).
10.3(1)       Loan Agreement (the "Alpharma Loan Agreement") dated as of
              February 16, 1999 by and among the Registrant, Alpharma and
              Alpharma, Inc.
10.4(1)       Guaranty Agreement dated as of February 16, 1999 by and
              between the Registrant and Alpharma, Inc.
10.5(1)       Subordination Agreement dated as of February 16, 1999 by and among the Registrant, Alpharma and the Original Lenders (as defined therein).
10.6(1)       Registration Rights Agreement dated as of February 16, 1999 by and between the Registrant and Alpharma.
10.7(3)       Securities Purchase Agreement (the "May 1998 Securities
              Purchase Agreement") dated as of May 13, 1998, by and among the Registrant, Furman Selz Investors II, L.P., FS Employee
              Investors LLC, FS Parallel Fund L.P., BancBoston Ventures,
              Inc. and Flynn Partners.
10.8(1)       Second Amendment dated as of February 16, 1999 to the May
              1998 Securities Purchase Agreement.
10.9(2)(4)    Amended and Restated 1992 Equity Incentive Plan.
10.10(2)(4)   1997 Director Stock Option Plan.
10.11(2)(4)   1997 Employee Stock Purchase Plan.

  EXHIBIT
  NUMBER                        DESCRIPTION OF DOCUMENT
  -------                       -----------------------
10.12(2)      Lease dated November 21, 1996 between the Registrant and New
              Boston Wilmar Limited Partnership.
10.13(2)(4)   Employment Agreement dated as of March 15, 1994 between the
              Registrant and Emmett Clemente (the "Clemente Employment
              Agreement").
10.14(2)(4)   Consulting Agreement dated as of April 1, 1996 between the
              Registrant and Robert E. Baldini.
10.15(2)+     Development and License Agreement dated as of October 8,
              1996 by and between the Registrant and Recordati S.A.
              Chemical and Pharmaceutical Company ("Recordati").
10.16(2)      Amendment No. 1 dated February 28, 1997 to the Development and License Agreement dated as of October 8, 1996 by and
              between the Registrant and Recordati.
10.17(2)+     Manufacturing and Supply Agreement dated as of October 8,
              1996 by and between the Registrant and Recordati.
10.18(2)+     Supply Agreement dated as of October 12, 1994 by and between the Registrant and Lyne Laboratories, Inc.
10.19(2)      Securities Purchase Agreement dated as of January 31, 1997 among the Registrant, Triumph-Connecticut Limited
              Partnership and the purchasers identified therein (the
              "Triumph Agreement").
10.20(2)      Waiver and Amendment to the Triumph Agreement dated as of
              March 13, 1997.
10.21(3)      Second Waiver and Amendment to the Triumph Agreement dated as of May 13, 1998.
10.22(2)      Series F Convertible Preferred Stock and Warrant Purchase
              Agreement dated as of June 28, 1996 between the Registrant and certain purchasers identified therein as amended by
              Amendment No. 1 dated as of June 28, 1996 and Amendment No.
              2 dated February 3, 1997.
10.23(2)      Form of Common Stock Purchase Warrant issued to Chestnut
              Partners, Inc. on February 28, 1997.
10.24(2)      Common Stock Purchase Warrant issued to Banque Paribas on
              February 28, 1997.
10.25(2)      Form of Common Stock Purchase Warrant with an exercise price of $.01 per share issued to designees of Bentley Securities on February 28, 1997.
10.26(2)      Form of Common Stock Purchase Warrant with an exercise price of $5.91 per share issued to designees of Bentley Securities on February 28, 1997.
10.27(2)+     Asset Purchase Agreement dated as of March 25, 1997, between the Registrant and Upsher-Smith (the "Asset Purchase
              Agreement"), which includes the form of Manufacturing
              Agreement between the Registrant and Upsher-Smith as Exhibit
              E thereto.
10.28(5)+     Addendum to Asset Purchase Agreement dated as of July 10,
              1997, between the Registrant and Upsher-Smith.
10.29(6)+     Promotion Agreement dated as of November 25, 1998, between the Registrant and Warner-Lambert Company.
10.30(7)      1999 Stock Incentive Plan.
10.31*        Amendment No. 1 dated as of March 15, 1999 to Clemente
              Employment Agreement.

  EXHIBIT
  NUMBER                        DESCRIPTION OF DOCUMENT
  -------                       -----------------------
10.32*        Financial Advisory Services Fee Arrangement dated as of May
              13, 1998 by and among Ascent Pediatrics, Inc., FS Private
              Investments LLC and BancBoston Ventures Inc. as amended by the Letter Agreement dated as of February 16, 1999.
10.33*        Agreement among the Registrant and the Purchasers (as
              defined in the May 1998 Securities Purchase Agreement) dated as May 26, 1999.
23.1          Consent of PricewaterhouseCoopers LLC, independent
              accountants.
23.2          Consent of KPMG Peat Marwick LLP.
23.3*         Consent of Adams, Harkness & Hill, Inc. (included in Annex
              C-1 to the proxy statement/prospectus which is a part of
              this Registration Statement).
23.4*         Consent of Hale and Dorr LLP (included in Exhibits 5.1 and
              8.1 of this registration statement).
24.1*         Powers of Attorney (included in the signature page of this
              Registration Statement).
99.1*         Form of the proxy card for the annual meeting of the
              Registrant.

---------------
(1) Incorporated herein by reference to the Exhibits to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission (the "Commission") on February 22, 1999.

(2) Incorporated herein by reference to the Exhibits to the Registrant's Registration Statement on Form S-1 (File No. 333-23319).

(3) Incorporated herein by reference to the Exhibits to the Registrant's Current Report on Form 8-K filed with the Commission on June 2, 1998.

(4) Management contract or compensatory plan or arrangement required to be filed as an Exhibit to this Registration Statement.

(5) Incorporated herein by reference to Exhibits to the Registrant's Current Report on Form 8-K filed with the Commission on July 25, 1997.

(6) Incorporated herein by reference to the Exhibits to the Registrant's Annual Report on Form 10-K filed with the Commission on March 31, 1999.

(7) Incorporated herein by reference to the 1999 Stock Incentive Plan of the Registrant included as Annex D to the proxy statement/prospectus which part of this Registration Statement.

 *  Previously filed.

 + Confidential treatment granted as to certain portions, which portions were omitted and filed separately with the Commission.